As filed with the Securities and Exchange Commission on October 9, 2007

Registration No. 333-144099

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 4

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AFFINION GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	16-1732155
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Connecticut Avenue

Norwalk, CT 06850

(203) 956-1000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Todd H. Siegel, Esq.

Executive Vice President and General Counsel

Affinion Group Holdings, Inc.

100 Connecticut Avenue

Norwalk, CT 06850

(203) 956-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Rosa A. Testani, Esq. Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, New York 10022 (212) 872-1000	Robert Evans III, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus (Subject to Completion)

Issued October 9, 2007

32,500,000 Shares

Affinion Group Holdings, Inc.

COMMON STOCK

Affinion Group Holdings, Inc. is offering shares of common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $15.00 and $17.00 per share.

We have applied to list our common stock on the New York Stock Exchange (“NYSE”) under the symbol “AFI.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 14.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Affinion Group Holdings, Inc.	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

The selling stockholders have granted the underwriters the right to purchase up to an additional 4,875,000 shares to cover over-allotments. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about             , 2007.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES

BANC OF AMERICA SECURITIES LLC	CITI

CREDIT SUISSE	BEAR, STEARNS & CO. INC.

GOLDMAN, SACHS & CO.	JPMORGAN

LEHMAN BROTHERS	UBS INVESTMENT BANK

                 , 2007

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or any other information to which we have referred you. None of us, our subsidiaries or the selling stockholders has authorized anyone to provide you with information different from that contained in this prospectus or any free writing prospectus. This prospectus and any free writing prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained in this prospectus or any free writing prospectus. If you receive any other information, you should not rely on it. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. The information contained in this prospectus and any free writing prospectus is accurate only as of its respective date, regardless of the date of delivery of this prospectus and the free writing prospectus or any sale of our common stock.

Dealer Prospectus Delivery Obligation

Until                     , 2007 (25 days after commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

Industry and Market Data

Industry and market data used throughout this prospectus were obtained from The Power of Direct Marketing: ROI, Sales, Expenditures, and Employment in the U.S., (2006-2007 Edition) and others. While we believe that our own research and estimates are reliable and appropriate, we have not independently verified such data nor have we made any representation as to the accuracy of such information. Unless otherwise indicated, all references to market share data appearing in this prospectus are as of December 31, 2006.

i

Trademarks

We have proprietary rights to a number of trademarks used in this prospectus which are important to our business, including Affinion Group, Affinion Benefits Group, Affinion International, Affinion Loyalty Group, AutoVantage, Buyers Advantage, CompleteHome, Enhanced Checking, HealthSaver, Hot-Line, NHPA, PrivacyGuard, Shoppers Advantage, Small Business Solutions, Travelers Advantage, Trilegiant and Wellness Extras. We have omitted the “®” and “™” trademark designations for such trademarks in this prospectus. Nevertheless, all rights to such trademarks named in this prospectus are reserved.

*    *    *    *    *

In this prospectus, except as otherwise indicated herein, or as the context may otherwise require (1) all references to “Affinion,” “we,” “our” and “us” refer collectively to Affinion Group Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries, including Affinion Group, (2) all references to “Affinion Group” refer to Affinion Group, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis after giving effect to the consummation on October 17, 2005 of the acquisition by Apollo (the “2005 Transactions”) but for periods prior to the 2005 Transactions, refer to the historical operations of its predecessor companies, (3) all references to “Cendant Corporation” and “Cendant” in this prospectus refer to Cendant Corporation, which changed its name to Avis Budget Group in August 2006, and its consolidated subsidiaries, particularly in the context of its business and operations prior to, and in connection with, our separation from Cendant and (4) all references to “fiscal year” are to the twelve months ended December 31 of the year referenced. In addition, a glossary of terms used in this prospectus to describe our business has been provided. See “Glossary.”

ii

PROSPECTUS SUMMARY

This summary highlights information about Affinion Group Holdings, Inc. and the offering contained elsewhere in this prospectus. It is not complete and may not contain all the information that may be important to you. You should read this entire prospectus carefully before making an investment decision, including the information presented under the heading “Risk Factors” and the consolidated and combined financial statements and the related notes thereto.

Our Company

We are a leading global provider of comprehensive marketing services and loyalty programs to many of the largest and most respected companies in the world. We partner with these leading companies to develop customized marketing programs that provide valuable products and services to their end customers using our creative design and product development capabilities. These products and services enable our marketing partners to strengthen their customer relationships as well as generate significant incremental revenue, generally in the form of commission payments paid by us. We have substantial expertise in deploying various types of media, such as direct mail and the Internet, and bundling unique benefits to offer valuable products and services to the end customers of our marketing partners on a highly targeted basis. We provide credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty programs, various checking account and credit card enhancement services and other products and services. We believe we are a market leader in each of our product areas and that our portfolio of products and services is the broadest in the industry. Our scale, combined with our nearly 35 years of experience, unique proprietary database, proven marketing techniques and strong marketing partner relationships, position us to perform well and grow in a variety of market conditions.

Our comprehensive marketing services and loyalty programs include:

•	marketing strategy development and management of customized marketing programs;

•	data analysis utilizing our proprietary technology and databases to target customers most likely to value our products and services;

•	design and implementation of marketing campaigns in various types of media including direct mail, online marketing, point-of-sale marketing and telemarketing;

•	development of customized and relevant products and services;

•	fulfillment, customer service and website development; and

•	loyalty program design and administration.

Our business model is characterized by substantial recurring revenues, strong operating margins and significant cash flow. We structure our contractual relationships with our marketing partners to support our strategy of pursuing the most profitable opportunities for our marketing expenditures. We generate revenues primarily through the sale of our value-added subscription-based products and services to the end customers of our marketing partners and customers who we bill on a monthly, quarterly or annual basis. We also generate revenues directly from our marketing partners that choose to market our products and services to their customers directly and typically pay us a monthly fee per participant. The amount of the fees varies depending on the products and services that we offer. As a result, a substantial portion of our revenues consists of subscription payments and service fees that are recurring in nature. Revenue from our existing customer base has historically generated over 80% of our next twelve months net revenue.

As of June 30, 2007, we had approximately 3,100 employees in the U.S. and 10 other countries, primarily in Europe. Of these employees, over 70% are in the U.S., approximately 15% are in the U.K. and the remainder are in Europe and South Africa. For the year ended December 31, 2006, we had net revenues of $1.1 billion and adjusted EBITDA of $264 million.

Our Business

We seek to address the needs of three primary parties in developing and implementing our marketing and loyalty programs: (1) Affinity Partners, which are our marketing partners, (2) Customers, which are the end customers of our affinity partners who subscribe to one or more of our programs and (3) Vendors, which are the third-party vendors who provide components for our products and services.

•

Affinity Partners: Our affinity partners are many of the leading companies in the United States and Europe. They enter into agreements with us to (1) develop customized marketing programs that leverage their brand names and, in many instances, utilize their payment vehicles (such as credit cards) and (2) offer products and services that appeal to their customers. Our affinity partners value our services because we enhance their customer relationships, promote their brands and provide them with incremental revenue with minimal risk because we often bear the costs of marketing and servicing these programs. We believe that we implement our programs more effectively than a typical affinity partner can operate a stand-alone program, which allows our affinity partners to focus on their core businesses. As of June 30, 2007, we had more than 5,200 affinity partners in a variety of industries including financial services, retail, travel, telecommunications, utilities and the Internet. Some of our leading affinity partners include JPMorgan Chase, Bank of America, HSBC, Société Générale,

CompUSA, Choice Hotels, GMAC, Staples, 1-800-FLOWERS and Priceline. By providing services directly to the end customers of our affinity partners, we become an important part of our affinity partners’ businesses. Many of our affinity partners have been marketing with us for over ten years.

•

Customers: Our customers value participation in our programs because of the attractive benefits we provide at a reasonable price, the ease of use of our products and the high level of service we deliver. Depending on the nature of the relationship we have with a given affinity partner, customers either purchase our programs and services directly from us or are provided our services through our affinity partner. Our top ten U.S. affinity partners and their end customers generated approximately 75% of our U.S. membership revenue in 2006. As of June 30, 2007, we had almost 70 million customers enrolled in our programs worldwide.

•

Vendors: We contract with a large number of third-party vendors to provide components for many of our products and services. Our vendors value their relationships with us because we provide them with significant incremental revenue through unique and complementary marketing channels. Generally, our relationships with key vendors are governed by long-term contracts. By combining the services of our vendors with our in-house capabilities, we are able to offer 30 core products and services with over 300 unique benefits and support approximately 5,000 versions of products and services representing different combinations of pricing, benefit configurations and branding.

We organize our business into two operating units:

•	Affinion North America. Affinion North America comprises our Membership, Insurance and Package, and Loyalty product operations in North America.

•

Membership Products. We design, implement and market membership programs that provide members with access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement as well as personal protection benefits and value-added services including credit monitoring and identity-theft resolution services.

•	Insurance and Package Products. We market AD&D and other insurance programs and design and provide checking account enhancement programs to financial institutions.

•

Loyalty Products. We design, implement and administer points-based loyalty programs and, as of June 30, 2007, managed approximately 448 billion points with an estimated redemption value of over $4.4 billion for financial, travel, auto and other companies. We also provide enhancement benefits to major financial institutions in connection with their credit and debit card programs.

•

Affinion International. Affinion International comprises our Membership, Package and Loyalty product operations outside North America. We expect to leverage our current Western European operational platform to expand our range of products and services, develop new affinity partner relationships in various industries and grow our geographical footprint.

Our Market Opportunity and Competitive Strengths

We focus our marketing solutions on affinity direct marketing, which is a subset of the larger direct marketing industry. We believe that marketing associated with well-known brands of leading, well-respected companies provides a significant advantage over other forms of direct marketing. Affinity direct marketing provides us access to our affinity partners’ large bases of customers and generally results in higher customer receptiveness as consumers recognize and trust our affinity partners’ brands. In addition, using our affinity partners’ logos and trademarks in our marketing materials provides consumers with additional assurances and validation as to the quality of the program or service we are offering.

We attribute our success and competitive advantage in providing comprehensive marketing services and loyalty programs to our ability to leverage a number of key strengths, including:

Proprietary Technology, Models and Databases. We believe our database of previous customer contacts, with more than 1 billion unique records, is the largest and most comprehensive in the industry. We track the performance of all of our marketing campaigns across all different media and measure consumer preferences, response rates, and other performance and profitability data while adhering to the highest standards of consumer data protection and privacy. We utilize this data to develop highly targeted, individualized marketing programs across multiple media and product offerings for each affinity partner with the goal of strengthening customer relationships and more precisely identifying types of consumers likely to find our products and services of value. We believe our proprietary database cannot be replicated, increases the efficiency of our marketing, enhances the profitability of our marketing expenditures, and allows us to continue to secure and maintain long-term relationships with affinity partners.

Expertise in Various Marketing Methods and Types of Media. We have conducted more than 57,000 direct marketing campaigns over the last ten years. We utilize a variety of media to market our programs and services, including direct mail, online marketing, point-of-sale marketing, inbound telemarketing, outbound telemarketing and voice response unit marketing. We operate a full-service creative agency with expertise in utilizing a wide variety of customer acquisition media with special emphasis on growing our online capabilities. We believe that our expertise provides our affinity partners substantial flexibility in managing and enhancing their customer relationships and provides superior returns on our marketing expenditures.

Product Management and Development Capability. We manage a broad range of membership, package and insurance products that we market to the end customers of our affinity partners. Our products are designed to address consumer needs and incorporate a range of lifestyle and protection benefits related to insurance, travel, health care, identity theft resolution, entertainment, shopping and loyalty rewards, among other things. We continually research, develop and test new products and benefits that are relevant to consumers and build loyalty and value for our affinity partners. We believe that our ability to customize products utilizing the broad range of benefits that we provide enables us to better meet the complex and highly specialized needs of our affinity partners and their end customers. We believe that our ability to identify and successfully enter new product and growth areas is a key competitive advantage and we will continue to seek new opportunities to expand the range of our proprietary product offerings.

Strong, Long-Term Relationships with Affinity Partners. We have a long history of providing comprehensive marketing services and loyalty programs to leading companies in the U.S. and Europe, and we believe that the strength and breadth of our relationships with affinity partners provide us with a competitive advantage in maintaining stable, diversified and predictable sources of revenue. Our relationships span a wide variety of industries, such as financial, retail, travel, telecommunications, utilities, Internet and other media and include 17 of the top 20 U.S. credit card issuers, 17 of the top 20 U.S. debit card issuers, 7 of the top 10 U.S. mortgage companies and 12 of the top 20 European retail banks. We believe that our strong network of affinity partner relationships, together with our success in delivering custom, revenue enhancing marketing programs, will enable us to continue to grow our business and generate new affinity partner relationships.

Diversified, Global Marketing Platform. In late 2004, we integrated certain operations which allowed us to provide our marketing solutions on a global basis to better serve our affinity partners who may have operations and customers in multiple countries. We benefit from the substantial synergies generated across all of our operations, including the ability to leverage our marketing and product expertise. We believe that our ability to focus our business development and marketing expenditures on our most profitable marketing opportunities in the most attractive markets, media and industries, domestically and internationally, is a key advantage that allows us to maximize our profitability and cash flows.

Attractive Operating Model with Significant Free Cash Flow Generation. We collect a substantial majority of our revenues on a recurring basis from our affinity partners and their end customers. Our business requires very little capital to support our growth, and annual capital expenditures typically represent a small percentage of revenues. In addition, we benefit from certain tax attributes under §338(h)(10) of the Internal Revenue Code that will reduce our cash taxes in the future and further enhance our ability to generate strong, recurring cash flows. Tax deductions under this provision amounted to approximately $1.6 billion in the aggregate as of December 31, 2006 and are expected to result in deductions of up to approximately $120 million per year for the next thirteen years. Consequently, we benefit from high predictability in the operation of our business, low volatility in our revenues and earnings, and enhanced ability to manage our business, service our indebtedness and pay dividends to stockholders. Since the 2005 Transactions, we have made $180 million in voluntary prepayments on our indebtedness from operating cash flows.

Committed and Experienced Management Team. We believe that our senior management and our talented and experienced professionals are a principal reason why we have achieved significant success in all of our businesses. Each of our senior executives, with the exception of our chief financial officer who recently joined us, has at least six years of experience with Affinion. Led by our president and chief executive officer, Nathaniel J. Lipman, who has been with us for over eight years, our senior executives have a combined 40 years of experience with Affinion. We believe that the extensive experience and financial acumen of our management and marketing professionals provide us with a significant competitive advantage.

Our Business Strategy

Our strategy is to pursue initiatives that maintain and enhance our position as a leading provider of comprehensive marketing services and loyalty programs to our affinity partners and to focus on attractive opportunities that will increase our profitability and cash flows. Key elements of our strategy are:

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Continue to Optimize Marketing Investment. We will continue to optimize the allocation of our marketing expenditures across all of our products and geographic regions in order to maximize the returns on each marketing campaign. We target minimum returns on investment for all of our marketing expenditures, incorporating the expected revenues, persistency, commission rates and servicing and other variable costs for those customers who respond. Our goal is to maximize the average contribution per customer over the lifetime of that customer relationship, which we expect will maximize the growth of our cash flows though the aggregate number of customers we serve may grow at a slower rate or decline. For example, in the past five years we have grown the average revenue per member in our membership business at a compound annual rate of 16.9%, from $36.54 in 2002 to $68.15 in 2006.

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Grow Our International Operations. We believe that we are well positioned to provide our affinity partners with comprehensive offerings on a global basis. We intend to grow our international retail membership operations by leveraging our significant U.S. experience to offer membership products similar to existing U.S. membership products to the end customers of our European affinity partners. In addition, we expect to grow our European package business through unique product offerings, enhanced customer services and delivery of benefits. We also plan to expand our operations into new countries and geographic regions.

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Continue to Execute Our Online Strategy for Customer Acquisition and Fulfillment. We will continue to pursue our strategy of leveraging the Internet for customer acquisition and fulfillment in order to capitalize on the increasing penetration and usage rates of the Internet. We believe this media has superior growth potential, driven in part by the growing acceptance of online banking and online transactions generally, and will provide opportunities to lower our servicing costs and increase our profitability.

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Continue to Focus on New Program Development. We continually develop and test new programs to identify consumer trends that can be converted into revenue-enhancing opportunities. We will also consider acquisitions of new and complementary products and technology to further enhance our offerings and generate additional revenue.

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Grow our Strategic Consulting and Creative Services Offerings. We intend to further leverage our marketing services capabilities to provide marketing strategy, creative development, modeling and database management, campaign execution and other services to our affinity partners and other third parties on a fee-for-service basis. We believe these services will generate high-margin revenues and complement our existing marketing solutions.

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Expand Our Range of Affinity Partners. We believe there are substantial opportunities to increase our presence in the retail, travel, Internet, cable, telecom and utilities industries, in both North America and Europe.

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Leverage Best Practices for Growth and Acquisitions. We intend to capitalize on the significant opportunities created by our business integration to apply best practices and cross-sell products and services across business lines and geographical regions. We will consider acquisitions of selected companies to enhance our scale and market share.

Risk Factors

Despite our competitive strengths summarized above and discussed elsewhere in this prospectus, participating in this offering involves substantial risk. In addition, our ability to execute our business strategy is subject to certain risks. Before you participate in this offer, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors” beginning on page 13.

For example, the following key risks may cause us not to realize the full benefits of our competitive strengths or may cause us to be unable to successfully execute all or part of our business strategy or may materially adversely affect our business, financial condition, results of operations or ability to pay dividends.

•	Substantial Indebtedness. We are a highly leveraged company. As of June 30, 2007, we had approximately $1,705.5 million principal amount of outstanding indebtedness. Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making payments on our indebtedness. We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful. Despite our substantial indebtedness, we may still be able to incur significantly more debt.

•	Concentration Risk. We derive a substantial amount of our revenue from the members and end-customers we obtained through only a few of our affinity partners. If we were to lose one or more of our agreements with our affinity partners, we would lose access to prospective members and end-customers and could lose sources of revenue.

•	Competition Risk. Our business is highly competitive. We may be unable to compete effectively with other companies in our industry that have financial or other advantages and increased competition could lead to reduced market share, a decrease in margins and a decrease in revenue.

•	Regulatory Risk. Our business is increasingly subject to U.S. and foreign governmental regulation, which could impede our ability to market our programs and services and reduce our profitability. In addition, we are subject to legal actions that could have a negative impact on our financial condition, results of operations, cash flows or reputation.

•	Limited Stand-Alone Operating History. Prior to the closing of the 2005 Transactions, we had no operating history as an independent company. The financial information of our Predecessor in this prospectus may not be reflective of our operating results and financial condition as a separate, stand-alone entity.

•	Control by Apollo. As discussed below, upon the closing of this offering, approximately 62.6% of our common stock will be held by investment funds affiliated with Apollo. As a result, Apollo will, among other things, control us and have the power to elect all of the members of our board of directors. Apollo’s interests may differ from your interests as a holder of our common stock.

Principal Stockholder

We were acquired by funds affiliated with Apollo Management, L.P. (“Apollo”) from Cendant on October 17, 2005. Apollo Management, L.P., founded in 1990, is a leader in private equity, debt and capital markets investing. Since its inception, Apollo has invested over $16 billion in companies representing a wide variety of industries, both in the United States and internationally. Apollo is currently investing its sixth private equity fund, Apollo Investment Fund VI, L.P., which, along with related co-investment entities, represents approximately $12 billion of capital. Companies owned or controlled by Apollo Management, L.P. and affiliates or in which Apollo Management L.P. and affiliates have a significant equity investment include, among others, AMC Entertainment, Berry Plastics, Goodman Global, Hexion Specialty Chemicals, Metals USA, Momentive Performance Materials, Noranda Aluminum, Realogy Corporation, Rexnord Holdings, Inc. and Verso Paper.

After the consummation of this offering, Apollo will beneficially own approximately 63.7% of our common stock, assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise in full their over-allotment option, Apollo will beneficially own approximately 58.9% of our common stock. As a result, Apollo will continue to have the power to elect all of our directors. Therefore, Apollo will have the ability to prevent any transaction that requires the approval of our board of directors or stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. Apollo will continue to be able to significantly influence or effectively control our decisions.

Corporate Information

We are a Delaware corporation formed in July 2005 and are a holding company whose assets consist of the capital stock of our direct subsidiaries. Our headquarters and principal executive offices are located at 100 Connecticut Avenue, Norwalk, Connecticut 06850 and our telephone number is (203) 956-1000. Our website address is www.affiniongroup.com. Information contained on our website does not constitute a part of this prospectus.

The Offering

Common stock offered by us	32,500,000 shares

Common stock to be outstanding after this offering before underwriters’ over-allotment option is exercised	92,228,725 shares

The underwriters’ over-allotment option to purchase additional common stock from the selling stockholders	4,875,000 shares

Common stock to be outstanding if the underwriters’ over-allotment option is exercised in full (584,359 shares of which will be newly issued shares upon exercise of the warrants)	92,813,084 shares

Listing	We have applied to list our common stock on the NYSE under the trading symbol “AFI.”

Dividends

We intend to pay quarterly cash dividends on our common stock at an annual rate initially equal to $0.64 per share (or a quarterly rate initially equal to $0.16 per share) for the twelve months following this offering (assuming an offering price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus). We intend to pay quarterly dividends on our stock beyond the twelve months following this offering, but the rate at that time may differ from the initial rate. We intend to pay our first quarterly dividend in the first quarter of 2008 in respect of the prior quarter, but may be delayed as a result of the provisions of our credit agreements, indentures and other limitations. The first quarterly dividend payment will be prorated based on the number of days that have elapsed since the consummation of this offering. The declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. See “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Contractual Obligations and Commitments,” “Description of Certain Indebtedness,” and “Description of Capital Stock—Common Stock.”

Use of proceeds

We intend to use the net proceeds received by us in this offering to redeem all of our outstanding preferred stock, to repay certain indebtedness, to pay the termination fee under our consulting agreement with Apollo and for general corporate purposes. We will not receive any proceeds from the sale of our common stock by the selling stockholders if the underwriters exercise their option to purchase additional shares.

Except as otherwise indicated, all information in this prospectus

•	assumes no exercise of the underwriters’ over-allotment option;

•	gives effect to the stock split of 2.1 to 1 effected on September 21, 2007;

•

does not give effect to 622,889 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2007, at a weighted average exercise price of $1.43 per share, that are exercisable as of September 20, 2007;

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does not give effect to 3,935,560 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2007, at a weighted average exercise price of $1.43 per share, that are not exercisable as of September 20, 2007;

•	does not give effect to the exercise of all outstanding warrants at an exercise price of $10.38 per share which are exercisable for up to 4,437,170 shares of common stock; and

•	assumes 10,000,000 shares of common stock available for future issuance under our 2007 Stock Award Plan.

Summary Historical Consolidated and Combined Financial Data

The following table presents our summary historical consolidated and combined financial data. This information is only a summary and should be read in conjunction with, and is qualified by reference to, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated and combined financial statements and the notes thereto included elsewhere herein.

Our consolidated balance sheet data as of December 31, 2006 and 2005, and our consolidated statements of operations data and cash flows data for the year ended December 31, 2006 and the period October 17, 2005 to December 31, 2005 and the combined statements of operations data and cash flows data of the Predecessor for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004 are derived from our audited consolidated and combined financial statements and the notes thereto included elsewhere herein. The combined balance sheet data as of December 31, 2004 and 2003 and the combined statements of operations data and cash flows data for the years ended December 31, 2003 and 2002 have been derived from the audited combined financial statements of the Predecessor and the combined balance sheet data as of December 31, 2002 have been derived from the unaudited combined balance sheet of the Predecessor, none of which are included herein. See “Selected Historical Financial and Other Data.”

Our consolidated balance sheet data as of June 30, 2007 and our consolidated statements of operations data and cash flows data for the six months ended June 30, 2007 and 2006 are derived from our unaudited condensed consolidated financial statements and notes thereto included elsewhere herein. These unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated and combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

For purposes of this prospectus, we have described our segment performance measure as “Segment EBITDA.” Segment EBITDA consists of income (loss) from operations before depreciation and amortization.

	The Predecessor				The Company
	Years Ended December 31,			For the Period January 1, 2005 to October 16, 2005	For the Period October 17, 2005 to December 31, 2005(1)	For the Year Ended December 31, 2006	For the Six Months Ended June 30,
	2002	2003	2004				2006	2007
	(in millions, except per share data)
Consolidated and Combined Statements of Operations Data:
Net revenues	$1,458.4	$1,443.7	$1,530.9	$1,063.8	$134.9	$1,137.7	$510.2	$653.8

Expenses:
Marketing and commissions(2)	698.6	683.7	665.3	515.0	87.1	580.9	273.6	303.6
Operating costs	409.6	379.5	383.3	315.0	48.7	326.1	157.2	171.6
General and administrative	112.5	115.7	185.0	134.5	20.2	107.1	55.4	63.7
Gain on sale of assets	—	—	(23.9)	(4.7)	—	—	—	—
Goodwill impairment	—	—	—	—	—	15.5	—	—
Depreciation and amortization	45.3	44.5	43.9	32.3	84.5	396.8	208.2	159.2

Total expenses	1,266.0	1,223.4	1,253.6	992.1	240.5	1,426.4	694.4	698.1

Income (loss) from operations	192.4	220.3	277.3	71.7	(105.6)	(288.7)	(184.2)	(44.3)
Interest income	3.2	2.0	1.7	1.9	1.3	5.7	2.9	2.7
Interest expense(3)	(15.5)	(14.1)	(7.3)	(0.5)	(34.7)	(163.0)	(81.3)	(89.8)
Other income (expense), net	(14.0)	6.7	0.1	5.9	—	—	—	(31.0)

Income (loss) before income taxes and minority interests	166.1	214.9	271.8	79.0	(139.0)	(446.0)	(262.6)	(162.4)
Income tax (expense) benefit	(116.6)	(71.3)	104.5	(28.9)	—	(6.3)	(0.4)	(2.7)
Minority interests, net of tax	—	0.7	0.1	—	(0.1)	(0.3)	(0.2)	(0.1)

Income (loss) before cumulative effect of accounting change	49.5	144.3	376.4	50.1	(139.1)	(452.6)	(263.2)	(165.2)
Cumulative effect of accounting change, net of tax	(143.7)	—	—	—	—	—	—	—

Net income (loss)	$(94.2)	$144.3	$376.4	$50.1	$(139.1)	$(452.6)	$(263.2)	$(165.2)

Weighted average shares outstanding:
Basic					59.5	59.7	59.8	59.7
Diluted					59.5	59.7	59.8	59.7
Net income (loss) per share:
Basic					$(2.34)	$(7.58)	$(4.40)	$(2.77)
Diluted					(2.34)	(7.58)	(4.40)	(2.77)
Cash distributions declared per common share(4)					—	—	—	$4.03
Consolidated and Combined Balance Sheet Data (at period end):
Cash and cash equivalents (excludes restricted cash)	$86.2	$63.2	$22.5	n/a	$113.8	$84.7		$30.8
Working capital deficit	(450.3)	(463.9)	(322.4)	n/a	(90.3)	(249.1)		(287.6)
Total assets	1,335.0	1,246.6	1,158.5	n/a	2,200.7	1,889.9		1,705.6
Total debt	140.4	131.2	31.6	n/a	1,491.0	1,408.4		1,705.5
Mandatorily redeemable preferred stock	—	—	—	n/a	83.2	97.4		25.1
Stockholders’/combined equity (deficit)	123.7	115.6	293.6	n/a	153.4	(282.1)		(685.5)
Consolidated and Combined Cash Flows Data:
Net cash provided by (used in):
Operating activities(5)	$32.6	$145.5	$261.1	$106.5	$30.8	$107.4	$24.1	$16.7
Investing activities	(38.2)	(5.6)	(2.3)	(39.5)	(1,640.1)	(44.4)	(9.0)	(12.1)
Financing activities	(10.4)	(165.6)	(301.5)	(23.4)	1,723.6	(94.5)	(48.6)	(58.6)
Other Financial Data:
Segment EBITDA(6)	$237.7	$264.8	$321.2	$104.0	$(21.1)	$108.1	$24.0	$114.9
Capital expenditures	42.5	20.8	25.8	24.0	9.0	29.1	11.1	11.4

(1)	The amounts shown reflect, among other things, the purchase accounting adjustments made in the 2005 Transactions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Overview of 2005 Historical Operating Results.”
(2)

As discussed in Note 2 to the consolidated and combined financial statements included elsewhere herein, the Predecessor previously deferred costs which varied with and were directly related to acquiring new insurance business on its combined balance sheets as deferred acquisition costs to the extent such costs were deemed recoverable from future cash flows. These costs were amortized as marketing expense over a 12-year period using a declining balance method generally in proportion to the related insurance revenue, which amortization was based on attrition rates associated with the approximate rate that insurance revenues collected from customers decline over time. Amortization of deferred acquisition costs commenced upon recognition of the related insurance revenue. Immediately following the 2005 Transactions, we began expensing such costs as they are incurred. The acquisition costs incurred and capitalized by the Predecessor totaled approximately $57.2 million, $62.1 million and $58.9 million for the years ended December 31, 2002, 2003 and 2004, respectively, and $37.1 million for the period from January 1, 2005 to October 17, 2005. The Predecessor’s amortization expense of deferred acquisition costs was $31.0 million, $29.1 million and $43.7 million for the years ended December 31, 2002, 2003 and 2004, respectively, and $42.0 million for the period from January 1, 2005 to October 17, 2005. We incurred and expensed acquisition costs that totaled $12.6 million for the period from October 17, 2005 to December 31, 2005, $57.4 million for the year ended December 31, 2006 and $30.4 million and $28.2 million, respectively, for the six months ended June 30, 2006 and 2007.

(3)	After giving effect to this offering and the application of the net proceeds to us therefrom assuming an initial offering price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus, our interest expense would have been $142.2 million and $69.2 million for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively. A $1.00 change in the initial offering price per share would change our interest expense by $2.4 million for the year ended December 31, 2006 and by $1.2 million for the six months ended June 30, 2007.
(4)	The January 2007 dividend was declared when we had an accumulated deficit. Accordingly, the dividend was charged as a reduction of capital in excess of par value.
(5)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in the indentures governing Affinion Group’s senior notes and senior subordinated notes to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP, and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

Set forth below is a reconciliation of net cash provided by operating activities to Adjusted EBITDA.

	Year Ended December 31, 2006	Twelve Months Ended June 30, 2007(a)
	(in millions)
Net cash provided by operating activities	$107.4	$100.0
Interest expense, net	157.3	166.0
Income tax expense	6.3	8.6
Preferred stock dividend and accretion	(14.2)	(10.0)
Amortization of favorable and unfavorable contracts	(3.1)	(1.6)
Amortization of debt discount and financing costs	(15.9)	(6.9)
Unrealized gain (loss) on interest rate swap	1.7	(2.7)
Deferred income taxes	(3.4)	(6.6)
Changes in assets and liabilities	(103.9)	(27.3)
Effect of the 2005 Transactions, reorganizations, certain legal costs, and net cost savings(b)	125.5	42.1
Other, net(c)	6.3	11.0

Adjusted EBITDA	$264.0	$272.6

a.	Represents consolidated financial data for the year ended December 31, 2006, minus consolidated financial data for the six months ended June 30, 2006, plus consolidated financial data for the six months ended June 30, 2007.
b.	Eliminates the effect of the 2005 Transactions, prior business reorganizations, non-recurring revenue and gains, legal expenses for certain legal matters, and certain severance costs.
c.	Eliminates the stock-based compensation incurred in connection with the January 2007 special dividend, non-recurring Sarbanes-Oxley implementation costs, a $2 million annual consulting fee paid to Apollo and certain other costs.

(6)	Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP, and our Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of our operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net income (loss) to Segment EBITDA.

	The Predecessor			The Company
	Years Ended December 31,			Pro Forma Year Ended December 31, 2005(a)	Year Ended December 31, 2006	Six Months Ended June 30,
	2002	2003	2004			2006	2007
	(in millions)
Net income (loss)	$(94.2)	$144.3	$376.4	$(445.6)	$(452.6)	$(263.2)	$(165.2)
Interest (income) expense, net	12.3	12.1	5.6	161.7	157.3	78.4	87.1
Income tax expense (benefit)	116.6	71.3	(104.5)	4.1	6.3	0.4	2.7
Minority interests, net of tax	—	(0.7)	(0.1)	0.1	0.3	0.2	0.1
Other (income) expense, net	14.0	(6.7)	(0.1)	(5.9)	—	—	31.0
Depreciation and amortization	45.3	44.5	43.9	407.4	396.8	208.2	159.2
Cumulative effect of accounting change, net of tax	143.7	—	—	—	—	—	—

Segment EBITDA	$237.7	$264.8	$321.2	$121.8	$108.1	$24.0	$114.9

a.	Represents the pro forma results for the Predecessor and the Company for 2005.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth below as well as the other information in this prospectus before investing in our common stock, or deciding whether you will or will not participate in this offering. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to our Business

We are a holding company and rely on dividends and other payments, advances and transfers of funds from our subsidiaries to meet our dividend and other obligations.

We have no direct operations and no significant assets other than ownership of 100% of the stock of Affinion Group. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in the Affinion Credit Facility, the Affinion Group Credit Facility, the indentures governing Affinion Group’s 10 1/8 % Senior Notes and 11 1/2% Senior Subordinated Notes and other agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt.

We are a highly leveraged company. As of June 30, 2007, we had approximately $1,705.5 million principal amount of outstanding indebtedness. Although our annual debt service payment obligations, exclusive of capital lease obligations, do not include any required principal repayments until 2012, after giving effect to this offering and the application of the net proceeds to us (assuming an initial public offering price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus), our estimated 2007 debt service payments will be approximately $156.5 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Contractual Obligations and Commitments.” Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations. If we are unable to meet our expenses, debt service obligations and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations.

Our substantial indebtedness could have important consequences, including the following:

•	it may limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes, such as marketing spend;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

Furthermore, our interest expense could increase if interest rates increase because all of the debt under the Affinion Credit Facility and the Affinion Group Credit Facility is variable-rate debt.

The terms of the Affinion Credit Facility, the Affinion Group Credit Facility and the indentures governing the 10 1/8% Senior Notes and 11 1/2% Senior Subordinated Notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The terms of the Affinion Credit Facility, the Affinion Group Credit Facility and the indentures governing Affinion Group’s $314.0 million aggregate principal amount of 10 1 /8% Senior Notes due 2013, which we refer to as the 10 1/8% Senior Notes, and Affinion Group’s $355.5 million aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2015, which we refer to as the 11 1/2% Senior Subordinated Notes, contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability, or the ability of our subsidiaries, to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, the Affinion Group Credit Facility requires Affinion Group to maintain certain financial ratios. As a result of these covenants, we will be limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

If we fail to comply with the covenants contained in our credit facilities an event of default, if not cured or waived, could result under our credit facilities, and the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•

could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and could proceed against the collateral securing our credit facilities; and

•	could require us to apply all of our available cash to repay these borrowings;

any of which could result in an event of default under the 10 1/8% Senior Notes and the 11 1/2% Senior Subordinated Notes.

If the indebtedness under the Affinion Credit Facility, the Affinion Group Credit Facility, the 10 1/8% Senior Notes or the 11 1/2 % Senior Subordinated Notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

We have limited history as a stand-alone company and have experienced net losses as an independent company.

Prior to the closing of the 2005 Transactions, we had no operating history as an independent company. Prior to the 2005 Transactions, we relied on certain operational resources of Cendant. As a result of the 2005 Transactions, we no longer had access to the borrowing capacity, cash flow and assets of Cendant, including cash management. We were also required to enter into new operating and other agreements with Cendant. See “Certain Relationships and Related Party Transactions.” Since the closing of the 2005 Transactions, we have had a history of net losses. For the years ended December 31, 2005 (on a pro forma basis) and December 31, 2006, we had net losses of $445.6 million and $452.6 million, respectively. For the six months ended June 30, 2007, we had a net loss of $165.2 million. We expect to report a net loss in 2007. We cannot assure you that we will not continue to report net losses in future periods. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources.”

The historical combined financial information included in this prospectus for periods prior to October 17, 2005 is derived from the historical consolidated financial statements of Cendant. The preparation of this information is based on certain assumptions and estimates including corporate allocations of costs from Cendant. This information may not necessarily reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

As part of the 2005 Transactions, we made a special tax election referred to as a “338(h)(10) election” with respect to the companies constituting the Predecessor. Under the 338(h)(10) election, the companies constituting the Predecessor were deemed for U.S. federal income tax purposes to have sold and repurchased their assets at fair market value. By adjusting the tax basis in such assets to fair market value for U.S. federal income tax purposes, the aggregate amount of our tax deductions for depreciation and amortization increased, which we expect to reduce our cash taxes in the future. We expect that tax deductions attributable to the 338(h)(10) election to be up to approximately $120 million per year for the next thirteen years. However, our ability to utilize these deductions in any taxable period will be limited by the amount of taxable income we earn in such period. In addition, pursuant to Section 382 of the Internal Revenue Code, if we undergo an “ownership change” (generally defined as a greater than 50% change (by value) in our stock ownership within a three-year period), our ability to use our pre-change net operating loss carryforwards (including those attributable to the 338(h)(10) election) and certain other pre-change tax attributes to offset our post-change income may be limited. Similar rules and limitations may apply for state tax purposes as well. The rules under Section 382 are highly complex, and we cannot give you any assurance that the offering and related transactions, or subsequent transfers of our stock, will not trigger an “ownership change” and cause such limitation to apply.

As an independent public company we expect to expend additional time, money, and resources to comply with rules and regulations that do not currently apply to us, including the requirements of Section 404 of the Sarbanes-Oxley Act and failure to comply with these rules and regulations in a timely manner or adequately may subject us to sanctions by regulatory authorities.

As an independent public company, the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, as well as the rules of the NYSE, require us to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these public company obligations will increase our legal and financial compliance costs and place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems.

In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and determine the effectiveness of our internal control over financial reporting for our annual report for fiscal 2008. Our 2006 financial statement audit was significantly less in scope than an integrated audit pursuant to Section 404 of the

Sarbanes-Oxley Act. A financial statement audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal controls. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions to implement the requirements relating to internal controls and all other aspects of Section 404 or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NYSE. Any such action could adversely affect our financial results or investors’ confidence in us and could cause our stock price to fall. In addition, the controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC and the NYSE. If we fail to develop and maintain effective controls and procedures, we may be unable to provide financial information in a timely and reliable manner, subjecting us to sanctions and harm to our reputation. Further, the actual costs of implementing the necessary policies and procedures could exceed our current estimates, which could have an adverse effect on our financial condition, results of operations and cash flows.

We must replace the customers we lose in the ordinary course of business and if we fail to do so our revenue may decline and our customer base will decline.

We lose a substantial number of our customers each year in the ordinary course of business. The loss of customers may occur due to numerous factors, including:

•	changing customer preferences;

•	competitive price pressures;

•	general economic conditions;

•	customer dissatisfaction;

•	credit or debit card holder turnover; and

•	affinity partner and customer turnover.

Additionally, we expect to continue to see a net loss of members and end customers as we continue our strategy to focus on overall profitability and generating higher revenue from each member rather than the size of our member base. Failure to obtain new customers who produce revenue at least equivalent to the revenue from the lost customers would result in a reduction in our revenue as well as a decrease in the number of our customers. Because of the large number of customers we need to replace each year, there can be no assurance that we can successfully replace them. In addition, even if we are successful in adding new customers to replace lost revenues, our profitability may still decline. See “—Our profitability depends on members and end customers continuing their relationship with us. Increased loss of customers could impair our profitability.”

We depend on various third-party vendors to supply certain products and services that we market. The failure of these vendors to provide these products or services could result in customer dissatisfaction and harm our business and financial condition.

We depend on various third-party vendors to supply the products and services that we market. Many of our third-party vendors are independent contractors. As a result, the quality of service they provide is not entirely within our control. If any third-party vendor were to cease operations, or terminate, breach or not renew its contract with us, or suffer interruptions, delays or quality problems, we may not be able to substitute a comparable third-party vendor on a timely basis or on terms favorable to us. With respect to the insurance programs that we offer, we are dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals. If we are required to use an alternative insurance carrier, it may materially increase the time required to bring an insurance related product to market. As we are generally obligated to continue providing our products and services to our customers even if we lose a third-party vendor, any disruption in our product offerings could harm our reputation and result in customer dissatisfaction. Replacing existing third-party vendors with more expensive third-party vendors could increase our costs and reduce our profitability.

We derive a substantial amount of our revenue from the members and end customers we obtained through only a few of our affinity partners. If one or more of our agreements with our affinity partners were to be terminated or expire, or one or more of our affinity partners were to reduce the marketing of our services, we would lose access to prospective members and end customers and could lose sources of revenue.

Although we market our programs and services through over 5,200 affinity partners, we derive a substantial amount of our net revenue from the customers we obtained through only a few of these affinity partners. For the year ended December 31, 2006, we derived more than half of our net revenues from members and end customers we obtained through 10 of our affinity partners. Our two largest affinity partners, JPMorgan Chase and Bank of America, and their end customers accounted for 16.0% and 12.9%, respectively, of total revenues for the year ended December 31, 2006. See “Business—Affinity Partners.”

Many of our key affinity partner relationships are governed by agreements that may be terminated without cause by our affinity partners upon notice of as few as 90 days without penalty. Some of our agreements may be terminated by our affinity partners upon notice of as few as 30 days without penalty. Moreover, under many of these agreements, our affinity partners may cease or reduce their marketing of our services without terminating or breaching our agreements. Further, in the ordinary course of business, at any given time, one or more of our contracts with key affinity partners may be selected for bidding through a request for proposal process. A loss of our key affinity partners, a cessation or reduction in their marketing of our services or a decline in their businesses could have a material adverse effect on our future revenue from existing services of which such affinity partner’s customers are consumers of ours and on our ability to further market new or existing services through such affinity partner to prospective consumers. There can be no assurance that one or more of our key or other affinity partners will not terminate their relationship with us, cease or reduce their marketing of our services or suffer a decline in their business. For example, in the fourth quarter of 2006, a major client of our Loyalty business terminated its contract with us. If a key affinity partner terminates or does not renew its relationship with us and we are required to cease providing our services to its customers, then we could lose significant sources of revenue.

Our typical membership products agreements with affinity partners provide that after termination of the contract we may continue to provide our services to existing members under the same economic arrangements that existed before termination. Under certain of our insurance products agreements, however, affinity partners may require us to cease providing services to existing customers after time periods ranging from 90 days to five years after termination of the agreement. Also, under agreements with our affinity partners for which we market under a wholesale arrangement and have not incurred any marketing expenditures, our affinity partners generally may require us to cease providing services to existing customers upon termination of the wholesale arrangement. Further, affinity partners under certain agreements also may require us to cease providing services to their customers under existing arrangements if the contract is terminated for material breach by us. If one or more of these affinity partners were to terminate our agreements with them, and require us to cease providing our services to customers, then we could lose significant sources of revenue.

Our profitability depends on members and end customers continuing their relationship with us. Increased loss of customers could impair our profitability.

We generally incur losses and negative cash flow during the initial year of an individual retail member or end customer relationship, as compared to renewal years. This is due primarily to the fact that the costs associated with obtaining and servicing a new retail member and end customer often exceed the fee paid to us for the initial year. In addition, we experience a higher percentage of cancellations during the initial period as compared to renewal periods. Members and end customers may cancel their arrangement at any time during the program period and, for our annual bill customers, we are typically obligated to refund the unused portion of their annual program fee. Accordingly, our profitability depends on recurring and sustained renewals and an increase in the loss of members or end customers could result in a loss of significant revenues and reduce our profitability.

We depend, in part, on credit card processors to obtain payments for us. If our credit card processors are interrupted in any way it could result in delays in collecting payments.

We depend, in part, on credit card processors to obtain payments for us. The credit card processors operate pursuant to agreements that may be terminated with limited prior notice. In the event a credit card processor ceases operations or terminates its agreement with us, there can be no assurance a replacement credit card processor could be retained on a timely basis, if at all. Any service interruptions, delays or quality problems could result in delays in collecting payments, which could result in reduced revenues and profitability.

The increase in the share of monthly payment programs in our program mix may adversely affect our cash flows.

We have traditionally marketed membership programs which have up-front annual membership fees. However, over the last five years, we expanded our marketing of membership programs for which membership fees are payable in monthly installments. Approximately 61% of our new member enrollments for the first six months of 2007 were in monthly payment programs. Our increased emphasis on monthly payment programs adversely affects our cash flow in the short term because the membership fee is collected over the course of the year as opposed to at the beginning of the membership term as with annual billing.

A substantial portion of our cash flow from our operations will not be available for other purposes as a result of the payment of quarterly cash dividends to the holders of our common stock which may negatively affect our ability to reinvest for future growth, our ability to service our indebtedness and our ability to respond to future fluctuations in our business.

Following this offering and subject to legally available funds, we intend to pay a quarterly cash dividend at an annual rate initially equal to $0.64 per share (or a quarterly rate initially equal to $0.16 per share) of common stock for the twelve months following this offering (assuming an offering price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus). We intend to pay quarterly cash dividends on our stock for periods beyond the twelve months following this offering, but the rate at that time may differ from the initial rate. Based on the approximately 92.2 million shares of our common stock that will be outstanding after this offering, this dividend policy implies a quarterly cash requirement of approximately $14.8 million. See “Dividend Policy.” A substantial portion of our cash flow from our operations will not be available for other purposes as a result of the payment of quarterly cash dividends to the holders of our common stock. Our payment of these dividends may negatively affect our ability to invest our cash to grow our business, make capital expenditures, make acquisitions, pursue strategic initiatives, market our services and programs, introduce new marketing services or loyalty programs or exploit other business opportunities. In addition, if cash from operations is used to pay dividends, we may not have sufficient cash available to service our indebtedness which would result in a default under the Affinion Credit Facility, the Affinion Group Credit Facility, the 10 1/8% Senior Notes and the 11 1/2% Senior Subordinated Notes. We may not have sufficient cash available to plan for, or react to, changes in our operations or business or have sufficient flexibility to respond to unexpected needs.

We may be unable to achieve our targeted annual Adjusted EBITDA growth in future periods.

We may not be able to achieve our targeted Adjusted EBITDA growth in future periods, which could impair our ability to pay quarterly dividends in accordance with our dividend policy. See “Dividend Policy.” A variety of risks and uncertainties could cause our actual Adjusted EBITDA results to differ materially from our targeted Adjusted EBITDA, including, among others, the business, economic and competitive risks and uncertainties discussed under “Risk Factors” and “Disclosure Regarding Forward-Looking Statements.” Without limiting the risks and uncertainties, our targeted Adjusted EBITDA growth rate assumes that we will continue to implement our business strategy, achieve our target minimum returns on investment for all of our marketing expenditures, maintain or exceed the renewal rate and profitability of our customer base, retain our key affinity partners and expand these relationships, grow our international operations and that there are no material adverse developments that would increase our cost structure or material adverse developments in the regulatory environment in which we operate. Accordingly, we can not assure you that our actual Adjusted EBITDA for any future period will in fact be within our targeted range of Adjusted EBITDA.

Our business is highly competitive. We may be unable to compete effectively with other companies in our industry that have financial or other advantages and increased competition could lead to reduced market share, a decrease in margins and a decrease in revenue.

We believe that the principal competitive factors in our industry include the ability to identify, develop and offer innovative membership, insurance, package enhancement and loyalty programs, products and services, the quality and breadth of membership, insurance, package enhancement and loyalty programs, products and services offered, competitive pricing and in-house marketing expertise. Our competitors offer programs, products and services similar to, or which compete directly with, those offered by us. These competitors include, among others, Aegon, Vertrue, Intersections, Assurant, General Electric Partnership Marketing Group, Webloyalty and Card Protection Plan. In addition, we could face competition if our current affinity partners were to develop and market their own in-house programs, products and services similar to ours. In addition, certain of our affinity partners (who may have greater financial resources and less debt than we do) have attempted, or are attempting, to market and/or provide certain products to their customers, which marketing and servicing of such products historically were provided by us.

Some of these existing and potential competitors have substantially larger customer bases and greater financial and other resources than we do. There can be no assurance that:

•	our competitors will not increase their emphasis on programs similar to those we offer;

•	our competitors will not provide programs comparable or superior to those we provide at lower costs to customers;

•	our competitors will not adapt more quickly than we do to evolving industry trends or changing market requirements;

•	new competitors will not enter the market; or

•	other businesses (including our current affinity partners) will not themselves introduce in-house programs similar to those we offer.

In order to compete effectively with all of these competitors, we must be able to provide superior programs and services at competitive prices. In addition, we must be able to adapt quickly to evolving industry trends, a changing market, and increased regulatory requirements. Our ability to grow our business may depend on our ability to develop new programs and services that generate consumer interest. Failure to do so could result in our competitors acquiring additional market share in areas of consumer interest. Any increase in competition could result in price reductions, reduced gross margin and loss of market share.

Additionally, because contracts between affinity partners and program providers are often exclusive with respect to a particular program, potential affinity partners may be prohibited for a period of time from contracting with us to promote a new program if the benefits to and services included in our program are similar to, or overlap with, the programs and services provided by an existing program of a competitor.

Internationally, our package programs have been primarily offered by some of the largest financial institutions in Europe. As these banks attempt to increase their own net revenues and margins, we have experienced significant price reductions from what we had previously been able to charge these institutions for our programs when our agreements come up for renewal. This pricing pressure on our international package offerings may continue in the future, thereby lowering the contribution to our operating results from such programs in the future.

Our business is increasingly subject to U.S. and foreign governmental regulation, which could impede our ability to market our programs and services and reduce our profitability.

We market our programs and services through various distribution media, including direct mail, online marketing, point-of-sale marketing, telemarketing and other methods. These media are regulated at both federal and state levels and we believe that these media will be subject to increasing regulation, particularly in the area of consumer privacy. Such regulation may limit our ability to solicit or sign up new customers or to offer products or services to existing customers.

Our U.S. membership and insurance products are subject to extensive regulation and oversight by the Federal Trade Commission (the “FTC”), the Federal Communications Commission (the “FCC”), state attorney generals and other state regulatory agencies, including state insurance regulators. Our programs and services involve the use of nonpublic personal information that is subject to federal consumer privacy laws, such as the Financial Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act (“GLB”), and various state laws governing consumer privacy, such as California’s SB 1, SB 1386 and others. Additionally, telemarketing of our programs and services is subject to federal and state telemarketing regulations, including the FTC’s Telemarketing Sales Rule, the FCC’s Telephone Consumer Protection Act and implementing regulations, as well as various state telemarketing laws and regulations. Furthermore, our insurance products are subject to various state laws and regulations governing the business of insurance, including, without limitation, laws and regulations governing the administration, underwriting, marketing, solicitation or sale of insurance programs. Additional federal or state laws, including subsequent amendments to existing laws, could impede our ability to market our programs and services and reduce our revenues and profitability.

The telemarketing industry has become subject to an increasing amount of federal and state regulation as well as general public scrutiny. For example, the Federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and FTC regulations prohibit deceptive, unfair or abusive practices in telemarketing sales. The FTC’s 2003 Amendment to its Telemarketing Sales Rule created a national “Do-Not-Call” Registry, which became effective October 1, 2003, and certain states have enacted separate “Do-Not-Call” Registries. Both the FTC and state attorneys general have authority to prevent telemarketing activities deemed by them to be “unfair or deceptive acts or practices.” Further, some states have enacted laws, and others are considering enacting laws, targeted directly at regulating telemarketing practices, including the creation of “Do-Not-Call” Registries, and any such laws could adversely affect or limit our operations.

Likewise, in the U.K. and EU, our marketing operations are subject to regulation, including data protection legislation restricting the use and transmission of consumers’ personal information, regulation of unsolicited marketing using electronic communications and financial services regulation of insurance intermediaries. In particular, in the U.K., the sale of our insurance products is regulated by the FSA.

Compliance with these federal, state and foreign regulations is generally our responsibility, and we could be subject to a variety of enforcement and/or private actions for any failure to comply with such regulations. Any changes to such regulations could materially increase our compliance costs. The risk of our noncompliance with any rules and regulations enforced by a federal or state consumer protection authority or an enforcement agency in a foreign jurisdiction may subject us or our management to fines or various forms of civil or criminal prosecution, any of which could impede our ability to market our programs and services and reduce our revenues and profitability. Certain types of noncompliance may also result in giving our affinity partners the right to terminate certain of our contracts. Also, the media often publicizes perceived noncompliance with consumer protection regulations and violations of notions of fair dealing with consumers, and our industry is susceptible to peremptory charges by the media of regulatory noncompliance and unfair dealing. Over the past several years, there has been proposed legislation in several states that may interfere with our marketing practices. For example, over the past several years many states have proposed legislation that would allow consumers to limit the amount of unsolicited direct mail they receive. To date, we are not aware of any state that has actually passed legislation that would create a “Do-Not-Mail” registry or which would otherwise allow consumers to restrict the amount of unsolicited direct mail that they receive. We believe there are four states that are currently considering some form of “Do-Not-Mail” legislation. If such legislation is passed in one or more states it could impede our ability to market our programs and services and reduce our revenues and profitability.

We are subject to legal actions that could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end customers, reduce revenues and profitability and damage our reputation.

We are involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. We are also parties to a number of class action lawsuits, each of which alleges that we violated certain federal and/or state consumer protection statutes. While we cannot predict the outcome of pending suits, claims, investigations and inquiries, the cost of responding to and defending such suits, as well as the ultimate resolution of any of these matters, could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end customers, reduce revenues and profitability and damage our reputation. In addition, although Cendant has agreed to indemnify us (which indemnification obligation has been assumed by Wyndham and Realogy as successors to various segments of Cendant’s business), with respect to certain litigation and compliance with law matters in connection with the purchase agreement, these indemnification obligations are subject to certain limitations and restrictions (the “Cendant Indemnification”). See “Certain Relationships and Related Party Transactions—The 2005 Transactions—Purchase Agreement—Indemnification.” Although we have accrued legal and professional fees of $19.2 million as of June 30, 2007, a portion of which relates to accruals for legal actions, there can be no assurance that these accruals will be sufficient to satisfy all related claims and expenses or any claims in excess of the Cendant Indemnification.

We rely on our affinity partners to provide limited customer information to us for certain marketing purposes and to approve our marketing materials. If our affinity partners make significant changes to the materials that decrease results or if they limit the information that they provide to us, our ability to generate new customers may be adversely affected.

Certain of our marketing efforts depend in part on certain limited customer information being made available to us by our affinity partners. There can be no assurance that our affinity partners will, or will be able to, continue to provide us with the use of such customer information.

Our marketing efforts are largely dependent on obtaining approval of the solicitation materials from our affinity partners. We market our programs and services based on tested marketing materials, and any significant changes to those materials that are required by our affinity partners could negatively affect our results. The material terms of each marketing campaign must be mutually agreed upon by the parties. There can be no assurance that we will obtain approvals of our marketing materials from our affinity partners, and the failure to do so could impede our ability to market our programs and services, result in a loss of members and end customers and reduce our revenues and profitability.

A significant portion of our business is conducted with financial institution affinity partners. A downturn or consolidation in the financial institution industry may have an adverse impact on our business.

Our future success is dependent in large part on continued demand for our programs and services within our affinity partners’ industries. In particular, the end customers of our financial institution affinity partners accounted for a significant amount of our customers and revenues in 2006. In recent years, a number of our existing financial institution affinity partners have been acquired by or merged with other financial institutions. In the event one of our affinity partners undergoes a consolidation and the consolidated financial institution does not have an agreement with us or does not wish to continue marketing with us, we could experience an adverse impact on our revenue. In addition, the consolidation of financial institutions may result in increased leverage to pressure us to lower our prices. If consolidated affinity partners pressure us to lower our prices, we may experience an adverse impact on our revenue. Consolidation may also lead to fewer potential customers of affinity partners to whom we can sell our programs and services. Therefore, a significant downturn in the industry, a trend in that industry to reduce or eliminate its use of our programs, products and services, or further consolidation in the industry leading customers to use fewer credit cards could result in a loss of members and end customers and reduce our revenues and profitability. In addition, some of our financial institution affinity partners are in the mortgage business. Although the end customers of our affinity partners in the mortgage business accounted for less than 2% of our revenues for the six months months ended June 30, 2007, a severe downturn in the mortgage industry could reduce our revenues and profitability.

We may lose members or end customers and significant revenue if we reduce our planned expenditures to grow our business, our existing services become obsolete, or if we fail to introduce new services with broad consumer appeal or fail to do so in a timely or cost-effective manner.

Our growth depends upon investing in our business. Although revenue from our existing customer base has historically generated over 80% of our next twelve months net revenue, we cannot assure you that this will continue. Accordingly, our growth will depend on our developing and successfully introducing new products and services that generate member and end customer interest. Our failure to invest in our business, introduce these products or services or to develop new products or services, or the introduction or announcement of new products or services by competitors, could render our existing offerings noncompetitive or obsolete. There can be no assurance that we will be successful in developing or introducing new products and services. Our failure to develop, introduce or expand our products and services or to make other investments in our business, such as marketing or capital expenditures, could result in a loss of members and end customers and reduce our revenues and profitability.

Our failure to protect private data could damage our reputation and cause us to expend capital and other resources to protect against future security breaches.

Certain of our services are based upon the collection, distribution and protection of sensitive private data. Unauthorized users might access that data, and human error or technological failures might cause the wrongful dissemination of that data. If we experience a security breach, the integrity of certain of our services may be affected and such a breach could violate certain of our affinity partner agreements. We have incurred, and may incur in the future, significant costs to protect against the threat of a security breach. We may also incur significant costs to alleviate problems that may be caused by future breaches. Any breach or perceived breach could subject us to legal claims from affinity partners or customers under laws (such as California’s SB 1386 and regulations promulgated by the FSA) that govern breaches of electronic data systems containing non-public personal information. There is no assurance that we would prevail in such litigation. Moreover, any public perception that we have engaged in the unauthorized release of, or have failed to adequately protect, private information could adversely affect our ability to attract and retain members and end customers. In addition, unauthorized third parties might alter information in our databases, which would adversely affect both our ability to market our services and the credibility of our information.

Our success and growth depends to a significant degree upon intellectual property rights.

We have a significant intellectual property portfolio and have allocated considerable resources toward intellectual property maintenance, prosecution and enforcement. We may be unable to deter infringement or misappropriation of our data and other proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Any unauthorized use of our intellectual property could make it more expensive for us to do business and consequently harm our business. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect such technologies. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be successfully challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, such patents may not provide meaningful protection against competitors or against competitive technologies. We also license patent rights from third parties. To the extent that such third parties cannot protect and enforce the patents underlying such licenses or, to the extent such licenses are cancelled or not renewed, our competitive position and business prospects may be harmed.

We could face patent infringement claims from our competitors or others alleging that our processes or programs infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to (1) incur significant costs to license the use of proprietary technology, (2) change our processes or programs or (3) stop using certain technologies or producing the infringing program entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other programs that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages, impede our ability to market or provide existing programs or create new programs, reduce our revenues and profitability and damage our reputation.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark, or copyright protection. We also rely upon unpatented proprietary expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, such confidentiality agreements could be breached and may not provide meaningful protection for our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could jeopardize our critical intellectual property which could give our competitors an advantage in the marketplace, reduce our revenues and profitability and damage our reputation.

Our business is highly dependent on our existing computer, billing, communications and other technological systems. Any temporary or permanent loss of any of our systems could have a negative effect on our business, financial condition and results of operations.

Our business depends upon ongoing investments in advanced computer database and telecommunications technology as well as upon our ability to protect our telecommunications and information technology systems against damage or system interruptions from natural disasters, technical failures and other events beyond our control. In order to compete effectively and to meet our affinity partners’ and customers’ needs, we must maintain our systems as well as invest in improved technology. A temporary or permanent loss of any of our systems or networks could cause significant damage to our reputation and could result in a loss of revenue.

In addition, we receive credit data electronically, and this delivery method is susceptible to damage, delay or inaccuracy. A significant portion of our business involves telephonic customer service as well as mailings, both of which depend upon the data generated from our computer systems. Unanticipated problems with our telecommunications and information technology systems may result in a significant system outage or data loss, which could interrupt our operations. Our infrastructure may also be vulnerable to computer viruses, hackers or other disruptions entering our systems from the credit reporting agencies, our affinity partners and members and end customers or other authorized or unauthorized sources. Any damage to our telecommunications and information technology systems, failure of communication links or other loss that causes interruption in, or damage to, our operations could impede our ability to market our programs and services, result in a loss of members and end customers and reduce our revenues and profitability.

If we are unable to meet the rapid changes in technology, our services and proprietary technology and systems may become obsolete.

Due to the costs and management time required to introduce new services and enhancements, we may not be able to respond in a timely manner to avoid becoming uncompetitive. To remain competitive, we must meet the challenges of the introduction by our competitors of new services using new technologies or the introduction of new industry standards and practices. Additionally, the vendors we use to support our technology may not provide the level of service we expect or may not be able to provide their product or service on commercially reasonable terms or at all.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could adversely affect our business.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could increase our costs and expenses and reduce our profitability.

We market and service our programs by various means, including through mail and via telephone. Accordingly, our business is dependent on the postal and telephone services provided by the U.S. Post Office and various local and long distance telephone companies. Any significant interruption of such services or any limitations in their ability to provide us with increased capacity could impede our ability to market our programs and services, result in a loss of members and end customers and reduce our revenues and profitability. In addition, the U.S. Postal Service increases rates periodically and significant increases in rates could adversely impact our business.

We may not realize anticipated benefits from future acquisitions or have the ability to complete future acquisitions.

After the consummation of this offering, we may pursue an acquisition strategy as a means of enhancing our scale and market share. The success of any future acquisition strategy will depend upon our ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions. In addition, upon completion of an acquisition, we may encounter a variety of difficulties, including trouble integrating the acquired business into our operations, the possible defection of a significant number of employees, the loss in value of acquired intangibles, the diversion of management’s attention and unanticipated problems or liabilities. These difficulties may adversely affect our ability to realize anticipated cost savings and revenue growth from our acquisitions. In addition, acquisitions may not be as accretive to our earnings as we expect or at all, and may negatively impact our results of operations through, among other things, the incurrence of debt to finance any acquisition, non-cash write-offs of goodwill or intangibles and increased amortization expenses in connection with intangible assets. Acquisition integration activities can also put further demands on management, which could negatively impact operating results.

We have a limited history of conducting certain of our international operations, which are subject to additional risks not encountered when doing business in the U.S., and our exposure to these risks will increase as we expand our international operations.

We have a limited history of conducting certain of our international operations, which involve risks that may not exist when doing business in the U.S. In order to achieve widespread acceptance in each country we enter, we must tailor our services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to consumer preferences, is a difficult task and our failure to do so could slow our growth in international markets.

In addition, we are subject to certain risks as a result of having international operations, and from having operations in multiple countries generally, including:

•	delays in the development of the Internet as a broadcast, advertising and commerce medium in overseas markets;

•

difficulties in staffing and managing operations due to distance, time zones, language and cultural differences, including issues associated with establishing management systems infrastructure in various countries;

•	differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

•	preference of local populations for local providers;

•

restrictions on the withdrawal of non-U.S. investment and earnings, including potentially substantial tax liabilities if we repatriate any of the cash generated by our international operations back to the U.S.;

•	diminished ability to legally enforce our contractual rights;

•	currency exchange restrictions; and

•	withholding and other taxes on remittances and other payments by subsidiaries.

We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and consequently on our business, financial condition and results of operations.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Nathaniel J. Lipman, our President and Chief Executive Officer, and other members of our senior management team to remain competitive in our industry. The loss of Mr. Lipman or any other member of our senior management team could have an adverse effect on us. There is a risk that we will not be able to retain or replace these key employees. All of our current executive officers are subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit the employees to terminate their employment without notice.

Risks Related to an Investment in our Common Stock and this Offering

There is no existing market for our common stock and we do not know if one will develop, which could impede your ability to sell your shares and depress the market price of our common stock.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. See “Underwriting.” Factors such as variations in our actual or anticipated operating results, changes in or failure to meet earnings estimates of securities analysts, market conditions in our industry, regulatory actions and general economic and securities market conditions, among other factors, could cause the market price of our common stock to decline below the initial public offering price. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering.

Our equity sponsor controls us and its interests may conflict with or differ from your interests as a stockholder.

After the consummation of this offering, our equity sponsor, Apollo, will beneficially own approximately 63.7% of our common stock, assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise in full their over-allotment option, Apollo will beneficially own approximately 58.9% of our common stock. As a result, Apollo will continue to have the power to elect all of our directors. Therefore, Apollo will have the ability to prevent any transaction that requires the approval of our board of directors or stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. Apollo will continue to be able to significantly influence or effectively control our decisions. See “Certain Relationships and Related Party Transactions—Ancillary Agreements to the Purchase Agreement—Management Investor Rights Agreement” and “Description of Capital Stock—Composition of Board of Directors; Election and Removal of Directors.” So long as Apollo continues to own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, Apollo will continue to be able to strongly influence or effectively control our decisions. See “—Our amended and restated

certificate of incorporation will limit our ability to engage in many transactions without the consent of  2/3 of our directors.” The interests of Apollo could conflict with or differ from your interests as a holder of our common stock in material respects. The concentration of ownership held by Apollo could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which you as a stockholder may otherwise view favorably. For example, Apollo and its affiliates are in the business of making investments in companies and currently have and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. In addition, Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Further, Apollo will realize substantial benefits from the sale of their shares in this offering. A sale of a substantial number of shares of stock in the future by funds affiliated with Apollo could cause our stock price to decline.

Our amended and restated certificate of incorporation will limit our ability to engage in many transactions without the consent of  2/3 of our directors.

Our amended and restated certificate of incorporation will provide minority directors with a greater degree of control and influence in the operation of our business and the management of our affairs than is typical of a publicly-traded company. Until Apollo ceases to beneficially own more than one-third of our then outstanding common stock and Apollo and its affiliates have, subsequent to this offering (and the exercise of the underwriters’ over-allotment option), sold at least one share of our common stock to a person that is not an affiliate of Apollo, the prior consent of at least  2/3 of our directors will be required for:

•	amendment, modification or repeal of any provision of the certificate of incorporation, bylaws or similar organizational documents in a manner that adversely affects Apollo;

•	the redemption, purchase or acquisition of any of our securities or those of our subsidiaries;

•

the issuance of additional shares of any class of capital stock (other than the grant of options or the issuance of shares upon the exercise of options or otherwise, in each case, pursuant to the terms of any option plan, long-term incentive plan or other employee benefit plan of ours adopted by our board of directors);

•	the payment or declaration of any dividend or other distribution, with respect to any shares of any class or series of capital stock;

•

a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our assets to another entity (other than transactions between us and any of our wholly owned subsidiaries or transactions between two or more of our wholly owned subsidiaries);

•	a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization of us;

•	a split, combination or reclassification of any shares of capital stock;

•	a disposition of any assets in excess of $25 million in the aggregate other than sales of inventory in the ordinary course of business;

•	consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $25 million in the aggregate outside of the ordinary course of business;

•

the incurrence of indebtedness aggregating more than $25 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of this offering;

•	the appointment, termination and replacement of our chief executive officer; and

•	change in size of our board of directors.

These restrictions could prevent us from pursuing transactions or relationships that would otherwise be in the best interests of our stockholders. These restrictions could also limit stockholder value by preventing a change of control that you might consider favorable.

We will be a “controlled company” within the meaning of the NYSE rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. As a result, our stockholders will not have the protections such corporate governance requirements are intended to provide.

Upon the closing of this offering, affiliates of Apollo, as a group, will continue to control a majority of our voting common stock. As a result, we will be a “controlled company” within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the board of directors consists of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors nor will our nominating/corporate governance and compensation committees consist entirely of independent directors and we will not be required to have an annual performance evaluation of the nominating/corporate governance and compensation committees. See “Management.” Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Future sales of our common stock may adversely affect the prevailing market price.

If a large number of shares of our common stock is sold in the open market after this offering, or the perception that such sales will occur, the trading price of our common stock could decrease. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common stock. After this offering, we will have an aggregate of 238,775,131 shares of our common stock authorized but unissued and not reserved for specific purposes. In general, we may issue all of these shares without any action or approval by our stockholders. In addition, we may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments.

Upon consummation of this offering, we will have 92,228,725 shares of our common stock outstanding. Of these shares, all shares sold in this offering, other than shares, if any, purchased by our affiliates, will be freely tradable. The remaining shares of our common stock will be “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemptions provided by Regulation S and Rule 144 promulgated under the Securities Act.

We, the selling stockholders, all directors and officers and all holders of our outstanding stock and stock options have entered into lock-up agreements and, with limited exceptions, have agreed not to, among other things, sell or otherwise dispose of our common stock for a period of 180 days after the date of this prospectus. After this lock-up period, all these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, certain of our existing stockholders will be able to sell their shares pursuant to registration rights we have granted to them. We cannot predict whether substantial amounts of our common stock will be sold in the open market in anticipation of, or following, any divestiture by any of our existing stockholders, our directors or executive officers of their shares of common stock.

We also reserved 4,894,050 shares of our common stock for issuance under our 2005 Stock Incentive Plan, of which 4,543,329 shares of common stock are issuable upon exercise of options outstanding as of the date hereof, of which 981,536 are currently exercisable or will become exercisable within 60 days after September 20, 2007. In addition, 10,000,000 shares of our common stock will be reserved for issuance under our 2007 Stock Award Plan, which will be effective upon the closing of this offering. The sale of shares issued upon the exercise of stock options could further dilute your investment in our common stock and adversely affect our stock price.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. See “Shares Eligible for Future Sale.”

You may not receive the intended level of dividends on our common stock or any dividends at all.

We currently intend to pay quarterly cash dividends on our common stock at an annual rate initially equal to $0.64 per share (or a quarterly rate equal to $0.16) for the twelve months following this offering (assuming an offering price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus). We intend to pay quarterly cash dividends on our stock for periods beyond the twelve months following this offering, but the rate at that time may differ from the initial rate. However, dividend payments are not mandatory or guaranteed, and our board of directors may never declare a dividend, decrease the level of dividends or entirely discontinue the payment of dividends. Your decision whether to purchase shares of our common stock should allow for the possibility that no dividends will be paid. You may not receive any dividends as a result of the following factors, among others:

•	we are not legally or contractually required to pay dividends;

•	while we currently intend to pay a regular quarterly dividend, this policy could be modified or revoked by our board of directors at any time;

•

even if we do not modify or revoke our dividend policy, the actual amount of dividends distributed and the decision to make any distribution is entirely at the discretion of our board of directors and future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, free cash flow, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant;

•	the amount of dividends distributed is and will be subject to contractual restrictions under:

•	the indentures governing the 10 1/8% Senior Notes and 11 1/2% Senior Subordinated Notes,

•	the terms of the Affinion Credit Facility and the Affinion Group Credit Facility,

•	the terms of any other outstanding indebtedness incurred by us or any of our subsidiaries after the completion of this offering; and

•	the amount of dividends distributed is subject to state law restrictions.

The terms of the Affinion Credit Facility, the Affinion Group Credit Facility and the indentures governing the 10 1/8% Senior Notes and 11 1/2% Senior Subordinated Notes will prohibit us from paying cash dividends on our common stock if a default or event of default has occurred and is continuing under those agreements. The payment of a cash dividend on our common stock is considered a restricted payment under the Affinion Credit Facility, the Affinion Group Credit Facility and the indentures, and we are restricted from paying any cash dividend on our common stock unless we satisfy certain conditions. See “Description of Capital Stock—

Common Stock” and “Description of Certain Indebtedness.” Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay dividends on our common stock.

We may not generate sufficient earnings or have sufficient liquidity to pay dividends at intended levels or at all.

As previously mentioned, we currently intend to declare and pay regular quarterly cash dividends on our common stock. Any payment of cash dividends will depend upon our financial condition, earnings and liquidity, among other things. There can be no assurance that we will have sufficient cash in the future to pay dividends on our common stock in the intended amounts or at all.

Delaware law and our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, provisions of our amended and restated certificate of incorporation and bylaws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our board of directors. These provisions include:

•	a classified board of directors;

•	the sole power of the board of directors to fix the number of directors;

•	limitations on the removal of directors;

•	the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

•	the sole power of our board of directors to fill any vacancy on our board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise; and

•	advance notice requirements for nominating directors or introducing other business to be conducted at stockholder meetings.

The foregoing factors, as well as the significant common stock ownership by our equity sponsor, could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See “Description of Capital Stock.”

You will suffer an immediate and substantial dilution in the net tangible book value of the common stock you purchase.

Prior investors have paid substantially less per share than the price in this offering. The initial offering price is substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, based on an assumed initial public offering price of $16.00 per share (the mid-point of the range set forth on the cover page of this prospectus), purchasers of common stock in this offering will experience immediate and substantial dilution of approximately $31.90 per share in net tangible book value of the common stock. In addition, as of June 30, 2007, there were options outstanding to purchase 4,558,449 shares of our common stock. If all these options were exercised on the date of the closing of this offering, investors purchasing shares of our common stock in this offering would suffer total dilution of $30.93 per share. See “Dilution,” including the discussion of the effects on dilution from a change in the price of this offering.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management’s examination of historical operating trends, are based on our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, management’s expectations, beliefs and projections may not be achieved.

Examples of forward-looking statements include:

•	business strategy;

•	financial strategy;

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements of expected future economic performance; and

•	assumptions underlying statements regarding us or our business.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus are set forth elsewhere in this prospectus, including under the heading “Risk Factors.” As stated elsewhere in this prospectus, these risks, uncertainties and other important factors include, among others:

•	general economic and business conditions and international and geopolitical events;

•	a downturn in the credit card industry or changes in the marketing techniques of credit card issuers;

•	the effects of a decline in travel due to political instability, adverse economic conditions or otherwise, on our travel fulfillment business;

•	the costs of being a public company, including Sarbanes-Oxley compliance;

•	termination or expiration of one or more agreements with our affinity partners, or reduction of the marketing of our services by one or more of our affinity partners;

•

changes in, or the failure or inability to comply with, laws and governmental regulations, including changes in global distribution service rules, telemarketing regulations and privacy laws and regulations;

•	the outcome of legal actions;

•	our substantial leverage and restrictions in our debt agreements;

•	dependence on third-party vendors to supply certain products or services that we market;

•	ability to execute our business strategy, development plans or cost savings plans;

•	changes in accounting principles and/or business practices;

•	availability, terms, and deployment of capital; and

•	failure to protect private data, which would cause us to expend capital and resources to protect against future security breaches.

These risks and other uncertainties are discussed in more detail in “Risk Factors.” There may be other factors, including those discussed elsewhere in this prospectus that may cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

Assuming an initial public offering price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus, our net proceeds from this offering are estimated to be approximately $490.0 million after deducting underwriting discounts and commissions. We intend to use the net proceeds received by us from this offering as follows:

•	approximately $355.9 million to repay all of the outstanding principal and accrued and unpaid interest under the Affinion Credit Facility;

•	approximately $83.7 million to repay the term loan under the Affinion Group Credit Facility;

•

approximately $35.4 million to redeem all of our outstanding Series A Redeemable Exchangeable Preferred Stock from Apollo Investment Fund V, L.P., Affinion Group Holdings B, LLC and Wyndham for a redemption price per share of $1,000, plus all accrued and unpaid dividends on each share;

•	approximately $10.0 million to pay the termination fee under the consulting agreement with Apollo;

•	approximately $5.0 million for estimated fees and expenses; and

•	any remainder to be used for general corporate purposes.

Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us in connection with the offering, a $1.00 increase (decrease) in the assumed public offering price of $16.00 per share would increase (decrease) the amount of proceeds to us from this offering by $30.6 million.

We will not receive any proceeds from the sale of our common stock by the selling stockholders, including if the underwriters exercise their option to purchase additional shares. In the aggregate, the selling stockholders will receive approximately $73.5 million of proceeds from this offering, after deducting the estimated underwriting discounts and commissions, if the underwriters’ option to purchase additional shares is exercised in full, assuming the shares are offered at $16.00 per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus.

As of June 30, 2007, the aggregate principal amount outstanding under the Affinion Credit Facility was $350.0 million in term loans. The term loan borrowed under the Affinion Credit Facility matures on March 1, 2012 and currently bears interest at an initial rate of LIBOR, as defined, plus 6.25%. Proceeds under the term loan were used to redeem approximately $106.0 million of our Series A Redeemable Exchangeable Preferred Stock and to pay a dividend to our stockholders.

The term loan borrowed under the Affinion Group Credit Facility matures on October 17, 2012. The interest rate with respect to the term loan is based on, at Affinion Group’s option, (a) adjusted LIBOR plus 2.50% or (b) the higher of (i) Credit Suisse’s prime rate and (ii) the Federal Funds Effective Rate plus 0.5% (“ABR”), in each case plus 1.50%.

DIVIDEND POLICY

Following this offering and subject to legally available funds, we intend to pay cash dividends on a quarterly basis on shares of our common stock. For the twelve months following this offering, subject to legally available funds, we intend to pay cash dividends at an annual rate initially equal to $0.64 per share (or a quarterly rate initially equal to $0.16 per share) of common stock (assuming an offering price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus). We expect that our first quarterly dividend payment will be paid in the first quarter of 2008 in respect of the prior quarter, but may be delayed as a result of the provisions of our credit agreements, indentures and other limitations described below. The first quarterly dividend payment will be prorated based on the number of days that have elapsed since the consummation of this offering. If delayed, this payment will include all quarterly dividend amounts from the fourth quarter of 2007 through the then most recently completed fiscal quarter. Based on the approximately 92.2 million shares of common stock to be outstanding after the offering, this dividend policy implies a quarterly cash requirement of approximately $14.8 million and an annual cash requirement of approximately $59.0 million, in each case, for the twelve months following this offering. We intend to pay quarterly cash dividends on shares of our common stock for periods beyond the twelve months following this offering, but the rate at that time may be different from the initial annual rate described above.

We are a holding company and have no direct operations. We will only be able to pay dividends from our available cash on hand and funds received from Affinion Group. Affinion Group’s ability to make any payments to us will depend upon many factors, including its operating results and cash flows. The Affinion Group Credit Facility and the indentures governing the 10 1/8% Senior Notes and the 11 1/ 2% Senior Subordinated Notes also include limitations on the ability of our subsidiaries to pay dividends to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Contractual Obligations and Commitments,” “Description of Certain Indebtedness” and “Description of Capital Stock—Common Stock.”

Although we cannot assure you that we will be able to pay dividends on a quarterly basis or at all, we believe that we will have the ability to pay dividends for the next twelve months following this offering in compliance with applicable state corporate law and the contractual restrictions contained in the debt agreements referenced above. For the twelve months ended June 30, 2007, we generated cash flow from operations of $100.0 million. In addition, since October 17, 2005, Affinion Group had sufficient cash to enable it to prepay $180.0 million, or approximately 21.0%, of the Affinion Group term loan. Further, we target annual Adjusted EBITDA growth in the near future to be within a similar range to that of our projected growth rate of Adjusted EBITDA for the year ending December 31, 2007 compared to the year ended December 31, 2006. We expect that our Adjusted EBITDA for the twelve months following this offering will be sufficient after the payment of our scheduled debt service payments (after giving effect to the application of the net proceeds to us from this offering), contractual commitments, planned capital expenditure requirements and state income tax requirements to permit the payment of cash dividends on our common stock at the initial annual rate stated above and that we will be in compliance with the contractual restrictions in the debt agreements referenced above. We also expect to continue to benefit from substantial net operating loss carryovers from prior periods that will be available for offsetting taxes that we may owe. Also, because the Delaware General Corporation Law, or the DGCL, permits corporations to pay dividends either out of surplus (generally, the excess of a corporation’s net assets (total assets minus total liabilities) over its stated capital, in each case as defined and calculated in the manner prescribed by the DGCL) or net profits, we may be able to pay dividends even if we continue to report net losses in future periods. However, our ability to pay dividends is based on the forward-looking statements made above and there are a number of risks and uncertainties that could cause our actual results to differ materially from the anticipated results referred to in the forward-looking statements. See “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” for a discussion of these risks and uncertainties.

The declaration and payment of any future dividends will be at the sole discretion of our board of directors after taking into account various factors, including legal requirements, Affinion Group’s ability to make payments to us, our financial condition, operating results, free cash flow, available cash and current and anticipated cash needs.

We paid a special dividend on our common stock in January 2007 in order to make a cash distribution to our equity holders in the aggregate amount of approximately $240.5 million or approximately $4.03 per share of common stock, which was financed with borrowings under the Affinion Credit Facility. Otherwise, we have not paid any dividends on our capital stock.

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization as of June 30, 2007:

•	on a historical basis; and

•	as adjusted, to give effect to the following adjustments:

•

the sale of approximately 32,500,000 shares of our common stock in this offering at the initial public offering price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus, providing net proceeds to us from this offering (after deducting the estimated underwriting discounts and commissions and offering expenses) of approximately $490.0 million; and

•	the application of the net proceeds as described in “Use of Proceeds.”

This table should be read together with “Use of Proceeds,” “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and combined financial statements and notes to those statements, in each case, included elsewhere in this prospectus.

	As of June 30, 2007
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents, excluding restricted cash	$30.8	$20.6

Long-term debt, including current portion:
Affinion Credit Facility	$346.8	$—
Affinion Group revolving credit facility(1)	—	—
Affinion Group term loan facility	705.0	621.3
10 1/8% Senior Notes, net	302.2	302.2
11 1/2% Senior Subordinated Notes, net	351.1	351.1
Capital lease obligations	0.4	0.4

Total long-term debt, including current portion	1,705.5	1,275.0
Mandatorily redeemable preferred stock	25.1	—
Stockholders’ equity (deficit):
Common stock, $0.01 par value; 105,000,000 shares authorized, 59,895,885 shares issued and 59,728,725 shares outstanding, actual; 350,000,000 shares authorized, 92,395,885 shares issued and 92,228,725 shares outstanding, as adjusted	0.3	0.9
Additional paid-in capital	47.5	534.0
Warrants	16.7	16.7
Accumulated deficit(2)	(757.8)	(778.0)
Accumulated other comprehensive income	8.6	8.6
Treasury stock	(0.8)	(0.8)

Total stockholders’ equity (deficit)	(685.5)	(218.6)

Total capitalization	$1,045.1	$1,056.4

(1)	As of June 30, 2007, our borrowing availability under the Affinion Group revolving credit facility was $98.5 million (after giving effect to the issuance of $1.5 million of letters of credit).
(2)

As adjusted amount includes the net effect on accumulated deficit for transactions directly associated with the assumed use of proceeds on a pro forma basis. The assumed uses of the net proceeds from this offering are described in “Use of Proceeds” and include the write-off of unamortized issue costs on borrowings, acceleration of debt discount amortization, loss on redemption of preferred stock, accrual of the termination fee under the consulting agreement with Apollo and certain fees and expenses related to this offering.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock upon completion of this offering.

Our net tangible book value as of June 30, 2007 was approximately $(1,933.7) million, or $(32.37) per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding before giving effect to this offering.

After giving effect to the sale by us of 32,500,000 shares of common stock in this offering at the assumed initial public offering price of $15.08 per share after deducting estimated underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value at June 30, 2007 would have been $(1,466.8) million, or $(15.90) per share of our common stock. This represents an immediate increase in net tangible book value of $16.47 per share to our existing stockholders and an immediate dilution of $31.90 per share to the new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share of common stock		$16.00
Net tangible book value per share of common stock as of June 30, 2007	$(32.37)
Increase per share attributable to new investors	16.47

As adjusted net tangible book value per share after this offering		(15.90)

Dilution per share to new investors		$(31.90)

If the underwriters exercise their over-allotment option in full, our as adjusted net tangible book value will increase to $(15.71) per share, representing an increase to existing holders of $16.66 per share, and there will be an immediate dilution of $31.71 per share to new investors.

The following table sets forth, on an as adjusted basis at June 30, 2007 to give effect to this offering, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of common stock and by the new investors, at an assumed initial public offering price of $16.00 per share, before deducting estimated underwriting discounts and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent

Existing stockholders	59,728,725	64.8%	$283,625,050	35.3%	$4.75

New investors	32,500,000	35.2	520,000,000	64.7	16.00

Total	92,228,725	100.0%	$803,625,050	100.0%	$8.71

A $1.00 increase (decrease) in the assumed initial public offering price of $16.00 per share would increase (decrease) total consideration paid by new investors by $30,631,250, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their overallotment option in full, our existing stockholders would own 59.7% and our new investors would own 40.3% of the total number of shares of common stock outstanding after this offering.

To the extent outstanding options are exercised, new investors will experience further dilution.

The number of shares purchased is based on 59,728,725 shares of common stock outstanding as of June 30, 2007. The discussion and table above exclude 4,437,170 shares of common stock issuable upon exercise of our outstanding warrants (2,773,231 shares of common stock issuable upon exercise of our outstanding warrants if underwriters’ over-allotment option is exercised in full), 4,558,449 shares of common stock issuable upon exercise of outstanding options issued under our 2005 Stock Incentive Plan and an additional 10,000,000 shares of common stock reserved under our 2007 Stock Award Plan pursuant to which 695,940 options to purchase our common stock will be granted immediately upon the consummation of this offering with an exercise price equal to the public offering price after deducting underwriting discounts and commissions.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following table presents our selected historical consolidated and combined financial data for the periods indicated. The following information should be read in conjunction with, and is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated and combined financial statements and the notes thereto included elsewhere herein.

Our consolidated balance sheet data as of December 31, 2006 and 2005 and our consolidated statements of operations data and cash flows data for the year ended December 31, 2006 and the period October 17, 2005 to December 31, 2005 and the combined statements of operations data and cash flows data of the Predecessor for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004 are derived from our audited consolidated and combined financial statements and the notes thereto included elsewhere herein. The combined balance sheet data as of December 31, 2004 and 2003 and the combined statement of operations data and cash flows data for the years ended December 31, 2003 and 2002 have been derived from the audited combined financial statements of the Predecessor and the combined balance sheet data as of December 31, 2002 have been derived from the unaudited combined balance sheet of the Predecessor, none of which are included herein.

Our consolidated balance sheet data as of June 30, 2007 and our consolidated statements of operations data and cash flows data for the six months ended June 30, 2007 and 2006 have been derived from our unaudited condensed consolidated financial statements and the notes thereto included elsewhere herein. These unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated and combined financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

	The Predecessor			The Company
	For the Years Ended December 31,			For the Period From January 1, 2005 to October 16, 2005	For the Period From October 17, 2005 to December 31, 2005(1)	For the Year Ended December 31, 2006	For the Six Months Ended June 30,
	2002	2003	2004				2006	2007
	(in millions, except per share data)
Consolidated and Combined Statement of Operations Data:
Net revenues	$1,458.4	$1,443.7	$1,530.9	$1,063.8	$134.9	$1,137.7	$510.2	$653.8

Expenses:
Marketing and commissions(2)	698.6	683.7	665.3	515.0	87.1	580.9	273.6	303.6
Operating costs	409.6	379.5	383.3	315.0	48.7	326.1	157.2	171.6
General and administrative	112.5	115.7	185.0	134.5	20.2	107.1	55.4	63.7
Gain on sale of assets	—	—	(23.9)	(4.7)	—	—	—	—
Goodwill impairment	—	—	—	—	—	15.5	—	—
Depreciation and amortization	45.3	44.5	43.9	32.3	84.5	396.8	208.2	159.2

Total expenses	1,266.0	1,223.4	1,253.6	992.1	240.5	1,426.4	694.4	698.1

Income (loss) from operations	192.4	220.3	277.3	71.7	(105.6)	(288.7)	(184.2)	(44.3)
Interest income	3.2	2.0	1.7	1.9	1.3	5.7	2.9	2.7
Interest expense(3)	(15.5)	(14.1)	(7.3)	(0.5)	(34.7)	(163.0)	(81.3)	(89.8)
Other income (expense), net	(14.0)	6.7	0.1	5.9	—	—	—	(31.0)

Income (loss) before income taxes and minority interests	166.1	214.9	271.8	79.0	(139.0)	(446.0)	(262.6)	(162.4)
Income tax (expense) benefit	(116.6)	(71.3)	104.5	(28.9)	—	(6.3)	(0.4)	(2.7)
Minority interests, net of tax	—	0.7	0.1	—	(0.1)	(0.3)	(0.2)	(0.1)

Income (loss) before cumulative effect of accounting change	49.5	144.3	376.4	50.1	(139.1)	(452.6)	(263.2)	(165.2)
Cumulative effect of accounting change, net of tax	(143.7)	—	—	—	—	—	—	—

Net income (loss)	$(94.2)	$144.3	$376.4	$50.1	$(139.1)	$(452.6)	$(263.2)	$(165.2)

Weighted average shares outstanding:
Basic					59.5	59.7	59.8	59.7
Diluted					59.5	59.7	59.8	59.7
Net income (loss) per share:
Basic					$(2.34)	$(7.58)	$(4.40)	$(2.77)
Diluted					(2.34)	(7.58)	(4.40)	(2.77)
Cash distributions declared per common share(4)					—	—	—	$4.03
Consolidated and Combined Balance Sheet Data (at period end):
Cash and cash equivalents (excludes restricted cash)	$86.2	$63.2	$22.5	n/a	$113.8	$84.7		$30.8
Working capital deficit	(450.3)	(463.9)	(322.4)	n/a	(90.3)	(249.1)		(287.6)
Total assets	1,335.0	1,246.6	1,158.5	n/a	2,200.7	1,889.9		1,705.6
Total debt	140.4	131.2	31.6	n/a	1,491.0	1,408.4		1,705.5
Mandatorily redeemable preferred stock	—	—	—	n/a	83.2	97.4		25.1
Stockholders’/combined equity (deficit)	123.7	115.6	293.6	n/a	153.4	(282.1)		(685.5)
Consolidated and Combined Cash Flows Data:
Net cash provided by (used in):
Operating activities	$32.6	$145.5	$261.1	$106.5	$30.8	$107.4	$24.1	$16.7
Investing activities	(38.2)	(5.6)	(2.3)	(39.5)	(1,640.1)	(44.4)	(9.0)	(12.1)
Financing activities	(10.4)	(165.6)	(301.5)	(23.4)	1,723.6	(94.5)	(48.6)	(58.6)
Other Financial Data:
Capital expenditures	$42.5	$20.8	$25.8	$24.0	$9.0	$29.1	$11.1	$11.4

(footnotes on the following page)

(1)	The amounts shown reflect, among other things, the purchase accounting adjustments made in the 2005 Transactions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Overview of 2005 Historical Operating Results.”

(2)	As discussed in Note 2 to the consolidated and combined financial statements, the Predecessor previously deferred costs which varied with and were directly related to acquiring new insurance business on its combined balance sheets as deferred acquisition costs to the extent such costs were deemed recoverable from future cash flows. These costs were amortized as marketing expense over a 12 year period using a declining balance method generally in proportion to the related insurance revenue, which amortization was based on attrition rates associated with the approximate rate that insurance revenues collected from customers decline over time. Amortization of deferred acquisition costs commenced upon recognition of the related insurance revenue. Immediately following the 2005 Transactions, we began expensing such costs as they are incurred. The acquisition costs incurred and capitalized by the Predecessor totaled approximately $57.2 million, $62.1 million and $58.9 million for the years ended December 31, 2002, 2003 and 2004, respectively, and $37.1 million for the period from January 1, 2005 to October 16, 2005. The Predecessor’s amortization expense of deferred acquisition costs was $31.0 million, $29.1 million and $43.7 million for the years ended December 31, 2002, 2003 and 2004, respectively, and $42.0 million for the period from January 1, 2005 to October 16, 2005. We incurred and expensed acquisition costs that totaled $12.6 million for the period from October 17, 2005 to December 31, 2005, $57.4 million for the year ended December 31, 2006 and $30.4 million and $28.2 million, respectively, for the six months ended June 30, 2006 and 2007.

(3)	After giving effect to this offering and the application of the net proceeds to us therefrom assuming an initial offering price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus, our interest expense would have been $142.2 million and $69.2 million for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively. A $1.00 change in the initial offering price per share would change our interest expense by $2.4 million for the year ended December 31, 2006 and by $1.2 million for the six months ended June 30, 2007.

(4)	The January 2007 dividend was declared when we had an accumulated deficit. Accordingly, the dividend was charged as a reduction of capital in excess of par value.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the audited consolidated and combined and unaudited condensed consolidated financial statements included in “Index to Financial Statements.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. See “Disclosure Regarding Forward-Looking Statements.”

Introduction

Management’s discussion and analysis of financial condition and results of operations (“MD&A”) is provided as a supplement to the audited consolidated and combined and unaudited condensed consolidated financial statements and the related notes thereto included elsewhere herein to help provide an understanding of our financial condition, results of our operations and changes in our financial condition. The MD&A is organized as follows:

•

Overview. This section provides a general description of our business and operating segments, as well as recent developments that we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

•

Results of operations. This section provides an analysis of our results of operations for the years ended December 31, 2006, 2005 and 2004 and the six months ended June 30, 2007 and 2006. This analysis is presented on both a consolidated and combined basis and on an operating segment basis. The 2005 results of operations are presented on a pro forma basis that gives effect to the 2005 Transactions as if they occurred on January 1, 2005.

•

Financial condition, liquidity and capital resources. This section provides an analysis of our cash flows for the years ended December 31, 2006, 2005 (combining our cash flows and the Predecessor’s cash flows) and 2004 and the six months ended June 30, 2007 and 2006, and our financial condition as of June 30, 2007 and December 31, 2006, as well as a discussion of our liquidity and capital resources.

•

Critical accounting policies. This section discusses certain significant accounting policies considered to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note 2 to our consolidated and combined financial statements included elsewhere herein.

Overview

Description of Business

We are a leading global provider of comprehensive marketing services and loyalty programs to many of the largest and most respected companies in the world. We partner with these leading companies to develop customized marketing programs that provide valuable products and services to their end customers using our creative design and product development capabilities. These products and services enable our marketing partners to strengthen their customer relationships, as well as generate significant incremental revenue, generally in the form of commission payments paid by us. We have substantial expertise in deploying various types of media, such as direct mail and the Internet, and bundling unique benefits to offer valuable products and services to the end customers of our marketing partners on a highly targeted basis. We provide credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty programs, various checking account and credit card enhancement services and other products and services. We believe we are a market leader in each of our product areas and that our portfolio of products and services is the broadest in the industry. Our scale, combined with our nearly 35 years of experience, unique proprietary database, proven marketing techniques and strong marketing partner relationships, position us to perform well and grow in a variety of market conditions.

As of June 30, 2007, we had almost 70 million members and end customers worldwide.

We organize our business into two operating units:

•	Affinion North America. Affinion North America comprises our Membership, Insurance and Package, and Loyalty product operations in North America.

•

Membership Products. We design, implement and market membership programs that provide members with access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement as well as personal protection benefits and value-added services including credit monitoring and identity-theft resolution services.

•	Insurance and Package Products. We market AD&D and other insurance programs and design and provide checking account enhancement programs to financial institutions.

•

Loyalty Products. We design, implement and administer points-based loyalty programs and, as of June 30, 2007, managed approximately 448 billion points with an estimated redemption value of over $4.4 billion for financial, travel, auto and other companies. We also provide enhancement benefits to major financial institutions in connection with their credit and debit card programs.

•

Affinion International. Affinion International comprises our Membership, Package and Loyalty product operations outside North America. We expect to leverage our current Western European operational platform to expand our range of products and services, develop new affinity partner relationships in various industries and grow our geographical footprint.

We offer all of our products and services through both retail and wholesale arrangements, although on a wholesale basis, currently we primarily provide services and benefits derived from our credit card registration, credit monitoring and indentity-theft resolution products. In our retail arrangements, we incur marketing expenses to acquire new customers for our subscription-based membership, insurance and package enhancement products with the objective of building highly profitable and predictable recurring future revenue streams and cash flows. For our membership and package enhancement products, these marketing costs are expensed when the campaign is launched, while in our insurance products these costs were capitalized and amortized over 12 years in proportion to the revenue expected to be earned from those campaigns through the date of the 2005 Transactions. For periods following the closing of the 2005 Transactions, we have changed our accounting policy so that these insurance marketing costs are expensed when the costs are incurred as the campaign is launched, similar to our accounting for the marketing costs associated with our membership and package products. This change will eliminate the historical differences between our actual cash marketing spend and the marketing costs expensed in a period.

Our membership programs are offered under a variety of terms and conditions. Members are usually offered incentives (e.g. free credit reports or other premiums) and one to three month risk-free trial periods to encourage them to use the benefits of membership before they are billed. We do not recognize any revenue during the trial period and expense the cost of all incentives and program benefits and servicing costs as incurred.

Customers of our membership programs typically pay their membership fees either annually or monthly. Our membership products may have significant timing differences between the receipt of membership fees for annual members and revenue recognition. Historically, memberships were offered primarily under full money back terms whereby a member could receive a full refund upon cancellation at any time during the current membership term. These revenues are recognized upon completion of the membership term when they are no longer refundable. Depending on the length of the trial period, this revenue may not be recognized for up to 16 months after the related marketing spend is incurred and expensed. Currently, annual memberships are primarily offered under pro-rata arrangements in which the member is entitled to a prorated refund for the unused portion of their membership term. This allows us to recognize revenue ratably over the annual membership term. In late 2003, we began to expand the types of memberships that we offer to include memberships under monthly payment programs. In the first six months of 2007, approximately 61% of our new member enrollments were in monthly payment programs. Revenue is recognized monthly under both annual pro rata and monthly memberships, allowing for a better matching of revenues and related servicing and benefit costs when compared to annual full money back memberships. Memberships remain under the billing terms in which they were originated. As we replace annual memberships with monthly memberships we receive less cash at the beginning of the membership term and, therefore, have lower deferred revenue resulting in temporarily higher Segment EBITDA (as discussed under “—Financial Condition, Liquidity and Capital Resources—Reconciliation of Affinion Group’s Non-GAAP Financial Measures to GAAP Financial Measures” below) than cash flows from operations. We believe that once monthly memberships, as a percentage of all members within the membership base, reach a constant level, Segment EBITDA and cash flows from operations will be more closely aligned.

We generally utilize the brand names, customer contacts and billing vehicles (credit or debit card, checking account, mortgage or other type of billing arrangement) of our affinity partners in our marketing campaigns. We usually compensate our affinity partners either through commissions based on revenues we receive from members (which we expense in proportion to the revenue we recognize) or up-front marketing payments, commonly referred to as bounties (which we expense when incurred). The commission rates which we pay to our affinity partners differ depending on the arrangement we have with the particular affinity partner and the type of media we utilize for a given marketing campaign. For example, marketing campaigns utilizing direct mail and online channels generally have lower commission rates than other marketing channels which we use. As a result of recent changes in affinity partner arrangements and a higher percentage of our new customers being acquired through the direct mail and online media, our membership commission rates for the past five years have consistently decreased as a percentage of revenue.

We serve as an agent and third-party administrator for the marketing of AD&D and our other insurance products. Free trial periods and incentives are generally not offered with our insurance programs. Insurance program participants typically pay their insurance premiums either monthly or quarterly. Insurance revenues are recognized ratably over the insurance period and there are no significant differences between cash flows and related revenue recognition. We earn revenue in the form of commissions collected on behalf of the insurance carriers and participate in profit-sharing relationships with the carriers that underwrite the insurance policies that we market. Our estimated share of profits from these arrangements is reflected as profit-sharing receivables from insurance carriers on the accompanying audited consolidated and unaudited condensed consolidated balance sheets and any changes in estimated profit sharing are periodically recorded as an adjustment to net revenue. Revenue from insurance programs is reported net of insurance costs in the accompanying audited consolidated and combined and unaudited condensed consolidated statements of operations.

In our wholesale arrangements, we provide products and services as well as customer service and fulfillment related to such products and services supporting our affinity partners programs that they offer to their customers. Our affinity partners are typically responsible for customer acquisition, retention, and collection and generally pay us one-time implementation fees and on-going monthly service fees based on the number of members enrolled in their programs. Implementation fees are recognized ratably over the contract period while monthly service fees are recognized in the month earned. Wholesale revenues also include revenues from transactional activities associated with our programs such as the sales of additional credit reports and discount shopping and travel purchases by members. The revenues from such transactional activities are recognized in the month earned.

We have made significant progress in increasing the flexibility of our business model by transitioning our operations from a highly fixed-cost structure to a more variable-cost structure by combining similar functions and processes, consolidating facilities and outsourcing a significant portion of our call center and other back-office processing. This added flexibility should better enable us to redeploy our marketing expenditures globally across our operations to maximize returns.

Factors Affecting Results of Operations and Financial Condition

Competitive Environment

As a leader in the affinity direct marketing industry, we compete with many other organizations, including certain of our affinity partners, to obtain a share of the customers’ business. As affinity direct marketers, we derive our leads from customer contacts, which our competitors seek access to, and we must generate sufficient earnings per lead for our affinity partners to compete effectively for access to their customer contacts.

We compete with companies of varying size, financial strength and availability of resources. Our competitors include marketing solutions providers, financial institutions, insurance companies, consumer goods companies, internet companies and others, as well as direct marketers offering similar programs. Some of our competitors are larger than we are, with more resources, financial and otherwise.

We expect this competitive environment to continue in the foreseeable future.

Financial Industry Trends

Historically, financial institutions have represented a significant majority of our affinity partner base. In the past few years, a number of our existing financial institution affinity partners have been acquired by, or merged with, other financial institutions. Several recent examples include Bank of America Corporation and MBNA Corp., JPMorgan Chase & Co. and Bank One Corporation, and Washington Mutual, Inc. and Providian Financial. As we generally have relationships with either the acquirer, the target or, as in most cases, both the acquirer and the target, this industry consolidation has not, to date, had a material long-term impact on either our marketing opportunities or our margins, but has created delays in new program launches while the merging institutions focus on consolidating their internal operations.

In certain circumstances, our financial affinity partners have sought to source and market their own in-house programs, most notably programs that are analogous to our credit card registration, credit monitoring and identity-theft resolution services. As we have sought to maintain our market share and to continue these programs with our partners, in some circumstances, we have shifted from a retail marketing arrangement to a wholesale arrangement which has lower net revenue, but unlike our retail arrangement, has no related commission expense. As a result, we have experienced a revenue reduction in our membership business. This trend has also caused some reductions in our profit margins, most notably in the in-bound telemarketing channel.

Internationally, our package products have been primarily offered by some of the largest financial institutions in Europe. As these banks attempt to increase their own net revenues and margins, we have experienced significant price reductions when our agreements come up for renewal from what we had previously been able to charge these institutions for our programs. We expect this pricing pressure on our international package offerings to continue in the future.

Regulatory Environment

We are subject to federal and state regulation as well as regulation by foreign authorities in other jurisdictions. Certain regulations that govern our operations include: federal, state and foreign marketing laws; federal, state and foreign privacy laws; and federal, state and foreign insurance and consumer protection regulations. Federal regulations are primarily enforced by the FTC and the FCC. State regulations are primarily enforced by individual state attorneys general. Foreign regulations are enforced by a number of regulatory bodies in the relevant jurisdictions.

These regulations primarily impact the means we use to market our programs, which can reduce the acceptance rates of our solicitation efforts, and impact our ability to obtain updated information from our members and end customers. In our insurance products, these regulations limit our ability to implement pricing changes.

We incur significant costs to ensure compliance with these regulations; however, we are party to lawsuits, including class action lawsuits, and state attorney general investigations involving our business practices which also increase our costs of doing business.

Seasonality

Historically, seasonality has not had a significant impact on our business. Our revenues are more affected by the timing of marketing programs which can change from year to year depending on the opportunities available and pursued.

Business History

General. Our business started with our North American membership products in 1973. Over a decade later, we expanded our business to include North American insurance and package products. In 1988, we acquired a loyalty and enhancement programs business and in the early 1990s, we expanded our membership and package products internationally. During these periods, the various products within the combined financial statements operated independently and were subject to certain non-compete agreements between them which limited their access to new channels, affinity partners, products and markets.

In 2004, we terminated the non-compete agreements described above and streamlined our organizational structure to integrate these historically separately managed products lines. Accordingly, our North American membership, insurance, package and loyalty products came under common management beginning in the first quarter of 2004 and the North American management team assumed responsibility for our international products in late 2004 and oversight of the travel agency in the first quarter of 2005.

Integration and the 2005 Reorganization. In February 2004, we began integrating the North American membership, insurance and package product operations. The organizational structures supporting these product lines were realigned to combine departments and eliminate redundant functions. We reorganized the sales forces to be more aligned with the needs of our affinity partners and have a unified and comprehensive approach to the North American market. We also combined our marketing and procurement functions to take advantage of the larger scale of the combined businesses. During 2004 and continuing in 2005, as part of this initial integration effort, we incurred approximately $7.4 million of severance and other restructuring costs recorded primarily in general and administrative expense on the combined statements of operations. These severance and other restructuring costs have resulted in approximately $9.7 million of annual ongoing cost savings, a portion of which was realized in 2004, with the majority realized in 2005.

In 2005, we developed reorganization plans for our international and North American travel agency operations based on our successful earlier integration efforts, including facility consolidation, outsourcing of our call centers and other back office functions, as well as eliminating redundant functions and centralizing oversight for common processes (the “2005 Reorganization”). During 2005, we incurred $8.1 million of costs as part of the 2005 Reorganization and, during 2006, we incurred an additional $2.1 million of costs as part of the 2005 Reorganization recorded primarily in general and administrative expense on the audited consolidated and combined and unaudited condensed consolidated statements of operations. As a result, we have generated approximately $11.0 million of annual cost savings, a portion of which was realized in 2005 with the majority realized in 2006. We anticipate no offsetting increases in expenses or decreases in revenues at this time as a result of these initiatives.

2004 Events. During 2004, we elected to monetize certain recurring revenue streams and assets (the “2004 Events”). These transactions consisted of the following:

•

In late 2001 and early 2002, we conducted one-time marketing programs to assist a third party in acquiring customers and in return we earned a royalty from revenues received by the third party from these customers. As this type of arrangement is not part of our core strategy, in December 2004 we sold this royalty stream back to the third party and terminated the related agreements. We recognized a gain of $33.8 million, which was recorded in net revenues.

•

During 2003, to improve profitability from marketing programs in our insurance products, we deemphasized the sale of term life insurance policies. In June 2003, we made a strategic decision to cease marketing and selling new long-term care insurance policies; however, we continued to derive commission revenue pursuant to agreements with the insurance carriers that underwrite the policies we previously marketed. On December 30, 2004, we sold 78% of our commission contract rights related to our long-term preferred care insurance products. We realized a gain upon the sale of $23.9 million in 2004, with an additional gain of $4.7 million recognized in the first nine months of 2005 upon receipt of certain consents. Both gains were recorded in gain on sale of assets on the combined statements of operations.

•

During the fourth quarter of 2004, we sold a membership revenue stream in our international products from a contract with an affinity partner where we had previously ceased marketing new memberships for that partner for a gain of $15.7 million recorded in net revenues.

The 2005 Transactions

On October 17, 2005, Cendant Corporation (“Cendant”) completed the sale of the Cendant Marketing Services Division (the “Predecessor”) to Affinion Group, our wholly-owned subsidiary and an affiliate of Apollo Management V, L.P. (“Apollo”), pursuant to a purchase agreement dated July 26, 2005 for approximately $1.8 billion. The purchase price consisted of approximately $1.7 billion of cash, net of estimated closing adjustments, plus $125 million face value of 125,000 shares of our newly issued preferred stock (then fair value of $80.4 million), and a warrant (then fair value of $16.7 million) that is exercisable for 4,437,170 shares of our common stock, subject to customary anti-dilution adjustments, and $38.1 million of transaction related costs.

The warrant was exercisable on or after October 17, 2009 (or earlier, if Apollo achieved certain returns on its investment or if a dividend or distribution was paid on our common stock). As a result of a special dividend on its common stock we distributed in January 2007, the warrant became exercisable at an exercise price of $10.38 per share. The warrant will expire 30 days after notice is received by the warrantholders from us that Apollo and its affiliates have received certain specified investment returns. As a result of this offering and the proceeds received from Apollo therefrom, the expiration of the warrants may be triggered.

The preferred stock entitles its holder to receive dividends of 8.5% per annum (payable, at our option, either in cash or in kind) and ranks senior to shares of all other classes or series of stock with respect to rights upon a liquidation or sale of us at a price of the then-current face amount, plus any accrued and unpaid dividends. The preferred stock is redeemable at our option at any time, subject to the applicable terms of our debt instruments and applicable laws. In conjunction with a special dividend that we distributed in January 2007, we also redeemed 95,107 shares of our preferred stock at its initial face amount plus accrued and unpaid dividends. Immediately following the redemption, 29,893 shares of preferred stock with a face amount of $33.3 million, representing an initial face amount of $29.9 million plus accrued and unpaid dividends of $3.4 million, were outstanding. For a description of the terms of the preferred stock, see “Description of Capital Stock—Preferred Stock.” The consummation of this offering will trigger the redemption of all of our outstanding preferred stock and we intend to use a portion of our net proceeds from this offering to make this redemption.

On October 14, 2005, the Predecessor acquired all of the outstanding shares of common stock of TRL Group, Inc. (“TRL Group”) not owned by the Predecessor for approximately $15.7 million and the credit agreement provided by Cendant to TRL Group was terminated. Pursuant to the purchase agreement, Affinion Group acquired all of the outstanding capital stock and membership interests of the Predecessor, as well as substantially all of the Predecessor’s assets and liabilities. Certain assets and liabilities of the Predecessor were retained by Cendant pursuant to the purchase agreement.

As part of the 2005 Transactions, we made a special tax election referred to as a “338(h)(10) election” with respect to the Predecessor. Under the 338(h)(10) election, the companies constituting the Predecessor were deemed to have sold and repurchased their assets at fair market value. By adjusting the tax basis in such assets to fair market value for U.S. federal income tax purposes, the aggregate amount of our tax deductions for depreciation and amortization will increase, which will reduce our cash taxes in the future and thus further enhance our free cash flow generation.

Results of Operations

Supplemental Data

The following table provides data for selected business segments.

	Six Months Ended June 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
Affinion North America
Membership Products:
Retail
Average Members(1) (000’s)	8,388	9,361	9,102	10,786	12,832
% Monthly Members	36.8%	33.4%	34.6%	28.6%	17.4%
% Annual Members	63.2%	66.6%	65.4%	71.4%	82.6%
Annualized Net Revenue Per Average Member(2)	$69.83	$65.56	$67.96	$61.13	$52.86
Wholesale
Average Members(1)(3) (000’s)	3,706	3,937	3,942	3,843	4,179
Portion for service formerly retail (000’s)	2,188	1,973	2,048	1,593	832
Retail including wholesale formerly retail (000’s)	10,576	11,334	11,150	12,379	13,664
Global Membership Products:
Retail
Average Members(1)(4) (000’s)	8,590	9,417	9,200	10,786	12,832
Annualized Net Revenue Per Average Member(2)	$70.83	$65.63	$68.15	$61.13	$52.86
Average Retail Members including wholesale formerly retail(4) (000’s)	10,778	11,390	11,248	12,379	13,664
Insurance and Package Products:
Insurance(5)
Average Basic Insured(1) (000’s)	26,350	28,113	27,672	29,396	32,111
Average Supplemental Insured (000’s)	5,174	5,330	5,315	5,512	5,866
Annualized Net Revenue per Supplemental Insured(2)	$52.65	$47.22	$49.22	$42.62	$43.04
Package
Average Members(1) (000’s)	6,330	7,033	6,843	7,532	8,543
Annualized Net Revenue Per Average Member(2)	$13.57	$13.65	$13.60	$13.72	$13.18
Affinion International
International Products:
Package
Average Members(1) (000’s)	16,467	17,413	16,697	19,625	19,043
Annualized Net Revenue Per Average Package Member(2)	$7.85	$6.59	$7.04	$6.58	$8.13
Other Retail Membership
Average Members(1)(6) (000’s)	2,382	2,335	2,334	2,455	4,043
Annualized Net Revenue Per Average Member(2)(7)	$22.65	$20.91	$21.00	$21.31	$22.33
New Retail Membership(8)
Average Members(1) (000’s)	202	56	98	—	—
Annualized Net Revenue Per Average Member(2)	$112.27	$77.46	$86.31	—	—

(1)	Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period (i.e. quarter or year-to-date). A member’s or insured’s, as applicable, count is removed in the period in which the member or insured, as applicable, has cancelled.
(2)	Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period (i.e. quarter or year-to-date) and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues are no longer recognized in the calculation.
(3)	Includes 2,048,000, 1,593,000 and 832,000 average members for the years ended December 31, 2006, 2005 and 2004, respectively, and 2,188,000 and 1,973,000 average members for the six months ended June 30, 2007 and 2006, respectively, in each case related to wholesale programs historically offered under retail arrangements.
(4)	Includes International Products New Retail Average Members.
(5)	Excludes long-term preferred care programs which were monetized as part of the 2004 Events.
(6)	Includes 970,000 average members for the year ended December 31, 2004 related to the programs monetized as part of the 2004 Events.
(7)	Excludes non-recurring revenue of $15.7 million for the year ended December 31, 2004 related to the programs monetized as part of the 2004 Events.
(8)	As a result of initiating retail marketing in our International Products during the second quarter of 2005, we began tracking new retail membership in a manner consistent with our Membership Products.

In late 2002, our membership products changed its strategic focus to overall profitability and generating higher revenue from each member rather than the size of our member base. This has resulted in lower average members partially offset by higher average revenues per member, at lower commission rates and lower variable cost and higher contribution per member. Following a competitive analysis of the marketplace, we recognized that our products were priced below similar products offered in the marketplace. Additionally, we recognized that there were opportunities to further optimize marketing campaigns that had the effect of acquiring less members but nonetheless such members were more profitable in the aggregate. By raising prices and marketing more efficiently, we were able to increase our revenues even though less aggregate members joined our programs. For example, 100 consumers joining a product with a $100 annual fee is likely to generate more revenue than 120 consumers joining a product with a $75 annual fee. Accordingly, by increasing the prices for our products and engaging in marketing campaigns that were designed to achieve a greater return on marketing investment, we may be able to increase our revenues even though the aggregate number of members in our base declined.

In our membership business, our net revenue per average member grew from $36.54 in 2002 to $71.90 in the second quarter of 2007 and our average price per new member grew from $75.45 to $139.25 over the same period, for compound annual growth rates of 16.2% and 14.6%, respectively. In addition, we have decreased the average commission rates in our membership business by approximately 17% over the same period. Due to the increase in average revenue and the decrease in average commission rates, we have grown our average contribution margin (defined as revenue less commission) per member in our membership business from $25.21 in 2002 to $53.31 in the second quarter of 2007, for a compound annual rate of 18.1%. Over the same period our contribution margin for new members grew from $52.29 to $117.49.

Wholesale members include members where we typically receive a monthly service fee to support programs offered by our affinity partners. Certain programs historically offered as retail arrangements have switched to wholesale arrangements with lower annualized price points and no commission expense.

Basic insureds typically receive $1,000 of AD&D coverage at no cost to the consumer since the affinity partner pays the cost of this coverage. Supplemental insureds are customers who have elected to pay premiums for higher levels of coverage. Average supplemental members have decreased primarily due to reductions in new marketing spend. Average annualized net revenue per insured has increased primarily due to the introduction of higher-priced programs and higher levels of AD&D insurance coverage.

Domestic package members have declined primarily due to certain client terminations, some of which were at lower prices than the net revenue per average member.

Certain 2005 Pro Forma Information

The unaudited pro forma consolidated results of operations are presented for information purposes only and are not intended to represent or be indicative of the consolidated results of operations that we would have reported had the 2005 Transactions been completed as of the dates and for the period presented, and should not be taken as representative of our consolidated results of operations for future periods.

The unaudited pro forma results of operations for the year ended December 31, 2005 are based on the historical combined results of operations of the acquired business, the Predecessor, for the period January 1, 2005 to October 16, 2005, and our historical consolidated results of operations for the period October 17, 2005 to December 31, 2005 and give effect to the 2005 Transactions as if they had occurred on January 1, 2005. Pro forma adjustments were made to reflect:

•	Changes in depreciation and amortization expenses resulting from fair value adjustments to tangible assets and amortizable intangible assets;

•

Increase in interest expense resulting from additional indebtedness incurred in connection with the 2005 Transactions; accretion of the discount on the preferred stock and accrual of the preferred stock dividend; and

•	Transaction and debt issuance costs incurred as a result of the 2005 Transactions.

The pro forma adjustments (see Note 2 below) do not include the effect of the reductions in deferred revenue and prepaid commissions recorded in purchase accounting, nor the recording of a liability in purchase accounting for the fair value of servicing our members existing at the date of the 2005 Transactions for which no revenue will be recognized in the future. The effect of these purchase accounting adjustments on our historical consolidated results of operations for the period from October 17, 2005 to December 31, 2005 is discussed in the “—Overview of 2005 Historical Operating Results” section below.

	Company Historical(1)	Predecessor Historical(1)	Pro Forma Adjustments(2)		The Company Pro Forma
	October 17, 2005 to December 31, 2005	January 1, 2005 to October 16, 2005			Year Ended December 31, 2005
	(in millions)
Expenses:
Marketing and commissions	$87.1	$515.0	$(13.8	)(a)	$588.3
Operating costs	48.7	315.0	—		363.7
General and administrative	20.2	134.5	(25.1	)(b)	129.6
Gain on sale of assets	—	(4.7)	—		(4.7)
Depreciation and amortization	84.5	32.3	290.6	(c)	407.4

Total expenses	240.5	992.1	251.7		1,484.3

Interest income	1.3	1.9	—		3.2
Interest expense	(34.7)	(0.5)	(129.7	)(d)	(164.9)
Other income, net	—	5.9	—		5.9
Income tax (expense) benefit	—	(28.9)	24.8	(e)	(4.1)

Note 1:

Reflects our consolidated results of operations for the period from October 17, 2005 to December 31, 2005 (Company Historical) and the Predecessor’s historical combined results of operations for the period from January 1, 2005 to October 16, 2005 (Predecessor Historical).

Note 2:

Reflects the following pro forma adjustments to give effect to the 2005 Transactions for the year ended December 31, 2005:

(a)	Represents: (i) the elimination of $8.9 million of marketing expenses related to the amortization of the Predecessor’s insurance contract rights and list fees that is reflected as amortization expense in 2005 (see adjustment (c) below); and, (ii) the adjustment to conform the Predecessor’s accounting for deferred acquisition costs to our accounting policy of expensing such costs as incurred in the amount of $4.9 million, which amount represents the net impact of the acquisition expenses incurred during 2005 being less than the Predecessor’s historical amortization expense related to such costs.
(b)	Primarily represents the elimination of $18.2 million of bonus payments to certain of our officers and employees in connection with the closing of the 2005 Transactions that were expensed by the Predecessor, and the elimination of the $6.7 million charge related to the accelerated vesting of Cendant restricted stock units and stock options in connection with the closing of the 2005 Transactions that were expensed by the Predecessor.
(c)	Represents the net increase in amortization expense of $287.5 million resulting from the estimated new values allocated to our identifiable intangible assets using lives ranging from 3 years to 15 years, primarily on an accelerated basis, and the net increase in depreciation expense of $3.1 million resulting primarily from the estimated increased value and remaining useful life assigned to capitalized software. The identified intangible assets were comprised of member relationships, affinity relationships, proprietary databases and systems, trademarks and tradenames, and patents and technology.
(d)

Represents incremental interest expense for (1) the additional indebtedness related to the 2005 Transactions, consisting of Affinion Group’s 10 1/8% Senior Notes in the principal amount of $270.0 million, net of discount of $3.6 million, the term loan B under the Affinion Group Credit Facility in the principal amount of $860.0 million and Affinion Group’s senior subordinated bridge loan facility in the principal amount of $383.6 million, (2) accretion of the discount on the preferred stock and (3) accrual of the preferred stock dividend. The interest rates on the additional indebtedness used for pro forma purposes are generally based on the rates in effect during the period from October 17, 2005 to December 31, 2005. The adjustment assumes amortization of the discount on the senior notes based upon an effective interest rate of 10.375%. Also, the adjustment assumes amortization of debt issuance costs of approximately $42.0 million using the effective interest method over the maturity of the debt. The estimated weighted average interest rate used to compute the pro forma adjustment for interest expense on the additional indebtedness is approximately 8.8%. Accretion of the discount on the preferred stock has been reflected based on the effective interest rate method. The dividend on the preferred stock is based on the 8.5% per annum stated dividend rate.

(e)	Represents the elimination of the Predecessor’s historical provision for income taxes and the inclusion of a provision for income taxes based on our tax status following the 2005 Transactions. We have provided a valuation allowance against our net federal and state deferred tax assets with the exception of deferred tax liabilities relating to goodwill amortization for federal and state income tax purposes. The pro forma tax provision for income taxes primarily includes deferred taxes for goodwill deductible on our federal and state income tax returns, current state taxes and foreign income taxes.

Segment EBITDA

Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP, and Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

The following table summarizes our consolidated results of operations for the six months ended June 30, 2007 and 2006:

	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006	Increase (Decrease) Related to the Transactions	Increase (Decrease) Other
	(in millions)
Net revenues	$653.8	$510.2	$137.5	$6.1

Expenses:
Marketing and commissions	303.6	273.6	33.1	(3.1)
Operating costs	171.6	157.2	23.1	(8.7)
General and administrative	63.7	55.4	(7.7)	16.0
Depreciation and amortization	159.2	208.2	(54.8)	5.8

Total expenses	698.1	694.4	(6.3)	10.0

Loss from operations	(44.3)	(184.2)	143.8	(3.9)
Interest income	2.7	2.9	—	(0.2)
Interest expense	(89.8)	(81.3)	—	(8.5)
Loss on redemption of preferred stock	(31.0)	—	—	(31.0)

Loss before income taxes and minority interests	(162.4)	(262.6)	143.8	(43.6)
Income tax expense	(2.7)	(0.4)	(2.2)	(0.1)
Minority interests, net of tax	(0.1)	(0.2)	—	0.1

Net loss	$(165.2)	$(263.2)	$141.6	$(43.6)

Overview of Operating Results for the Six Months Ended June 30, 2007

The following is an overview of major changes affecting our operating results for the six months ended June 30, 2007.

Purchase accounting adjustments made in the 2005 Transactions had a significant impact on our results of operations for the six months ended June 30, 2007 as compared to June 30, 2006. These entries, which are non-cash in nature, increased net revenues by $137.5 million and reduced loss from operations by $143.8 million. The effect of purchase accounting adjustments related to deferred revenue for the six months ended June 30, 2007 as compared to June 30, 2006 increased net revenues by $137.5 million, marketing and commissions expense by $33.1 million and operating costs by $24.7 million. In addition, the amortization of a liability from unfavorable contracts reduced operating costs by $1.6 million. We recorded $54.8 million less depreciation and amortization expense for the six months ended June 30, 2007, which positively affected results of operations.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

The following section provides an overview of our consolidated results of operations for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. Calculated percentages are based on amounts as reported which, for the six months ended June 30, 2007 and 2006, reflect the impact of purchase accounting.

Net Revenues. During the six months ended June 30, 2007, we reported net revenues of $653.8 million, an increase of $143.6 million, or 28.1%, as compared to net revenues of $510.2 million in the comparable 2006 period. Approximately $137.5 million, or 26.9% of the increase was due to an adjustment in deferred revenue related to the 2005 Transactions. Deferred revenue was originally written down as part of purchase accounting. The majority of the negative impact of this adjustment has been recognized in 2005 and 2006, and such impact will decline in future periods. Net revenues excluding the impact of the 2005 Transactions increased by $6.1 million, or 1.2%, primarily due to increased International products net revenues of $18.4 million and Insurance and package products net revenues of $6.3 million, partially offset by lower Loyalty products and Membership products net revenues of $10.0 million and $9.5 million, respectively. International products net revenues increased primarily due to new retail and other retail program introductions, growth in the package business and a favorable currency impact. Insurance and package products net revenues increased primarily due to lower cost of insurance. Loyalty products net revenues decreased primarily due to the absence in 2007 of royalty revenue from a Cendant patent license agreement which expired in December 2006 and contract terminations. Membership products net revenues decreased from lower member volumes, which were partially offset by higher average revenues per retail member and higher wholesale revenues from programs that were formerly retail.

Marketing and Commissions Expense. Marketing and commissions expense increased by $30.0 million, or 11.0%, to $303.6 million for the six months ended June 30, 2007 from $273.6 million for the six months ended June 30, 2006. Marketing and commissions expense increased by approximately $33.1 million, or 12.1%, as a result of higher commission expense from recording non-cash purchase accounting adjustments to prepaid commissions related to deferred revenue. Excluding the impact of the 2005 Transactions, marketing and commissions expense was $3.1 million, or 1.1%, lower, primarily due to lower commissions in our Membership products business.

Operating Costs. Operating costs increased by $14.4 million, or 9.2%, to $171.6 million for the six months ended June 30, 2007 from $157.2 million for the six months ended June 30, 2006. Operating costs increased as a result of the 2005 Transactions by $23.1 million, or 14.7%, related to an adjustment for a liability recorded in purchase accounting to service our members (for which no revenue will be recognized in the future) as a result of the 2005 Transactions of $24.7 million and a non-cash purchase accounting adjustment for the amortization of unfavorable contracts which reduced operating costs by $1.6 million. Excluding the impact of the 2005 Transactions, operating costs were $8.7 million, or 5.5%, lower than 2006, primarily due to lower product and servicing costs due to a lower member and client base, and improvements in contact center operations.

General and Administrative Expense. General and administrative expense increased by $8.3 million, or 15.0%, to $63.7 million for the six months ended June 30, 2007 from $55.4 million for the six months ended June 30, 2006. Excluding the impact of the Transactions, general and administrative costs were $16.0 million, or 28.9%, higher in 2007 primarily due to a dividend payment to option holders in the first quarter of 2007, increased costs related to Sarbanes-Oxley compliance and increases in other general expenses. Partially offsetting these increases was the absence of a $7.7 million charge in 2007 related to accrued management retention bonuses in 2006 related to the Transactions.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased by $49.0 million, or 23.5%, for the six months ended June 30, 2007 to $159.2 million from $208.2 million for the six months ended June 30, 2006, primarily from recording higher amortization expense in 2006 on the fair value of intangible assets resulting from the Transactions as the majority of the intangibles are amortized on an accelerated basis. This amortization expense is based upon an allocation of values to intangible assets and is being amortized over lives ranging from 3 years to 15 years.

Interest Expense. Interest expense increased by $8.5 million, or 10.5%, to $89.8 million for the six months ended June 30, 2007 from $81.3 million for the six months ended June 30, 2006, primarily due to a less favorable impact of approximately $4.4 million on the interest rate swap in 2007 as compared to 2006, the January 2007 borrowing and interest accretion in 2007 from contract rights purchased in December 2006. These increases were partially offset by lower deferred financing costs of approximately $10.0 million in 2007 as a result of accelerated expense in 2006 from the bridge loan refinancing, along with lower interest expense as a result of prepayments made on our term loan throughout 2006 and 2007.

Loss on Redemption of Preferred Stock. In January 2007, in conjunction with the special dividend on our common stock distributed to our equity holders, we redeemed 95,107 shares of preferred stock at its initial face amount plus accrued and unpaid dividends, recognizing a loss on the redemption of $31.0 million, representing the difference between the redemption price of the initial face amount plus accrued and unpaid dividends and the Company’s carrying amount based on the fair value at the date of issuance and accretion through the redemption date.

Income Tax Expense. Income tax expense increased by $2.3 million for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006, primarily due to the movement in valuation allowances established against deferred tax assets and an increase in current state tax liabilities.

Operating Segment Results

Net revenues and Segment EBITDA by operating segment are as follows:

	Six Months Ended June 30,
	Net Revenues				Segment EBITDA (1)
	2007	2006	Increase (Decrease) Related to the Transactions	Other Increase (Decrease)	2007	2006	Increase (Decrease) Related to the Transactions	Other Increase (Decrease)
	(in millions)

Affinion North America

Membership products	$342.5	$225.9	$126.1	$(9.5)	$38.0	$(36.3)	$82.4	$(8.1)
Insurance and package products	186.6	179.9	0.4	6.3	70.9	52.9	0.4	17.6
Loyalty products	26.2	35.3	0.9	(10.0)	6.3	10.4	0.9	(5.0)
Eliminations	(2.4)	(3.3)	—	0.9	—	—	—	—

Total North America	552.9	437.8	127.4	(12.3)	115.2	27.0	83.7	4.5
Affinion International products	100.9	72.4	10.1	18.4	8.1	(1.1)	5.3	3.9

Total products	653.8	510.2	137.5	6.1	123.3	25.9	89.0	8.4
Corporate	—	—	—	—	(8.4)	(1.9)	—	(6.5)

Total	$653.8	$510.2	$137.5	$6.1	114.9	24.0	89.0	1.9

Depreciation and amortization					(159.2)	(208.2)	54.8	(5.8)

Loss from operations					$(44.3)	$(184.2)	$143.8	$(3.9)

(1)	See Segment EBITDA and Note 10 to the unaudited condensed consolidated financial statements for a discussion on Segment EBITDA.

Affinion North America

Membership Products. Membership products net revenues increased by $116.6 million, or 51.6%, to $342.5 million for the six months ended June 30, 2007 as compared to $225.9 million for the six months ended June 30, 2006. The increase was primarily attributable to a $126.1 million adjustment related to deferred revenue recorded in purchase accounting from the 2005 Transactions. Excluding the effects of the 2005 Transactions, net revenues decreased by $9.5 million, or 4.2%, primarily due to lower retail member volumes, partially offset by higher average revenues per retail member and higher wholesale revenues from programs that were formerly retail.

Segment EBITDA increased by $74.3 million for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. Segment EBITDA related to the 2005 Transactions for the six months ended June 30, 2007 was positively affected by a $73.5 million deferred revenue adjustment recorded in purchase accounting, net of increased prepaid commissions and the amortization of the liability to service our members (for which no revenue will be recognized in the future) recorded in purchase accounting. Segment EBITDA for 2007 also increased by $7.7 million from the absence in 2007 of management retention bonuses recorded in 2006 and $1.2 million from a non-cash purchase accounting adjustment for the amortization of unfavorable contracts. Excluding the effects of the 2005 Transactions, Segment EBITDA decreased by $8.1 million, or 22.3%, primarily due to the impact of lower net revenues of $9.5 million, which was more than offset by lower commissions, marketing, and product benefit and servicing costs of $10.2 million, including approximately $5.4 million due to lower product and servicing costs associated with a lower membership base and improvements in contact center operations. Segment EBITDA declined due to increased general and administrative costs of $8.8 million, primarily as a result of centralizing certain overhead functions, increased costs related to Sarbanes-Oxley compliance and increases in other general expenses.

Insurance and Package Products. Insurance and package products net revenues increased $6.7 million, or 3.7%, to $186.6 million for the six months ended June 30, 2007 as compared to $179.9 million for the six months ended June 30, 2006, primarily due to an increase in Insurance revenue of $10.2 million, primarily due to the lower cost of insurance and the continued increase in revenue per supplemental insured, partially offset by a reduction in Package revenue of $4.0 million, primarily due to fewer Package members. In addition, net revenues as a result of the 2005 Transactions increased by $0.4 million, or 0.2%, due to a non-cash deferred revenue adjustment recorded in purchase accounting.

Excluding the effects of the 2005 Transactions, Segment EBITDA increased by $17.6 million, or 33.3%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. The impact of the increase in net revenues, net of higher commissions and lower marketing costs and the benefit of centralizing certain overhead functions, increased Segment EBITDA by $15.0 million. Additionally, Segment EBITDA increased by $2.6 million due to lower product, servicing and employee expenses. Segment EBITDA related to the Transactions increased by $0.4 million, or 0.7%, due to a deferred revenue adjustment as mentioned above.

Loyalty Products. Revenues from Loyalty products decreased by $9.1 million, or 25.8%, for the six months ended June 30, 2007 to $26.2 million as compared to $35.3 million for the six months ended June 30, 2006. Excluding the effects of the Transactions, net revenues decreased $10.0 million, or 28.3%, primarily due to the absence in 2007 of royalty revenue of $4.6 million received from the licensing of patents to Cendant in 2006 and $5.4 million due to the combined impact of contract terminations, new programs and growth from existing programs. Net revenues also increased by $0.9 million, or 2.5% due to a deferred revenue adjustment recorded in purchase accounting as a result of the 2005 Transactions.

Segment EBITDA decreased by $4.1 million, or 39.4%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. Excluding the effects of the 2005 Transactions, Segment EBITDA decreased by $5.0 million, or 48.1%, primarily from the absence in 2007 of $4.6 million of royalties received from the licensing of patents to Cendant in 2006. Growth from new and existing programs, combined with lower operating costs, primarily offset the impact of contract terminations noted above. Segment EBITDA related to the 2005 Transactions increased $0.9 million, or 8.7%, from the deferred revenue adjustment described above.

Affinion International

International Products. International products net revenues increased by $28.5 million, or 39.4%, to $100.9 million for the six months ended June 30, 2007 as compared to $72.4 million for the six months ended June 30, 2006. Net revenues excluding the results of the 2005 Transactions increased $18.4 million, or 25.4%, primarily due to higher revenues of $8.1 million from new program introductions for our new retail offerings,

$3.0 million from growth in our package business, and a $7.9 million impact from the weakening of the U.S. dollar. Net revenues also increased $10.1 million, or 14.0%, from a non-cash deferred revenue adjustment recorded in purchase accounting as a result of the Transactions.

Segment EBITDA increased by $9.2 million, or 836.4%, for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006. Excluding the effect of the 2005 Transactions, Segment EBITDA increased $3.9 million, or 354.6%, primarily as a result of new retail program introductions and growth in our package business. In addition, Segment EBITDA increased by $5.3 million, or 481.8%, as a result of purchase accounting adjustments primarily related to a deferred revenue adjustment, net of commissions, and the amortization of the service liability to service our members (for which no revenue will be recognized in the future) as a result of the 2005 Transactions.

Corporate.    For the six months ended June 30, 2007, corporate costs increased by $6.4 million as compared to the six months ended June 30, 2006, primarily due to a dividend payment to option holders in the first quarter of 2007.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005 (including certain amounts on a pro forma basis)

We have presented 2005 results of operations on a pro forma basis and discussed the 2006 historical results of operations in relation to the 2005 pro forma results of operations. The following table summarizes our historical consolidated results of operations for the year ended December 31, 2006 and pro forma consolidated results of operations for the year ended December 31, 2005:

	Company Historical	Company Pro Forma	Increase (Decrease) Related to the 2005 Transactions	Increase (Decrease) Other
	Year Ended December 31, 2006	Year Ended December 31, 2005(1)
	(in millions)
Net revenues	$1,137.7	$1,198.7	$(73.6)	$12.6

Expenses:
Marketing and commissions	580.9	588.3	(21.9)	14.5
Operating costs	326.1	363.7	(8.0)	(29.6)
General and administrative	107.1	129.6	7.3	(29.8)
Gain on sale of assets	—	(4.7)	—	4.7
Goodwill impairment	15.5	—	—	15.5
Depreciation and amortization	396.8	407.4	(6.4)	(4.2)

Total expenses	1,426.4	1,484.3	(29.0)	(28.9)

Income (loss) from operations	(288.7)	(285.6)	(44.6)	41.5
Interest income	5.7	3.2	—	2.5
Interest expense	(163.0)	(164.9)	—	1.9
Other income, net	—	5.9	—	(5.9)

Income (loss) before income taxes and minority interests	(446.0)	(441.4)	(44.6)	40.0
Income tax (expense) benefit	(6.3)	(4.1)	17.6	(19.8)
Minority interest, net of tax	(0.3)	(0.1)	—	(0.2)

Net income (loss)	$(452.6)	$(445.6)	$(27.0)	$20.0

(1)	Certain amounts have been presented on a pro forma basis in order to provide a more meaningful analysis of trends and present the combined results of operations on a consistent basis. See “Certain 2005 Pro Forma Information” above.

Overview of 2006 Historical Operating Results

The following is an overview of major changes affecting our historical operating results in 2006 compared to 2005:

•

Purchase accounting adjustments made in the 2005 Transactions had a significant impact on our consolidated results of operations in 2006 and our pro forma results of operations in 2005 following the 2005 Transactions. These entries, which are non-cash in nature, reduced 2006 net revenues by $73.6 million more than the comparable entries reduced 2005 net revenues and reduced income from operations by $44.6 million more than the comparable entries reduced 2005 income from operations. Since deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the 2005 Transactions have been and will be less than they otherwise would have been. Also, we recorded a liability in purchase accounting for the fair value of servicing our members existing at the date of the 2005 Transactions for which no revenue will be recognized in the future. Because the liability recorded in purchase accounting will be used to offset future servicing costs for such members, our operating costs have been and will be lower for periods following the 2005 Transactions than they otherwise would have been. Also, because prepaid commissions were reduced in purchase accounting, marketing and commissions expense for periods following the 2005 Transactions have been and will be less than they otherwise would have been. The effect of these purchase accounting adjustments on our historical consolidated results of operations for the year ended December 31, 2006 was to reduce net revenues by $67.6 million compared to 2005 pro forma net revenues, reduce marketing and commissions expense by $21.9 million compared to 2005 pro forma marketing and commissions expense, and reduce operating costs expense by $5.1 million compared to 2005 pro forma operating costs. In addition, amortization of an asset from a favorable non-market contract recorded in purchase accounting reduced 2006 net revenues by $6.0 million, while the amortization of a liability from unfavorable non-market contracts reduced 2006 operating costs by $2.9 million.

2006 Results Compared to 2005 Results (including certain amounts on a pro forma basis)

The following section provides an overview of our historical consolidated results of operations for the year ended December 31, 2006 compared to our pro forma consolidated results of operations for the year ended December 31, 2005. Calculated percentages are based on amounts as reported which, for the years ended December 31, 2006 and 2005 (with certain amounts on a pro forma basis), reflect the impact of purchase accounting.

Net Revenues. For the year ended December 31, 2006, we reported net revenues of $1,137.7 million, a decrease of $61.0 million, or 5.1%, as compared to net revenues of $1,198.7 million for the comparable period in 2005. Net revenues as a result of the 2005 Transactions decreased $73.6 million, or 6.1%, primarily the result of a non-cash reduction in deferred revenue recorded in purchase accounting. Excluding the effect of the 2005 Transactions, net revenues increased $12.6 million, or 1.0%, primarily from increased revenue of $17.5 million in our Insurance and Package business primarily due to lower cost of insurance, and increased average premiums per supplemental insured, partially offset by lower package revenues, primarily due to lower average package members, along with higher net revenues of $16.7 million in our Loyalty business from an increase in loyalty and enhancement programs and royalty revenue from the licensing of patents to Cendant. Net revenues decreased in our Membership business by $21.0 million primarily the result of lower retail member volumes, partially offset by higher average revenues per retail member and an increase in wholesale revenues. Net revenues decreased slightly in our International business, primarily due to the negative impact of contract renewal renegotiations with certain affinity partners, partially offset by increases due to new retail program introductions.

Marketing and Commissions Expense. Marketing and commissions expense decreased by $7.4 million, or 1.3%, to $580.9 million for the year ended December 31, 2006 from $588.3 million for the year ended December 31, 2005. A non-cash reduction to prepaid commissions related to deferred revenues recorded in purchase accounting as a result of the 2005 Transactions reduced marketing and commissions expense by approximately $21.9 million, or 3.7%. This was partially offset by a $14.5 million, or 2.4%, increase in marketing and commissions expense excluding the impact of the 2005 Transactions, primarily due to higher marketing expenditures to generate future revenues in our International products from new retail programs and in our Insurance and Package products, partially offset by lower commissions in our Membership business.

Operating Costs. Operating costs decreased by $37.6 million, or 10.3%, to $326.1 million for the year ended December 31, 2006 from $363.7 million for the year ended December 31, 2005. Operating costs, excluding the impact of the 2005 Transactions, decreased by $29.6 million, or 8.1%, primarily due to decreases in our Membership and Insurance and Package products of $30.1 million and $7.9 million, respectively, partially offset by increased costs in our Loyalty products of $7.4 million primarily due to higher revenues. Operating cost reductions included lower product and servicing costs for a lower membership base, lower protection product costs and improvements in contact center operations in our Membership business of $14.0 million, lower employee related costs in our Insurance and Package products of $7.5 million and benefits from outsourcing our travel call center operations of $3.4 million. As a result of the 2005 Transactions, operating costs decreased $8.0 million, or 2.2%, due to a $5.1 million adjustment for a liability recorded in purchase accounting to service our members (for which no revenue will be recognized in the future) and a non-cash purchase accounting adjustment for the amortization of unfavorable non-market contracts of $2.9 million.

General and Administrative Expense. General and administrative expenses decreased by $22.5 million, or 17.4%, to $107.1 million for the year ended December 31, 2006 from $129.6 million for the year ended December 31, 2005. Excluding the impact of the 2005 Transactions, general and administrative expenses declined $29.8 million, or 23.0%, primarily due to the absence in 2006 of general corporate overhead charges from Cendant of $13.5 million and lower litigation settlement costs of $19.5 million. Partially offsetting these decreases was a $7.3 million, or 5.6%, charge related to accrued management retention bonuses as a result of the 2005 Transactions.

Gain on Sale of Assets. Gain on sale of assets decreased by $4.7 million during 2006, the result of a deferred payment recorded in 2005 in connection with the sale of 78% of our long-term preferred care commission rights in December 2004 as part of the 2004 Events.

Goodwill Impairment. A goodwill impairment charge of $15.5 million, representing all of the goodwill ascribed to the Loyalty business, was recorded in the fourth quarter of 2006 in our Loyalty business, primarily the result of lower projected future cash flows, principally due to the termination of a client contract with our Loyalty business. As a result of this termination, we determined that the resulting change in expected future cash flows warranted a test of goodwill impairment for our Loyalty business. We concluded the loss of the projected cash flows from this Loyalty client and the related decrease in the fair value of the Loyalty business indicated that the goodwill ascribed to the Loyalty business had been impaired.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased by $10.6 million, or 2.6%, to $396.8 million for the year ended December 31, 2006 from $407.4 million for the year ended December 31, 2005, primarily due to a $6.4 million, or 1.6%, decrease as a result of the 2005 Transactions, primarily the result of a decrease in the amortization rate of the intangible assets acquired in the 2005 Transactions during the fourth quarter of 2006. This decrease was partially offset by upward revisions in 2006 of the estimates of intangible assets resulting from the fair values allocated to our identifiable intangible assets as a result of the 2005 Transactions. Amortization expense is based on an allocation of values to intangible assets and is amortized over lives ranging from 3 years to 15 years, primarily on an accelerated basis. In addition, depreciation expense decreased by $4.2 million, or 1.0%, excluding the effect of purchase accounting, principally due to property and equipment that became fully depreciated during 2006.

Interest Expense. Interest expense decreased by $1.9 million, or 1.2%, to $163.0 million for the year ended December 31, 2006 from $164.9 million for the year ended December 31, 2005, primarily due to the effect of a $20.0 million voluntary prepayment of our term loan during the fourth quarter of 2005 and $85.0 million of additional voluntary prepayments of the term loan made during 2006, partially offset by higher expense associated with the refinancing of our bridge loan facility during the second quarter of 2006.

Other Income, Net. Other income, net decreased $5.9 million for the year ended December 31, 2006, primarily due to the absence in 2006 of $5.9 million of non-cash other income recognized in 2005 resulting from the dissolution of our Japanese joint venture operations as discussed in Note 12 to our consolidated and combined financial statements included elsewhere herein.

Income Tax (Expense) Benefit. Income tax expense increased by $2.2 million, or 53.7%, to $6.3 million for the year ended December 31, 2006 from $4.1 million for the year ended December 31, 2005 due to the movement in valuation allowances established against foreign deferred tax assets offset by the reduction in current tax liabilities.

Operating Segment Results

The following section provides an overview of our historical consolidated results of operations for the year ended December 31, 2006 compared to our pro forma consolidated results of operations for the year ended December 31, 2005.

Net revenues and Segment EBITDA by operating segment are as follows:

	Years Ended December 31,
	Net Revenues				Segment EBITDA(1)
	Historical 2006	Combined 2005	Increase (Decrease) Related to the 2005 Transactions	Other Increase (Decrease)	Historical 2006	Pro Forma 2005(2)	Increase (Decrease) Related to the 2005 Transactions	Other Increase (Decrease)
	(in millions)
Affinion North America:
Membership products	$549.8	$655.9	$(85.1)	$(21.0)	$(8.3)	$25.6	$(63.4)	$29.5
Insurance and package products	366.0	317.3	31.2	17.5	118.7	71.2	24.4	23.1
Loyalty products	66.7	57.1	(7.1)	16.7	19.3	15.1	(7.1)	11.3
Eliminations	(6.7)	(8.5)	—	1.8	—	—	—	—

Total North America	975.8	1,021.8	(61.0)	15.0	129.7	111.9	(46.1)	63.9

Affinion International:
International products	161.9	176.9	(12.6)	(2.4)	(1.1)	9.9	(4.9)	(6.1)

Total products	1,137.7	1,198.7	(73.6)	12.6	128.6	121.8	(51.0)	57.8
Corporate	—	—	—	—	(5.0)	—	—	(5.0)
Goodwill impairment	—	—	—	—	(15.5)	—	—	(15.5)

Total	$1,137.7	$1,198.7	$(73.6)	$12.6	108.1	121.8	(51.0)	37.3

Depreciation and amortization					(396.8)	(407.4)	(6.4)	(4.2)

Income (loss) from operations					$(288.7)	$(285.6)	$(44.6)	$41.5

(1)	See Segment EBITDA and Note 22 to the consolidated and combined financial statements included elsewhere herein for a discussion on Segment EBITDA.
(2)	Certain amounts have been presented on a pro forma basis in order to provide a more meaningful analysis of trends and present the combined results of operations on a consistent basis. See “—Certain 2005 Pro Forma Information” above.

Affinion North America

Membership Products. Membership net revenues decreased for the year ended December 31, 2006 by $106.1 million, or 16.2%, to $549.8 million from $655.9 million for the year ended December 31, 2005. The decrease was primarily attributable to an $85.1 million, or 13.0%, non-cash decrease in net revenues related to a reduction in deferred revenue recorded in purchase accounting from the 2005 Transactions, along with a decrease of $21.0 million, or 3.2%, primarily due to lower retail member volumes, partially offset by higher average revenues per retail member and higher wholesale revenues, including revenue from programs that were formerly retail.

Segment EBITDA decreased by $33.9 million for the year ended December 31, 2006 compared to the year ended December 31, 2005. Segment EBITDA as a result of the 2005 Transactions was negatively affected by a reduction of $58.3 million in deferred revenue recorded in purchase accounting, net of prepaid commissions and the amortization of the liability to service our members (for which no revenue will be recognized in the future), and $7.3 million of charges recorded in 2006 related to accrued management bonuses as a result of the 2005 Transactions. Excluding the effects of the 2005 Transactions, the impact of lower membership revenue of $21.0 million was more than offset by expanded margins on the overall member base due to lower commissions and lower product benefit and servicing costs totaling $39.8 million, including approximately $14.0 million due to lower product and service costs associated with a lower membership base and improvements in contact center operations, and $3.4 million of benefits realized from outsourcing our travel call center operations. In addition, general and administrative expenses decreased by $10.3 million, primarily as a result of $11.3 million of litigation expenses recorded in 2005 which were not recurring and the absence in 2006 of $6.9 million of general corporate overhead charges in 2005 from Cendant, partially offset by increased fixed payroll and higher management incentive bonuses totaling $6.5 million.

Insurance and Package Products. Insurance and package net revenues increased by $48.7 million, or 15.4%, to $366.0 million for the year ended December 31, 2006 compared to $317.3 million for the year ended December 31, 2005, primarily due to a non-cash increase in deferred revenue as a result of purchase accounting of $31.2 million, or 9.8%. Excluding the effects of the 2005 Transactions, higher insurance revenue of $26.1 million, or 8.2%, primarily attributable to lower cost of insurance and increased average premiums per insured was partially offset by lower package revenues of $8.3 million, or 2.6%, primarily due to lower average package members.

Segment EBITDA increased by $47.5 million, or 66.7%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005, due in part to a non-cash increase in deferred revenue, net of prepaid commissions, as a result of purchase accounting of $24.4 million, or 34.3%. Excluding purchase accounting, the impact of the net increase in revenue, net of higher commission and marketing costs, increased Segment EBITDA by $7.5 million. Segment EBITDA also benefited from lower employee costs of $7.5 million and the absence in 2006 of litigation settlement costs from the Fortis matter of $8.2 million and general corporate overhead charges from Cendant of $4.7 million. Segment EBITDA in 2006 was reduced by the absence of a $4.7 million gain on sale of assets recorded in 2005 resulting from a deferred payment on the long-term preferred care commission rights sold as part of the 2004 Events.

Loyalty Products. Revenues from Loyalty products increased by $9.6 million, or 16.8%, to $66.7 million for the year ended December 31, 2006 compared to $57.1 million for the year ended December 31, 2005. Loyalty and enhancement programs increased $9.3 million over the prior year period including a $3.8 million one-time benefit for a contract termination penalty. Higher Loyalty revenue of $7.4 million received from the licensing of patents to Cendant was reduced by a $6.0 million non-cash purchase accounting adjustment as the agreement was determined to have a favorable component as compared to market. In addition, a reduction related to a deferred revenue adjustment recorded in purchase accounting from the 2005 Transactions further reduced net revenues by $1.1 million.

Segment EBITDA increased by $4.2 million, or 27.8%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005, comprised of a decrease of $7.1 million, or 47.0%, related to the purchase accounting adjustments attributable to the 2005 Transactions and an increase of $11.3 million, or 74.8%, excluding the effects of the 2005 Transactions. The decrease related to purchase accounting was attributable to a $6.0 million non-cash purchase accounting adjustment referenced above and a $1.1 million adjustment to deferred revenue. The increase excluding the effects of the 2005 Transactions was due to $2.1 million higher loyalty and enhancement package contributions, including the benefit from a non-recurring $3.8 million contract termination penalty, $7.4 million from the licensing of patents to Cendant and settlement fees related to enforcement of patent rights of $3.5 million. These increases were partially offset by litigation costs incurred to enforce patent rights that were $1.7 million higher than the prior year.

Affinion International

International Products. International net revenues decreased by $15.0 million, or 8.5%, to $161.9 million for the year ended December 31, 2006 compared to $176.9 million for the year ended December 31, 2005. The decline was primarily due to a $12.6 million, or 7.1%, non-cash reduction in deferred revenues as a result of purchase accounting adjustments from the 2005 Transactions. Excluding the effects of the 2005 Transactions, international package revenues decreased by $12.2 million as a result of contract renewal renegotiations with certain significant affinity partners and $3.2 million from a terminated contract in South Africa. These decreases were partially offset by increased revenues of $8.5 million from new program introductions including our new retail offerings and the positive impact from the weakening of the U.S. dollar of $1.8 million.

Segment EBITDA decreased by $11.0 million, or 111.1%, for the year ended December 31, 2006 as compared to the year ended December 31, 2005. The decrease was primarily due to lower net package revenues combined with higher marketing and commissions expense and operating costs principally associated with new retail programs which reduced Segment EBITDA by approximately $16.4 million, along with $4.7 million of higher travel service fee costs. This was partially offset by lower operating and general and administrative costs including $6.1 million of lower restructuring costs, $5.5 million of reduced IT infrastructure and related costs, and the absence in 2006 of $1.9 million in general corporate overhead charges from Cendant. Excluding the effects of the 2005 Transactions, Segment EBITDA was further reduced by a $5.6 million reduction of deferred revenues net of commissions and the amortization of the service liability to service our members (for which no revenue will be recognized in the future) as a result of purchase accounting adjustments.

Corporate. For the year ended December 31, 2006, we incurred $5.0 million of costs that were generally of a corporate nature or managed on a corporate basis, including stock-based compensation expense recorded in accordance with FASB Statement No. 123R and consulting fees paid to Apollo.

Goodwill Impairment. A goodwill impairment charge of $15.5 million, representing all of the goodwill ascribed to the Loyalty business, was recorded in the fourth quarter of 2006 in our Loyalty business, primarily the result of lower projected future cash flows, principally due to the termination of a client contract with our Loyalty business. As a result of this termination, we determined that the resulting change in expected future cash flows warranted a test of goodwill impairment for our Loyalty business. We concluded the loss of the projected cash flows from this Loyalty client and the related decrease in the fair value of the Loyalty business indicated that the goodwill ascribed to the Loyalty business had been impaired.

Year Ended December 31, 2005 (including certain amounts on a pro forma basis) Compared to Year Ended December 31, 2004

We have presented 2005 results of operations on a pro forma basis and discussed the 2005 pro forma results of operations in relation to the 2004 historical results of operations. The following table summarizes our pro forma consolidated results of operations for the year ended December 31, 2005 and historical combined results of operations for the year ended December 31, 2004:

	Company Pro Forma	Predecessor Historical	Increase (Decrease) Related to the 2005 Transactions	Increase (Decrease) Other
	Year Ended December 31, 2005(1)	Year Ended December 31, 2004
	(in millions)
Net revenues	$1,198.7	$1,530.9	$(142.1)	$(190.1)

Expenses:
Marketing and commissions	588.3	665.3	(48.4)	(28.6)
Operating costs	363.7	383.3	(27.9)	8.3
General and administrative	129.6	185.0	3.8	(59.2)
Gain on sale of assets	(4.7)	(23.9)	—	19.2
Depreciation and amortization	407.4	43.9	366.2	(2.7)

Total expenses	1,484.3	1,253.6	293.7	(63.0)

Income (loss) from operations	(285.6)	277.3	(435.8)	(127.1)
Interest income	3.2	1.7	—	1.5
Interest expense	(164.9)	(7.3)	(164.2)	6.6
Other income, net	5.9	0.1	—	5.8

Income (loss) before income taxes and minority interests	(441.4)	271.8	(600.0)	(113.2)
Income tax (expense) benefit	(4.1)	104.5	(4.1)	(104.5)
Minority interest, net of tax	(0.1)	0.1	—	(0.2)

Net income (loss)	$(445.6)	$376.4	$(604.1)	$(217.9)

(1)	Certain amounts have been presented on a pro forma basis in order to provide a more meaningful analysis of trends and present the combined results of operations on a consistent basis. See “—Certain 2005 Pro Forma Information” above.

Overview of 2005 Historical Operating Results

The following is an overview of major changes affecting our historical operating results in 2005:

•

Purchase accounting adjustments made in the 2005 Transactions had a significant impact on our pro forma results of operations in 2005 following the 2005 Transactions. These entries, which are non-cash in nature, reduced net revenues by $142.1 million and income from operations by $435.8 million. Because deferred revenues were reduced in purchase accounting, net revenues recognized for periods following the 2005 Transactions will be less than they otherwise would have been. Also, we recorded a liability in purchase accounting for the fair value of servicing our members existing at the date of the 2005 Transactions for which no revenue will be recognized in the future. Because the liability recorded in purchase accounting will be used to offset future servicing costs for such members, our operating costs will be lower for periods following the 2005 Transactions than they otherwise would have been. Also, because prepaid commissions were reduced in purchase accounting, marketing and commissions expense for periods following the 2005 Transactions will be less than they otherwise would have been. The effect of these purchase accounting adjustments on our historical consolidated results of operations for the period from October 17, 2005 to December 31, 2005 was to reduce net revenues by $142.1 million, marketing and commissions expense by $36.6 million, and operating costs expense by $27.9 million. Marketing and commissions expense also decreased approximately $11.8 million related to the amortization of capitalized insurance contract rights and list fees whose fair value is now included in other intangibles, net. Amortization of existing insurance contract rights and list fees as of the transaction date is reflected as amortization expense for 2005. Additionally, we recorded $366.2 million incremental depreciation and amortization expense which negatively affected results of operations. The incremental depreciation expense relates primarily to a purchase accounting adjustment to capitalized software.

•

In the third and fourth quarters of 2004, we entered into the 2004 Events to monetize certain assets and recurring revenue streams. These 2004 Events, along with the related revenue streams, contributed approximately $98 million of non-recurring revenue and approximately $110 million of income from operations in 2004, which will not recur in the future. Additionally, there were certain other matters of a non-recurring nature impacting our 2004 results of operations further described below.

•

International products had lower net revenues of $87.1 million and lower income from operations of $51.1 million in existing international package enhancement and retail programs primarily as a result of contract renewal renegotiations with certain significant affinity partners. Further, a restructuring plan was put in place to reduce operating costs. This plan included centralization of certain functions and facilities both within Europe, as well as globally, including consolidation of data centers, outsourcing of call center activities and creating centralized oversight of human resources, IT, legal and other support functions.

•

During 2004, we began to integrate our historically separate operations into a single, global organization with a revised business strategy to achieve long-term growth. We began integrating our marketing spend to focus on more profitable opportunities and to maximize returns across all of our operations on a global basis.

•

Travel agency operations within our membership products experienced lower net revenues and income from operations of $13.3 million and $5.2 million, respectively, during 2005 as compared to 2004. This was caused by lower levels of travel members, a reduction in travel sale conversion rates during the initial transition period to a new outsourcing partner for our travel call center operations and changes in intercompany arrangements. In response, a restructuring plan was put in place in early 2005 to lower operating costs. This plan included reduction of fixed costs in the areas of facility and support service, as well as cost savings from outsourcing of the agency’s call center activities.

2005 Results (including certain amounts on a pro forma basis) Compared to Historical 2004 Results

The following section provides an overview of our pro forma consolidated results of operations for the year ended December 31, 2005 compared to our historical combined results of operations for the year ended December 31, 2004.

Net Revenues. During 2005, net revenues decreased by $332.2 million, or 21.7%, to $1,198.7 million in 2005 from $1,530.9 million in 2004 of which $142.1 million of the decrease was due to a non-cash reduction in deferred revenue recorded in purchase accounting and approximately $98 million (which does not include certain other matters of a non-recurring nature described below) of the decrease was due to the monetization of certain agreements as part of the 2004 Events, that resulted in non-recurring revenues in 2004.

Membership net revenues decreased by $180.0 million, or 21.5%, to $655.9 million in 2005 from $835.9 million in 2004. The reduction in net revenues during 2005 was primarily due to a non-cash $99.9 million reduction in deferred revenues as a result of purchase accounting adjustments (see “—Overview of 2005 Historical Operating Results” and “—Operating Segment Results”), a loss of $14.8 million in royalties earned from one of the contracts discontinued as part of the 2004 Events in the third quarter of 2004 and related non-recurring revenue of $33.8 million upon contract termination and a $13.3 million decrease in travel agency revenues due to lower levels of travel members, a reduction in travel sale conversion rates during the transition period to a new outsourcing partner for our travel call center operations and changes in intercompany arrangements. An increase in wholesale net revenues of $23.7 million was offset by decreases in our retail membership net revenues of $22.0 million, primarily as a result of us selling more wholesale memberships which have lower net revenue, but unlike our retail arrangements, have no related commission expense. In addition, membership net revenues decreased as a result of a change in estimate for sales tax obligations of $18.5 million reflected as net revenues in 2004.

Insurance and package net revenues decreased by $74.4 million, or 19.0%, to $317.3 million in 2005 from $391.7 million in 2004. Insurance net revenues decreased by $64.4 million, primarily due to a $32.6 million non-cash reduction in deferred revenues as a result of purchase accounting adjustments (see “—Overview of 2005 Historical Operating Results” and “—Operating Segment Results”), a loss of $10.5 million in revenues from our the sale of 78% of our long-term care commission rights, which we sold as part of the 2004 Events, a $10.2 million increase in cost of insurance primarily as a result of higher claims experience, lower premium revenue of $6.8 million, a reduction of $2.6 million due to certain contract terminations and a one-time $2.1 million contract dispute settlement recorded during 2004 that did not recur in 2005. Package net revenues declined by $10.0 million primarily due to certain contract terminations in 2004 and 2005.

Loyalty products net revenues increased by $11.0 million, or 23.9%, to $57.1 million in 2005 from $46.1 million in 2004 primarily due to growth in new and existing loyalty programs.

International net revenues decreased by $87.1 million, or 33.0%, to $176.9 million in 2005 from $264.0 million in 2004. The decrease in net revenues was primarily due to the loss of certain Payment Card Protection membership programs of $48.0 million of which $15.7 million represented non-recurring revenue recognized from the sale of a marketing contract which was monetized in the fourth quarter of 2004 as part of the 2004 Events and $21.0 million from revenues generated prior to the sale in 2004 which will not recur in the future, lower international package revenues, resulting from contract renewal renegotiations with certain significant affinity partners of $24.4 million, $9.1 million non-cash reduction in deferred revenues as a result of purchase accounting adjustments (see “—Overview of 2005 Historical Operating Results” and “—Operating Segment Results”) and $7.9 million related to the termination of our Japanese joint venture operations in late 2004.

Marketing and Commissions Expense. Marketing and commissions expense decreased by $77.0 million, or 11.6%, to $588.3 million in 2005 from $665.3 million in 2004.

Marketing and commissions expense in our membership products decreased by $27.4 million primarily due to a reduction in membership commissions of $25.9 million as a result of non-cash purchase accounting adjustments to prepaid commissions (see “—Overview of 2005 Historical Operating Results”), a $14.5 million reduction from changes in affinity partner arrangements (more wholesale memberships were sold which have no related commission expense) and a higher percentage of marketing spend on Internet and direct mail marketing (which generally have lower commissions than other marketing media), offset by a $9.1 million increase in new membership marketing program spending in 2005 as compared to 2004, including a significant increase in our marketing spend in online media and a $4.6 million commission reimbursement received in 2004 as part of the 2004 Events that did not recur in 2005.

Marketing and commissions expense in our insurance and package products decreased by $20.1 million primarily due to marketing expense related to the Predecessor’s amortization of contract rights and list fees that was recorded as amortization expense in 2005 (due to the inclusion of the value of such assets in purchase accounting as intangible assets. See Note 2- Summary of Significant Accounting Policies—Goodwill and Identifiable Intangible Assets) whereas $11.8 million of such costs were included in marketing and commissions expense in 2004, a reduction in commissions of $6.8 million as a result of non-cash purchase accounting adjustments to prepaid commissions (see “—Overview of 2005 Historical Operating Results”), integration savings of $3.9 million, and reduction in package marketing and product costs of $2.1 million, offset by an increase in insurance marketing spend of $5.0 million.

Marketing and commissions expense in our international products decreased by $28.3 million primarily due to a $23.5 million reduction in commission expense as a result of a membership revenue stream sold in 2004, non-cash purchase accounting adjustments of $3.9 million to prepaid commissions (see “—Overview of 2005 Historical Operating Results”), and $1.4 million related to the termination of our Japanese joint venture in late 2004.

Operating Costs. Operating costs decreased by $19.6 million, or 5.1%, to $363.7 million in 2005 from $383.3 million in 2004. The decrease was primarily due to a $27.9 million non-cash purchase accounting adjustment in connection with the liability recorded in purchase accounting to service our members at the date of the 2005 Transactions (see “—Overview of 2005 Historical Operating Results”), a reduction in travel agency operating costs of $9.0 million, $4.8 million in savings related to our 2004 integration program and $5.2 million related to the termination of our Japanese joint venture in late 2004. These decreases in operating costs were offset by a $22.4 million increase from the introduction of higher priced and associated higher cost membership protection programs that have higher costs due to enhanced benefits (which are disproportionately incurred during the first year of membership) and $5.0 million of start up and other operating costs associated with the launch of loyalty programs.

General and Administrative Expense. General and administrative expenses decreased by $55.4 million, or 30.0%, to $129.6 million in 2005 from $185.0 million in 2004. This decrease was primarily as a result of a $73.7 million charge in 2004 related to a verdict in a contractual dispute with one of our insurance providers (as discussed in Note 15 to the consolidated and combined financial statements included elsewhere herein), absence of $8.7 million of transaction costs incurred in connection with amending our relationship with TRL Group in 2004 and $4.4 million related to the termination of our Japanese joint venture in late 2004. The decrease was partially offset by $10.3 million in expense accruals for litigation matters, $3.8 million in retention bonuses expensed subsequent to the closing of the 2005 Transactions due to the continuing employment requirements of the bonus agreements, international severance costs of $5.1 million, higher legal costs of $2.9 million related to the contractual dispute mentioned above, and the impact from the favorable resolution of certain litigation during 2004 of $3.6 million which did not recur in 2005.

Gain on Sale of Assets. During 2005, we recognized $4.7 million of a deferred gain and other items upon delivery of certain consents required from third parties in connection with the sale of 78% of our long-term care commission rights in December 2004, as part of the 2004 Events offset by the gain recorded in 2004 of $23.9 million.

Depreciation and Amortization Expense. Depreciation and amortization expense increased by $363.4 million to $407.3 million in 2005 from $43.9 million in 2004, primarily due to $366.2 million in amortization expense of intangible assets resulting from the fair values allocated on a preliminary basis to our identifiable intangible assets as a result of the Transaction. The pro forma amortization expense is based on a preliminary allocation of values to intangible assets and is amortized over lives ranging from 3 years to 15 years, primarily on an accelerated basis.

Interest Expense. Interest expense increased by $157.6 million to $164.9 million in 2005 from $7.3 million in 2004, primarily due to impact of the new terms loans, senior notes and bridge loans entered into in October 2005, accretion of the discount on the preferred stock and accrual of the preferred stock dividend. The effects of these costs have been presented on a pro forma basis to show the impact as if the debt was entered into, and the preferred stock was issued, on January 1, 2005.

Other Income, net. During 2005, we recognized other income primarily due to $5.9 million of non-cash other income realized from dissolving our Japanese joint venture operations as discussed in Note 12 to our consolidated and combined financial statements included elsewhere herein.

Income Tax (Expense) Benefit. Income tax (expense) benefit decreased by $108.6 million to a provision of $4.1 million in 2005 from an income tax benefit of $104.5 million in 2004. During the first quarter of 2004 we reversed a valuation allowance of $124.0 million as it became more likely than not that the deferred tax assets of

TRL Group would be realized. The $124.0 million valuation allowance reversal was partially offset by a contract termination payment and other related expenses, net of income taxes, totaling approximately $11.0 million. TRL Group was included in the Predecessor’s combined financial statements but filed separate tax returns. Additionally, we reversed income tax reserves in 2004 of approximately $92.3 million. Our provision for income taxes in 2005 was also different than the benefit recorded for 2004 due to the loss we experienced in 2005 for which no tax benefit was reflected in our consolidated financial statements due to the uncertainty of its realization.

Operating Segment Results

The following section provides an overview of our pro forma consolidated results of operations for the year ended December 31, 2005 compared to our historical combined results of operations for the year ended December 31, 2004.

Net revenues and Segment EBITDA by operating segment are as follows:

	Years Ended December 31,
	Net Revenues				Segment EBITDA(1)
	Combined 2005	Historical 2004	Increase (Decrease) Related to the 2005 Transactions	Other Increase (Decrease)	Pro Forma 2005(2)	Historical 2004	Increase (Decrease) Related to the 2005 Transactions	Other Increase (Decrease)
	(in millions)
Affinion North America:
Membership products	$655.9	$835.9	$(99.9)	$(80.1)	$25.6	$176.6	$(49.3)	$(101.7)
Insurance and package products	317.3	391.7	(32.6)	(41.8)	71.2	69.8	(15.0)	16.4
Loyalty products	57.1	46.1	(0.5)	11.5	15.1	13.8	(0.7)	2.0
Eliminations	(8.5)	(6.8)	—	(1.7)	—	—	—	—

Total North America	1,021.8	1,266.9	(133.0)	(112.1)	111.9	260.2	(65.0)	(83.3)

Affinion International:
International products	176.9	264.0	(9.1)	(78.0)	9.9	61.0	(4.6)	(46.5)

Total products	$1,198.7	$1,530.9	$(142.1)	$(190.1)	121.8	321.2	(69.6)	(129.8)

Depreciation and amortization					(407.4)	(43.9)	366.2	(2.7)

Income (loss) from operations					$(285.6)	$277.3	$(435.8)	$(127.1)

(1)	See Segment EBITDA and Note 22 to the consolidated and combined financial statements included elsewhere herein for a discussion on Segment EBITDA.
(2)	Certain amounts have been presented on a pro forma basis in order to provide a more meaningful analysis of trends and present the combined results of operations on a consistent basis. See “—Certain 2005 Pro Forma Information” above.

Affinion North America

Membership Products. Membership net revenues decreased by $180.0 million, or 21.5%, and Segment EBITDA decreased by $151.0 million, or 85.5%, during 2005 as compared to 2004. The decrease in membership net revenue was primarily due to the $99.9 million reduction in deferred revenues as a result of purchase accounting adjustments (see “—Overview of 2005 Historical Operating Results”), a loss of $14.8 million in royalties earned from one of the contracts discontinued as part of the 2004 Events in the third quarter of 2004 and related non-recurring revenue of $33.8 million upon contract termination and an $13.3 million decrease in travel agency revenues due to lower levels of travel members, a reduction in travel sale conversion rates during the transition period to a new outsourcing partner for our travel call center products and changes in intercompany arrangements. An increase in wholesale net revenues of $23.7 million was offset by decreases in our retail membership net revenues of $22.0 million, primarily as a result of us selling more wholesale memberships which unlike our retail arrangements have no related commission expense. In addition, membership net revenues decreased as a result of a change in the estimate for sales tax obligations of $18.5 million reflected as net revenues in 2004.

Marketing and commission costs decreased by $27.4 million primarily due to a $25.9 million purchase accounting adjustment to prepaid commissions (see “—Overview of 2005 Historical Operating Results”), $14.5 million resulting from changes in affinity partner arrangements (more wholesale memberships were sold which have no related commission expense) and a higher percentage of marketing spend on Internet and direct mail marketing (which generally have lower commissions than other marketing media), offset by a $9.1 million increase in new membership marketing program spending in 2005 as compared to 2004, including a significant increase in our marketing spend in online media and a $4.6 million commission reimbursement received in 2004 as part of the 2004 Events.

Operating and general and administrative costs decreased $2.6 million primarily due to a $27.9 million purchase accounting adjustment in connection with the liability recorded in purchase accounting to service our members at the date of the 2005 Transactions (see “—Overview of 2005 Historical Operating Results”), $9.3 million of lower travel agency operating costs (including a $1.8 million one-time set up fee incurred in connection with transferring this operation to us) offset by $22.4 million of costs associated with the introduction of higher priced and associated higher cost membership protection programs that have higher costs due to enhanced benefits (which are disproportionately incurred during the first year of membership), $10.3 million in litigation settlements and $3.2 million of retention bonuses. Our 2005 results benefited from the absence of $8.7 million of transaction costs incurred in connection with amending our relationship with TRL Group in 2004 partially offset by a $3.6 million favorable litigation settlement in 2004, neither of which recurred in 2005.

Insurance and Package Products. Insurance and package net revenues decreased by $74.4 million, or 19.0%, and Segment EBITDA increased by $1.4 million, or 2.0%, during 2005 as compared to 2004. Insurance net revenues decreased by $64.4 million, primarily due to a $32.6 million reduction in deferred revenues as a result of purchase accounting adjustments (see “—Overview of 2005 Historical Operating Results”), a loss of $10.5 million in revenues from our selling 78% of our long-term care commission rights, which we sold as part of the 2004 Events, a $10.2 million increase in cost of insurance primarily as a result of higher claims experience, lower premium revenue of $6.8 million, a reduction of $2.6 million due to certain contract terminations and a one-time $2.1 million contract dispute settlement recorded during 2004 that did not recur in 2005. Package net revenues declined by $10.0 million primarily due to certain contract terminations.

Marketing and commissions expense in our insurance and package products decreased by $20.1 million primarily due to marketing expense related to the Predecessor’s amortization of contract rights and list fees that was recorded as amortization expense in 2005 (due to the inclusion of the value of such assets in purchase accounting as intangible assets. See Note 2—Summary of Significant Accounting Policies—Goodwill and Identifiable Intangible Assets) whereas $11.8 million of such costs were included in marketing and commissions expense in 2004, a reduction in commissions of $6.8 million as a result of purchase accounting adjustments to prepaid commissions, integration savings of $3.9 million, reduction in package marketing costs of $2.1 million offset by an increase in insurance marketing spend of $5.0 million.

Operating and general and administrative costs decreased $74.9 million primarily as a result of a $73.7 million charge in 2004 related to a verdict in a contractual dispute with one of our insurance providers (as discussed in Note 15 to the consolidated and combined financial statements included elsewhere herein) and by $7.6 million in incremental savings associated with the integration of our North American membership and insurance and package products partially offset by higher legal costs of $2.9 million related to the contractual dispute mentioned above and $2.7 million increase in package product costs. In addition, during 2005 we recognized $4.7 million of a deferred gain on sale (offset by the gain of $23.9 million that was recognized in late 2004) upon receipt of certain consents required from third parties in connection with the sale of 78% of our long-term care commission rights, as part of the 2004 Events recorded in gain on sale of assets.

Loyalty Products. Loyalty products net revenues increased by $11.0 million, or 23.9%, and Segment EBITDA increased by $1.3 million, or 9.4%, in 2005 as compared to the 2004. Net revenue increased primarily as a result of growth in existing loyalty programs. Segment EBITDA increased as a result of the growth of new loyalty programs partially offset by approximately $5.0 million of start up and other operating costs net of related revenues associated with the launch of loyalty programs for a new client for which the revenue will be recognized over the term of the contract and we received $1.7 million from a favorable settlement of litigation in 2004, which did not recur in 2005.

Affinion International

International Products. International net revenues decreased by $87.1 million, or 33.0%, and Segment EBITDA decreased by $51.1 million, or 83.8%, during 2005 as compared to 2004. The decline in net revenue was primarily due to the loss of certain Payment Card Protection membership programs of $48.0 million of which $15.7 million of non-recurring revenue recognized from the sale of a marketing contract which was monetized in the fourth quarter of 2004 as part of the 2004 Events and $21.0 million from revenues generated prior to the sale in 2004 which will not recur in the future, lower international package revenues, resulting from contract renewal renegotiations with certain significant affinity partners of $24.4 million, $9.1 million reduction in deferred revenues as a result of purchase accounting adjustments (see “—Overview of 2005 Historical Operating Results”), and $7.9 million related to the termination of our Japanese joint venture operations in late 2004.

The decrease in Segment EBITDA was primarily due to the loss of $25.0 million from programs monetized as part of the 2004 Events, $20.5 million from the contract renewal renegotiations described above, $7.6 million of incremental expenses associated with the restructuring plan described above offset by $3.1 million related to the termination of our Japanese joint venture in late 2004.

Financial Condition, Liquidity and Capital Resources

Financial Condition – June 30, 2007 and December 31, 2006

	June 30, 2007	December 31, 2006	Increase (Decrease)
	(in millions)
Total assets	$1,705.6	$1,889.9	$(184.3)
Total liabilities	2,390.8	2,171.4	219.4
Total stockholders’ equity (deficit)	(685.5)	(282.1)	(403.4)

Total assets decreased by $184.3 million due to (i) a decrease in intangible assets of $129.4 million, principally due to amortization expense of $133.0 million (the intangible assets were acquired as a result of the 2005 Transactions – see Notes 1 and 2 to our unaudited condensed consolidated financial statements), (ii) a decrease of $53.9 million in cash and cash equivalents (see “Liquidity and Capital Resources”), (iii) a decrease of $11.0 million in prepaid commissions resulting from a decrease in deferred revenue, and (iv) a decrease in property and equipment of $7.2 million due to depreciation expense for the period in excess of capital expenditures. These decreases were partially offset by (i) an increase in contract rights and list fees of $9.6 million due to an increase in the cost of acquired contract rights in excess of amortization expense of $8.8 million for the period, (ii) an increase of $2.5 million in restricted cash, and (iii) an increase in other non-current assets of $9.1 million, primarily due to deferred financing costs associated with the January 2007 borrowing.

Total liabilities increased by $219.4 million primarily due to (i) an increase in debt of $297.1 million, primarily as a result of the January 2007 borrowing, and partially offset by $50.0 million of voluntary prepayments on our term loan and (ii) a $22.5 million increase in other long-term liabilities, principally due to an increase in the cost of acquired contract rights. These increases were partially offset by (i) a decrease in accounts payable and accrued expenses of $9.7 million primarily from the timing of certain payments, (ii) a decrease in deferred income taxes of $11.6 million due to the January 1, 2007 implementation of FIN 48, and (iii) a decrease in payables to related parties of $5.7 million due to the timing of certain payments.

Total stockholders’ equity (deficit) decreased by $403.4 million primarily due to a net loss of $165.2 million, a special dividend distributed to our equity holders of $240.5 million and an increase in the January 1, 2007 accumulated deficit of $0.9 million related to the adoption of FIN 48, partially offset by a favorable currency effect of $1.9 million.

Financial Condition—December 31, 2006 and December 31, 2005

	The Company
	December 31, 2006	December 31, 2005	Increase (Decrease)
	(in millions)
Total assets	$1,889.9	$2,200.7	$(310.8)
Total liabilities	2,171.4	2,047.2	124.2
Total stockholders’ equity (deficit)	(282.1)	153.4	(435.5)

Total assets at December 31, 2006 compared to December 31, 2005 decreased by $310.8 million due to (i) a decrease in intangible assets of $312.3 million, due to amortization expense of $356.1 million, partially offset by increases resulting from purchase accounting adjustments and foreign currency translation of $43.8 million (the intangible assets were acquired as a result of the 2005 Transactions – see Notes 1 and 2 to our audited consolidated and combined financial statements included elsewhere herein), (ii) a decrease in goodwill of $66.2 million, primarily due to a change in valuation of $50.9 million (see Note 2 to our audited consolidated and combined financial statements included elsewhere herein) and the write off of $15.5 million from an impairment in our Loyalty business, (iii) a decrease in cash and cash equivalents of $29.1 million (see “—Liquidity and Capital Resources”), (iv) a decrease in profit-sharing receivable from insurance carriers of $3.2 million as a result of $63.3 million in payments received, offset by new receivables and (v) a decrease in property and equipment of $7.7 million due to current depreciation exceeding capital expenditures. These decreases were partially offset by (i) an increase in trade accounts receivable of $9.2 million due to timing of receipts, (ii) an increase of $1.5 million in receivables from related parties also due to timing of receipts, (iii) an increase in contract rights and list fees of $60.2 million relating primarily to the acquisition of the servicing rights for a membership program and the members of such program from a major bank of $52.5 million and other contract requirements in our Insurance and Package business and (iv) an increase in prepaid commissions of $31.8 million resulting from the increase in deferred revenue as discussed below.

Total liabilities at December 31, 2006 compared to December 31, 2005 increased by $124.2 million due to (i) an increase in deferred revenue of $143.8 million, (ii) an increase in accounts payable and accrued expenses of $4.6 million, (iii) an increase in other long-term liabilities, primarily due to $29.9 million recorded for the estimated present value of deferred payments related to the acquisition of servicing rights for a membership program and the members of such program from a major bank related to the purchase of contract renewal rights and an $11.4 million liability for unfavorable contracts as a result of the 2005 Transactions and (iv) an increase in the carrying amount of the mandatorily redeemable preferred stock of $14.2 million due to amortization of the discount on the preferred stock and accrual of the 8.5% cumulative dividend. These increases were offset by $85.0 million of voluntary prepayments of the term loan portion of our credit facility. As a result of the purchase accounting valuation in relation to the 2005 Transactions, the deferred revenue balance at acquisition was reduced as was the related prepaid commission. As new members join our annual membership programs and existing members renew their annual memberships, deferred revenue and prepaid commissions will increase. The increase in accounts payable and accrued expenses resulted from the increase in accrued marketing and other payables of $30.4 million due to the timing of interest, vendor and employee payments. This increase was partially offset by the $27.2 million reduction of the liability established in purchase accounting for the estimated cost to service members who were enrolled in our programs at the date of the 2005 Transactions but will not result in future revenue.

Total stockholders’ equity decreased by $435.5 million, primarily due to a net loss of $452.6 million and the purchase of treasury stock for $0.6 million, partially offset by the issuance of common stock of $0.3 million, amortization of share-based compensation expense of $8.9 million and a favorable currency effect of $8.6 million.

Liquidity and Capital Resources

Our primary sources of liquidity on both a short-term and long-term basis are cash on hand and cash generated through operating and financing activities. Our primary cash needs are for working capital, capital expenditures and general corporate purposes, and to service the indebtedness incurred in connection with the 2005 Transactions. We believe that, based on our current operations and anticipated growth, our cash on hand, cash flows from operating activities and borrowing availability under our revolving credit facility will be sufficient to meet our liquidity needs for the next twelve months and in the foreseeable future.

Cash Flows—Six Months Ended June 30, 2007 and 2006

At June 30, 2007, we had $30.8 million of cash and cash equivalents on hand, a decrease of $51.7 million from $82.5 million at June 30, 2006. The following table summarizes our cash flows and compares changes in our cash and cash equivalents on hand to the same period in the prior year.

	Six Months Ended
	June 30, 2007	June 30, 2006	Change
	(in millions)
Cash provided by (used in):
Operating activities	$16.7	$24.1	$(7.4)
Investing activities	(12.1)	(9.0)	(3.1)
Financing activities	(58.6)	(48.6)	(10.0)
Effect of exchange rate changes	0.1	2.2	(2.1)

Net change in cash and cash equivalents	$(53.9)	$(31.3)	$(22.6)

Operating Activities

During the six months ended June 30, 2007, we generated $7.4 million less cash from operating activities than during the six months ended June 30, 2006. Segment EBITDA, excluding the non-cash impacts of purchase accounting, increased by $2.0 million for the six months ended June 30, 2007 as compared to the six months ended June 30, 2006 (see “Results of Operations”). As monthly memberships begin to reach a stable level as a percentage of all active members within the membership base, the change in deferred revenue net of prepaid commissions (before purchase accounting impacts) has significantly decreased, resulting in increased cash flow from operations of approximately $12.7 million for the six months ended June 30, 2007 compared to the six months ended June 30, 2006. This increase in cash flow was substantially offset by the receipt of profit-sharing receivables from insurance carriers of $14.3 million during the first quarter of 2006 that did not recur in 2007 and the payment of costs associated with the dividend paid to equity holders in the first quarter of 2007.

Investing Activities

We used $3.1 million more cash in investing activities during the six months ended June 30, 2007 as compared to the same period in 2006. Our restricted cash requirements were $2.1 million more in 2007 as compared to 2006 and we also expended $0.7 million for acquisition-related payments in 2007. Capital expenditures were $11.4 million and $11.1 million for the six months ended June 30, 2007 and 2006, respectively.

Financing Activities

We used $10.0 million more cash in financing activities during the six months ended June 30, 2007 as compared to the same period in 2006. During the six months ended June 30, 2007, we received proceeds from borrowings of $346.5 million, paid a special dividend to equity holders of $240.5 million and redeemed preferred stock for $106.0 million. In addition, we made $50.0 million of voluntary prepayments of the term loan and incurred $8.1 million of financing costs related to our $350.0 million borrowing in January 2007. In addition, during 2007, one of our majority-owned consolidated subsidiaries made a distribution to its minority shareholder of $0.4 million. During the six months ended June 30, 2006, we made $40.0 million of voluntary prepayments on our term loan. In addition, we issued $355.5 million of our 11 1/2% Senior Subordinated Notes and an additional $34.0 million of our 10 1/8% Senior Notes. Substantially all of the proceeds from the two debt offerings, net of $10.7 million of financing costs, were used to repay our bridge loan plus accrued interest. At June 30, 2007, we have $98.5 million available under the revolving credit facility (after giving effect to the issuance of $1.5 million of letters of credit). See Note 4 to the unaudited condensed consolidated financial statements.

Cash Flows—Years Ended December 31, 2006 and 2005

At December 31, 2006, we had $84.7 million of cash and cash equivalents on hand, a decrease of $29.1 million from $113.8 million at December 31, 2005. The following table summarizes our cash flows and compares changes in our cash and cash equivalents on hand to the same period in the prior year.

	Company Historical		Predecessor Historical	Change
	Year ended December 31, 2006	October 17, 2005 to December 31, 2005	January 1, 2005 to October 16, 2005
	(in millions)
Cash provided by (used in):
Operating activities	$107.4	$30.8	$106.5	$(29.9)
Investing activities	(44.4)	(1,640.1)	(39.5)	1,635.2
Financing activities	(94.5)	1,723.6	(23.4)	(1,794.7)
Effects of exchange rate changes	2.4	(0.5)	(1.9)	4.8

Net change in cash and cash equivalents	$(29.1)	$113.8	$41.7	$(184.6)

Operating Activities. During the year ended December 31, 2006, we generated $29.9 million less cash from operating activities in comparison with the same period in 2005. Segment EBITDA, excluding the non-cash impacts of purchase accounting and a non-cash charge for goodwill impairment increased $53.0 million for the year ended December 31, 2006 as compared to the year ended December 31, 2005 (see “—Results of Operations”). As a result of monthly memberships beginning to reach a more stable level as a percentage of all active members within the membership base, the change in deferred revenue net of prepaid commissions (before purchase accounting impacts) has significantly decreased resulting in increased cash flow from operations of approximately $43.1 million for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This increase was offset by increased interest payments of $128.0 million. Due to the indebtedness incurred in connection with the 2005 Transactions, we have increased our interest payment commitments (see “—Contractual Obligations and Commitments”). In addition, expenditures for contract rights and list fees increased $7.8 million in 2006.

Investing Activities. We used $1,635.2 million less cash in investing activities during the year ended December 31, 2006 as compared with the same period in 2005. In 2005, we used $1,629.0 million for the 2005 Transactions and $15.7 million to acquire the remaining interest in TRL Group. Our restricted cash requirements in the international products were $2.1 million less in 2006 as compared to 2005. We also used $3.9 million less cash for capital expenditures in 2006 as compared to 2005. This was partially offset by the payment of a portion of the purchase price for the acquisition of the servicing rights for a membership program and the members of such program from a major bank in December 2006 of $17.4 million.

Financing Activities. We generated $1,794.7 million less cash from financing activities during 2006 compared with 2005. In 2005, we generated $1,468.0 million from net borrowings related to the 2005 Transactions, net of financing costs, in addition to the sale of common stock of $275.7 million. During the year ended December 31, 2006, we made $85.0 million in voluntary prepayments of the term loan under the Affinion Group Credit Facility, while during the same period in 2005, we repaid $30.0 million in borrowings under a Cendant credit agreement and made a $20.0 million voluntary prepayment on the term loan under the Affinion Group Credit Facility and $0.6 million on other borrowings. In connection with the 2006 refinancing of Affinion Group’s senior subordinated bridge loan with the proceeds from the offering of 11 1/2% Senior Subordinated Notes and additional 10 1/8% Senior Notes (see “—Credit Facilities and Long-Term Debt”), we incurred $10.9 million of financing costs.

In January 2007, we incurred debt of $350.0 million in the form of a five-year senior unsecured term loan facility. If we elect to pay cash interest on its term loan facility, we expect that the cash required to service the debt in 2007 will be approximately $41.0 million. We plan to reduce our future prepayments on the term loan under Affinion Group’s $960.0 million senior secured credit facility to a level that will allow for servicing the financing obligations on our new five-year term loan facility.

Cash Flows—Years Ended December 31, 2005 and 2004

At December 31, 2005, we had $113.8 million of cash and cash equivalents on hand, an increase of $91.3 million from $22.5 million at December 31, 2004. The following table summarizes our cash flows and compares changes in our cash and cash equivalents on hand to the same period in the prior year.

	Company Historical	Predecessor Historical		Change
	October 17, 2005 to December 31, 2005	January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
	(in millions)
Cash provided by (used in):
Operating activities	$30.8	$106.5	$261.1	$(123.8)
Investing activities	(1,640.1)	(39.5)	(2.3)	(1,677.3)
Financing activities	1,723.6	(23.4)	(301.5)	2,001.7
Effects of exchange rate changes	(0.5)	(1.9)	2.0	(4.4)

Net change in cash and cash equivalents	$113.8	$41.7	$(40.7)	$196.2

Operating Activities. The decrease in cash generated from operating activities was primarily driven by the $110.0 million of income from operations generated in 2004 from the 2004 Events which did not recur in 2005 and an increase in restricted cash requirements of $6.0 million. Additionally, due to the increase in borrowings, our interest payments have increased and resulted in a $5.4 million decrease in cash provided by operations.

Investing Activities. In 2005, we used $1,677.3 million more cash in investing activities as compared with 2004. In 2005, we used $1,629.0 million for the 2005 Transactions and $15.7 million to acquire the remaining TRL Group interest, as compared to the use of $21.4 million to acquire Trilegiant Loyalty Solutions, Inc. and related companies in 2004. The decrease in cash, as compared to 2004, also reflects $39.6 million of proceeds from the sale of other assets during 2004. Our restricted cash requirements were $1.9 million higher in 2005 while our restricted cash requirements were $5.3 million lower in 2004 primarily due to changes in restricted cash requirements related to letters of credit and collateral security agreements. We also used $7.2 million more cash for capital expenditures during 2005 as compared with 2004.

Financing Activities. In 2005, we generated $2,001.7 million more cash in financing activities as compared with 2004. This change primarily reflects borrowings made during the fourth quarter for the 2005 Transactions (see “—Affinion Group Covenant Compliance” below). In addition, a principal prepayment of $20.0 million was made on the term loan in November of 2005 as compared to other principal payments of $18.8 million during 2004. Cash was provided by the sale of common stock of $275.7 million, primarily to Apollo. Also, principal payments were made under a credit agreement with Cendant totaling $30.0 million for 2005 and we received net advances from Cendant of $7.1 million during 2005 as compared to an increase in net advances to Cendant of $268.4 million during 2004, borrowings under the credit agreement with Cendant of $30.0 million in 2004, and the payment of a dividend totaling $45.3 million during 2004.

Credit Facilities and Long-Term Debt

We are a highly leveraged company, having incurred substantial debt following the completion of the 2005 Transactions and borrowing an additional $346.5 million under an unsecured term loan in January 2007. As of June 30, 2007, we had $1,705.5 million in indebtedness. Payments required to service this indebtedness have substantially increased our liquidity requirements as compared to prior years.

As part of the 2005 Transactions, Affinion Group, our wholly-owned subsidiary (a) issued $270.0 million principal amount of 10 1/8% senior notes due October 15, 2013 (the “10 1/8% Senior Notes”) ($266.4 million net of discount), (b) entered into new senior secured credit facility (the “Affinion Group Credit Facility”) consisting of a term loan facility in the principal amount of $860.0 million (which amount does not reflect the $155.0 million in principal prepayments that we made through June 30, 2007) and a revolving credit facility in an aggregate amount of up to $100.0 million and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. At June 30, 2007, we had $302.2 million outstanding under the 10 1/8% Senior Notes, $705.0 million outstanding under the term loan facility, $351.1 million outstanding under the 11 1/2% Senior Subordinated Notes (as defined below), $346.8 million outstanding under our unsecured term loan facility entered into in January 2007 (the “senior unsecured term loan”) and $98.5 million available for borrowing by Affinion Group under its revolving credit facility (after giving effect to the issuance of $1.5 million of letters of credit).

Any borrowings under the revolving credit facility are available to fund our working capital requirements, capital expenditures and for other general corporate purposes. The Affinion Group Credit Facility also generally requires Affinion Group to prepay borrowings under the term loan facility with proceeds from asset dispositions, excess cash flow beginning in July 2006 and the net cash proceeds from certain debt issued in the future. The remaining balance of the term loan facility is due and payable in full in 2012. The revolving credit facility is available until 2011. The term loan facility provides, at Affinion Group’s option, for interest rates of a) adjusted LIBOR plus 2.50% or b) the higher of i) Credit Suisse, Cayman Island Branch’s prime rate and ii) the Federal Funds Effective Rate plus 0.5% (“ABR”), in each case plus 1.50%. The revolving credit facility provides, at Affinion Group’s option, for interest rates of adjusted LIBOR plus 2.75% or ABR, plus 1.75% subject to downward adjustment based on Affinion Group’s senior secured bank leverage ratio, as set forth in the agreement governing the revolving credit facility. Effective January 4, 2007, the Affinion Group Credit Facility was amended to decrease the interest rate on the term loan facility by 25 basis points, initially, and to provide for an additional 25 basis point decrease if the corporate family rating of Affinion Group reached B1 or higher by Moody’s and B+ or higher by S&P. The amendment also modified the definition of change of control.

On October 17, 2005, Affinion Group issued $270.0 million aggregate principal amount of 10 1/8% Senior Notes and applied the gross proceeds of $266.4 million to finance a portion of the 2005 Transactions. On May 3, 2006, Affinion Group issued an additional $34.0 million aggregate principal amount of 10 1/8% Senior Notes and applied the gross proceeds, together with cash on hand, to repay the then remaining outstanding borrowings under its bridge loan facility. The interest on Affinion Group’s 10 1 /8% Senior Notes is payable semi-annually. Affinion Group may redeem some or all of the 10 1/8% Senior Notes at any time on or after October 15, 2009 at the redemption prices (generally at a premium) set forth in the indenture governing the 10 1/8% Senior Notes. In addition, on or before October 15, 2008, Affinion Group may redeem up to 35% of the aggregate principal amount of its 10 1/8% Senior Notes with the net proceeds of certain equity offerings, provided that at least 65% of the aggregate principal amount of its 10 1/8% Senior Notes initially issued remain outstanding immediately after such redemption. The 10 1/8% Senior Notes are unsecured obligations. The 10 1/8% Senior Notes are guaranteed by the same subsidiaries of Affinion Group that guarantee Affinion Group’s $960.0 million senior secured credit facility and its 11 1/2% Senior Subordinated Notes. The 10 1/8% Senior Notes contain restrictive covenants related primarily to Affinion Group’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies.

Affinion Group’s senior subordinated bridge loan facility has since been refinanced with the proceeds from the offering of 11 1/2% Senior Subordinated Notes (as defined below) and additional 10 1/8% Senior Notes. On April 26, 2006, Affinion Group issued $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes due October 15, 2015 (the “11 1/2% Senior Subordinated Notes”) and applied the gross proceeds of $350.5 million to repay $349.5 million of outstanding borrowings under its senior subordinated loan facility, plus accrued interest, and used cash on hand to pay fees and expenses associated with such issuance. The interest on the 11 1/2% Senior Subordinated Notes is payable semi-annually. Affinion Group may redeem some or all of the 11 1/2% Senior Subordinated Notes at any time on or after October 15, 2010 at the redemption prices (generally at a premium) set forth in the agreement governing the 11 1/2% Senior Subordinated Notes. In addition, on or before October 15, 2008, Affinion Group may redeem up to 35% of the aggregate principal amount of its 11 1/2% Senior Subordinated Notes with the net proceeds of certain equity offerings, provided that at least 65% of the aggregate principal amount of its 11 1/2% Senior Subordinated Notes initially issued remain outstanding immediately after such redemption. The 11 1/2% Senior Subordinated Notes are unsecured obligations. The 11 1/2% Senior Subordinated Notes are guaranteed by the same subsidiaries of Affinion Group that guarantee its $960.0 million senior secured credit facility and 10 1/8% Senior Notes. The 11 1/2% Senior Subordinated Notes contain restrictive covenants related primarily to Affinion Group’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. As of June 30, 2007, the aggregate principal amount outstanding of Affinion Group’s 11 1/2% Senior Subordinated Notes was $355.5 million.

On May 3, 2006, Affinion Group issued an additional $34.0 million aggregate principal amount of 10 1/8% Senior Notes at a premium and applied the proceeds, together with cash on hand, to repay the remaining $34.1 million of outstanding borrowings under the senior subordinated bridge loan facility, plus accrued interest, and to pay fees and expenses associated with such issuance. These 10 1/8% Senior Notes were issued as additional notes under the 10 1/8% Senior Notes indenture dated October 17, 2005, and, together with the $270.0 million of 10 1/8% Senior Notes originally issued under such indenture, are treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. As of June 30, 2007, the aggregate principal amount outstanding of Affinion Group’s 10 1/8% Senior Notes was $304.0 million.

On January 31, 2007, we entered into a five-year $350.0 million senior unsecured term loan with certain banks at an initial interest rate of LIBOR, as defined, plus 6.25% (the “Senior Unsecured Term Loan”). The Senior Unsecured Term Loan matures on March 1, 2012. Subsequent to the initial interest period, we may elect to (i) pay interest on the entire principal in cash, (ii) pay interest on the entire principal by adding such interest to the principal amount or (iii) pay interest on 50% of the principal amount in cash and pay interest on the remaining portion of the principal amount by adding such interest to the principal amount. Options (ii) and (iii) represent payments-in-kind. Interest payable in cash accrues at a rate per annum, reset semi-annually on the first day of each interest period, equal to LIBOR plus the applicable margin, as determined by the administrative agent. Interest that is a payment-in-kind shall accrue at a rate per annum, reset on the first day of each interest period, equal to LIBOR plus 0.75% plus the applicable margin, as determined by the administrative agent. For each interest period commencing before September 1, 2008, the applicable margin is 6.25%, for each interest period commencing on or after September 1, 2008 and prior to March 1, 2010, the applicable margin is 6.75% and for each interest period commencing on or after March 1, 2010, the applicable margin is 7.25%. In the event that the loans are converted to an ABR Loan, the applicable margin for each interest period is as specified above minus 1.00%. Prior to September 1, 2008, we may prepay some or all of the loan at 100% of the principal amount and thereafter may prepay some or all of the loan at a premium. In the event of a Change in Control, as defined, the lenders have the right to require us to prepay some or all of the loan at a prepayment price of 101%

and in the event of an Asset Sale, as defined, we are required to offer to prepay the loans at 100% of the principal amount. The Senior Unsecured Term Loan contains restrictive covenants related primarily to our and Affinion Group’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. As of June 30, 2007, the aggregate principal amount outstanding of our Senior Unsecured Term Loan was $350.0 million. We used the net proceeds of $346.5 million to pay a special dividend on the common stock of $240.5 million and to redeem 95,107 shares of preferred stock at a cost of $106.0 million.

We have the ability to incur additional debt, subject to limitations imposed by the Senior Unsecured Term Loan. Under our Senior Unsecured Term Loan, in addition to specified permitted indebtedness, we will be able to incur additional indebtedness on an unconsolidated basis as long as on a pro forma basis our fixed charge coverage ratio (the ratio of Adjusted EBITDA to consolidated fixed charges) is at least 2.0 to 1.0. We do not believe that our fixed charge coverage ratio will be materially different than Affinion Group’s fixed charge coverage ratio, which is discussed below under “—Affinion Group Covenant Compliance” and “—Reconciliation of Affinion Group’s Non-GAAP Financial Measures to GAAP Financial Measures.”

Affinion Group Covenant Compliance

The Affinion Group Credit Facility and the indentures that govern Affinion Group’s 10 1/8% Senior Notes and 11 1/2% Senior Subordinated Notes and the Senior Unsecured Term Loan contain various restrictive covenants. Among other things, they prohibit Affinion Group from prepaying indebtedness that is junior to such debt (subject to certain exceptions). The Affinion Group Credit Facility requires Affinion Group to maintain a specified minimum interest coverage ratio and a maximum consolidated leverage ratio. The interest coverage ratio as defined in the Affinion Group Credit Facility (Adjusted EBITDA, as defined, to interest expense, as defined) must be greater than 1.50 to 1.0 at June 30, 2007. The consolidated leverage ratio as defined in the Affinion Group Credit Facility (total debt, as defined, to Adjusted EBITDA, as defined) must be less than 6.75 to 1.0 at June 30, 2007. In addition, the Affinion Group Credit Facility, among other things, restricts Affinion Group’s ability to incur indebtedness or liens, make investments or declare or pay any dividends. Our senior unsecured term loan, the indenture governing the senior notes and the indenture governing the senior subordinated notes, among other things: (a) limit Affinion Group’s ability and the ability of Affinion Group’s subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates; (b) place restrictions on the ability of certain of Affinion Group’s subsidiaries to pay dividends or make certain payments to Affinion Group; and (c) place restrictions on Affinion Group’s ability and the ability of Affinion Group’s subsidiaries to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of Affinion Group’s assets. However, all of these covenants are subject to significant exceptions.

Affinion Group has the ability to incur additional debt, subject to limitations imposed by the Affinion Group Credit Facility, 10 1/8% Senior Notes indenture and 11 1/2% Senior Subordinated Notes indenture. Under Affinion Group’s indentures governing 10 1/8% Senior Notes and 11 1/2% Senior Subordinated Notes, in addition to specified permitted indebtedness, Affinion Group will be able to incur additional indebtedness as long as on a pro forma basis Affinion Group’s fixed charge coverage ratio (the ratio of Adjusted EBITDA to consolidated fixed charges) is at least 2.0 to 1.0. As discussed above, since the 2005 Transactions, Affinion Group’s cash flow has allowed Affinion Group to make seven voluntary principal prepayments of its term loan facility through June 30, 2007 aggregating $155.0 million. Additionally, Affinion Group made a $25.0 million principal prepayment on August 13, 2007 and Affinion Group may elect to make additional prepayments if it is beneficial to do so.

Based on management’s expectations of Affinion Group’s ability to voluntarily prepay principal during the next twelve months under its term loan facility, $50.0 million has been classified as current portion of long-term debt on the June 30, 2007 unaudited condensed consolidated balance sheet.

Reconciliation of Affinion Group’s Non-GAAP Financial Measures to GAAP Financial Measures

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in Affinion Group’s debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

Set forth below is a reconciliation of our consolidated net cash provided by operating activities for the last twelve months ended June 30, 2007 to Adjusted EBITDA.

Twelve Months Ended June 30, 2007(a)
(in millions)
Net cash provided by operating activities	$100.0
Interest expense, net	166.0
Income tax expense	8.6
Preferred stock dividend and accretion	(10.0)
Amortization of favorable and unfavorable contracts	(1.6)
Amortization of debt discount and financing costs	(6.9)
Unrealized gain (loss) on interest rate swap	(2.7)
Deferred income taxes	(6.6)
Changes in assets and liabilities	(27.3)
Effect of the 2005 Transactions, reorganizations, certain legal costs, and net cost savings(b)	42.1
Other, net(c)	11.0

Adjusted EBITDA	$272.6

a.	Represents consolidated financial data for the year ended December 31, 2006, minus consolidated financial data for the six months ended June 30, 2006, plus consolidated financial data for the six months ended June 30, 2007.
b.	Eliminates the effect of the 2005 Transactions, prior business reorganizations, non-recurring revenue and gains, legal expenses for certain legal matters, and certain severance costs.
c.	Eliminates the stock-based compensation incurred in connection with the January 2007 special dividend, non-recurring Sarbanes-Oxley implementation costs, a $2 million annual consulting fee paid to Apollo and certain other costs.

Set forth below is a reconciliation of Affinion Group’s consolidated net loss for the twelve months ended June 30, 2007 to Adjusted EBITDA as required by its credit facility agreement, the indenture governing the 10 1/8% Senior Notes and the indenture governing the 11 1/2% Senior Subordinated Notes.

Twelve Months Ended June 30, 2007
(in millions)
Net loss	$(295.2)
Interest expense, net	137.9
Income tax expense	8.6
Minority interests, net of tax	0.2
Depreciation and amortization	347.8
Effect of the 2005 Transactions, reorganizations and non-recurring revenue and gains(a)	39.7
Certain legal costs(b)	1.8
Net cost savings(c)	3.0
Goodwill impairment(d)	15.5
Other, net(e)	13.3

Adjusted EBITDA	$272.6

Interest coverage ratio(f)	2.03
Consolidated leverage ratio(g)	4.91
Fixed charge coverage ratio(h)	2.05

(a)	Effect of the 2005 Transactions, reorganizations and non-recurring revenue and gains—eliminates the effect of the 2005 Transactions, prior business reorganizations and non-recurring revenue and gains.
(b)	Certain legal costs—represents legal expenses for certain legal matters.
(c)	Net cost savings—represents the elimination of certain severance costs.
(d)	Goodwill impairment—represents the impairment of the goodwill attributed to the loyalty products business.
(e)	Other, net—represents (i) stock-based compensation expenses incurred, including $5.2 million incurred in connection with the January 2007 special dividend, (ii) non-recurring Sarbanes-Oxley implementation costs, (iii) a $2.0 million annual consulting fee paid to Apollo and (iv) certain other costs.
(f)	The interest coverage ratio is defined in the Affinion Group Credit Facility (Adjusted EBITDA, as defined, to interest expense, as defined). The interest coverage ratio must be greater than 1.5 to 1.0 at June 30, 2007.
(g)	The consolidated leverage ratio is defined in the Affinion Group Credit Facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 6.75 to 1.0 at June 30, 2007.
(h)

The fixed charge coverage ratio is defined in the indentures governing the 10 1/8% Senior Notes and the 11½% Senior Subordinated Notes and the Senior Unsecured Term Loan (Consolidated Cash Flows, as defined, which is equivalent to Adjusted EBITDA (as defined in the Affinion Group Credit Facility), to fixed charges, as defined).

Contractual Obligations and Commitments

The following table summarizes our aggregate contractual obligations, including three $25.0 million voluntary prepayments of the term loan on March 22, 2007, May 14, 2007 and August 13, 2007, at December 31, 2006, and the estimated timing and effect that such obligations are expected to have on our liquidity and cash flow in future periods. It does not include the contractual obligation incurred in connection with the five-year senior unsecured term-loan facility entered into in January 2007. We expect to fund the firm commitments with operating cash flow generated in the normal course of business and availability under the $100 million revolving credit portion of Affinion Group Credit Facility.

	2007	2008	2009	2010	2011	2012 and thereafter	Total
	(dollars in millions)
Term loan due 2012	$50.0	$—	$—	$—	$—	$705.0	$755.0
10 1/8% senior notes due 2013(1)	—	—	—	—	—	304.0	304.0
11 1/2% senior subordinated notes due 2015(1)	—	—	—	—	—	355.5	355.5
Mandatorily redeemable preferred stock(2)	—	—	—	—	—	97.4	97.4
Interest payments(3)	129.2	125.2	125.2	125.2	125.2	269.4	899.4
Other purchase commitments(4)	46.5	27.6	22.3	13.8	9.0	0.4	119.6
Operating lease commitments	11.9	11.5	7.9	7.1	5.2	9.2	52.8
Capital lease obligations	0.2	0.2	0.2	—	—	—	0.6
Consulting agreements(5)	2.0	2.0	2.0	2.0	2.0	12.0	22.0
Employment agreements(6)	3.4	2.3	1.9	0.9	—	—	8.5

Total firm commitments and outstanding debt	$243.2	$168.8	$159.5	$149.0	$141.4	$1,752.9	$2,614.8

(1)	Long-term debt reflected at face amount.
(2)	Represents the December 31, 2006 carrying amount of the mandatorily redeemable preferred stock. In January 2007, we redeemed 95,107 shares at a cost of $106.0 million and 29,893 shares remain outstanding.
(3)	Interest on variable rate debt based on December 31, 2006 interest rates.
(4)	Represents commitments under purchase agreements for marketing and membership program support services.
(5)	Represents annual management fee payable under the consulting agreement with Apollo. See “Certain Relationships and Related Party Transactions—Ancillary Agreements to the Purchase Agreement—Consulting Agreement” below.
(6)	Represents salary and target bonus amounts attributable to those employment agreements described under “Item 11. Executive Compensation.” Amounts are based on the assumption that no agreements are renewed beyond their initial terms and all performance metrics for bonus payouts are achieved. Amounts exclude severance and other payouts due upon termination of employment.

The above table does not give effect to contingent obligations, such as litigation claims, standard guarantees and indemnities, other guarantees associated with the 2004 Events, surety bonds and letters of credit, due to the fact that at this time we can not determine either the amount or timing of payments related to these contingent obligations. See Note 15 to our consolidated and combined financial statements included elsewhere herein for a discussion of these contingent obligations. In addition, we refer you to our audited consolidated financial statements as of and for the year ended December 31, 2006 and as of and for the period from October 17, 2005 to December 31, 2005 and the Predecessor’s combined financial statements for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004.

Off-Balance Sheet Arrangements

We do not have any significant off-balance sheet arrangements that have not been disclosed in “—Contractual Obligations and Commitments.”

Critical Accounting Policies

In presenting the audited consolidated and combined financial statements and our unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, we are required to make estimates and assumptions that affect the amounts reported therein.

We believe that the estimates, assumptions and judgments involved in the accounting policies related to revenue recognition, accounting for marketing costs, valuation of goodwill and intangible assets, and valuation of tax assets and liabilities could potentially affect our reported results and as such, we consider these to be our critical accounting policies. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain, as they pertain to future events. However, certain events outside our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. We believe that the estimates and assumptions used when preparing the consolidated and combined financial statements, and the unaudited condensed consolidated financial statements were the most appropriate at the time. For a summary of all of our significant accounting policies, see Note 2 to the consolidated and combined financial statements.

Purchase Accounting

On October 17, 2005, Cendant completed the sale of the Cendant Marketing Services Division to Affinion Group, Inc., our wholly-owned subsidiary and an affiliate of Apollo Management. The sale was accounted for in accordance with the purchase method of accounting, which requires judgment regarding the allocation of the purchase price based on the fair values of the assets acquired (including intangible assets) and the liabilities assumed. The purchase accounting adjustments reflected in our records primarily consist of: (1) revaluation of certain property and equipment, including internally developed software; (2) valuing intangibles assets consisting of affinity and member relationships, patents and technology, trademarks and tradenames and proprietary databases and systems; (3) recognizing deferred revenues and prepaid commissions; and (4) recognizing the liability to service certain of our members during the period in which no revenue will be received. The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed was recognized as goodwill, which is reviewed for impairment at least annually. We recorded goodwill of approximately $315.3 million related to the 2005 Transactions described above.

Revenue Recognition

Our critical accounting policies in the area of revenue recognition pertain to our insurance profit-sharing arrangements. For our membership, package and loyalty programs, we operate in a business environment where we are paid a fee for a service performed and we do not recognize revenue until these services have been performed and such revenues are no longer subject to refund. Accordingly, revenue recognition for these programs is not particularly subjective or complex.

We recognize insurance program commission revenue based on premiums earned by the insurance carriers that underwrite the policies we market. Premiums are typically paid either monthly or quarterly and revenue is recognized ratably over the underlying policy coverage period. We engage in revenue and profit-sharing arrangements with the insurance carriers that issue the underlying insurance policies. Commission revenue from insurance programs is reported net of insurance costs in our financial statements. On a semi-annual or annual basis, a profit-sharing settlement is made based on an analysis of the premiums paid to the insurance carriers less claims experience incurred to date, estimated claims incurred but not reported, reinsurance costs and carrier administrative fees. We accrue monthly revenue and related profit-sharing receivables from insurance carriers resulting from our expected share of this excess based on the claims experience to date, including an estimate for claims incurred but not reported. Adjustments to the estimates recorded are made upon settlement with the insurance carriers. Historically, our claims experience has not resulted in a shortfall.

The estimate of the periodic amount of claims incurred but not reported to the insurance company is based on models we have developed and maintain in consultation with the insurance carriers. The models are updated periodically for the most recent loss rates that we receive from the insurance companies and current market conditions. Any change to the estimates, based on actual experience, is reported in earnings in the period the change becomes known. The impact on 2006 net revenue subject to profit-sharing arrangements of a 1% change in the claims incurred but not reported estimate as of December 31, 2006 would be approximately $0.4 million.

Marketing Expense

Our critical accounting policy in the area of marketing expense pertains to the insurance business within our insurance and package segment. For the periods following the closing of the 2005 Transactions, we have adopted an accounting policy whereby costs related to acquiring new insurance business are expensed as incurred. This represents a different accounting policy than was applied by the Predecessor, as described below. Marketing solicitation costs for our insurance and package businesses are expensed as incurred consistent with our membership business.

In the historical combined financial statements, marketing acquisition costs for our insurance programs were deferred to the extent such costs were deemed recoverable from future cash flows generated by us related to such acquisition costs. These costs were amortized as marketing expense over a 12 year period using a declining balance method generally in proportion to the related insurance revenue, which was based on attrition rates associated with the approximate rate that insurance revenues collected from customers decline over time. Amortization of deferred acquisition costs commenced upon recognition of the related insurance revenue. The Predecessor performed periodic reviews of our amortization expense, attrition rates and the recoverability of deferred acquisition costs. Any resulting changes were treated as a change in estimate unless the balance was considered non-recoverable, in which case the unrecoverable portion was expensed.

The effect of the change in accounting policy for insurance programs is that all our marketing solicitation costs are expensed as incurred post-October 16, 2005.

Goodwill and Intangible Assets

In connection with SFAS No. 142, “Goodwill and Other Intangible Assets,” there is a requirement to assess goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. We assess goodwill for such impairment by comparing the carrying value of the reporting units to their fair values. Reporting units are comprised of Membership, Insurance and Package, Loyalty and International. Fair values of the reporting units are determined utilizing discounted cash flows and incorporate assumptions that we believe marketplace participants would utilize. Indefinite-lived intangible assets are tested for impairment and written down to fair value, as required by SFAS No. 142.

Subsequent to the initial assessment, we perform reviews annually, or more frequently if circumstances indicate that an impairment may have occurred. During 2006, as part of our annual review, it was determined that the goodwill ascribed to the Loyalty business had been impaired, primarily due to the loss of a major program, and all of the goodwill of the Loyalty business was written off. In 2005 and 2004, no such impairment occurred. Our intangible assets as of December 31, 2006 consist primarily of intangible assets with finite useful lives we acquired in the 2005 Transactions and are recorded at their respective fair values in accordance with SFAS No. 141, “Business Combinations.”

Income Taxes

The income tax provision is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. Deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the income tax provision or to goodwill if related to allowances established prior to the 2005 Transactions, while increases to the valuation allowance result in additional provision. The realization of deferred tax assets is primarily dependent on estimated future taxable income. As of December 31, 2006 and 2005, we recorded a full valuation allowance for its U.S. deferred tax assets.

The Predecessor, excluding TRL Group and Affinion International, was included in the consolidated federal income tax return filed by Cendant. In addition, the Predecessor, excluding TRL Group and Affinion International, filed unitary and consolidated state income tax returns with Cendant in jurisdictions where required. The provision for income taxes on the accompanying combined statements of operations was computed as if the Predecessor filed its federal and state income tax returns on a stand-alone basis. Since Cendant maintained less than an 80% ownership interest in TRL Group, TRL Group was not included in Cendant’s consolidated federal and state income tax returns and filed separate tax returns. Affinion International and its subsidiaries filed income tax returns in countries in which they operated.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes,” and Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The provisions of SFAS 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Effective January 1, 2006, we adopted SFAS 154, with no impact on our consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued Statement of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, with earlier application encouraged. We adopted FIN 48 as of January 1, 2007 and increased our tax reserve for uncertain tax positions included in other long-term liabilities by $9.4 million, decreased our long-term deferred income taxes by $7.9 million, decreased its income tax payable by $0.6 million and increased our January 1, 2007 accumulated deficit by $0.9 million. We recognize interest and penalties related to uncertain tax positions in income tax expense. There was no recognition of additional penalties and interest required as a result of the adoption of FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, with earlier application encouraged. We are currently evaluating the potential impact that the adoption of SFAS 157 will have on our consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and other items at fair value. The fair value option permits entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected would be recognized in earnings at each subsequent reporting date. Generally, the fair value option may be applied instrument by instrument and is irrevocable unless a new election date occurs. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided that the entity also elects to apply the provisions of SFAS 157. We are currently evaluating the potential impact that the adoption of SFAS 159 will have on our consolidated financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using both a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB 108 is effective for the first annual period ending after November 15, 2006. Our adoption of SAB 108 effective December 31, 2006 did not have any impact on our consolidated financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk.

Following is a description of our risk management policies and those of the Predecessor.

Foreign Currency Risk

The Predecessor used foreign currency forward contracts to manage exposure to changes in foreign currency exchange rates associated with its foreign currency denominated payables, receivables and forecasted earnings of foreign subsidiaries. The Predecessor primarily hedged its foreign currency exposure to the British pound and Euro. The majority of forward contracts utilized did not qualify for hedge accounting treatment under SFAS No. 133. The fluctuations in the value of these forward contracts did, however, largely offset the impact of changes in the value of the underlying risk that they were intended to economically hedge. The impact of these forward contracts was not material to the Predecessor’s results of operations or financial position. We currently do not utilize foreign currency forward contracts as we do not consider our foreign currency risk to be material.

Interest Rate Swap

We entered into an interest swap as of December 14, 2005. This swap converts a notional amount of our floating rate credit facility into a fixed rate obligation. The notional amount of the swap is $300 million at December 31, 2006 and reduces in accordance with a contractual amortization schedule through December 31, 2010 when the swap terminates. The purpose of the swap was to maintain our fixed/variable ratio within policy guidelines. The interest rate swap is recorded at fair value either as an asset or liability. The interest rate swap is not designated as a hedging instrument and therefore changes in the fair value of the interest rate swap are recognized currently in earnings in the accompanying consolidated statements of operations.

The following table provides information about our financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity for our long-term debt as of December 31, 2006.

	2007	2008	2009	2010	2011	2012 and Thereafter	Total	Fair Value At December 31, 2006
Fixed rate debt	$0.2	$0.2	$0.2	—	—	$659.5	$660.1	$698.8
Average interest rate	11.08%	11.08%	11.08%	11.08%	11.08%	11.08%
Variable rate debt	50.0	—	—	—	—	705.0	755.0	755.0
Average interest rate(a)	7.87%	7.87%	7.87%	7.87%	7.87%	7.87%
Variable to fixed—Interest rate swap(b)								0.9
Average pay rate	4.84%	4.86%	4.93%	4.97%
Average receive rate	5.24%	4.88%	4.86%	4.96%

(a)	Average interest rate is based on rates in effect at December 31, 2006, adjusted for a 25 basis points decrease, effective January 4, 2007.
(b)	The fair value of the interest rate swap is included in other non-current assets at December 31, 2006.

As disclosed in Note 2 to the consolidated and combined financial statements, as a matter of policy, neither we nor our Predecessor used derivatives for trading or speculative purposes.

Credit Risk and Exposure

Financial instruments that potentially subject us and our Predecessor to concentrations of credit risk consist primarily of receivables, profit-sharing receivables from insurance carriers and prepaid commissions. We manage such risk by evaluating the financial position and creditworthiness of such counterparties. As of December 31, 2006, there were no significant concentrations of credit risk. Receivables and profit-sharing receivables from insurance carriers are from various marketing, insurance and business partners and we maintain an allowance for losses, based upon expected collectibility. Commission advances are periodically evaluated as to recovery.

BUSINESS

Our Company

We are a leading global provider of comprehensive marketing services and loyalty solutions to many of the largest and most respected companies in the world. We partner with these leading companies to develop customized marketing programs that provide valuable products and services to their end customers using our creative design and product development capabilities. These products and services enable our marketing partners to strengthen their customer relationships as well as generate significant incremental revenue, generally in the form of commission payments paid by us. We have substantial expertise in deploying various types of media, such as direct mail and the Internet, and bundling unique benefits to offer valuable products and services to the end customers of our marketing partners on a highly targeted basis. We provide credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty programs, various checking account and credit card enhancement services and other products and services. We believe we are a market leader in each of our product areas and that our portfolio of products and services is the broadest in the industry. Our scale, combined with our nearly 35 years of experience, unique proprietary database, proven marketing techniques and strong marketing partner relationships, position us to perform well and grow in a variety of market conditions.

Our comprehensive marketing services and loyalty programs include:

•	marketing strategy development and management of customized marketing programs;

•	data analysis utilizing our proprietary technology and databases to target customers most likely to value our products and services;

•	design and implementation of marketing campaigns in various types of media including direct mail, online marketing, point-of-sale marketing and telemarketing;

•	development of customized and relevant products and services;

•	fulfillment, customer service and website development; and

•	loyalty program design and administration.

Our business model is characterized by substantial recurring revenues, strong operating margins and significant cash flow. We structure our contractual relationships with our marketing partners to support our strategy of pursuing the most profitable opportunities for our marketing expenditures. We generate revenues primarily through the sale of our value-added subscription-based products and services to the end customers of our marketing partners and customers who we bill on a monthly, quarterly or annual basis. We also generate revenues directly from our marketing partners that choose to market our products and services to their customers directly and typically pay us a monthly fee per participant. The amount of the fees varies depending on the products and services that we offer. As a result, a substantial portion of our revenues consists of subscription payments and service fees that are recurring in nature. Revenue from our existing customer base has historically generated over 80% of our next twelve months net revenue.

As of June 30, 2007, we had approximately 3,100 employees in the U.S. and 10 other countries, primarily in Europe. Of these employees, over 70% are in the U.S., approximately 15% are in the U.K. and the remainder are in Europe and South Africa. For the year ended December 31, 2006, we had net revenues of $1.1 billion and adjusted EBITDA of $264 million.

Our Business

We seek to address the needs of three primary parties in developing and implementing our marketing and loyalty programs: (1) Affinity Partners, which are our marketing partners, (2) Customers, which are the end customers of our affinity partners who subscribe to one or more of our programs and (3) Vendors, which are the third-party vendors who provide components for our products and services.

•

Affinity Partners: Our affinity partners are many of the leading companies in the United States and Europe. They enter into agreements with us to (1) develop customized marketing programs that leverage their brand names and, in many instances, utilize their payment vehicles (such as credit cards) and (2) offer products and services that appeal to their customers. Our affinity partners value our services because we enhance their customer relationships, promote their brands and provide them with incremental revenue with minimal risk because we often bear the costs of marketing and servicing these programs. We believe that we implement our programs more effectively than a typical affinity partner can operate a stand-alone program, which allows our affinity partners to focus on their core businesses. As of June 30, 2007, we had more than 5,200 affinity partners in a variety of industries including financial services, retail, travel, telecommunications, utilities and the Internet. Some of our leading affinity partners include JPMorgan Chase, Bank of America, HSBC, Société Générale, CompUSA, Choice Hotels, GMAC, Staples, 1-800-FLOWERS and Priceline. By providing services directly to the end customers of our affinity partners, we become an important part of our affinity partners’ businesses. Many of our affinity partners have been marketing with us for over ten years.

•

Customers: Our customers value participation in our programs because of the attractive benefits we provide at a reasonable price, the ease of use of our products and the high level of service we deliver. Depending on the nature of the relationship we have with a given affinity partner, customers either purchase our programs and services directly from us or are provided our services through our affinity partner. Our top ten U.S. affinity partners and their end customers generated approximately 75% of our U.S. membership revenue in 2006. As of June 30, 2007, we had almost 70 million customers enrolled in our programs worldwide.

•	Vendors: We contract with a large number of third-party vendors to provide components for many of our products and services. Our vendors value their relationships with us because we provide them with significant incremental revenue through unique and complementary marketing channels. Generally, our relationships with key vendors are governed by long-term contracts. By combining the services of our vendors with our in-house capabilities, we are able to offer 30 core products and services with over 300 unique benefits and support approximately 5,000 versions of products and services representing different combinations of pricing, benefits configurations and branding.

We organize our business into two operating units:

•	Affinion North America. Affinion North America comprises our Membership, Insurance and Package, and Loyalty product operations in North America.

•

Membership Products. We design, implement and market membership programs that provide members with access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement as well as personal protection benefits and value-added services including credit monitoring and identity-theft resolution services.

•	Insurance and Package Products. We market AD&D and other insurance programs and design and provide checking account enhancement programs to financial institutions.

•

Loyalty Products. We design, implement and administer points-based loyalty programs and, as of June 30, 2007, managed approximately 448 billion points with an estimated redemption value of over $4.4 billion for financial, travel, auto and other companies. We also provide enhancement benefits to major financial institutions in connection with their credit and debit card programs.

•

Affinion International. Affinion International comprises our Membership, Package and Loyalty product operations outside North America. We expect to leverage our current Western European operational platform to expand our range of products and services, develop new affinity partner relationships in various industries and grow our geographical footprint.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Operating Segment Results” and Note 20 to our audited consolidated and combined financial statements included elsewhere herein for additional financial information about these business segments. In addition, see Note 20 to our audited consolidated and combined financial statements included elsewhere herein for additional financial information by geographic segment.

Our Market Opportunity and Competitive Strengths

We focus our marketing solutions on affinity direct marketing, which is a subset of the larger direct marketing industry. We believe that marketing associated with well-known brands of leading, well-respected companies provides a significant advantage over other forms of direct marketing. Affinity direct marketing provides us access to our affinity partners’ large bases of customers and generally results in higher customer receptiveness as consumers recognize and trust our affinity partners’ brands. In addition, using our affinity partners’ logos and trademarks in our marketing materials provides consumers with additional assurances and validation as to the quality of the program or service we are offering.

We attribute our success and competitive advantage in providing comprehensive marketing services and loyalty programs to our ability to leverage a number of key strengths, including:

Proprietary Technology, Models and Databases. We believe our database of previous customer contacts, with more than 1 billion unique records, is the largest and most comprehensive in the industry and cannot be replicated. We track the performance of all of our marketing campaigns across all different media and measure consumer preferences, response rates, and other performance and profitability data while adhering to the highest standards of consumer data protection and privacy. We utilize this data to develop highly targeted, individualized marketing programs across multiple media and product offerings for each affinity partner with the goal of strengthening customer relationships and more precisely identifying types of consumers likely to find our products and services of value. We believe our proprietary database increases the efficiency of our marketing, enhances the profitability of our marketing expenditures, and allows us to continue to secure and maintain long-term relationships with affinity partners.

Expertise in Various Marketing Methods and Types of Media. We have conducted more than 57,000 direct marketing campaigns over the last ten years. We utilize a variety of media to market our programs and services, including direct mail, online marketing, point-of-sale marketing, inbound telemarketing, outbound telemarketing and voice response unit marketing. We operate a full-service creative agency with expertise in utilizing a wide variety of customer acquisition media with special emphasis on growing our online capabilities. We believe that our expertise provides our affinity partners substantial flexibility in managing and enhancing their customer relationships and provides superior returns on our marketing expenditures.

Product Management and Development Capability. We manage a broad range of membership, package and insurance products that we market to the end customers of our affinity partners. Our products are designed to address consumer needs and incorporate a range of lifestyle and protection benefits related to insurance, travel, health care, identity theft resolution, entertainment, shopping and loyalty rewards, among other things. We continually research, develop and test new products and benefits that are relevant to consumers and build loyalty and value for our affinity partners. We market both our products and the products of our affinity partners where appropriate to meet customer needs. We believe that our ability to customize products utilizing the broad range of benefits that we provide enables us to better meet the complex and highly specialized needs of our affinity partners and their end customers. We believe that our ability to identify and successfully enter new product and growth areas is a key competitive advantage and we will continue to seek new opportunities to expand the range of our proprietary product offerings.

Strong, Long-Term Relationships with Affinity Partners. We have a long history of providing comprehensive marketing services and loyalty programs to leading companies in the U.S. and Europe, and we believe that the strength and breadth of our relationships with affinity partners provide us with a competitive advantage in maintaining stable, diversified and predictable sources of revenue. Our relationships span a wide variety of industries, such as financial, retail, travel, telecommunications, utilities, Internet and other media and include 17 of the top 20 U.S. credit card issuers, 17 of the top 20 U.S. debit card issuers, 7 of the top 10 U.S. mortgage companies and 12 of the top 20 European retail banks. We believe that our strong network of affinity partner relationships, together with our success in delivering custom, revenue enhancing marketing programs, will enable us to continue to grow our business and generate new affinity partner relationships.

Diversified, Global Marketing Platform. In late 2004, we integrated certain operations which allowed us to provide our marketing solutions on a global basis to better serve our affinity partners who may have operations and customers in multiple countries. We benefit from the substantial synergies generated across all of our operations, including the ability to leverage our marketing and product expertise. We believe that our ability to focus our business development and marketing expenditures on our most profitable marketing opportunities in the most attractive markets, media and industries, domestically and internationally, is a key advantage that allows us to maximize our profitability and cash flows.

Attractive Operating Model with Significant Free Cash Flow Generation. We collect a substantial majority of our revenues on a recurring basis from our affinity partners and their end customers. Our business requires very little capital to support our growth, and annual capital expenditures typically represent a small percentage of revenues. In addition, we benefit from certain tax attributes under §338(h)(10) of the Internal Revenue Code that will reduce our cash taxes in the future and further enhance our ability to generate strong, recurring cash flows. Tax deductions under this provision amounted to approximately $1.6 billion in the aggregate as of December 31, 2006 and are expected to result in deductions of up to approximately $120 million per year for the next thirteen years. Consequently, we benefit from high predictability in the operation of our business, low volatility in our revenues and earnings, and enhanced ability to manage our business, service our indebtedness and pay dividends to stockholders. Since the 2005 Transactions, we have made $180 million in voluntary prepayments on our indebtedness from operating cash flows.

Committed and Experienced Management Team. We believe that our senior management and our talented and experienced professionals are a principal reason why we have achieved significant success in all of our businesses. Each of our six senior executives, with the exception of our chief financial officer who recently joined us, has at least six years of experience with Affinion. Led by our president and chief executive officer, Nathaniel J. Lipman, who has been with us for over eight years, our senior executives have a combined 40 years of experience with Affinion. We believe that the extensive experience and financial acumen of our management and marketing professionals provide us with a significant competitive advantage.

Our Business Strategy

Our strategy is to pursue initiatives that maintain and enhance our position as a leading provider of comprehensive marketing services and loyalty programs to our affinity partners and to focus on attractive opportunities that will increase our profitability and cash flows. Key elements of our strategy are:

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Continue to Optimize Marketing Investment. We will continue to optimize the allocation of our marketing expenditures across all of our products and geographic regions in order to maximize the returns on each marketing campaign. We target minimum returns on investment for all of our marketing expenditures, incorporating the expected revenues, persistency, commission rates and servicing and other variable costs for those customers who respond. Our goal is to maximize the average contribution per customer over the lifetime of that customer relationship, which we expect will maximize the growth of our cash flows though the aggregate number of customers we serve may grow at a slower rate or decline. For example, in the past five years we have grown the average revenue per member in our membership business at a compound annual rate of 16.9%, from $36.54 in 2002 to $68.15 in 2006.

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Grow Our International Operations. We believe that we are well positioned to provide our affinity partners with comprehensive offerings on a global basis. We intend to grow our international retail membership operations by leveraging our significant U.S. experience to offer membership products similar to existing U.S. membership products to the end customers of our European affinity partners. In addition, we expect to grow our European package business through unique product offerings, enhanced customer services and delivery of benefits. We also plan to expand our operations into new countries and geographic regions.

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Continue to Execute Our Online Strategy for Customer Acquisition and Fulfillment. We will continue to pursue our strategy of leveraging the Internet for customer acquisition and fulfillment in order to capitalize on the increasing penetration and usage rates of the Internet. We believe this media has superior growth potential, driven in part by the growing acceptance of online banking and online transactions generally, and will provide opportunities to lower our servicing costs and increase our profitability.

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Continue to Focus on New Program Development. We continually develop and test new programs to identify consumer trends that can be converted into revenue-enhancing opportunities. We will also consider acquisitions of new and complementary products and technology to further enhance our offerings and generate additional revenue.

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Grow our Strategic Consulting and Creative Services Offerings. We intend to further leverage our marketing services capabilities to provide marketing strategy, creative development, modeling and database management, campaign execution and other services to our affinity partners and other third parties on a fee-for-service basis. We believe these services will generate high-margin revenues and complement our existing marketing solutions.

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Expand Our Range of Affinity Partners. We believe there are substantial opportunities to increase our presence in the retail, travel, Internet, cable, telecom and utilities industries, in both North America and Europe.

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Leverage Best Practices for Growth and Acquisitions. We intend to capitalize on the significant opportunities created by our business integration to apply best practices and cross-sell products and services across business lines and geographical regions. We will consider acquisitions of selected companies to enhance our scale and market share.

Industry Overview

Direct marketing is defined by the Direct Marketing Association (the “DMA”) as any direct communication to a consumer or business that is designed to generate a response in the form of an order. Affinity marketing is a subset of the larger direct marketing industry which involves direct marketing to the customers of institutions, such as financial service providers and retailers, using the brand name, customer contacts and billing vehicles of such institution. We believe that marketing associated with the brand of an affinity partner provides a significant advantage over other forms of direct marketing. Affinity direct marketing provides us with access to our affinity partners’ large customer base, generally results in higher response rates as customers recognize and trust our affinity partners’ brands and provides additional credibility and validation as to the quality of the program or service we are offering. Affinity partners benefit as they are able to promote their brands while offering additional programs and services, which strengthens their relationships with their customers and generates incremental revenue for them.

The DMA forecasted that overall global sales generated by direct marketing initiatives would grow at a 9.4% compound annual growth rate from 2004 to 2007. In addition, the DMA estimates that overall sales in the U.S. generated by direct marketing initiatives will grow at a 6.3% compound annual growth rate from 2006 to 2011. In 2004, the DMA forecasted that the EU would represent almost 20% of the estimated global direct marketing driven estimated sales in 2007, and that the EU market is expected to grow at a faster rate than the U.S. market as new members join the EU and member countries continue to integrate across economic, social and regulatory boundaries.

Industry research indicates that growth in direct marketing sales results from increasing direct marketing expenditures as well as marketers shifting their budgets from branding campaigns to direct marketing campaigns due to their increased measurability and effectiveness. Marketers with direct customer contacts or with large marketing databases are expected to continue to pursue direct marketing initiatives, such as those offered by us, to increase customer penetration in an environment where attracting and retaining customers is becoming increasingly challenging. As a result, direct marketing driven sales as a percentage of total sales have been rising. Sales generated by direct mail, one of our primary marketing media, is projected by the DMA to grow at a compound annual growth rate of approximately 5.1% from 2006 through 2011 in the U.S. Online media, a growth vehicle for both the industry and our business, represents the fastest growing direct marketing medium due to the increasing use of the Internet and its significantly lower communication costs. DMA projects a compound annual growth rate of approximately 15.8% for internet media from 2006 to 2011 in the U.S.

Company History

We have nearly 35 years of operational history. The business started with membership products in 1973 through the formation of Comp-U-Card of America, Inc. (“CUC”). Between 1985 and 1986, CUC acquired the insurance and package enhancement products of Financial Institution Services, Inc. and Madison Financial Corporation, both of which were formed in 1971. In 1988, CUC acquired National Card Control, Inc., which was formed in 1981 and provided loyalty solutions and package enhancement programs. The international products were started by CUC in the early 1990s. In 1997, CUC merged with HFS Incorporated to form Cendant Corporation. The international products were rebranded as Cendant International Membership Services after the formation of Cendant. In 2001, the U.S. membership products were rebranded as Trilegiant and the loyalty solutions products were rebranded as Trilegiant Loyalty Solutions. The insurance and U.S. package enhancement products were rebranded as Progeny in 2002. In 2004, we realigned our organizational structure and began integrating the historically separate businesses in order to have a unified approach to the marketplace.

In 2005, we entered into a purchase agreement with Cendant pursuant to which we purchased from Cendant all of the equity interests of Affinion Group, LLC or AGLLC (known as Cendant Marketing Services Group, LLC prior to the consummation of the 2005 Transactions) and all of the share capital of Affinion International Holdings Limited or AIH (known as Cendant International Holdings Limited prior to the consummation of the 2005 Transactions). See “Certain Relationships and Related Party Transactions—The 2005 Transactions—Purchase Agreement.”

Marketing

We provide our products and services through retail and wholesale arrangements, and combinations thereof, as well as fee for service relationships. Under a retail arrangement, we usually market our products to an affinity partner’s end customers by using that affinity partner’s brand name, customer contacts and billing vehicles. In retail arrangements, we typically bear or share the acquisition marketing costs. Under structures where we bear all or most of the acquisition marketing costs, we typically incur higher up-front expenses but pay lower commissions on related revenue to our affinity partners. Under structures where our affinity partners share more of the acquisition marketing costs, we typically have lower up-front expenses but pay higher commissions on related revenue to our affinity partners.

Under a wholesale arrangement, the affinity partner markets our products and services to its customers, collects revenue from the customer and typically pays us a monthly fee per participant. In addition, in conjunction with this type of arrangement, we usually also provide other services to our affinity partners, including enrollment, fulfillment, customer service and website development.

We utilize a variety of media to market our products and services, including direct mail, online marketing, point-of-sale marketing, inbound telemarketing, outbound telemarketing and voice response unit marketing. We have a full-service creative agency with expertise in utilizing all varieties of customer acquisition media with special emphasis on growing our online capabilities. We use a network of third-party operators for inbound and outbound telemarketing and develop all direct mail programs in-house, utilizing third parties only for limited services such as printing. In addition, we use standardized scripts and direct mail materials that are repeatedly tested and updated to ensure consistent quality and the maximum effectiveness for each marketing campaign.

Direct Mail. We have developed considerable expertise in direct mail marketing, which remains our largest marketing medium in terms of new member acquisition, accounting for more than 42% of new joins globally in 2006. Our direct mail operations incorporate a variety of mailing types, including solo direct mail, detachable inserts, credit card inserts, statement inserts, promotion inserts, and other printed media. Additionally, we continually test variations of direct mail solicitations to drive higher customer response rates.

Online Marketing. We formed a dedicated Internet group for our North American membership products in late 2003 to offer our products and services online in a more systemic fashion. In 2006, we recorded over 1.5 million new members through online membership acquisition programs, as compared to 1.1 million new members in 2005 and 0.4 million new members in 2004. Our online marketing initiatives include pursuing new marketing partnerships (e.g. online retailers, travel providers, and service providers), expanding relationships with traditional affinity partners via the Internet (notably financial institutions who allow us to market to their online banking customers), as well as offering our products and services directly to consumers. We use click-through advertising, search and email marketing methods to enhance our online customer acquisition techniques and expect to significantly increase our use of these techniques. In 2006, we expanded our overseas online capabilities which allowed us to begin marketing our products and services online in Europe and to expand several of our offline relationships to include online marketing and product benefit delivery with several significant affinity partners.

Point-of-Sale Marketing. Point-of-Sale marketing, usually through financial institutions’ retail branch networks, is the primary distribution medium for our package enhancement products. Point-of-Sale marketing utilizes a variety of promotional and display materials at our affinity partners’ retail branches or retail locations to create interest and drive program inquiries. Our affinity partner representatives coordinate sales with the opening of new accounts and other transactions. We also train affinity partners’ point-of-sale personnel in sales techniques for our programs.

Live Operator Inbound Telemarketing (“Transfer Plus” and “Customer Service Marketing”). Transfer Plus is a live-operator call transfer program which operates from affinity partner call centers, and has proven successful in converting customer service calls into revenue opportunities. In Transfer Plus, qualified callers of an affinity partner are invited to hear about a special offer, and those callers who express interest in that offer are transferred to our representatives to hear more about the product or service. Customer Service Marketing is similar to Transfer Plus, however, the affinity partner’s representative continues with the sales process instead of transferring the call to us. These programs are easy to implement and we handle all training and promotions. It also provides a no-cost employee retention program for our affinity partners as agents earn cash/awards from us for every call handled or transferred, as the case may be.

Outbound Telemarketing. We use extensive modeling to target calling efforts to likely responders. Calls are fully scripted, and our representatives market only to those who are interested in hearing about our products and services. Our outbound telemarketing programs are designed to comply with the “Do-Not-Call” Registry and other privacy legislation.

Voice Response Unit Marketing. When a consumer contacts an affinity partner’s call center to activate a credit or debit card, check their account balance or make another inquiry that can be handled electronically, the automated voice response system offers our product while the customer is waiting for, or after the completion of, the transaction or inquiry. The consumer then has the opportunity to accept or decline the offer. These low-cost marketing programs are easy to implement and this marketing technique generates significant revenue streams for our affinity partners.

We utilize financial models that are designed to target and predict returns over a five-year period for marketing expenditures related to membership programs and a seven-year period for marketing expenditures related to insurance programs. These models are used to determine the minimum response rate required to attain a targeted return per marketing campaign, net of attrition, applying an appropriate cost of capital. Our marketing systems model individual campaigns across multiple media and product offerings utilizing extensive data, customer contacts and results of over 57,000 marketing campaigns conducted over the last decade. We typically target a minimum profitability return after all costs for all marketing expenditures related to membership, package and insurance products.

Products and Services

Membership Products. Through Trilegiant, we market various private-label products and services to individuals in North America, primarily through marketing arrangements with our affinity partners. The membership products offer members discounts on many brand categories along with shop-at-home convenience in such areas as retail merchandise, travel, automotive and home improvement, as well as other benefits and value-added services in the growing area of credit monitoring and identity-theft resolution services, which are intended to improve the member’s sense of security and well-being.

Our principal membership products include:

Product	Description	Key Features

	Access and monitoring of credit report, credit score and credit history to help members manage their credit and prevent identity-theft	Access to credit data from all three credit bureaus Credit monitoring from one or all three credit bureaus Fraud resolution Identity-theft insurance

	Credit card and document registration	Cancellation / replacement of credit cards with fraud liability, sales price and return guarantee protection Emergency cash advance and airline ticket replacement

Product	Description	Key Features

	Proactive identity theft solution to help consumers detect identity theft and fraud	Public records management monitoring of personal data, social security number and credit cards to detect suspicious activity

	Computer and internet security protection	Virus protection Personal firewall and spam blocker Parental internet control PC repair reimbursement

	Discount travel service program offering a low-price guarantee on booking airline, hotel and car rental reservations	5% cash back; 24/7 full service travel agency

	Discount shopping program offering savings of 10%-50% off manufacturers’ suggested retail price on brand name consumer products	200% low price guarantee for 60 days; automatic 2-year warranty on most items Discount on over 28,000 items from more than 1,000 brand name manufacturers. 3.5% cash back on online orders most items

	Discount program with preferred prices on new cars and discounts on maintenance, tires and parts	Emergency roadside assistance for up to 3 times per year Up to 15% in service center network savings

Discount program offering savings on dining, shopping, hotels, and admission to individual and family-oriented leisure activities

Coupon book with entertainment, shopping and dining savings from over 20 national partners

Clip and save coupons from national retailers and entertainment locations

Dining discount of up to 50% at almost 50,000 U.S. restaurants

	Discount program offering savings on home improvement and repair	Benefits of Shoppers Advantage Discount on home-related purchases and services Approximately 47,000 pre-screened contractors 60-day low price guarantee

	Customer service that extends manufacturers’ warranties	Automatic five-year warranty extension 20%–50% repair cost protection New purchase price protection for 60-90 days

	Discounts on a variety of health-related programs and services	5%–25% discounts off fees at approximately 265,000 physician specialists 5%–40% discounts on prescriptions, dental, vision, hearing and preventive care

	Insurance coverage service for breakdowns of household systems and appliances	24-hour, 365-day coverage with repair service network of over 20,000 pre-screened service professionals

In 2006, more than 38% of our membership programs’ members joined as a result of direct mail marketing. Other forms of marketing include our growing online initiatives, as well as telemarketing, customer service marketing and voice response unit marketing. Membership programs are mostly offered on a retail basis in which customers pay us an annual or monthly membership fee. In return, we usually pay our affinity partners commissions on initial and renewal memberships based on a percentage of the membership fees we collect. We also offer our products and services under wholesale arrangements in which our affinity partners incur the marketing expense and risk of campaign performance and pay us a monthly fee and other fees for the administration and fulfillment of these programs.

Insurance and Package Products. We market AD&D and other insurance programs and design and provide checking amount enhancement programs to financial institutions. We offer four primary insurance programs that pertain to supplemental health or life insurance. These programs, including AD&D, represent our core insurance offerings and the majority of our annual insurance revenue.

Our principal insurance products include:

Product	Description	Key Features
	Provides coverage for accidental death or serious injury	$1,000 initial complimentary coverage; up to $300,000 in additional coverage

	Pays cash directly to the insured if hospitalized due to a covered accident	Up to $200 per day hospitalized

	Pays cash to insured or beneficiary for hospitalization due to a covered accident or illness	Choice of $50 or $100 per day hospitalized

	Provides coverage for accidental death	Up to $1,000,000 in accidental death insurance

We market our insurance products primarily by direct mail, telemarketing and the Internet. We use retail arrangements with our affinity partners when we market our insurance products to their end customers. We earn revenue in the form of commissions from premiums collected as well as from economic sharing arrangements with the insurance carriers that underwrite the policies that we market. While these economic sharing arrangements have a loss-sharing feature that would be triggered in the event that the claims made against an insurance carrier exceed the premiums collected over a specified period of time, historically, we have never had to make a payment to insurance carriers under such loss-sharing feature.

We believe we are the largest distributor of checking account package enhancement programs in the U.S. We provide our affinity partners with a portfolio of more than 45 benefits in such areas as travel and shopping discounts, insurance and identity-theft resolution to create customized package offerings for their customers. For example, a financial institution can bundle retail checking enhancements such as grocery coupon packages, medical emergency data cards, movie ticket discounts, telephone shopping services, car rental discounts, half-price hotel directories, hotel savings, dining discounts, and other benefits, with a standard checking or deposit account and offer these packages to its customers for an additional monthly fee.

Product

Product	Description	Key Features
	Package of benefits tied to customer checking accounts in the U.S.	Broad array of features includes shopping, travel, and security benefits

	Package of benefits focused on office management and business discounts	Business services and solutions

	Health savings package includes discounts on prescriptions, dental & vision care and AD&D insurance	Health-oriented programs

A customer service representative at an affinity partner’s branch site offers package enhancement programs to checking account, deposit account and credit card customers at the time of enrollment. In addition, these programs may be offered via direct mail solicitation to an affinity partner’s existing customer base. We typically offer package enhancement products, such as Enhanced Checking, under wholesale arrangements where we earn an upfront fee for implementing the package enhancement program and a monthly fee based on the number of customers enrolled in the program. We typically offer Small Business Solutions and Wellness Extras programs on a retail basis similar to our retail membership relationships.

International Products. Through our Affinion International operations, we market our membership and package enhancement product lines internationally. We believe we are the largest provider of membership programs and package enhancement products in Europe. These membership services and package enhancement products are offered under retail and wholesale arrangements comparable to those in the U.S.

Our principal international membership products include:

Product	Description	Key Features
Sentinel Card Protection	Protection for all credit and debit cards against loss or theft

Assistance services including change of address and luggage and key retrieval

Emergency services including medical, airline ticket replacement and hotel bill payment

Lost cash and wallet/ purse insurance

Privacy Guard	Access to and monitoring of credit report, credit score and credit history to help prevent identity-theft	Online and offline single bureau reporting Credit monitoring Full fraud resolution Identity-theft insurance

Leisure Time	Access to year round discounts on dining, days out and event tickets	25% discount on dining bills at over 750 restaurants in the U.K. 10% discount on concert and other event tickets Discounted entry to select attractions and other 2-for-1 promotions

Product	Description	Key Features

PCProtection Plus	Online security and protection product with Identity Theft Protection	Virus protection and personal firewall software Spam Blocker and anti-spyware software Identity-theft insurance PC repair insurance for accidental and virus damage

Our principal package enhancement product is marketed through our financial institution affinity partners and provides a package of a broad array of benefits, including shopping, travel and security, to checking account customers in Europe. In addition to the identity-theft resolution and credit monitoring programs launched in the U.K., Affinion International intends to launch our travel program and our dining and leisure programs, which we recently introduced to our U.K. marketplace, across our European footprint.

Loyalty Products. We manage loyalty solutions products through ALG, which is a process outsourcer for points-based loyalty programs such as General Motors’ reward programs and Wyndham Worldwide’s Trip Rewards Program. We believe we are a leader in online points redemption as we managed approximately 448 billion points for our customers as of June 30, 2007, which reflects the addition of a major new program launched by an existing client in January 2007. ALG’s loyalty programs are private-label, customizable, full-service rewards solutions that consist of a variety of configurations that are offered on a stand-alone and/or bundled basis depending on customer requirements. We typically charge a per-member and/or a per-activity administrative fee to clients for our services and do not retain any points-related liabilities.

The following table illustrates the services provided to ALG’s clients:

Service	Description
Program Design	Establishes parameters for earning, redeeming, fulfilling, communicating, and analyzing points

Program Management	Provides loyalty industry research, including consumer behavior and competitive program trends across various industries

Technology Platform	Scalable, customizable and flexible proprietary loyalty accounting and data management platform to meet partners’ needs over the life of the programs

Rewards Fulfillment

Ownership of vendor management, inventory and fulfillment of program rewards

Works directly with over 130 vendors to obtain rewards and provides loyalty partners with access to more than 21,000 available merchandise models

Points Administration	Track and maintain customer account records and customer activities upon which point awarding business rules are based

Customer Experience Management	Provides a full-service, in-house contact center as an extension of the partner’s existing contact center

Program Communications	Produces HTML-based email newsletters and surveys which increase readership and are typically less expensive than direct mail campaigns for these programs Hosts many of its partners’ loyalty websites

Performance Monitoring	Provides internal and external access to its data warehousing environment, including a dashboard of critical program performance metrics and allows for standard and ad-hoc reporting

ALG also provides credit card enhancements, such as travel insurance and concierge services. The enhancement product line, which has been offered by us for approximately 20 years, features both convenience (such as concierge service) and protection (such as travel accident insurance) benefits. The benefits are sold wholesale to our affinity partners, who then provide the benefits at no cost to their customers as an added value of doing business with them. Historically, these benefits have been predominantly offered within the financial services industry as credit card enhancements.

Affinity Partners

We are able to market our value-added products and services by utilizing the brand names, customer contacts and billing vehicles of our affinity partners. Our diversified base of affinity partners includes more than 5,200 companies in a wide variety of industries, including financial services, retail, travel, telecommunications, utilities and Internet. Select partners include JPMorgan Chase, Bank of America, HSBC, Société Générale, CompUSA, Choice Hotels, GMAC, Staples, 1-800-FLOWERS and Priceline.

Our two largest affinity partners, JPMorgan Chase and Bank of America, accounted for 16.0% and 12.9%, respectively, of total revenues for the year ended December 31, 2006. We received revenues directly from both the affinity partners and their end customers. We have over 30 individual contracts with these two affinity partners and their various divisions and subsidiaries, including acquired businesses. Typically, our agreements with our affinity partners for the marketing and servicing of our retail membership products are for fixed terms which automatically renew and may be terminated upon at least 90 days written notice. While we generally do not have continued marketing rights following the termination of any such marketing agreements, the vast majority of our marketing agreements allow us to extend or renew memberships and bill and collect associated membership fees following any termination. While we usually do not have rights to use affinity partner branding in new marketing following termination of a marketing agreement, the products we provide to members are either our standard products which do not require our affinity partner’s branding, or are co-branded products where we typically have the ability to continue to service as co-branded products. Generally, our affinity partners agree not to solicit our members for substantially similar services both during the term of our agreement and following any termination thereof.

Many of our key affinity partner relationships are governed by agreements that may be terminated without cause by our affinity partners upon notice of as few as 90 days without penalty. If a key affinity partner terminates or does not renew its relationship with us and we are required to cease providing our services to its customers, then we could lose significant sources of revenue.

Membership Products. We have almost 600 affinity partners in multiple industries. Our membership affinity partners include 12 of the top 15 U.S. credit card issuers, 16 of the top 20 U.S. debit card issuers and 7 of the top 10 U.S. mortgage companies. Some of our largest affinity partners, such as JPMorgan Chase and Bank of America, have been marketing with us for over 10 years. End customers of our largest U.S. affinity partner generated approximately 21.5% of our U.S. membership revenue in 2006. End customers of our top 10 U.S. affinity partners generated approximately 75.0% of our U.S. membership revenue in 2006.

Insurance and Package Products. Our insurance affinity partners consist of approximately 3,800 financial institutions including national financial institutions, regional financial institutions and credit unions. End customers of our top 10 affinity partners generated approximately 41.6% of our gross insurance revenue in 2006. Our package enhancement affinity partners are comprised of over 2,400 national financial institutions, regional financial institutions and credit unions. End customers of our top 10 U.S. affinity partners generated approximately 28.7% of our U.S. package enhancement revenue in 2006. In addition, we have held the endorsement of the American Bankers Association regarding account enhancement programs in the U.S. for over 15 years.

International Products. Our international affinity partners include some of Europe’s most prominent retail banks, including 9 of the top 20 European retail banks on the package side and 6 of the top 20 European retail banks on the membership side, including three that are also package clients. Additionally, we own a 50% investment in Cims South Africa Ltd., a joint venture that offers wholesale package enhancement programs in South Africa, similar to those offered in Europe.

Customers

As of June 30, 2007, we had almost 70 million customers worldwide. We currently offer our programs and services to our customers through our more than 5,200 affinity partners as of June 30, 2007. We market to customers using direct mail, online marketing, point-of-sale marketing, telemarketing and other marketing methods.

Membership Products. As of December 31, 2006, we had approximately 12.5 million members in the U.S. We target end customers of our affinity partners who are willing to pay a fee to gain access to a multitude of discount programs or who want to improve their sense of security and well-being. Our focus is on maximizing revenue and profitability per member over a five-year period, rather than the number of active members in our programs.

Insurance and Package Products. As of December 31, 2006, we had approximately 32.1 million insurance end customers in the U.S. We rely on access to our affinity partners’ large customer bases to market our insurance programs. The insurance products we market, such as AD&D, provide customers with peace of mind benefits should they suffer a serious loss or injury.

As of December 31, 2006, we provided our U.S. package products to approximately 6.5 million customers. Approximately 2,400 financial institutions utilize our package products to increase customer affinity, increase response and retention rates, and generate additional fee income.

Loyalty Products. In our ALG operations, we work with over 80 clients as of June 30, 2007, who have over 65 million participants, on their loyalty and enhancement products. These clients include leading financial institutions, brokerage houses, premier hotels, timeshares and other travel-related companies. We provide points-based loyalty products and benefit package enhancement products that they in turn offer to their customers. Many of the principal ALG client agreements have a term of at least two years and we typically charge a per member and/or a per activity administrative fee to clients for our services.

International Products. As of December 31, 2006, we had approximately 16.2 million international package customers and approximately 2.6 million members in 13 countries, primarily in Europe.

Third-Party Vendors

We partner with a large number of third-party vendors to provide fulfillment of many of our programs and services. Generally, our relationships with key vendors are governed by long-term contracts. As we have a large number of vendors, we are generally not dependent on any one vendor and have alternative vendors should we need to replace an existing vendor. We believe we have very good relationships with our vendors who value their relationship with us, as we are able to provide them with access to a large customer base through our affinity partners, many of whom are leaders in their respective industries. In addition, because we purchase large volumes of services across our various businesses, we are able to achieve significant price discounts from our vendors.

Membership Products. We partner with a variety of third-party vendors to provide services, benefits and fulfillment for many of our membership programs. Some of our largest vendor relationships relate to the provisions of certain benefits embedded in our PrivacyGuard membership product and AutoVantage.

Insurance and Package Products. The Hartford, Inc. (“The Hartford”) is our primary carrier for the majority of our insurance programs. The Hartford is one of our largest suppliers. Despite the strong relationship, our contractual relationship with The Hartford is non-exclusive. Other insurance underwriters that we have a contractual relationship with include American International Group and the Chubb Group.

Our package enhancement products combine both insurance and membership products to create a unique enhancement package that our affinity partners provide to their end customers. Generally, programs include AD&D insurance and travel discounts that are supplied by our membership and insurance benefit vendors.

Loyalty Products. ALG acts as a business process outsourcer for points-based loyalty products and provides enhancement benefits to credit and debit card issuers. While many of the services ALG provides are supplied in-house as a result of ALG’s proprietary technology platform and program design support, third-party suppliers are used to fulfill the benefit enhancements. These benefit enhancements are supplied by our membership and insurance benefits vendors.

International Products. Affinion International partners with a variety of third-party vendors to provide services, benefits, fulfillment and delivery for some of our programs and services offered to the customers of our affinity partners. Our largest supplier across the international business is RCI, a subsidiary of Wyndham Worldwide. RCI provides full-service travel agency services to Affinion International in a number of our markets and for a number of affinity partner relationships. In addition, Affinion International also has key supplier relationships with third parties for its benefits related to sports and entertainment events as well as the provision of certain benefits embedded in our PrivacyGuard membership product. Affinion International also uses third-party suppliers for its print and fulfillment products.

Product Development

Program development is integral to our ability to maximize value from each of our marketing campaigns and affinity relationships. In developing our products, we focus on maximizing margins and cash flows, leveraging marketplace trends and maximizing loyalty, with a critical key focus on the needs of the consumer. Developing new products involves the creation of test products and feasibility studies to evaluate their potential value if implemented, as well as bundling existing products and benefits into new packages such as our SecureAll, Wellness Extras and the Elite Excursions product offerings.

A number of new products were introduced in 2005 and 2006, including an identity theft product focused on public information and further enhancements to our credit management and travel products. Programs that we have introduced or intend to introduce in 2007 include an enhanced version of our online identity theft product and additional benefits to our leisure products.

Operations

Our operations group provides global operational support for all of our marketing and loyalty initiatives, including management of our internal and outsourced contact centers, as well as certain key third-party relationships. The group is charged with improving cost performance across our operations while enhancing revenue and bottom-line profitability through increased customer satisfaction and retention.

Processing

The processing responsibilities of the operating group can be divided into (1) enrollments, (2) fulfillment packages, (3) billing, (4) merchandise delivery and (5) travel fulfillment.

Enrollments. Enrollment information is sent to us through a variety of different media, including mail, electronic file transfer from affinity partners, telemarketing vendors and the Internet. Average turnaround time from receipt to enrollment is 24 hours. On average, we process over 1.3 million enrollments per month.

Fulfillment Packages. Fulfillment packages, which include enrollment materials and premiums (e.g., gift cards, coupons, “hard” premiums such as MP3 players) sent to customers via mail and electronically, are produced in thousands of combinations for our membership, insurance and package enhancement programs.

Fulfillment orders are generally transmitted to the appropriate fulfillment vendor by 5 a.m. the next business day following receipt of the order. Physical fulfillment assembly and distribution in North America is completed by our facility in Franklin, Tennessee or by outsourced vendors. Physical fulfillment assembly and distribution in Europe is completed in five locations across Europe and totals around 12.0 million pieces per year. Approximately 92% of the pieces are completed by third-party vendors with only 8% being completed in-house by Affinion International employees. We are increasingly using electronic delivery of membership materials and fulfillment packages, which drives further cost reductions.

Billing. We have the ability to accept a variety of different account types, including Visa (debit and credit), MasterCard (debit and credit), American Express, Discover, oil and retail company proprietary cards, mortgage loans and checking and savings accounts. Domestically, we process more than 140 million billing transactions each year for our membership, insurance and package products. We use both generic and direct processing methods and work closely with a variety of payment processors and our affinity partners to maximize our ultimate collection rates.

Merchandise Delivery. Shoppers Advantage maintains a virtual inventory of approximately 28,000 items, covering more than 1,000 brands sourced through a best-in-class direct-ship network of over 200 direct-ship vendors. We manage the process of customers purchasing these products but we outsource delivery logistics to back-end suppliers. While we manage the fulfillment process, we generally do not take ownership or physical possession of any of the products being delivered. By pooling the purchasing power of our membership products and other products, including ALG’s loyalty programs, we achieve price reductions on the products we offer, and deliver value to our customers. Merchandise sales between our merchandise vendors and members of more than 400,000 units totaled $20.3 million in 2006, of which $1.7 million is included in our 2006 net revenues. Approximately 60% of these sales were made via the Internet or electronic file, with the rest coming through the contact centers. Shoppers Advantage members account for 48%, ALG programs account for 22% and gift card transactions account for the remaining 30% of customer sales.

Travel Fulfillment. TAS, our full-service travel agency, is dedicated primarily to servicing our customers; however, it also provides travel agency services to Resort Condominiums International, LLC and CheapTickets.com, each of which was an affiliate of Cendant. We believe that TAS is one of the ten largest leisure travel agencies in North America.

TAS travel consultants use the Galileo International GDS booking system, which offers 470 airlines, 23 car rental companies, 62,000 hotel properties, Amtrak, VIARail (Canada) and 13 national rail systems. This system provides us with access to online fares on the six network carriers covering 80% of available itineraries, electronic ticketing capability on 63 air carriers from 50 countries (more than any other GDS). Because TAS takes bookings primarily for its members, TAS is able to shift share from one travel vendor (airline, hotel, car rental, etc.) to another depending on which is more advantageous to us and our customers. Reservation and support services are provided by a combination of internally managed call centers, outsourcing relationships, and more than ten branded websites.

Contact Call Centers

Our contact call centers provide high-quality, predominantly inbound telemarketing service and retention support. We are committed to using internally managed and outsourced contact call centers to effectively handle peak service levels while achieving a semi-variable cost structure. Currently, 21 facilities handle the volume, eight of these are internally managed (three in North America and five in Europe) and 13 are outsourced.

Our contact call centers handle approximately 25.3 million customer contacts per year, 12.8 million of which are related to membership programs, 6.4 million to international programs and the rest spread relatively evenly across insurance, package, travel reservation and loyalty. The contact call centers provide a primary point of interaction with our customers, driving customer satisfaction, retention and ultimately, profits. To this end, we are focused on developing expertise to improve service levels and to set the necessary quality benchmarks to keep third-party vendors performing at high levels. At the same time, we have reduced our internally managed contact call centers and increased the use of outsourcers, producing significant cost reductions and an improved variable cost structure.

Competition

We are a leading affinity direct marketer of value-added membership, insurance and package enhancement programs and services with approximately 70 million customers worldwide and a network of approximately 5,200 affinity partners. Our leadership position in the growing affinity direct marketing industry is due to our more than 35-year track record, our experience from over 57,000 marketing campaigns conducted over the last decade and our core strengths in the areas of multi-media marketing, data analytics, customer service, and operations. We also believe our portfolio of programs and benefits is the broadest in the industry. We offer 30 core products and services with over 300 unique benefits and support approximately 5,000 versions of products and services representing different combinations of pricing, benefit configurations and branding.

Our competitors include any company seeking direct and regular access to large groups of customers through any affinity-based direct media contact. Our products and services compete with those marketed by financial institutions and other third parties who have affinity relationships with our competition, including large, fully integrated companies that have financial, marketing, legal, and product development resources that are greater than ours. We face competition in all areas of our other business including price, product offerings and product performance. As a whole, the direct marketing services industry is extremely fragmented, with over 4,800 providers of various services. Most of these companies are relatively small and provide a limited array of products and services. In general, the competition for the consumer’s attention is intense, with a wide variety of players competing in different segments of the direct marketing industry. More specifically, competition within our business lines comes from companies that vary significantly in size, scope, and primary core competencies.

Membership Products. The membership services industry is characterized by a high degree of competition. However, strong and established relationships with affinity partners can mitigate the impact of competition. Participants in this industry include other membership services companies, such as Vertrue, Webloyalty, and Intersections, as well as large retailers, travel agencies, insurance companies and financial service institutions.

Insurance and Package Products. Participants in the U.S. in the direct marketing of insurance programs include Aegon, Coverdell (a unit of Vertrue), AIG, Assurant and UnumProvident.

The U.S. package enhancement operation faces competition from both similar direct marketing companies and financial institutions that choose to provide package enhancement programs in-house. Some of the direct marketers that participate in this space include Sisk, Generations Gold, Econocheck and Strategy Corp.

Loyalty Products. Participants in the loyalty arena provide in-house rewards programs and utilize third-party providers. Such third-party providers design, market and manage rewards-based loyalty programs for businesses that either have no desire to manage such a program or lack the core competencies necessary to compete in the industry effectively. Key industry participants include Maritz Loyalty Marketing, Carlson Marketing Group and Enhancement Services Corporation.

International Products. In Europe, key competitors in the package enhancement business include Card Protection Plan, St. Andrews, a wholly-owned subsidiary of Halifax Bank of Scotland, Carlson Marketing Group, Cauldwell Group, Nectar Rewards and Airmiles in the U.K., Societe de Prevoyance Bancaire in France, Europe Assistance in Italy, and Sreg and DSV Group (the savings banks’ cooperative) in Central Europe. On the membership side of the business, participants include other membership services companies, as well as large retailers, travel agencies, insurance companies and financial service institutions.

Information Technology

Our information technology team, comprised of approximately 380 employees worldwide, operates and supports approximately 200 of our individual applications. Membership, package and insurance products and services are distributed through a multiple media approach, which allows us to interface with our affinity partners’ customers in a variety of ways to enhance file penetration in a cost effective manner. Our systems are able to manage marketing campaigns across all media. Servicing and subscription requests are processed through a workflow and messaging interface with our vendors and are stored within our subscriber management platform. This framework allows us to keep a virtual inventory of programs and services, as well as store customer information for future marketing data mining. Customer servicing and billing information are fed into the financial ledger and business intelligence platform for billing and future marketing analysis.

Intellectual Property

We own or have licenses to use a large number of patents relating to a significant number of programs and processes. We also have certain significant material trademarks including, but not limited to Affinion Group, Affinion Benefits Group, Affinion International, Affinion Loyalty Group, AutoVantage, Buyers Advantage, CompleteHome, Enhanced Checking, HealthSaver, Hot-Line, NHPA, PrivacyGuard, Shoppers Advantage, Small Business Solutions, Travelers Advantage, Trilegiant and Wellness Extras. We use our trademarks in the marketing of our services and products offerings. We renew our trademarks on a regular basis. No individual patent or trademark is considered to be material to our business; however, our overall portfolio of patents and trademarks are valuable assets.

Employees

As of June 30, 2007, we employ approximately 3,100 people, of which 71% are located in North America and the remaining 29% are in our international offices. As a result of ongoing integration, rightsizing and outsourcing initiatives, we have realized significant headcount reductions, with headcount decreasing from approximately 5,100 employees in 2002 to approximately 3,100 employees as of June 30, 2007. With the exception of fewer than twenty of our European employees, none of our employees are members of, or are represented by, any labor union or other collective bargaining organization. We believe relationships with our employees are generally satisfactory.

Governmental and Regulatory Matters

The direct marketing industry is subject to U.S. federal and state regulation as well as regulation by foreign authorities in foreign jurisdictions. Certain regulations that govern our operations include: federal, state and foreign marketing laws; federal, state and foreign privacy laws; and federal, state and foreign insurance and consumer protection regulations. Federal regulations are primarily enforced by the Federal Trade Commission (the “FTC”) and Federal Communications Commission (the “FCC”). State regulations are primarily enforced by individual state attorneys general. Foreign regulations are enforced by a number of regulatory bodies in the relevant jurisdictions.

Federal and State Marketing Laws. The FTC and each of the states have enacted consumer protection statutes designed to ensure that consumers are protected from unfair and deceptive marketing practices. We review all marketing materials disseminated to the public for compliance with applicable FTC regulations and state marketing laws. In 2003, the FTC amended its Telemarketing Sales Rule to, among other things, establish a National “Do-Not-Call” Registry. As of December 2005, the “Do-Not-Call” Registry included more than 107 million phone numbers. To comply with the rule, prior to conducting outbound telemarketing, companies are required to match their call lists against the “Do-Not-Call” Registry to remove the names of consumers who requested not to be called. In addition, the amended Telemarketing Sales Rule requires additional disclosures and sales practices for goods and services sold over the phone. When these regulations went into effect, we began to match our call lists with the “Do Not Call Registry” and modified our telemarketing scripts so that they are designed to comply with the rule. These changes have not significantly affected our results, but may do so in the future.

Federal Privacy Laws. The Financial Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act (“GLB”), includes provisions to protect consumers’ personal financial information held by financial institutions. GLB places restrictions on the ability of financial institutions to disclose non-public personal information about their customers to non-affiliated third parties and also prohibits financial institutions from disclosing account numbers to any non-affiliated third parties for use in telemarketing, direct mail marketing or other marketing to consumers. We have implemented privacy solutions across our businesses designed to comply with this privacy law.

State Privacy Laws. In addition to federal legislation, some states are considering or have passed laws restricting the sharing of customer information. As an example, the California Financial Information Privacy Act (“SB 1”) places restrictions on financial institutions’ ability to share the personal information of their California customers. We have established a privacy solution that is designed to comply with the requirements of SB 1.

Domestic and International Insurance Regulations. As a marketer of insurance programs, we are subject to state rules and regulations governing the business of insurance including, without limitation, laws governing the administration, underwriting, marketing, solicitation and/or sale of insurance programs. Domestically, the insurance carriers that underwrite the programs that we sell are required to file their rates for approval by state regulators. Additionally, certain state laws and regulations govern the form and content of certain disclosures that must be made in connection with the sale, advertising or offer of any insurance program to a consumer. We review all marketing materials disseminated to the public for compliance with applicable insurance regulations. We are required to maintain certain licenses and approvals in order to market insurance programs. Further, in our international products, we are regulated by various national and international entities, including the UK Financial Services Authority (“FSA”), in the sale of insurance programs. The FSA is responsible for enforcing the Financial Services and Markets Act 2000 which, among other things, implements the EU’s Insurance Mediation Directive.

Other Foreign Regulations. In the U.K., our direct marketing operations are subject to privacy and consumer protection regulations. These include (a) Data Protection regulation: imposing security obligations and restrictions on the use and transmission of consumers’ personal information data; (b) Privacy and Electronic Communications regulation: regulating unsolicited marketing activities carried out by telephone, fax and e-mail to users/subscribers to public electronic communication services; (c) Electronic Commerce regulation: imposing certain disclosures requirements in relation to commercial communications; (d) Distance Selling regulation: requiring information disclosure and “cooling off periods” in contracts for goods or services (other than financial services) supplied to a consumer where the contract is made exclusively by means of distance communication; and (e) Distance Marketing regulation: requiring information disclosure and “cooling off periods” in contracts for financial services supplied to a consumer where the contract is made exclusively by means of distance communication. In addition, various codes of advertising and direct marketing practice exist. Much of the U.K. regulation is based on EU directives, which apply to Affinion International’s operations elsewhere in the EU. We have established compliance procedures designed to comply with the requirements of these regulations.

Properties

We are headquartered in Norwalk, Connecticut in a 115,000 square foot facility that houses management offices as well as the marketing and sales operations for our largest customers. Our corporate data center is in Trumbull, Connecticut with disaster recovery operations provided by a backup site in Westerville, Ohio. Some applications are also housed in Centennial, Colorado, Slough, U.K., and Oslo, Norway. The table below lists all of our facilities as of December 31, 2006, all of which are leased.

Location	Function

U.S. Facilities
Norwalk, CT	Global Headquarters
Trumbull, CT	Call Center/ Data Ops Center/ Mail Operations/ Data Capture
Dublin, OH (2 sites)	Software Development
Westerville, OH	Call Center
Richmond, VA	Loyalty Product Operations
Franklin, TN (3 sites)	Insurance & Package Sales, Marketing and Administration, Print Fulfillment Center

International Facilities
Antwerp, Belgium	Sales and Marketing
Copenhagen, Denmark	Sales and Marketing
Roissy (Paris), France	Call Center
Johannesburg, South Africa	Sales and Marketing
Slough, U.K.	International Headquarters
Millerntorplatz, Hamburg, Germany	Sales, Marketing and Call Center
Milan, Italy	Sales and Marketing
Milan, Italy	Call Center
Oslo, Norway	Call Center
Stockholm, Sweden	Sales
Seafire Bldg., Portsmouth, U.K.	Administration
Seahawk Bldg., Portsmouth, U.K.	Administration and Call Center

We have noncancelable operating leases covering various facilities and equipment. Our rent expense, net of sub-lease income, for the year ended December 31, 2006, the period from October 17, 2005 to December 31, 2005, the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004 was $14.3 million, $3.2 million, $14.6 million and $21.7 million, respectively.

Legal Proceedings

We are involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. We are also parties to a number of class action lawsuits, each of which alleges violations of certain federal and/ or state consumer protection statutes.

In April 2002, the Predecessor filed and served a complaint against American Bankers Insurance Company of Florida and certain affiliates (“Fortis”) relating to Fortis’ breach of the parties’ exclusive agreement to jointly market insurance programs underwritten by Fortis. Fortis counterclaimed alleging breach of contract, breach of fiduciary duty, fraudulent inducement and breach of covenant of good faith and fair dealing. In May 2005, the Chancery Court of Tennessee found a total judgment in the amount of $16.5 million, including prejudgment interest, in favor of the Predecessor and a total judgment in the amount of $75.8 million, including prejudgment interest, in favor of Fortis. As a result of the verdict and final judgment entered, a charge of $73.7 million was recorded in the Predecessor’s 2004 combined statement of operations. As part of the 2005 Transactions, Cendant retained this liability. In January 2007, Cendant settled the matter with Fortis. We have been indemnified for any liability with respect to this matter.

Beginning in November 2003, the Predecessor received inquiries from numerous state attorney generals relating to the marketing of its membership programs. In July 2005, the Attorney Generals of California and Connecticut filed suit against the Predecessor, and the Attorney General of Maine filed a notice of its intention to sue (collectively, the “AG Matters”), alleging that deceptive marketing practices were used in connection with the offering of membership services. In December 2006, we reached a settlement with California, Connecticut, Maine and other states resolving the lawsuits filed by California and Connecticut as well as the inquiries by other state attorney generals described above. Pursuant to this settlement, we agreed to pay $12.5 million to cover the costs of the states’ investigation and for consumer restitution. Cendant has agreed to indemnify us for a portion of the settlement, which indemnification obligation has been assumed by Wyndham and Realogy as successors to various segments of Cendant’s business.

We are also a party to a number of lawsuits which were brought against us or our affiliates, each of which alleges to be a class action in nature and each of which alleges that we violated certain federal or state consumer protection statutes (certain of which are described below). We intend to vigorously defend ourselves against these lawsuits.

On August 9, 2005, a class action suit (the “August 2005 Suit”) was filed against Trilegiant in the U.S. District Court for the Northern District of California, San Francisco Division. The claim asserts violations of the Electronic Funds Transfer Act and various California consumer protection statutes. The suit seeks unspecified actual damages, statutory damages, attorneys’ fees, costs and injunctive relief.

On January 28, 2005, a class action complaint (the “January 2005 Suit”) was filed against The Bon, Inc., FACS Group, Inc., and Trilegiant in the Superior Court of Washington, Spokane County. The claim asserts violations of various consumer protection statutes. We filed a motion to compel arbitration, which was denied by the court. We appealed the court’s decision, and the case has been stayed until the appellate court has ruled on the motion to compel arbitration.

On November 12, 2002, a class action complaint (the “November 2002 Class Action”) was filed against Sears, Roebuck & Co., Sears National Bank, Cendant Membership Services, Inc., and Allstate Insurance Company in the Circuit Court of Alabama for Greene County alleging, among other things, breach of contract, unjust enrichment, breach of duty of good faith and fair dealing and violations of the Illinois consumer fraud and deceptive practices act. The case was removed to the U.S. District Court for the Northern District of Alabama but was remanded to the Circuit Court of Alabama for Greene County.

On November 15, 2001, a class action complaint (the “2001 Class Action”) was filed in Madison County, Illinois against Trilegiant alleging violations of state consumer protection statutes in connection with the sale of certain membership products. Motions to dismiss were denied and certification of a class of consumers has been granted; the exact size of the certified class is not known at this time.

We believe that the amount accrued for the above matters is adequate, and the reasonably possible loss beyond the amounts accrued, while not estimatable, will not have a material adverse effect on our financial condition, results of operations, or cash flows based on information currently available. However, litigation is inherently unpredictable and, although we believe that accruals are adequate and we intend to vigorously defend ourselves against such matters, unfavorable resolution could occur, which could have a material adverse effect on financial condition, results of operations or cash flows.

Subject to certain limitations, Cendant has agreed to indemnify us for actual losses, damages, liabilities, claims, costs and expenses and taxes incurred in connection with certain of the matters described above. See “Certain Relationships and Related Party Transactions.”

MANAGEMENT

Directors, Executive Officers and Corporate Governance

Set forth below is certain information concerning the individuals that are expected to serve as our executive officers and/or members of our board of directors at the completion of this offering.

Name	Age	Position
Nathaniel J. Lipman	43	President, Chief Executive Officer and Chairman of the Board of Directors
Thomas A. Williams	48	Executive Vice President and Chief Financial Officer
Robert G. Rooney	50	Executive Vice President and Chief Operating Officer
Todd H. Siegel	37	Executive Vice President and General Counsel
Thomas J. Rusin	39	President and Chief Executive Officer, North America
Steven E. Upshaw	37	President and Chief Executive Officer, Affinion International
Brian J. Dick	51	Senior Vice President and Chief Accounting Officer
Marc E. Becker	35	Director
Robert B. Hedges, Jr.	49	Director
Matthew H. Nord	28	Director
Stan Parker	31	Director
Eric L. Press	42	Director
Kenneth Vecchione	53	Director
Eric L. Zinterhofer	36	Director
Rich Srednicki	60	Director

Nathaniel J. Lipman has served as our President and Chief Executive Officer and a director of Affinion since October 17, 2005. He was formerly the President and CEO of Trilegiant starting in August 2002 and President and CEO of Cendant Marketing Group starting in January 2004. From September 2001 until August 2002, he was Senior Executive Vice President of Business Development and Marketing of Trilegiant. He served as Executive Vice President of Business Development for Cendant Membership Services from March 2000 to August 2001. He joined the Alliance Marketing Division of Cendant in June 1999 as Senior Vice President, Business Development and Strategic Planning. Mr. Lipman was previously Senior Executive Vice President, Corporate Development and Strategic Planning, for Planet Hollywood International, Inc., from 1996 until April 1999. Prior to his tenure at Planet Hollywood, Mr. Lipman was Senior Vice President and General Counsel of House of Blues Entertainment, Inc., Senior Corporate Counsel at The Walt Disney Company and a corporate associate at Skadden, Arps, Slate, Meagher and Flom.

Thomas A. Williams has served as our Executive Vice President and Chief Financial Officer since January 1, 2007. Prior to joining Affinion, Mr. Williams was most recently Vice President and Chief Financial Officer of two operating divisions of AT&T Inc., AT&T Network and AT&T Customer Service, from January 2004 to December 2006 with additional responsibilities for the merger synergy between AT&T Corp. and SBC Communications Inc. Mr. Williams started in Bell Laboratories and spent over twenty-one (21) years at AT&T from June 1985 to December 2006, where he held numerous senior positions including the following: Chief Financial Officer, AT&T Global Networking Technology Services; AT&T Chief Process Officer; Chief Financial Officer, AT&T Laboratories; Vice President Business Planning, AT&T Network & Computing Services; Chief Financial Officer, AT&T Operations Service Management. Prior to his tenure at AT&T, Mr. Williams was International Controller of McLean Industries Inc. from 1984 to 1985, Industry Analyst of Interpool Ltd. from 1982 to 1984 and Commodity Trading Associate with Bache Halsey Stuart Shields, Inc. from 1981 to 1982.

Robert G. Rooney has served as our Executive Vice President and Chief Operating Officer overseeing our operating functions since January 2, 2006. In addition, from August 23, 2006 to December 31, 2006, Mr. Rooney also served as our Interim Chief Financial Officer. From October 17, 2005 to January 1, 2006, Mr. Rooney served as our Executive Vice President and Interim Chief Financial Officer. Mr. Rooney joined us in June 2001, as Executive Vice President and Chief Financial Officer of Trilegiant. From 1999 to 2001, Mr. Rooney was Senior Vice President and Chief Financial Officer with Sbarro, Inc. and was responsible for finance, investor relations, information systems, tax and risk management. Prior to 1999, Mr. Rooney held senior positions with numerous companies in the financial and entertainment sectors, including three years as Chief Financial Officer of Imagine Entertainment. From 1978 to 1986, he was employed as a certified public accountant with Ernst & Young.

Todd H. Siegel has served as our Executive Vice President and General Counsel since October 17, 2005. Mr. Siegel joined us in November 1999 as a member of the Membership Division of the Legal Department of Cendant and most recently served as General Counsel of Trilegiant starting in July 2003 and Cendant Marketing Group starting in January 2004. From 1997 to 1999, Mr. Siegel was employed as a corporate associate at Skadden, Arps, Slate, Meagher and Flom. From 1992 until 1994, he was employed as a certified public accountant with Ernst & Young.

Thomas J. Rusin has served as our President and Chief Executive Officer, North America, since June 1, 2007. From October 17, 2005 to May 31, 2007, Mr. Rusin served as our Executive Vice President and Chief Revenue Officer. Mr. Rusin joined us in December 1999 as Product Manager in the Netmarket Group overseeing Travel Marketing and was subsequently promoted to Vice President of Travel in January 2001, Senior Vice President Consumer Saving Group with responsibility for Travel, Auto and Leisure in October 2001, and then Executive Vice President of Product Management, New Product Development in December 2003. From 1990 to 1998, he owned and operated Just for Travel Inc., a business he then sold.

Steven E. Upshaw has served as our President and Chief Executive Officer, Affinion International since June 1, 2007. From October 17, 2005 to May 31, 2007, Mr. Upshaw served as our Executive Vice President and Chief Executive Officer for Affinion International. Prior to this role Mr. Upshaw held the position of Executive Vice President and Managing Director for Cims UK, Ireland. Mr. Upshaw joined us in August 1995 and has served in numerous positions, including Senior Vice President for Protection Products in North America for Trilegiant.

Brian J. Dick has served as our Senior Vice President and Chief Accounting Officer since December 1, 2005. Prior to joining Affinion, he was most recently an independent contractor from February 2005 through November 2005. He served as the Vice President and Controller for Modem Media, Inc. (which was acquired by Digitas, Inc. in October 2004) from October 2002 through January 2005, where he oversaw the global accounting, financial reporting, tax and treasury functions. From 1999 to 2001, he was the Vice President of Finance for Crompton Corporation, where he managed the Controllers, Information Systems and e-Business functions. From 1995 to 1999, he held various senior financial positions at Witco Corporation until it was acquired by Crompton Corporation. He also served as the Controller of Formica Corporation from 1989 to 1995. From 1978 to 1989, he held various positions with Price Waterhouse LLP.

Marc E. Becker has been a director of Affinion since October 17, 2005. From October 17, 2005 to December 20, 2006 he served as the Chairman of the Board of Directors of Affinion. Mr. Becker is a partner of Apollo Management, L.P. He has been employed with Apollo Management, L.P. since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker serves on several boards of directors, including Countrywide plc., Metals USA, Inc., Quality Distribution, Inc., Realogy Corporation and SourceCorp Incorporated.

Robert B. Hedges, Jr. has been a director of Affinion since May 11, 2006. He is also employed as a managing director at Mercatus LLC, a private equity and strategy consulting firm focused on the retail financial services marketplace. Prior to joining Mercatus LLC, Mr. Hedges was employed with Fidelity Investments where he was an executive vice president from 2003 to 2005, and with Fleet Boston from 1993 to 2003, where he held numerous positions, most recently serving as a managing director.

Matthew H. Nord has been a director of Affinion since October 30, 2006. Mr. Nord is a principal of Apollo Management, L.P. He has been employed with Apollo Management, L.P. since 2003. Prior to that time, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on several boards of directors, including Hughes Telematics, Mobile Satellite Ventures, Noranda Aluminum, Inc. and SourceCorp Incorporated.

Stan Parker has been a director of Affinion since October 17, 2005. Mr. Parker is a partner of Apollo Management, L.P. He has been employed with Apollo Management, L.P. since 2000. From 1998 to 2000, Mr. Parker was employed by Salomon Smith Barney, Inc. Mr. Parker serves on several boards of directors, including AMC Entertainment Inc., CEVA Logistics and Momentive Performance Materials Holdings, Inc.

Eric L. Press has been a director of Affinion since October 17, 2005. Mr. Press is a partner of Apollo Management, L.P. He has been employed with Apollo Management, L.P. since 1998 and has served as an officer of certain affiliates of Apollo Management, L.P. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. Mr. Press serves on several boards of directors, including Metals USA, Inc., Noranda Aluminum, Inc., Oceania Cruise Holdings, Inc. and Quality Distribution, Inc. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group.

Kenneth Vecchione has been a director of Affinion since November 21, 2006. From 1998 to 2006, Mr. Vecchione was employed by MBNA Corporation in various capacities. From 2004 to 2006 Mr. Vecchione served as Vice-Chairman and Chief Financial Officer of MBNA Corporation. From 2000 to 2004, he served as Chief Financial Officer and Director of MBNA America Bank N.A. and from 1998 to 2000 he served as Division Head of Finance. From 2000 to 2006, Mr. Vecchione was also a member of the Executive and Management Committees of MBNA Corporation.

Eric L. Zinterhofer has been a director of Affinion since October 17, 2005. Mr. Zinterhofer is a partner of Apollo Management, L.P. He has been employed with Apollo Management, L.P. since 1998. From 1994 to 1996, Mr. Zinterhofer was a member of the Corporate Finance Department at Morgan Stanley Dean Witter & Co. From 1993 to 1994, Mr. Zinterhofer was a member of the Structured Equity Group at J.P. Morgan Investment Management. Mr. Zinterhofer serves on the boards of directors of Central European Media, iPCS, Inc. and Unity Media SCA.

Rich Srednicki was named a director of Affinion on September 21, 2007. From January 2000 to September 2007, Mr. Srednicki was an Executive Vice President of JPMorgan Chase and was responsible for its credit card business, Chase Cardmember Services. Mr. Srednicki was also a member of JPMorgan Chase’s Executive Committee and Operating Committee. Previously, Mr. Srednicki held Chief Executive Officer positions with Sears, Roebuck and Co. and AT&T, as well as General Manager positions during his 13 years with Citibank.

On August 10, 2007, Joseph W. Saunders resigned, effective immediately, as a member of our board of directors and of the board of directors of Affinion Group. Mr. Saunders had been a director of Affinion since August 24, 2006. Prior to his resignation, Mr. Saunders did not serve as a member of any committee of our board of directors or of Affinion Group’s board of directors. Mr. Saunders’ resignation is not the result of any dispute or disagreement with us or Affinion Group.

Board Composition

Upon the closing of this offering, we will amend and restate our current certificate of incorporation and file such amended and restated certificate of incorporation with the State of Delaware. Pursuant to such amended and restated certificate of incorporation, our board of directors will consist of between three and eleven directors. Our board of directors currently consists of nine directors. A majority of the board of directors will constitute a quorum for board meetings. The convening of a special meeting will be subject to advance written notice to all directors.

We intend to avail ourselves of the “controlled company” exception under the NYSE rules which eliminates the requirement that we have a majority of independent directors on our board of directors and that we have compensation and nominating and corporate governance committees composed entirely of independent directors, but retains the requirement that we have an audit committee composed entirely of independent members. At the time we become subject to Section 162(m) of the Internal Revenue Code, we intend to have a compensation committee consisting solely of two or more “outside directors” within the meaning of Section 162(m).

Pursuant to our amended and restated certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms, subject to Apollo’s board designation rights, at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

•	Marc E. Becker, Matthew H. Nord and Robert B. Hedges, Jr. will be Class I directors, whose terms will expire at the 2008 annual meeting of stockholders;

•	Eric L. Zinterhofer, Eric L. Press and Stan Parker will be Class II directors, whose terms will expire at the 2009 annual meeting of stockholders; and

•	Kenneth Vecchione, Nathaniel J. Lipman and Rich Srednicki will be Class III directors, whose terms will expire at the 2010 annual meeting of stockholders.

Any additional directorships resulting from any future increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

If at any time we cease to be a “controlled company” under the under the NYSE rules, the board of directors will take all action necessary to comply with the applicable the NYSE rules, including, if necessary, appointing a majority of independent directors to the board and establishing certain committees composed entirely of independent directors.

Supermajority Board Approval of Certain Matters

The approval of at least two-thirds of the members of our board of directors is required by our amended and restated certificate of incorporation under certain circumstances. These include, as to us and each of our subsidiaries:

•	amendment, modification or repeal of any provision of the certificate of incorporation, bylaws or similar organizational documents in a manner that adversely affects Apollo;

•	the redemption, purchase or acquisition of any of our securities or those of our subsidiaries;

•

the issuance of additional shares of any class of capital stock (other than the grant of options or the issuance of shares upon the exercise of options or otherwise, in each case, pursuant to the terms of any option plan, long-term incentive plan or other employee benefit plan of ours adopted by our board of directors);

•	the payment or declaration of any dividend or other distribution, with respect to any shares of any class or series of capital stock;

•

a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our or any of our subsidiaries’ assets to another entity (other than transactions between us and any of our wholly owned subsidiaries or transactions between two or more of our wholly owned subsidiaries);

•	a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization of us;

•	a split, combination or reclassification of any shares of capital stock;

•	a disposition of any assets in excess of $25 million in the aggregate other than sales of inventory in the ordinary course of business;

•	consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $25 million in the aggregate outside of the ordinary course of business;

•

the incurrence of indebtedness aggregating more than $25 million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of this offering;

•	the appointment, termination and replacement of our chief executive officer; and

•	change in size of our board of directors.

This provision of our amended and restated certificate of incorporation will terminate at such time as Apollo and its affiliates collectively no longer beneficially own more than one-third of our then outstanding common stock and Apollo and its affiliates have, subsequent to this offering (and the exercise of the underwriters’ over-allotment option), sold at least one share of our common stock to a person that is not an affiliate of Apollo.

Director Compensation

For a discussion of the compensation of our board of directors, see “Management—Executive Compensation—Director Compensation.”

Committees of our Board of Directors

Our board of directors has, or prior to the consummation of this offering will have established, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee.

Audit Committee

The current members of the audit committee are Messrs. Vecchione, Hedges and Srednicki. Our board of directors has determined that Messrs. Hedges and Srednicki meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. Mr. Vecchione is the chairman of the audit committee, and our board of directors has determined that Mr. Vecchione is an “audit committee financial expert” within the meaning of the NYSE standards. Previously, our board of directors had determined that Mr. Vecchione met the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. However, Mr. Vecchione recently informed us that he has accepted an offer to become a senior executive of the Apollo Operating Group. Mr. Vecchione will continue to be the chairman of our audit committee and an audit committee financial expert immediately following the consummation of this offering until his successor is appointed but he will not be considered independent within the meaning of Rule 10A-3(b)(1) under the Exchange Act. Within one year after completion of this offering, we expect that our audit committee will be composed of three members, all of whom will satisfy the independence requirements of the SEC rules and the listing standards of the NYSE, and the financial literacy standards for audit committee members under these rules and listing standards. The principal duties and responsibilities of our audit committee are as follows:

•	to monitor our financial reporting process and internal control system;

•	to oversee the integrity of our financial statements;

•

to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement, approve audit and non-audit services to be performed by such auditor and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority, at its discretion, to retain counsel and advisors to fulfill its responsibilities and duties at our expense.

Compensation Committee

The current members of the compensation committee are Messrs. Becker and Press. The principal duties and responsibilities of the compensation committee are as follows:

•

to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and establish performance-based incentives that support our long-term goals, objectives and interests;

•	to review and approve the compensation of our chief executive officer, the other executive officers, other officers and key employees;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to set and review the compensation of and reimbursement policies for members of the board of directors;

•	to provide oversight concerning selection of officers, management succession planning, expense accounts, indemnification and insurance matters, and separation packages; and

•

to prepare an annual compensation committee report, provide regular reports to the board, and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Nominating and Corporate Governance Committee

Prior to consummation of this offering, our board of directors will establish a nominating and corporate governance committee and we expect that the members of the nominating and corporate governance committee will be Messrs. Becker and Nord, who will be appointed promptly following the offering. The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

•	to recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our board of directors regarding board governance matters and practices.

Executive Committee

Prior to consummation of this offering, the members of the executive committee will be Messrs. Becker, Parker and Lipman. The principal duties and responsibilities of the executive committee are as follows:

•	to advise and counsel the chairperson of the board of directors and the president regarding company matters;

•	to determine actions and responses to complaints regarding the conduct of directors, officers and committees, and make any findings or determinations as to the related cause;

•	to oversee our legal and regulatory compliance program;

•	to take such actions as are necessary due to their urgent or highly confidential nature, or where convening the board is impracticable, subject to certain limitations; and

•	to regularly report to the board, review the charter and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of our board of directors, which we refer to herein as the “Committee,” is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executive officers, including the named executive officers, are similar to those provided to executive officers at comparable companies in similarly situated positions. All of our officers are also officers and employees of our wholly-owned subsidiary, Affinion Group, and will provide services to both us and Affinion Group.

Throughout this Section, we refer to the individuals who serve as our Chief Executive Officer and Chief Financial Officer, as well as the other individuals included in the “Summary Compensation Table,” as the “named executive officers.” Mr. Williams, our Chief Financial Officer, is not included in the Summary Compensation Table (or any ancillary tables) as he was not an executive officer of Affinion or Affinion Group in fiscal year 2006.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual, long-term and strategic goals, and which aligns executives’ interests with those of our stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Comparison Group (as defined below). To that end, the Committee believes executive compensation packages provided by us to our executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Chief Executive Officer annually reviews the performance of each of the named executive officers (other than the Chief Executive Officer, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual incentive award target and actual payout amounts, are presented to the Committee, which has the discretion to modify any recommended adjustments or awards to executives.

The Committee has final approval over all compensation decisions for the named executive officers and approves recommendations regarding cash and equity awards to all of our officers.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our annual and long-term incentive cash and stock-based executive compensation programs to motivate our executives to achieve the business goals set by us and to reward the executives for achieving these goals. In making compensation recommendations, the Committee compares various elements of total compensation against publicly-traded and privately-held companies of similar annual revenue size (which may be in other industries), which we refer to as the “Comparison Group,” based on data provided to us by independent third-party compensation consultants Hewitt Associates, Inc. and Mercer Human Resource Consulting LLC. The Committee generally targets compensation for the executive officers at the 50th percentile of compensation paid to similarly situated executives of our Comparison Group. There is no established group of peer companies that is used regularly. However, the Committee may deviate from this 50th percentile target if it determines this is warranted by the experience level of the individual and market factors.

Executive Compensation Components

The principal components of compensation for our named executive officers are:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites.

Base Salary

We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and scope of responsibility by using comparative market data. The initial base salary for our named executive officers is established in their employment agreements.

Salary levels will be reviewed annually as part of our performance review process as well as upon a promotion or other material change in job responsibility. Merit based increases to salaries of the executives are based on the Committee’s assessment of the individual’s performance.

In reviewing base salaries for executives, the Committee primarily considers:

•	internal review of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

In increasing the salaries of each of Messrs. Lipman, Rusin, Siegel and Upshaw in 2006, the Committee considered both of the factors listed above and contemporaneous increases in the scope of duties and responsibilities of each executive.

The Committee reviews these criteria collectively but does not assign a weight to each criterion when setting base salaries. Each base salary adjustment is made by the Committee subjectively based upon the foregoing.

Effective for 2007, the Committee approved increases in the annual base salary of the following named executive officers: Mr. Lipman from $465,865 to $525,000, and Mr. Siegel from $257,000 to $275,000, in both cases to reflect increased responsibilities resulting from the expansion of our business. On August 15, 2007, the Committee approved an increase in Mr. Lipman’s annual base salary, effective October 1, 2007, to $585,000, based on Mr. Lipman’s individual performance, his increased duties and responsibilities and the Committee’s review of his compensation relative to other company officers.

Performance-Based Incentive Compensation

Our annual incentive plan is an annual cash incentive program with payments determined by performance against measurable annual financial goals. If the applicable performance goals are achieved, the payment of bonuses at target under our annual incentive plan, together with annual base salary, is designed to deliver annual cash compensation to our named executive officers on average at the 50th percentile of the cash compensation of executives in similarly sized organizations. The annual incentive plan is intended to focus the entire organization on meeting or exceeding an Adjusted EBITDA performance goal that is set at the beginning of each year and approved by the Committee, while also providing significant opportunity to reward individual contributions. The Committee uses Adjusted EBITDA as the performance goal because it is a critical metric used by management to direct and measure our business performance. We believe that Adjusted EBITDA measures are clearly understood by both our employees and stockholders, and that achievement of the stated goals is a key component in the creation of long-term value for our stockholders. No bonuses are payable under the annual incentive plan if the Adjusted EBITDA performance goal established by the Committee for that year is not achieved. For 2006, the Committee established an Adjusted EBITDA performance goal of $259,300,000 and reported that the actual Adjusted EBITDA was $264,000,000.

For each named executive officer, as well as for each eligible employee, the actual bonus payable for a particular year under the annual incentive plan is bifurcated into a performance-based element and a discretionary element, neither of which is payable if the performance-based element is not achieved; the performance-based element is based on achieving and exceeding the Adjusted EBITDA performance goal (weighted at 50% and a precondition to the payment of the bonus) and the discretionary element is based on the Committee’s assessment of the individual employee’s performance (also weighted at 50%). In assessing the individual performance of our named executive officers, the Committee, in its discretion, considers the recommendations of our chief executive officer (except in determining the chief executive officer’s own bonus) and the following list of factors (which is not exclusive): achievement of internal financial and operating targets, including free cash flow and customer growth; improvement of performance and customer satisfaction with our services; improvement of management and organizational capabilities; and implementation of long-term strategic plans and makes its determinations as of the date such bonus is payable. The discretionary element of the annual bonus is reported in column (d) of the Summary Compensation Table and the performance-based annual bonus is reported in column (g) of the Summary Compensation Table.

The target bonus percentage (which in the aggregate applies to the discretionary and performance-based elements of the annual incentive bonus, each of which is weighted equally) for our named executive officers is established in their employment agreements. For 2006, all of the named executive officers except for Mr. Lipman had target annual incentive bonuses equal to 75% of their respective annual base salaries. For 2007, all of the named executive officers except for Mr. Lipman have target annual incentive bonuses equal to 100% of their respective annual base salaries. Because the Committee believes that a relatively greater proportion of the chief executive officer’s annual compensation should be subject to the achievement of the performance goals, Mr. Lipman’s target annual incentive bonus for each of fiscal year 2006 and fiscal year 2007 is equal to 125% of his annual base salary. On August 15, 2007, the Committee approved an increase to Mr. Lipman’s target annual incentive bonus for fiscal year 2008 to 150% of his annual base salary. The Committee retains the right to pay bonuses to the named executive officers and other employees that are in addition to, or in lieu of, the bonuses described in their employment agreements, which bonuses may be based on company or individual performance goals not reflected in our annual incentive plan or purely discretionary.

We believe that the named executive officers and certain other employees who were instrumental in consummating the offering should receive a special cash award upon the effective date of the offering. On the effective date of the offering, or as soon as practicable thereafter, we will pay a one-time bonus to each named executive officer out of a $2,000,000 bonus pool in consideration of each named executive officer’s extraordinary efforts with respect to the offering. Mr. Lipman will receive $500,000 of the bonus pool and each of the other named executive officers will receive $250,000 from the bonus pool, with the remainder of the bonus pool to be distributed in the Committee’s discretion to other employees who were instrumental in consummating the offering.

Long-Term Equity Incentive Compensation

On October 17, 2005, we adopted our 2005 Stock Incentive Plan. The plan allows us to grant nonqualified stock options, rights to purchase shares of our common stock and awards of restricted shares of our common stock to our directors, employees, and consultants. The plan is administered by the Committee, which has the power to grant awards under the plan, select eligible persons to receive awards under the plan, determine the specific terms and conditions of any award (including price and conditions of vesting), construe and interpret the provisions of the plan, and generally make all other determinations and take other actions as may be necessary or advisable for the administration of the plan. Options granted under the plan are evidenced by an award agreement and must have an exercise price that is no less than the fair market value of a share of our common stock on the date of grant. In the event of our change in control, we may, but are not obligated to, purchase then-outstanding options for a per option amount equal to the amount per share received in respect of the shares sold in the change in control transaction less the option price multiplied by the number of shares subject to the option. Stock awards will have a purchase price as determined by our compensation committee and evidenced by an award agreement. We may amend or terminate the plan at any time, but no such action as it pertains to an existing award may materially impair the rights of an existing holder without the consent of the participant.

On October 17, 2005, certain of our executives, including the named executive officers (other than Ms. O’Connell), received grants of options to purchase our common stock, with Mr. Lipman receiving a proportionately larger grant because the Committee recognizes that his continued retention and motivation is critical to our future success. In order to ensure that the interests of our chief executive officer and chief financial officer are directly aligned with those of our stockholders, Mr. Lipman and Mr. Williams also received a grant of restricted shares of our common stock (Mr. Lipman’s grant is now fully vested). In the aggregate, these grants covered approximately 1.6 million shares (representing 3.36 million shares following our stock split). On June 1, 2006, the Committee granted Mr. Rusin an additional 5,000 options in recognition of the contemporaneous expansion of his duties, representing 10,500 options following our stock split. On October 16, 2006, the Committee granted Mr. Upshaw an additional 25,000 options in connection with the extension of the term of his employment agreement from June 1, 2006 to August 31, 2008 and to make his aggregate option grants commensurate with the option grants held by the other named executive officers (other than Mr. Lipman, representing 52,500 options following our stock split). No other named executive officers were granted options or other equity based awards in 2006.

The named executive officers received options that vest based on the passage of time (the “Tranche A Options”) and options that vest based on the realization of certain internal rates of return (the “Tranche B” and “Tranche C” options). Twenty percent of the Tranche A options vest and become exercisable on each of the first five anniversaries of the grant date. In the event of a sale of Affinion, any unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon the executive’s termination by us without cause, by the executive for good reason or as a result of the executive’s death or disability.

The Tranche B options vest on the eighth anniversary of the grant date, or, if earlier, the date on which a 20% or greater investor internal rate of return is realized.

The Tranche C options vest on the eighth anniversary of the grant date or, if earlier, the date on which a 30% or greater investor internal rate of return is realized.

Effective upon the adoption of our 2007 Stock Award Plan (as described below), no further grants may be made under the 2005 Stock Incentive Plan.

We believe that the named executive officers should be granted non-qualified stock options under the 2007 Stock Award Plan in recognition of their extraordinary efforts with respect to this offering and as an incentive for service during the vesting period. Effective upon the pricing of this offering, we will award non-qualified stock options to the named executive officers to purchase the following number of shares: Mr. Lipman, 31,500 shares, and each other named executive officer, 18,900 shares. Each option will have an exercise price equal to the offering price as adjusted for underwriting discounts and commissions, and vest ratably over the four years following the grant date. The exercisability of these options will be contingent upon the closing of this offering. If the closing of this offering does not occur within six months from the date of grant, the options will become null and void. Each of our named executive officers will be eligible to receive additional awards under the 2007 Stock Award Plan.

Retirement Benefits

Our named executive officers are eligible to participate in Affinion Group’s Employee Savings Plan. This plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees or U.S. expatriates are able to contribute on a before-tax basis the lesser of up to 25% of their annual salary or the limit prescribed by the Internal Revenue Service. Affinion Group matches 100% of the first 6% of each employee’s pay that is contributed to the Employee Savings Plan. All contributions to the Employee Savings Plan as well as any matching contributions are fully-vested upon contribution.

Nonqualified Deferred Compensation Plan

The named executive officers, in addition to certain other eligible executives, are entitled to participate in Affinion Group’s Deferred Compensation Plan. Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 50% of their annual base salary and 100% of earned annual incentive bonus. The Deferred Compensation Plan is discussed in further detail under the heading “—Nonqualified Deferred Compensation.”

Perquisites

We provide named executive officers with perquisites that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The named executive officers are entitled to either the use of company automobiles or an equitable car allowance, and are eligible to participate in the plans and programs described above. The Committee periodically reviews the levels of perquisites provided to our named executive officers.

Attributed costs of the perquisites described above for the named executive officers for fiscal year 2006 are included in column (i) of the “Summary Compensation Table.”

Severance Payments

We have entered into employment agreements which provide for severance payments in certain circumstances, with certain key employees, including each named executive officer (other than Maureen O’Connell). The employment agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments upon Termination or Change of Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation/Internal Revenue Code Section 162(m)

Internal Revenue Code Section 162(m) (as interpreted by IRS Notice 2007-49) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than the company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held. In view of these grandfather provisions, we believe that Section 162(m) of the Internal Revenue Code will not limit our tax deductions for executive compensation for fiscal year 2007. The Committee’s policy is to qualify compensation paid to our executive officers for deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Committee has the right to authorize compensation that would not otherwise be deductible under Section 162(m) or otherwise.

Accounting for Stock-Based Compensation

As of the commencement of our operations, October 17, 2005, we began accounting for stock-based payments under the 2005 Stock Incentive Plan in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this prospectus.

THE COMPENSATION COMMITTEE

Marc E. Becker, Chairman
Eric L. Press

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal year ended December 31, 2006.

(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
Nathaniel J. Lipman President, Chief Executive Officer & Chairman of the Board	2006	$465,865		$701,166		$99,900	$534,449	$291,166	$0	$38,392	(5)	$2,130,938
Robert G. Rooney Executive Vice President and Chief Operating Officer (Interim Chief Financial Officer in 2006)	2006	$334,750		$275,532		$0	$138,698	$150,531	$0	$32,132	(6)	$931,643
Steven E. Upshaw President and Chief Executive Officer, Affinion International	2006	$310,000	(7)	$216,250		$0	$63,010	$116,250	$0	$687,678	(8)	$1,393,188
Thomas J. Rusin President and Chief Executive Officer, North America	2006	$290,000		$208,750		$0	$77,134	$108,750	$0	$28,882	(9)	$713,516
Todd H. Siegel Executive Vice President and General Counsel	2006	$257,500		$196,563		$0	$115,064	$96,562	$0	$33,021	(10)	$698,710
Maureen O’Connell(11) Chief Financial Officer	2006	$300,000	(12)	$400,000	(13)	$0	$0	$0	$0	$206,876	(14)	$906,876

(1)	The amounts shown in this column reflect, for each named executive officer other than Ms. O’Connell, the amounts of retention and deal bonuses paid in 2006 plus the discretionary element of annual bonuses (weighted at 50% of the target) earned in 2006 but paid in 2007 that was based on individual performance as assessed by the Committee in its discretion (i.e., the discretionary element of the annual bonus for each of Lipman, Rooney, Upshaw, Rusin and Siegel was $291,166, $150,531, $116,250, $108,750 and $96,562, respectively). For 2006, the target bonus of each named executive officer except for Mr. Lipman was 75% of their respective annual base salary. For 2006, Mr. Lipman’s target bonus was 125% of base salary.
(2)	The amounts shown in columns (e) and (f) reflect, for each named executive officer, the amounts of restricted stock and options which were expensed during fiscal year 2006 in accordance with the requirements of FASB Statement 123(R).
(3)	Amounts shown in this column reflect, for each named executive officer, the amount of annual bonus earned in 2006 but paid in 2007 that was based on the achievement of the performance-based element for such annual bonuses (i.e., achievement of the Adjusted EBITDA performance goal established by the Committee (which is weighted at 50% of the target)). For 2006, the target bonus of each named executive officer except for Mr. Lipman was 75% of their respective annual base salary. For 2006, Mr. Lipman’s target bonus was 125% of his base salary.
(4)	The amounts shown in column (i) reflect, for each named executive officer: matching contributions we made on behalf of the named executive offers to the Employee Savings Plan (which is more fully described under “Retirement Benefits” above) in the amounts of $13,200 for Mr. Lipman, $13,200 for Mr. Rooney, $13,200 for Mr. Rusin, $12,923 for Mr. Upshaw, $13,073 for Mr. Siegel and zero for Ms. O’Connell, and also certain perquisites disclosed in other footnotes to this Summary Compensation Table.
(5)	Includes certain perquisites provided by us, including an automobile benefit valued at $25,192 including a tax gross-up based on an assumed 35% federal income tax rate.
(6)	Includes certain perquisites provided by us, including an automobile benefit valued at $18,932 including a tax gross-up based on an assumed 25% federal income tax rate.
(7)	Includes an expatriate premium payment of $30,000.
(8)	Includes (i) a cost of living adjustment of $25,000, (ii) relocation and housing expenses of $177,057, (iii) reimbursement of U.S. tax obligations of $93,239, (iv) reimbursement of foreign taxes of $369,709, (v) an automobile benefit valued at $9,250, and (vi) tax advice of $500.
(9)	Includes certain perquisites provided by us, including an automobile benefit valued at $15,682, including a tax gross-up based on an assumed 25% federal income tax rate.
(10)	Includes certain perquisites provided by us, including an automobile benefit valued at $19,948, including a tax gross-up based on an assumed 25% federal income tax rate.
(11)	Ms. O’Connell’s employment with us terminated effective September 30, 2006.
(12)	Reflects salary paid for the period from January 2, 2006 through September 30, 2006, the date of Ms. O’Connell’s termination of employment.
(13)	Consists of a $400,000 sign-on bonus.
(14)	Includes (i) a $180,000 severance payment and (ii) certain perquisites provided by us, including an automobile benefit valued at $26,876 including a tax gross-up based on an assumed 25% federal income tax rate. A final severance payment of $180,000 due to Ms. O’Connell in April 2007 was paid.

Employment Agreements

Nathaniel J. Lipman. On October 17, 2005, we entered into an employment agreement with Nathaniel J. Lipman. Upon the closing date of this offering, we will enter into a new employment agreement with Mr. Lipman pursuant to which he will continue to serve as our Chairman of the Board, President and Chief Executive Officer. The initial term of the new employment agreement is from the closing date of this offering through October 17, 2010. After the initial term, the new agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. In 2006, the Committee increased Mr. Lipman’s base salary to $465,865. On November 16, 2006, the Committee further increased Mr. Lipman’s 2007 annual base salary to $525,000. Effective October 1, 2007, Mr. Lipman’s annual base salary will be further increased to $585,000, subject to annual review of increases. Mr. Lipman is also eligible for an annual target bonus of 125% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan. For our fiscal year 2008, his annual target bonus will be 150% of his annual base salary.

Thomas A. Williams. On November 8, 2006, we entered into an employment agreement with Thomas A. Williams. In connection with his November 8, 2006 employment agreement, Mr. Williams was paid a signing bonus of $600,000 on January 26, 2007. In the event Mr. Williams terminates his employment without good reason or Mr. Williams’ employment is terminated by us for “cause” on or before December 31, 2007 (as that term is defined in Mr. Williams’ employment agreement), Mr. Williams will be required to repay the entire signing bonus to us. Mr. Williams received an option under our 2005 Stock Incentive Plan to purchase 336,000 shares of our common stock at a purchase price of $1.43 per share (as adjusted for our stock split). Mr. Williams also received a grant of 21,000 restricted shares of our common stock under our 2005 Stock Incentive Plan (as adjusted for our stock split), which shares will vest on January 1, 2010, provided that he is employed by us on that date. In addition to these awards, Mr. Williams’ prior employment agreement was amended on February 21, 2007 to extend for an additional sixty (60) days his right (which he was not obliged to exercise), to purchase up to an additional 25,000 shares of our common stock at the fair market value at the time of purchase. On March 12, 2007 (prior to our stock split), Mr. Williams exercised that right and purchased 25,000 shares of the Company’s common stock for an aggregate purchase price of $251,750. Upon the closing date of this offering, we will enter into a new employment agreement with Mr. Williams pursuant to which he will continue to serve as an Executive Vice President and our Chief Financial Officer. The initial term of the new agreement is from the closing date of this offering through January 1, 2010. After the initial term, the new agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. The new agreement reflects an annual base salary of $350,000, subject to annual review and increases. Mr. Williams is also eligible for an annual target bonus of 100% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan.

Robert G. Rooney. On June 15, 2005, we entered into an employment agreement with Robert G. Rooney. Mr. Rooney’s employment agreement was amended on August 28, 2006 to appoint Mr. Rooney as Chief Operating Officer and again on June 1, 2007 to establish Mr. Rooney’s annual target bonus of 100% of his base salary and the severance benefits discussed below. Upon the closing date of this offering, we will enter into a new employment agreement with Mr. Rooney pursuant to which he will continue to serve as an Executive Vice President and our Chief Operating Officer. The initial term of the new agreement is from the closing date of this offering through June 15, 2010. After the initial term, the new employment agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. In 2006, Mr. Rooney’s salary was increased from $325,000 to $334,750. The new agreement reflects an annual base salary of $334,750, which is subject to annual review and increases. Mr. Rooney is eligible to receive an annual target bonus of 100% of his base salary for 2007, subject to the attainment of performance goals established by the Committee under our annual incentive plan.

Steven E. Upshaw. On June 15, 2004, we entered into an employment agreement with Steven E. Upshaw pursuant to which he serves as President and as the Chief Executive Officer of Affinion International Limited.

The initial term of the agreement was from June 1, 2004 to June 1, 2006, but was extended to August 31, 2008. Mr. Upshaw’s employment agreement provides for an annual base salary of $225,000, subject to annual review and increases. Mr. Upshaw’s 2006 base salary was $280,000 and will be $280,000 for 2007. For 2007, Mr. Upshaw’s target bonus was increased to 100% of his base salary subject to the attainment of performance goals established by the Committee under our annual performance plan. Also, Mr. Upshaw receives a $30,000 expatriate premium and a $25,000 cost of living adjustment for each year he is located in the United Kingdom. We also provide Mr. Upshaw with the following perquisites: (1) a company vehicle and a vehicle allowance for a second automobile, as well as payment for ownership and operating expenses for those automobiles, and (2) a housing and utilities allowance. Mr. Upshaw also is entitled to benefits available to senior expatriate employees.

We are in the process of preparing an amended and restated employment agreement for Mr. Upshaw to reflect his employment following the public offering of our shares under this Registration Statement and to make amendments required by Section 409A of the Internal Revenue Code of 1986, as amended, and U.K. law. The amended and restated employment agreement will otherwise have the same material terms as those in his current employment agreement and the Company expects that this amended and restated employment agreement will become effective shortly after the closing date of this offering.

Thomas J. Rusin. On June 1, 2007, we entered into an employment agreement with Thomas J. Rusin. Upon the closing date of this offering, we will enter into a new employment agreement with Mr. Rusin pursuant to which he will continue to serve as our President and Chief Executive Officer, North America. The initial term of the new agreement is the closing date of this offering through June 1, 2010. After the initial term, the new agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. The new agreement reflects an annual base salary of $290,000, which is subject to annual review and increases. Mr. Rusin is also eligible for an annual target bonus of 100% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan.

Todd H. Siegel. On June 1, 2007, we entered into an employment agreement with Todd H. Siegel. Upon the closing date of this offering, we will enter into a new employment agreement with Mr. Siegel pursuant to which he will continue to serve as an Executive Vice President and our General Counsel. The initial term of the new agreement is the closing date of this offering through June 1, 2010. After the initial term, the new agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. The new agreement reflects an annual base salary of $275,000, which is subject to annual review and increases. Mr. Siegel is also eligible for an annual target bonus of 100% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan.

Maureen E. O’Connell. On December 1, 2005, we entered into an employment agreement with Maureen E. O’Connell pursuant to which she served as Executive Vice President and Chief Financial Officer. The term of the agreement commenced on January 2, 2006 and ended on September 30, 2006, upon the termination of her employment. Ms. O’Connell’s employment agreement provided for an annual base salary of $400,000, subject to annual review and increases in 2006. In 2006, Ms. O’Connell’s base salary was $300,000 (reflecting her employment with us for only a portion of the year) and she was eligible for an annual target bonus of 75% of her base salary, which she did not receive due to the termination of her employment.

Restrictive Covenants. Each of the named executive officers is subject to restrictive covenants contained in their new employment agreements, which are identical to covenants they are subject to in their capacity as shareholders under the Management Investor Rights Agreement. Each named executive officer is prohibited from soliciting our employees, customers, suppliers, and licensees for three (3) years following his or her termination of employment and prohibited from competing with us and our affiliates for two (2) years following termination of employment. Each named executive officer is also subject to post-termination nondisclosure obligations relating to confidential company information.

Bonus Letter Agreements

Prior to the consummation of the 2005 Transactions, in order to compensate the named executive officers and a number of our other employees for the consummation of the 2005 Transactions and to encourage retention, the named executive officers and a number of our other employees are parties to certain bonus letter agreements dated September 28, 2005. Pursuant to these agreements, the employees received a bonus amount that varies with each employee, most of which were paid in 2005, but some of which were paid in 2006. The 2006 portion of the bonuses were paid if they were employed on the payment date of April 15, 2006. The following payments were made in 2006 to the named executive officers pursuant to the bonus letter agreements in accordance with their terms: Mr. Lipman, $410,000; Mr. Rooney, $125,000; Mr. Siegel, $100,000; Mr. Rusin, $100,000; and Mr. Upshaw, $100,000.

Grants of Plan Based Awards

The following table presents information regarding the equity awards granted to our named executive officers during fiscal year 2006 (with each share amount and exercise price adjusted to reflect our stock split).

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Nathaniel J. Lipman	—	—	$582,332	—	—	—	—	—	—	—	—
Robert G. Rooney	—	—	$301,063	—	—	—	—	—	—	—	—
Thomas J. Rusin	6/01/2006	—	$217,500	—	—	5,250	—	5,250	—	$1.43	$27,600
Steven E. Upshaw	10/16/2006	—	$232,500	—	—	26,250	—	26,250	—	$1.43	$138,000
Todd H. Siegel	—	—	$193,125	—	—	—	—	—	—	—	—
Maureen O’Connell	—	—	$0	—	—	—	—	—	—	—	—

(1)	Reflects target annual bonuses approved by the Committee for fiscal year 2006.
(2)	Reflects the grant of Tranche B and Tranche C options which vest upon the realization of certain investor internal rates of return.
(3)	Reflects the grant of Tranche A options, twenty percent of which will become exercisable on each of the first five anniversaries of the grant date.

The following table presents information regarding the outstanding equity awards held by each named executive officer at the end of fiscal year 2006 (with each share amount and exercise price adjusted to reflect our stock split).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($) (3)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Nathaniel J. Lipman(4)	121,380 (Tranche A) — —	485,520 (Tranche A) — —	— 303,450 (Tranche B) 303,450 (Tranche C)	$ $ $	1.43 1.43 1.43	10/17/2015 10/17/2015 10/17/2015	105,000 — —	— — —	— — —	— — —

Robert G. Rooney	31,500 (Tranche A) — —	126,000 (Tranche A) — —	— 78,750 (Tranche B) 78,750 (Tranche C)	$ $ $	1.43 1.43 1.43	10/17/2015 10/17/2015 10/17/2015	— — —	— — —	— — —	— — —

Thomas J. Rusin	16,993 (Tranche A) — —	67,973 (Tranche A) — —	— 42,483 (Tranche B) 42,483 (Tranche C)	$ $ $	1.43 1.43 1.43	10/17/2015 10/17/2015 10/17/2015	— — —	— — —	— — —	— — —

	— — —	5,250 (Tranche A) — —	— 2,625 (Tranche B) 2,625 (Tranche C)	$ $ $	1.43 1.43 1.43	6/1/2016 6/1/2016 6/1/2016	— — —	— — —	— — —	— — —

Steven E. Upshaw	10,067 (Tranche A) — —	40,270 (Tranche A) — —	— 25,168 (Tranche B) 25,168 (Tranche C)	$ $ $	1.43 1.43 1.43	10/17/2015 10/17/2015 10/17/2015	— — —	— — —	— — —	— — —

	3,150 (Tranche A) — —	12,600 (Tranche A) — —	— 7,875 (Tranche B) 7,875 (Tranche C)	$ $ $	1.43 1.43 1.43	11/16/2015 11/16/2015 11/16/2015	— — —	— — —	— — —	— — —

	— — —	26,250 (Tranche A) — —	— 13,125 (Tranche B) 13,125 (Tranche C)	$ $ $	1.43 1.43 1.43	10/16/2016 10/16/2016 10/16/2016	— — —	— — —	— — —	— — —

Todd H. Siegel	26,132 (Tranche A) — —	104,530 (Tranche A) — —	— 65,331 (Tranche B) 65,331 (Tranche C)	$ $ $	1.43 1.43 1.43	10/17/2015 10/17/2015 10/17/2015	— — —	— — —	— — —	— — —

Maureen O’Connell	— — —	— — —	— — —	$ $ $	— — —	— — —	— — —	— — —	— — —	— — —

(1)	All Tranche A, Tranche B and Tranche C options identified in this table are options to purchase shares of our common stock. Except for the options granted to Mr. Upshaw on November 16, 2005 and October 16, 2006 and the options granted to Mr. Rusin on June 1, 2006, all options were granted on October 17, 2005. Vested options will expire earlier than the date indicated in column (f) if the executive terminates his relationship with us prior to the expiration date.
(2)	Twenty percent of the Tranche A options vest and become exercisable on each of the first five anniversaries of the grant date. In the event of a sale of Affinion Group Holdings, Inc., any unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon the executive’s termination by us without cause, by the executive for good reason or as a result of the executive’s death or disability.
The Tranche B options vest on the eighth anniversary of the grant date, or, if earlier, the date on which a 20% or greater investor internal rate of return is realized.
The Tranche C options vest on the eighth anniversary of the grant date or, if earlier, the date on which a 30% or greater investor internal rate of return is realized.
(3)	On January 30, 2007, our compensation committee reduced the exercise price of all Tranche A, Tranche B and Tranche C options from $10.00 per share to $3.00 per share as an equitable adjustment required by the 2005 Stock Incentive Plan in connection with the extraordinary dividends on our common stock paid on January 31, 2007, which will be adjusted for our stock split to $1.43 per share.
(4)	Mr. Lipman’s Tranche A options vest as described in footnote (2) but are subject to the further requirement that upon termination by us without cause, by Mr. Lipman for good reason or as a result of his death or disability, the options will vest as if he continued to be employed by us until the second anniversary of the date of such termination, but only to the extent Mr. Lipman complies with certain contractual restrictive covenants. All of Mr. Lipman’s restricted shares vested on April 2, 2007.

Option Exercises and Stock Vested

None of our named executive officers exercised any stock options during fiscal year 2006 and no shares of restricted stock vested during fiscal year 2006.

Nonqualified Deferred Compensation

Pursuant to Affinion Group’s Deferred Compensation Plan, certain executives, including our named executive officers, may defer up to 50% of their base salaries and/or up to 100% of their compensation earned under our annual incentive plan. Deferral elections are generally made by eligible executives in November of each year for amounts to be earned by such executives in the following year.

Participating executives may select any combination of the deemed investment options offered by the plan. Participating executives’ accounts are notionally credited with earnings or losses based on the earnings or losses of their selected investment vehicles.

The plan provides that benefits under the plan will be paid to a participating executive upon the first to occur of the following events: (1) the executive’s retirement, disability, death or other separation from service, (2) a change in control of us, Affinion Group or any other subsidiary of ours that employs the executive, and (3) June 1st of the scheduled payment year (which must be at least 3 years following the date on which the deferral is made) selected by the executive at the time of deferral. In addition to the foregoing distribution events, the plan’s administrator can permit an early distribution of part or all of any amounts deferred by a participating executive under the plan if the plan’s administrator determines that such executive or such executive’s spouse or dependent has experienced a severe, unforeseeable financial hardship arising as a result of events beyond the executive’s control.

If a participating executive is entitled to receive a benefit payment under the plan due to retirement, disability, or other separation from service by the executive (other than death), this benefit payment will become payable as soon as administratively feasible, but no later than 60 days, following six full calendar months after the applicable distribution event. If a benefit payment becomes payable because of the participating executive’s death, a change of control (as described above), or pursuant to a scheduled payment date, it will be paid as soon as administratively feasible, but no later than 60 days, after the applicable distribution event. In general, benefits can be paid either in a lump sum payment or in annual installments, or a combination thereof, depending on the participating executive’s election made at the time of deferral and the nature of the specific distribution event.

None of our named executive officers deferred any compensation that would have been payable to them in 2006.

Potential Payments upon Termination or Change of Control

The tables below reflect the amount of compensation that would be payable to each of our named executive officers in the event of the termination of such executive’s employment. The amount of compensation payable to each named executive officer upon termination for good reason, retirement, termination without cause, the named executive officer’s disability or death or in the event of a change of control, is shown below. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

The employment agreements with each of the named executive officers have been filed as exhibits to the registration statement of which this prospectus forms a part.

Payments Made Upon Termination, Generally

Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year of termination; and

•	amounts earned and contributed under Affinion Group’s Employee Savings Plan and Deferred Compensation Plan.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above he or she will continue to be able to exercise vested options granted under our 2005 Stock Incentive Plan for ninety (90) days following termination of employment.

Payments Made Upon Termination due to Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination, Generally” and “Payments Made Upon Retirement” above, the named executive officer will receive benefits under our disability plan or payments under our life insurance plan, as applicable.

The tables below reflect that Mr. Lipman would have been entitled under his employment agreement to receive a lump sum payment equal to 100% of his base salary upon his termination of employment on account of his death or disability. The new employment agreements of Messrs. Rooney, Rusin and Siegel, which will be entered into in connection with and contingent upon the closing date of this offering, provide for a lump sum payment equal to 100% of the respective executive’s base salary upon the executive’s termination of employment on account of his death or disability. Mr. Williams’ agreement in effect prior to the closing date of this offering (effective as of January 1, 2007) and which will be restated in connection with and contingent upon the closing date of this offering provides for a lump sum payment equal to 100% of Mr. Williams’ base salary upon his termination on account of his death or disability. It is expected that Mr. Upshaw’s new agreement, once executed, will also contain this benefit.

The tables below do not reflect this death or disability benefit for Messrs. Rooney, Rusin, Siegel, Williams or Upshaw since those executive officers were not eligible for the death and disability benefit as of December 31, 2006.

Payments Made Upon Termination “Without Cause” or Termination for “Good Reason”

We have entered into employment agreements with each named executive officer. Pursuant to these agreements, if an executive’s employment is terminated “without cause”, or if the executive terminates his employment in certain circumstances defined in the agreement that constitute “good reason”, or the executive’s employment is terminated by us for cause or by reason of death or disability, the named executive officers will receive the benefits set forth under the heading “Payments Made Upon Termination, Generally” and in the following tables.

The named executive officers are only entitled to receive severance payments so long as they comply with their restrictive covenants regarding non-disclosure of confidential information, non-solicitation of employees, non-competition, and proprietary rights, each during and for specified periods after employment.

Nathaniel J. Lipman

In the event Mr. Lipman’s employment is terminated by us without “cause” or he terminates his employment with us for good reason, he will be entitled under the severance provisions of the new employment agreement (which are the same as the severance provisions under the prior agreement, except that the new agreement provides that upon the expiration of the employment term due to our nonrenewal of that agreement, Mr. Lipman will be treated for purposes of that agreement only as terminated by us without cause) to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned for any fiscal year ended prior to the year in which the date of termination occurs, provided he is employed on the last day of the prior fiscal year, as well as the payment in eight quarterly installments commencing on the date of termination of an amount equal to 200% of the aggregate amount of his annual base salary and target bonus. In the event Mr. Lipman’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary (which was increased to $525,000 in November 2006 and will be $585,000 effective as of October 1, 2007). In the event Mr. Lipman violates any of the restrictive covenants he will have no further right to receive any severance payments. Under his employment agreement in effect prior to the closing date of this offering, Mr. Lipman was not entitled to any type of severance payment in the event we timely exercised our right not to renew his employment agreement.

The following table shows the potential payments upon termination of Mr. Lipman’s employment on December 31, 2006 under the circumstances described above (which payments do not reflect Mr. Lipman’s October 1, 2007 base salary adjustment to $585,000 or his fiscal year 2008 annual target bonus of 150% of his annual base salary):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation:
Annual Incentive Plan	X	X	X	$1,312,500	$1,312,500	X	X	X
Cash Severance	X	X	X	$1,050,000	$1,050,000	$525,000	$525,000	X

Long-Term Incentive Compensation:
Stock Options(1)	X	X	X
Restricted Stock	X	X	X	X	X	X	X	$1,005,000	(2)

Benefits & Perquisites:				X
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion, all of Mr. Lipman’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Lipman for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Lipman’s options in connection with such a sale is impossible to calculate. Mr. Lipman’s option agreement also provides that upon his termination of employment by us without cause, by Mr. Lipman for good reason or as a result of his death or disability, his options will vest as if he continued to be employed by us until the second anniversary of his termination date, subject to his compliance with certain restrictive covenants. The value of the acceleration of vesting of Mr. Lipman’s options in connection with any such termination is impossible to calculate.
(2)	Calculated by multiplying 50,000 restricted shares by $20.10 which we believe to be the fair market value of a share of our common stock on December 31, 2006 (not taking into account the adjustment made in connection with the extraordinary dividends paid on our common stock on January 31, 2007 or the adjustment resulting from our stock split). All of Mr. Lipman’s restricted shares vested on April 2, 2007.

Robert G. Rooney

The severance provisions of the new employment agreement with Mr. Rooney (which are the same as the severance provisions under the prior agreement, except that under the new agreement (i) in the event Mr. Rooney’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary, (ii) upon the expiration of the employment term due to our nonrenewal of that agreement, Mr. Rooney will be treated for purposes of that agreement only as terminated by us without cause, and (iii) his lump sum severance benefit will be paid in six quarterly installments rather than as a lump sum) provide that in the event Mr. Rooney’s employment is terminated by us without “cause” or Mr. Rooney terminates his employment for good reason, he will be entitled to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned for any fiscal year ended prior to the year in which the date of termination occurs as well as the payment in six quarterly installments commencing on the date of termination of an amount equal to the sum of 100% of his base salary and target bonus. Under his employment agreement that was in effect prior to the closing date of this offering, Mr. Rooney was not entitled to any type of severance payment in the event we timely exercised our right not to renew his employment agreement.

The following table shows the potential payments upon termination of Mr. Rooney’s employment on December 31, 2006 (i.e., prior to the June 1, 2007 amendment to the employment agreement), not the new employment agreement) under the circumstances described above (which payments would be the same under the new employment agreement and the prior agreement as amended):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation:
Annual Incentive Plan	X	X	X	X	X	X	X	X
Cash Severance	X	X	X	$502,125	$502,125	X	X	X

Long-Term Incentive Compensation:
Stock Options(1)	X	X	X
Restricted Stock	X	X	X	X	X	X	X	X

Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion, all of Mr. Rooney’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Rooney for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Rooney’s options in connection with such a sale is impossible to calculate.

Thomas J. Rusin

Under the terms of his employment agreement, if during the employment period, we terminate Mr. Rusin’s employment without “cause” or Mr. Rusin terminates his employment for “good reason,” Mr. Rusin will be entitled, under the severance provisions of the new employment agreement (which are the same as the severance provisions under the prior agreement, except that the new agreement provides that upon the expiration of the employment term due to our nonrenewal of that agreement, Mr. Rusin will be treated for purposes of that agreement only as terminated by us without cause) to a lump sum payment of any unpaid annual base salary through the date of termination plus the bonus earned for any fiscal year ended prior to the year in which the date of termination occurs provided he is employed on the last day of the prior fiscal year. After the date of termination, we will further pay Mr. Rusin, as severance pay, the sum of 100% of his annual base salary and his target bonus, payable in six quarterly installments. In fiscal year 2006, Mr. Rusin was a party to a severance agreement (which has been superseded by his employment agreement and the new employment agreement). Under the terms of the severance agreement, in the event we terminated Mr. Rusin’s employment without cause, he would have been entitled to receive a lump sum payment in the amount of his then-current base salary (which was $290,000 in 2006) plus any unpaid annual base salary through the date of termination and any bonus earned for any fiscal year ended prior to the year in which the date of termination occurs. Mr. Rusin’s employment agreement, effective in 2007 (but prior to the closing date of this offering) provides that in the event Mr. Rusin’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. Under his employment agreement that was in effect prior to the closing date of this offering under this Registration Statement, Mr. Rusin was not entitled to any type of severance payment in the event we timely exercised our right not to renew his employment agreement.

The following table shows the potential payments upon termination of Mr. Rusin’s employment on December 31, 2006 (i.e., under the severance agreement, not the new employment agreement) under the circumstances described above (which payments would be the same under both the new employment agreement):

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation:
Annual Incentive Plan	X	X	X	X	X	X	X	X
Cash Severance	X	X	X	$290,000	$290,000	X	X	X

Long-Term Incentive Compensation:
Stock Options(1)	X	X	X
Restricted Stock	X	X	X	X	X	X	X	X

Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion, all of Mr. Rusin’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Rusin for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Rusin’s options in connection with such a sale is impossible to calculate.

Steven E. Upshaw

While Mr. Upshaw’s amended and restated employment agreement will have the same material terms as set forth above, it is expected that the amended and restated agreement will provide for a payment upon Mr. Upshaw’s death or disability of 100% of Mr. Upshaw’s base salary, and, for purposes of that agreement only, treat the expiration of the employment term due to our nonrenewal of the agreement as a termination without “cause.” The Company expects that this amended and restated employment agreement will become effective shortly after the closing date of this offering.

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation:
Annual Incentive Plan	X	X	X	$310,000	$310,000	X	X	X
Cash Severance	X	X	X	$420,000	$420,000	X	X	X

Long-Term Incentive Compensation:
Stock Options(1)	X	X	X
Restricted Stock	X	X	X	X	X	X	X	X

Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion, all of Mr. Upshaw’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Upshaw for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Upshaw’s options in connection with such a sale is impossible to calculate.

Todd H. Siegel

Under the terms of his new employment agreement (which are the same as the severance provisions under his prior agreement, except that his new employment agreement provides that upon the expiration of the employment term due to our nonrenewal of that agreement, Mr. Siegel will be treated for purposes of that agreement only as terminated by us without cause), if during the employment period we terminate Mr. Siegel’s employment without “cause” or Mr. Siegel terminates his employment for good reason, Mr. Siegel will be entitled, under the severance provisions of the new employment agreement, to a lump sum payment equal to his unpaid annual base salary through the date of termination plus the bonus earned for any fiscal year ended prior to the year in which the date of termination occurs provided he is employed on the last day of the prior fiscal year. After the date of termination, we will further pay Mr. Siegel, as severance pay, the sum of 100% of his annual base salary and his target bonus, payable in six quarterly installments. In fiscal year 2006, Mr. Siegel was a party to a severance agreement (which has been superseded by his employment agreement and his new employment agreement). Mr. Siegel’s employment agreement, effective in 2007 (but prior to the closing date of this offering) provides that in the event Mr. Siegel’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. Under the terms of the severance agreement, in the event we terminated Mr. Siegel’s employment without cause or Mr. Siegel terminates his employment for good reason, he would have been entitled to receive a lump sum payment in the amount of his then-current base salary (which was $257,500 in 2006) plus any earned but unpaid salary and bonus at the time of termination. Under his employment agreement that was in effect prior to the closing date of this offering, Mr. Siegel was not entitled to any type of severance payment in the event we timely exercised our right not to renew his employment agreement.

The following table shows the potential payments upon termination of Mr. Siegel’s employment on December 31, 2006 (i.e., under the severance agreement, not the new employment agreement) under the circumstances described above:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation:
Annual Incentive Plan	X	X	X	X	X	X	X	X
Cash Severance	X	X	X	$257,500	$257,500	X	X	X

Long-Term Incentive Compensation:
Stock Options(1)	X	X	X
Restricted Stock	X	X	X	X	X	X	X	X

Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion, all of Mr. Siegel’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Siegel for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Siegel’s options in connection with such a sale is impossible to calculate.

Maureen O’Connell

Effective July 5, 2006, we entered into a separation agreement with Ms. O’Connell pursuant to which Ms. O’Connell’s employment with us continued until September 30, 2006. The separation agreement generally terminated Ms. O’Connell’s employment agreement and set forth the terms of Ms. O’Connell’s remaining employment, including her duties, compensation and other benefits. Among other things, Ms. O’Connell is entitled to receive a severance payment of $360,000, less applicable withholding taxes, payable in two equal installments on October 2, 2006 and April 2, 2007. Further, under the terms of the separation agreement, Ms. O’Connell’s 25,000 shares of our common stock were repurchased for $250,000. Ms. O’Connell will continue to be subject to, among other things, the covenants not to compete and not to solicit employees for two years following the termination of her employment.

Thomas A. Williams

Pursuant to the terms of his new employment agreement, if we terminate Mr. Williams’ employment without cause or if Mr. Williams terminates his employment for good reason, under the severance provisions of the new employment agreement (which are the same as the severance provisions under the prior agreement, except that the new agreement provides that upon expiration and nonrenewal of that agreement, Mr. Williams will be treated for purposes of that agreement only as terminated by us without cause) we will pay Mr. Williams, as severance pay, the sum of 100% of his annual base salary and his target bonus, payable in six quarterly installments commencing on the date of termination. Under his employment agreement that was in effect prior to the closing date of this offering, Mr. Williams was not entitled to any type of severance payment in the event that we timely exercised our right not to renew his agreement. Mr. Williams’ employment agreement, effective in 2007 (but prior to the closing date of this offering) provides that in the event Mr. Williams’ employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. Mr. Williams was not an executive officer of Affinion or Affinion Group in fiscal year 2006.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level required by the members of our board of directors. The members of our board of directors also serve on the board of directors of Affinion Group for no additional compensation.

Director Compensation

Our non-employee directors receive annual compensation in the amount of $45,000 payable in equal quarterly installments, plus $2,000 for each regular or special meeting of our board of directors or board committee that they attend in person, plus an additional $1,000 for each regular or special meeting of our board of directors or board committee that they attend by teleconference. In addition, Mr. Kenneth Vecchione receives $15,000 for serving as the chairman of the audit committee of the board of directors and Mr. Robert B. Hedges, Jr. receives $7,500 for serving on the audit committee of the board of directors. Our directors are also eligible to participate in the 2007 Stock Award Plan described below. Directors who are our employees receive no compensation for their service as directors.

Effective upon the closing of this offering and then again on November 15, 2008 (with annual awards being made on each November 15 thereafter), we will grant each of our directors (including Mr. Lipman if he is then serving as a director) an award of restricted stock units under our 2007 Stock Award Plan (or any successor plan then in effect that provides for restricted stock unit awards). Each director will receive $60,000 worth of restricted stock units based (i) for the initial grant made upon the effective date of the offering, on the offering price of our common stock as adjusted for underwriters’ discounts and commissions, and (ii) for subsequent grants, on the then fair market value of our common stock, and all such restricted stock units will vest ratably over the three year period from the date of grant.

Effective upon the pricing of this offering, we will award Mr. Srednicki a non-qualified stock option under our 2007 Stock Award Plan to purchase 21,000 shares of our common stock at an exercise price equal to the offering price of our common stock as adjusted for underwriters’ discounts and commissions, which option shall be fully vested upon grant. The exercisability of this option will be contingent upon the closing of this offering. If the closing of this offering does not occur within six months from the date of grant, the option will become null and void.

Director Summary Compensation Table

The table below summarizes the compensation paid by us to non-employee directors for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marc E. Becker	$53,000	$0	$82,800	$0	$0	$135,800
Robert B. Hedges, Jr.	$39,750	$0	$103,500	$0	$0	$143,250
Matthew H. Nord	$13,250	$0	$82,800	$0	$0	$96,050
Stan Parker	$49,000	$0	$82,800	$0	$0	$131,800
Eric L. Press	$52,000	$0	$82,800	$0	$0	$134,800
Kenneth Vecchione	$11,250	$0	$124,200	$0	$0	$135,450
Eric Zinterhofer	$51,000	$0	$82,800	$0	$0	$133,800

(1)	Mr. Lipman, our Chairman of the Board, President and Chief Executive Officer, is not included in this table as he is our employee and thus receives no compensation for his services as a director (except as described above). The compensation received by Mr. Lipman as our employee is shown in the Summary Compensation Table.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FASB Statement 123(R), and thus includes amounts from awards granted in and prior to 2006. As of December 31, 2006, each director had the following number of options outstanding (as adjusted for our stock split), all of which were fully vested when granted: Marc E. Becker, 31,500; Stan Parker, 31,500; Eric L. Press, 31,500, Eric Zinterhofer, 31,500; Matthew H. Nord, 31,500; Kenneth Vecchione, 47,250; and Robert B. Hedges, Jr., 39,375. Because all of the options were fully vested on the date of grant, the amounts set forth in this column (d) also reflect the FASB Statement 123(R) grant date value of the awards.

2007 Stock Award Plan

Prior to the consummation of this offering, the Compensation Committee of our board of directors and our stockholders will adopt our 2007 Stock Award Plan. The plan will become effective upon the closing of this offering. The following is a description of the material features and provisions of the plan.

As noted above, since we believe that the named executive officers should be granted non-qualified stock options under the 2007 Stock Award Plan in recognition of their extraordinary efforts with respect to the offering and as an incentive for service during the vesting period, we will award, effective upon the pricing of the offering, non-qualified stock options to the named executive officers to purchase the following number of shares (which number reflects our stock split): Mr. Lipman, 31,500 shares, and each other named executive officer, 18,900 shares; each option with an exercise price equal to the offering price as adjusted for underwriting discounts and commissions, and vesting ratably over the four years following the grant date. The exercisability of these options will be contingent upon the closing of the offering. If the closing of this offering does not occur within six months from the date of grant, the options will become null and void.

Effective upon the closing of the offering and then again on November 15, 2008 (with annual awards being made on each November 15 thereafter), we will grant each of our directors (including Mr. Lipman if he is then serving as a director) an award of restricted stock units under our 2007 Stock Award Plan (or any successor plan then in effect that provides for restricted stock unit awards). Each director will receive $60,000 worth of restricted stock units based (i) for the initial grant made upon the effective date of the offering, on the offering price of our common stock as adjusted for underwriters’ discounts and commissions, and (ii) for subsequent grants, on the then fair market value of our common stock, and all such restricted stock units will vest ratably over the three year period from the date of grant.

Effective upon the pricing of the offering, we will also award Mr. Srednicki a non-qualified stock option under our 2007 Stock Award Plan to purchase 21,000 shares of our common stock at an exercise price equal to the offering price of our common stock as adjusted for underwriters’ discounts and commissions, which option shall be fully vested upon grant. The exercisability of this option will be contingent upon the closing of this offering. If the closing of this offering does not occur within six months from the date of grant, the option will become null and void.

Administration. The compensation committee of our board of directors will administer our 2007 Stock Award Plan. Our compensation committee will have full discretion to administer and interpret the 2007 Stock Award Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable. The compensation committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under our 2007 Stock Award Plan, including, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility. Our employees, directors, officers, advisors or consultants and those of our affiliates are eligible to participate in the 2007 Stock Award Plan. Our compensation committee has the sole and complete authority to determine who will be granted an award under the 2007 Stock Award Plan, however it may delegate such authority to one or more of our officers.

Number of Shares Authorized. The 2007 Stock Award Plan provides for an aggregate of 10,000,000 shares of common stock to be available for awards. No participant may be granted awards of options and stock appreciation rights with respect to more than 2,500,000 shares of our common stock in any one year. No more than 2,500,000 shares of our common stock may be earned under our 2007 Stock Award Plan to any participant during any single year with respect to performance compensation awards in any one performance period or to the extent such performance compensation awards are paid in other than in shares of our common stock, an amount no greater than the fair market value of 2,500,000 shares of such common stock. The maximum amount payable pursuant to a cash bonus for an individual employee or officer under our 2007 Stock Award Plan for any single year during a performance period is $15,000,000. If any award is forfeited or if any option terminates, expires or lapses without being exercised, shares of our common stock subject to such award will again be made available for future grant. Shares that are used to pay the exercise price of an option or that are withheld to satisfy the participant’s tax withholding obligation will not be available for re-grant under the 2007 Stock Award Plan. If there is any change in our corporate capitalization, the compensation committee, in its sole discretion, may make substitutions or adjustments to the number of shares reserved for issuance under our 2007 Stock Award Plan, the number of shares covered by awards then outstanding under our 2007 Stock Award Plan, the limitations on awards under our 2007 Stock Award Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

The 2007 Stock Award Plan will have a term of ten years and no further awards may be granted under the 2007 Stock Award Plan after that date.

Awards Available for Grant. Our compensation committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.

Options. The compensation committee will be authorized to grant options to purchase shares of our common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Internal Revenue Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under our 2007 Stock Award Plan will be subject to the terms and conditions established by the compensation committee. Under the terms of our 2007 Stock Award Plan, unless the compensation committee determines otherwise in the case of an option substituted for another option in connection with a corporate transaction, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant. Options granted under the 2007 Stock Award Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by our compensation committee and specified in the applicable award agreement. The maximum term of an option granted under the 2007 Stock Award Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the compensation committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as our compensation committee may determine to be appropriate.

Stock Appreciation Rights. Our compensation committee will be authorized to award stock appreciation rights (or SARs) under the 2007 Stock Award Plan. SARs will be subject to the terms and conditions established by the compensation committee. An SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2007 Stock Award Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. The terms of the SARs shall be subject to terms established by the compensation committee and reflected in the award agreement.

Restricted Stock. Our compensation committee will be authorized to award restricted stock under the 2007 Stock Award Plan. Awards of restricted stock will be subject to the terms and conditions established by the compensation committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the compensation committee for a specified period. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited.

Restricted Stock Unit Awards. Our compensation committee will be authorized to award restricted stock unit awards. Awards of restricted stock units will be subject to the terms and conditions established by the compensation committee. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the compensation committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the compensation committee.

Stock Bonus Awards. Our compensation committee will be authorized to grant awards of unrestricted shares of our common stock or other awards denominated in common stock, either alone or in tandem with other awards, under such terms and conditions as the compensation committee may determine.

Performance Compensation Awards. The compensation committee may grant any award under the 2007 Stock Award Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The committee may establish these performance goals with reference to one or more of the following:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	net revenue or net revenue growth;

•	gross profit or gross profit growth;

•	operating profit (before or after taxes);

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

•	cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital);

•	earnings before or after taxes, interest, depreciation, and amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	objective measures of customer satisfaction;

•	working capital targets;

•	measures of economic value added;

•	inventory control;

•	enterprise value;

•	sales;

•	debt levels and net debt;

•	client retention;

•	employee retention;

•	timely completion of new product rollouts;

•	timely launch of new facilities;

•	objective measures of personal targets, goals or completion of projects; or

•	any combination of the foregoing.

Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The compensation committee, however, may permit awards to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members, or any other transferee approved by it.

Amendment. Our 2007 Stock Award Plan will have a term of ten years. Our board of directors may amend, suspend or terminate our 2007 Stock Award Plan at any time; however, stockholder approval to amend our 2007 Stock Award Plan may be necessary if the 2007 Stock Award Plan document or law so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control. In the event of a change in control (as defined in the 2007 Stock Award Plan), our compensation committee may determine, in its sole and absolute discretion, that outstanding options and equity awards (other than performance compensation awards) issued under the 2007 Stock Award Plan become fully vested and may vest performance compensation awards based on the level of attainment of the specified performance goals. Our compensation committee may cancel outstanding awards and pay the value of such awards to participants in connection with a change in control.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under our plans and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options. The Code requires that, for treatment of an option as a qualified option, shares of our common stock acquired through the exercise of a qualified option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of qualified options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the qualified option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a qualified option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise qualified option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the qualified option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”)). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

SARs. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Stock Bonus Awards. A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the shares of common stock subject to the award is transferred to the participant over the amount the participant paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m). In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement as a result of their total compensation, subject to certain exceptions. The 2007 Stock Award Plan is intended to satisfy an exception with respect to grants of options to covered employees. The 2007 Stock Award Plan is designed to permit certain awards of restricted stock, restricted stock units, cash bonus awards and other awards to be awarded as performance compensation awards intended to qualify under either the “performance-based compensation” exception to Section 162(m) of the Code.

Compensation Committee Interlocks and Insider Participation.

During 2006, the members of our Compensation Committee consisted of Messrs. Becker and Press, both of whom are principals and officers of certain affiliates of Apollo, our controlling stockholder. Neither director has ever been one of our officers or employees. During 2006, neither director had any relationship that requires disclosure in this prospectus as a transaction with a related person. During 2006, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on such board of directors, none of our executive officers served as a director of another entity, one of whose executive officers served on such board of directors, and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of such directors.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of September 20, 2007 by (1) each person known to beneficially own more than 5% of our common stock, (2) each of our named executive officers, (3) each member of our board of directors at the completion of this offering, (4) all of our executive officers and members of our board of directors as a group and (5) each selling stockholder. As of September 20, 2007, there were 59,728,725 shares of common stock outstanding.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering		Number of Shares to be Sold in the Offering	Shares Beneficially Owned After the Offering		Maximum Number of Shares to be Sold if Over- Allotment Option is Exercised in Full	Shares Beneficially Owned After the Offering if the Over- Allotment Option is Exercised in Full
	Shares	Percentage		Shares	Percentage		Shares	Percentage
Apollo Funds(a)	60,523,231	96.8%	—	60,523,231	63.7%	4,244,438	56,278,793	58.9%
Nathaniel J. Lipman(b)	767,760	1.3%	—	767,760	*	—	767,760	*
Thomas A. Williams(c)	107,100	*	—	107,100	*	—	107,100	*
Robert G. Rooney(d)	273,000	*	—	273,000	*	—	273,000	*
Todd H. Siegel(e)	205,985	*	—	205,985	*	—	205,985	*
Thomas J. Rusin(f)	134,996	*	—	134,996	*	—	134,996	*
Steven E. Upshaw(g)	90,905	*	—	90,905	*	—	90,905	*
Marc E. Becker(h)(i)	31,500	*	—	31,500	*	—	31,500	*
Robert B. Hedges, Jr.(j)	39,375	*	—	39,375	*	—	39,375	*
Matthew H. Nord(h)(i)	31,500	*	—	31,500	*	—	31,500	*
Stan Parker(h)(i)	31,500	*	—	31,500	*	—	31,500	*
Eric L. Press(h)(i)	31,500	*	—	31,500	*	—	31,500	*
Kenneth Vecchione(k)	47,250	*	—	47,250	*	—	47,250	*
Eric Zinterhofer(h)(i)	31,500	*	—	31,500	*	—	31,500	*
Rich Srednicki	—	*	—	—	*	—	—	*
Directors and executive officers as a group (15 persons)(l)	1,836,996	3.0%	—	1,836,996	2.0%	—	1,836,996	1.9%
Wyndham Worldwide Corporation(m)	1,663,939	2.7%	—	1,663,939	1.8%	584,359	—	—
Mary Rusterholz-Platt(n)	148,176	*	—	148,176	*	8,643	139,533	*
Michael Rauscher(o)	132,300	*	—	132,300	*	7,717	124,583	*
Other Selling Stockholders(p)	500,451	*	—	500,451	*	29,843	470,608	*

*	Less than one percent.
(a)	Represents 57,750,000 shares of common stock owned of record by Affinion Group Holdings, LLC, whose beneficial owners are Apollo Investment Fund V, L.P. and Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V(A), L.P., Apollo Netherlands Partners V(B), L.P. and Apollo German Partners V GmbH & Co. KG (collectively, the “Overseas Funds” and, together with Apollo Investment Fund V, L.P., the “Apollo Funds”) and 2,773,231 shares of common stock issuable upon exercise of warrants owned of record by Apollo Investment Fund V, L.P. and Affinion Group Holdings B, LLC, whose beneficial owners are the Overseas Funds. Apollo Advisors V, L.P. (“Advisors V”) is the general partner or managing general partner of each of the Apollo Funds. Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V. Apollo Management V, L.P. (“Apollo Management”) serves as the day-to-day manager of each of the Apollo Funds. AIF V Management, LLC (“AIF V LLC”) is the general partner of Management V and Apollo Management, L.P., is the sole member and manager of AIF V LLC. Each of Advisors V, ACM V, Management V, AIF V LLC and Apollo Management disclaim beneficial ownership of all shares of common stock owned by the Apollo Funds. The address of the Apollo Funds, Advisors V and ACM V is c/o Apollo Advisors V, L.P., Two Manhattanville Road, Suite 203, Purchase, New York 10577. The address of Management V, AIF V LLC and Apollo Management is c/o Apollo Management, L.P., 9 West 57th St., New York, New York 10019.

Leon Black, Joshua Harris and Marc Rowan effectively have the power to exercise voting and investment control over ACM V and Apollo Management with respect to the shares held by the Apollo Funds. Each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of such shares.

(b)	Includes 242,760 shares of common stock issuable upon the exercise of Tranche A options that are currently exercisable or exercisable within 60 days. Does not include 971,040 shares of common stock issuable upon exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.
(c)	Includes 21,000 shares of restricted stock. Includes 33,600 shares of common stock issuable upon the exercise of Tranche A options that are currently exercisable. Does not include 302,400 shares of common stock issuable upon exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.
(d)	Includes 63,000 shares of common stock issuable upon the exercise of Tranche A options that are currently exercisable or exercisable within 60 days. Does not include 252,000 shares of common stock issuable upon exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.
(e)	Includes 52,265 shares of common stock issuable upon the exercise of Tranche A options that are currently exercisable or exercisable within 60 days. Does not include 209,059 shares of common stock issuable upon exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.
(f)	Includes 35,036 shares of common stock issuable upon the exercise of Tranche A options that are currently exercisable or exercisable within 60 days. Does not include 145,396 shares of common stock issuable upon exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.
(g)	Includes 31,685 shares of common stock issuable upon the exercise of Tranche A options that are currently exercisable or exercisable within 60 days. Does not include 152,989 shares of common stock issuable upon exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.
(h)	Messrs. Becker, Parker, Press, Zinterhofer and Nord are each principals and officers of certain affiliates of Apollo. Although each of Messrs. Becker, Parker, Press, Zinterhofer and Nord may be deemed to be the beneficial owner of shares beneficially owned by Apollo, each of them disclaims beneficial ownership of any such shares.
(i)	Consists of 31,500 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(j)	Consists of 39,375 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(k)	Consists of 47,250 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.

(l)	Includes 705,516 shares of common stock issuable upon the exercise of Tranche A options that are currently exercisable or exercisable within 60 days and 21,000 shares of restricted stock. Does not include 2,077,089 shares of common stock issuable upon exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.
(m)	Shares beneficially owned before the offering and after the offering consist of 1,663,939 shares of common stock issuable upon exercise of warrants owned of record by Wyndham Worldwide Corporation. The maximum number of shares to be sold if the over-allotment option is exercised in full reflects the cashless exercise of the warrants at an assumed price of $16.00 per share, which represents the mid-point of the range set forth on the cover page of this prospectus. The address of Wyndham Worldwide Corporation is Seven Sylvan Way, Parsippany, NJ 07054.
(n)	Includes 30,576 shares of common stock issuable upon the exercise of Tranche A options that are currently exercisable or exercisable within 60 days. Does not include 122,304 shares of common stock issuable upon the exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.
(o)	Includes 27,300 shares of common stock issuable upon the exercise of Tranche A options that are currently exercisable or exercisable within 60 days. Does not include 109,200 share of common stock issuable upon the exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.
(p)	Includes 94,416 shares of common stock issuable upon the exercise of Tranche A options that are currently exercisable or exercisable within 60 days. Does not include 406,014 shares of common stock issuable upon the exercise of Tranche A, Tranche B and Tranche C options that remain subject to vesting.

Securities Authorized for Issuance Under Equity Compensation Plan

In connection with the closing of the 2005 Transactions, we adopted the 2005 Stock Incentive Plan (the “Plan”) and the Plan was approved by our stockholders. The Plan authorizes our board of directors to grant non-qualified, non-assignable stock options and rights to purchase shares of our common stock to directors and employees of, and consultants to us and our subsidiaries, including Affinion Group. For additional discussion of our equity compensation, including the Plan, see Note 16 to our consolidated and combined financial statements included elsewhere herein.

The table below summarizes the equity issuances under the Plan as of December 31, 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column
Equity compensation plans approved by security holders	4,392,675	$4.76	0	(1)
Equity compensation plans not approved by security holders	0	—	0

Total	4,392,675	$4.76	0

(1)	As of December 31, 2006 there were no shares available for future grant. On January 30, 2007, our board of directors adopted an amendment to the Plan to formally document the aggregate increase of 142,800 shares previously authorized during 2006 and further increase the number of shares of our common stock issuable under the Plan by 420,000 shares to an aggregate of 4,894,050 reserved shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The 2005 Transactions

Purchase Agreement

Overview. On July 26, 2005, Affinion Group entered into a purchase agreement with Cendant. Pursuant to the purchase agreement, on October 17, 2005, Affinion Group purchased from Cendant all of the equity interests of AGLLC, and all of the share capital of AIH. The aggregate purchase price paid to Cendant was approximately $1.8 billion (consisting of cash and our newly issued preferred stock and after giving effect to certain fixed adjustments), subject to further adjustments as provided in the purchase agreement. In addition, Cendant received a warrant to purchase up to 7.5% of our then outstanding common stock.

As a result of the 2005 Transactions, we own 100% of the total capital stock of Affinion Group. At such time, with respect to our capital stock, (1) approximately 97% of our common stock outstanding is owned by Affinion Group Holdings, LLC, a Delaware limited liability company (“Parent LLC”) and an affiliate of Apollo Management V, L.P. (“Apollo”), (2) approximately 3% of our common stock is owned by the management stockholders and (3) 100% of our preferred stock was owned by Cendant. On January 31, 2007, we redeemed 76% of the outstanding preferred stock for an aggregate redemption price of $106.0 million from Cendant’s successor companies.

Indemnification. Cendant has agreed to indemnify, Affinion Group and each of its affiliates, and each of their respective directors and officers, collectively, the indemnified parties, for breaches of representations, warranties and covenants made by Cendant, as well as for other specified matters, certain of which are described below. We and Affinion Group have agreed to indemnify Cendant, its affiliates and each of their respective directors and officers for breaches of representations, warranties and covenants made by each of us, as well as for certain other specified matters. Generally, all parties’ indemnification obligations with respect to breaches of representations and warranties (except with respect to the matters described below) (1) are subject to a $100,000 occurrence threshold, (2) are not effective until the aggregate amount of losses suffered by the indemnified party exceeds $15.0 million (and then only for the amount of losses exceeding $15.0 million) and (3) are limited to $275.1 million of recovery. Generally, subject to certain exceptions of greater duration, the parties’ indemnification obligations with respect to representations and warranties expired on April 15, 2007 with indemnification obligations related to covenants surviving until the applicable covenant has been fully performed.

In connection with the purchase agreement, Cendant agreed to specific indemnification obligations with respect to the matters described below.

As publicly announced, as part of a plan to split into four independent companies, Cendant has (1) distributed the equity interests it previously held in its hospitality services business (“Wyndham”) and its real estate services business (“Realogy”) to Cendant stockholders and (2) sold its travel services business (“Travelport”) to a third party. Cendant continues as a publicly traded company which owns the vehicle rental business (“Avis/Budget,” together with Wyndham and Realogy, the “Cendant Entities”). Subject to certain exceptions, Wyndham and Realogy have agreed to share Cendant’s contingent and other liabilities (including its indemnity obligations to Affinion Group described above and other liabilities to us and Affinion Group in connection with the 2005 Transactions) in specified percentages. If any Cendant Entity defaults in its payment, when due, of any such liabilities, the remaining Cendant Entities are required to pay an equal portion of the amounts in default.

Excluded Litigation. Cendant has agreed to fully indemnify the indemnified parties with respect to any pending or future litigation, arbitration, or other proceeding relating to the facts and circumstances of Fortis and the accounting irregularities in the former CUC International, Inc. announced on April 15, 1998.

Certain Litigation and Compliance with Law Matters. Cendant has agreed to indemnify the indemnified parties up to specified amounts for: (1) breaches of its representations and warranties with respect to legal proceedings that (a) occur after the date of the purchase agreement, (b) relate to facts and circumstances related to the business of AGLLC or AIH and (c) constitute a breach or violation of its compliance with law representations and warranties; (2) breaches of its representations and warranties with respect to compliance with laws to the extent related to the business of AGLLC or AIH; and (3) the 2005 Suit and the January 2002 Class Action.

Cendant and Affinion Group have agreed that losses up to $15 million incurred with respect to these matters will be borne solely by Affinion Group and losses in excess of $15 million will be shared by the parties in accordance with agreed upon allocations. Affinion Group have the right at all times to control litigation related to shared losses and Cendant has consultation rights with respect to such litigation.

Other Litigation. Cendant has agreed to indemnify Affinion Group for specified amounts with respect to losses incurred in connection with the 2001 Class Action. Until September 30, 2006, Cendant has the right to control and settle this litigation, subject to certain consultation and other specified limitations. Following September 30, 2006, Affinion Group have the right to control and settle this litigation, subject to certain consultation and other specified limitations.

Cendant has agreed to indemnify Affinion Group for specified amounts with respect to losses incurred in connection with the AG Matters. Affinion Group have the right to control and settle this litigation at all times, subject to certain consultation and other specified limitations.

Affinion Group will retain all liability with respect to the November 2002 Class Action and will not be indemnified by Cendant for losses related thereto.

Covenant Not to Compete. Cendant has agreed, subject to certain exceptions, not to compete with us for a seven-year period after the closing of the 2005 Transactions in the business of providing affinity-based membership programs, affinity-based insurance programs or benefit packages as enhancements to financial institution or customer accounts, in each case, on a fee or commission basis. We have agreed, subject to certain exceptions, not to compete with Cendant for a five-year period in the non-membership based, direct to consumer online travel distribution business in a manner which utilizes any content or booking or packaging engine of Cendant or its subsidiaries made available by Cendant or its subsidiaries to us and that is competitive to Cendant’s online travel businesses.

Non-Solicitation. Cendant has agreed, subject to certain exceptions, not to solicit any employee of ours, AGLLC, AIH or their respective subsidiaries for a period of three years after the closing of the 2005 Transactions.

Ancillary Agreements to the Purchase Agreement

In addition to the purchase agreement described above, we and Affinion Group entered into the following agreements with Apollo, management and Cendant:

Consulting Agreement

On October 17, 2005, Apollo entered into a consulting agreement with Affinion Group for the provision of certain structuring and advisory services, pursuant to which Affinion Group paid Apollo a fee of $20 million for services rendered in connection with the 2005 Transactions and reimbursed Apollo for certain expenses incurred in rendering those services.

The consulting agreement also allows Apollo and its affiliates to provide certain advisory services to Affinion Group for a period of twelve years or until Apollo owns less than 5% of the beneficial economic interests of Affinion Group, whichever is earlier. The agreement may be terminated earlier by mutual consent. Affinion Group will pay Apollo an annual fee of $2.0 million for these services commencing in 2006. If Affinion

Group consummates a transaction involving a change of control or an initial public offering, then, in lieu of the annual consulting fee and subject to certain qualifications, Apollo may elect to receive a lump sum payment equal to the present value of all consulting fees payable through the end of the term of the consulting agreement.

In addition, Affinion Group will be required to pay Apollo a transaction fee if Affinion Group engages in any merger, acquisition or similar transaction. Affinion Group will also agree to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the consulting agreement. We expect that upon consummation of this offering and payment of the agreed upon termination fee of $10.0 million, the consulting agreement will be terminated in its entirety pursuant to a termination agreement to be entered into between Affinion Group and Apollo upon the consummation of this offering. We will contribute a portion of the net proceeds we receive from this offering to Affinion Group to fund such termination fee. See “Use of Proceeds.”

Parent LLC Registration Rights Agreement

On October 17, 2005, Parent LLC entered into a registration rights agreement with us pursuant to which it has certain demand and piggyback registration rights with respect to our common stock. Under this agreement, we agreed to assume the fees and expenses associated with registration. The registration rights agreement also contains customary provisions with respect to registration proceedings, underwritten offerings and indemnity and contribution rights. The rights and obligations of Parent LLC under the agreement will terminate upon the occurrence of any of the following transactions in which Parent LLC ceases to own more than 50% of our equity interest: (1) the sale or transfer of all or substantially all of our assets to a person or a group of persons acting in concert, (2) the sale, issuance or transfer (in one or a series of related transactions) of a majority of our outstanding capital stock, to one person or a group of persons acting in concert, or (3) the merger or consolidation of us with or into another person that is not our subsidiary.

Securityholder Rights Agreement

On October 17, 2005, Cendant entered into a securityholder rights agreement with us and Parent LLC pursuant to which it will have certain rights with respect to our preferred stock and warrants to purchase our common stock, including piggyback registration rights, tag-along rights and information rights. Under the agreement, we agreed to assume certain fees and expenses associated with registration. The securityholder rights agreement contains customary provisions with respect to registration proceedings, underwritten offerings and indemnity and contribution rights.

In addition, the agreement gives come-along rights and a right of first refusal to Parent LLC with respect to our stock held by Cendant. The securityholder rights agreement also contains customary restrictions on the transfer of our stock by Cendant, including restrictions on transfers to our competitors. Finally, the agreement requires Parent LLC to purchase our preferred stock held by Cendant in the event that we are unable to meet certain redemption obligations with respect to that stock. The agreement will terminate automatically upon (1) our dissolution or (2) when Cendant ceases to hold any warrants, shares issuable or issued upon exercise of the warrants or shares of preferred stock. Following the consummation of this offering, we expect the agreement to terminate pursuant to its terms.

Management Investor Rights Agreement

On October 17, 2005, we entered into a Management Investor Rights Agreement with Parent LLC and certain holders of our securities, including certain members of management. The agreement governs certain aspects of our relationship with our securityholders. The agreement, among other things:

•

allows securityholders to join, and grant Parent LLC the right to require securityholders to join, in certain sales or transfers of shares of our common stock to any third party prior to a qualified public offering of our common stock, following which (when aggregated with all prior such sales or transfers), Parent LLC shall have disposed of at least 10% of the number of shares of our common stock that Parent LLC owned as of the original issue date of such shares to Parent LLC;

•

restricts the ability of securityholders to transfer, assign, sell, gift, pledge, hypothecate, or encumber, or otherwise dispose of, our common stock or of all or part of the voting power associated with our common stock;

•

allows securityholders, subject to mutual indemnification and contribution rights, to include certain securities in a registration statement filed by us with respect to an offering of our common stock or preferred stock (1) in connection with the exercise of any demand rights by Parent LLC or any other securityholders possessing such rights, or (2) in connection with which Parent LLC exercises “piggyback” registration rights;

•

allows us and Parent LLC to repurchase, subject to applicable laws, all or any portion of our common stock held by our directors, employees, and consultants upon the termination of their employment with us or their bankruptcy or insolvency; and

•

obligates the securityholders to abide by restrictive covenants regarding nonsolicitation (during and for three years after employment), noncompetition (during and for two years after employment), and use of confidential information and proprietary rights (in perpetuity).

The agreement will terminate upon the earliest to occur of our dissolution, the occurrence of any event that reduces the number of securityholders to one, and the consummation of a control disposition in which there is a transfer to a person or group a number of shares of our common stock having the power to elect a majority of our board of directors.

Cendant Patent License Agreements

We have agreed to grant to Cendant a non-exclusive license to the Netcentives patents (the portfolio of patents relating to online award redemption programs) through December 31, 2006, that includes the exclusive right to enforce the patents against third parties within the field of (1) online sales, marketing and distribution of travel services and products, and (2) servicing certain airlines. Cendant has agreed to pay us a royalty for the exclusive right, in the aggregate amount of $11.25 million, which is payable in quarterly installments of $2.25 million, on each of November 15, 2005, and February 15, May 15, August 15 and November 15, 2006. We have retained the right to grant a non-exclusive license to Maritz for the purpose of resolving the outstanding litigation with that company. We have also agreed to grant a royalty free, non-exclusive license to Cendant to certain other patents for use in Cendant’s and its affiliates’ businesses for the duration of such patents. Cendant has agreed to issue to us a royalty free, non-exclusive license to certain other patents for use in our and our subsidiaries’ business for the duration of such patents. Cendant has also agreed to issue a royalty free, non-exclusive license to certain retained patents to the extent that it was owned by Cendant and used by us within the six-month period before the effective date of the purchase agreement.

Netcentives Patent Assignment Agreement and Patent License Agreement

On October 17, 2005, TLS, a wholly-owned indirect subsidiary of AGLLC, assigned all of its rights, title and interest in and to the Netcentives patents to (subject to the Cendant Patent License Agreement) Affinion Net Patents, Inc. (“ANP”), one of our wholly-owned subsidiaries. Following this assignment, ANP granted TLS a non-exclusive, royalty free license back to continue to use the Netcentives patents in the field of the marketing and sales of activities, products or services related to the administration of points-based or other loyalty programs for third parties (including affiliates) and activities, products or services related to the internal operation of points-based or other loyalty programs (the “Field”). The term of the license continues until the last to expire of the Netcentives patents. In consideration of this license, TLS will maintain the Netcentives patents, at its expense, on ANP’s behalf. In the event that TLS desires to enforce the Netcentives patents in the Field during the term, ANP and TLS will cooperate to initiate and defend such actions, subject to TLS’ control of the actions and payment of all of the related costs and expenses of ANP, and TLS shall be entitled to any proceeds arising from such actions. In the event that TLS desires to enforce the Netcentives patents outside the Field during the term, ANP may initiate and defend such actions, subject to TLS’ control of the actions, and the expenses and proceeds related to such actions outside of the Field shall be allocated between the parties based on the proportionate benefit of such actions to each party. Each of these intra-company transactions will be subject to the requirements of the Cendant Patent License Agreement described above.

Master Transition Services Agreement

On October 17, 2005, we entered into a master transition services agreement with Cendant Operations, Inc., a wholly-owned subsidiary of Cendant (“Cendant Operations”), and Cendant Europe Limited (“CD Europe,” collectively the “Cendant Parties”), pursuant to which the Cendant Parties provide certain services to us for different periods of time generally not exceeding two years from the closing of the 2005 Transactions. These services include Hyperion/financial services, treasury function services, information technology and telecommunication services, including help desk services. Some of the services are currently being provided by third-party vendors, who have agreed to continue to provide such services for the duration of the transition. The expense for such services was $3.0 million for the year ended December 31, 2006 and $0.7 million for the six months ended June 30, 2007.

In addition, with respect to the Telecom Transport Services, we have agreed to certain minimum annual revenue commitments. As part of providing the services, the Cendant Parties will make reasonable efforts to not undertake any expenditure in excess of $30,000 without our prior consent. Also, any work product that is created specifically for us during the performance of the services shall belong exclusively to us.

Intercompany Agreements

General. AGLLC, Affinion International and their respective subsidiaries historically have had arrangements with Cendant and/or certain of its direct and indirect subsidiaries relating to, among other things, the marketing of certain membership programs and related data management, administration of loyalty and rewards programs, operational support (including travel agency support and software licensing), shared facilities and profit-sharing arrangements related to the marketing of certain insurance programs. On October 17, 2005, these arrangements were terminated and we have subsequently entered into new agreements with Cendant and/or certain subsidiaries that require the parties to provide services similar to those provided prior to the 2005 Transactions. See Note 20 to our consolidated and combined financial statements included elsewhere herein.

Marketing Agreements. On October 17, 2005, we entered into agreements relating to the marketing of AGLLC’s membership programs with Cendant and/or its subsidiaries, including Budget Rent A Car System, Inc., Travel Link Group, Inc., Cendant Hotel Group, Inc., Trip Network, Inc., Orbitz, LLC and Resort Condominiums International, LLC. These agreements permit us to solicit customers of these parties for our membership programs through various direct marketing methods, which may include mail, telemarketing and online solicitation methods. These agreements generally provide for a minimum amount of marketing volume or a specified quantity of customer data to be allotted to the relevant party. These agreements expire on December 31, 2010 (subject to automatic one-year renewal periods) and are generally terminable by the applicable Cendant party following December 31, 2007, upon six months’ prior written notice to us. One of the agreements is also terminable by either party upon 90 days’ prior written notice to us. They are also terminable if the parties fail to agree on certain creative materials to be used in connection therewith. The payment terms of each marketing agreement differ, but generally involve the payment by us of either a fee for each call transferred under such marketing agreement, a bounty for each user that enrolls as a member of a membership program or a percentage of net membership revenues. The expense for such services was $12.7 million for the year ended December 31, 2006 and $5.1 million for the six months ended June 30, 2007.

Other than non-material arrangements, these agreements provide that if a Cendant-party elects to terminate an agreement or an agreement terminates as a result of the parties’ inability to agree on creative materials prior to December 31, 2010, then the applicable Cendant-party is required to pay a termination fee based on the projected marketing revenues that would have been generated from such agreement had the marketing arrangement been in effect until December 31, 2010. The termination fee will be paid as follows: the applicable Cendant-party will be required to pay the equivalent of twenty-four quarterly installment payments, which termination fee will be payable for each quarter occurring after the applicable termination date and prior to the end of calendar year 2010. In June 2007, Orbitz, LLC notified us that it would terminate certain of its marketing agreements with us effective December 31, 2007. Pursuant to the marketing agreement, Orbitz will be required to pay us a termination fee on the terms described above.

In the event that in any quarter during the term of a material marketing agreement, any Cendant-party fails to meet the minimum amount of marketing volume, fails to provide the specified amount of customer data or breaches certain material obligations under any material marketing agreement, then such Cendant-party will have to make a shortfall payment based on a calculation of the marketing revenues that would have been derived had the applicable Cendant-party met the specified threshold. Each shortfall payment will be paid as follows: for each quarter in which a shortfall event occurs, the applicable Cendant Party will be required to pay twenty-four quarterly installment payments (subject to certain adjustments).

Loyalty Agreements. On October 17, 2005, certain of our subsidiaries entered into agreements with Cendant and its subsidiaries relating to Cendant’s loyalty and rewards programs to provide services to the following Cendant parties: Cendant, Travel Rewards, Inc., Resort Condominiums International, LLC, Avis Rent A Car System, Inc. and Cendant Operations, Inc. Each of the loyalty and rewards agreements expire on December 31, 2009, subject to automatic one-year renewal periods, unless a party elects not to renew the arrangement upon six months’ prior written notice. The agreement with Avis Rent A Car System, however, allows Avis to terminate upon ninety days’ prior written notice if Avis chooses to discontinue the Avis Club Red Travel Agent Loyalty Program.

The Cendant party is generally charged one or more of the following fees relating to these services: an initial fee to implement a particular loyalty program; a management/administration fee; a redemption fee related to redeemed rewards and a booking fee related to bookings by loyalty program members. The revenue for such services was $11.4 million for the year ended December 31, 2006 and $5.9 million for the six months ended June 30 , 2007.

In connection with these agreements, we formed Affinion Loyalty, LLC, a special purpose, bankruptcy remote subsidiary which is a wholly-owned subsidiary of TLS. Pursuant to the loyalty agreements, TLS has provided a copy of the object code, source code and related documentation of certain of its intellectual property to Affinion Loyalty, LLC under a non-exclusive limited license. Affinion Loyalty, LLC entered into an escrow agreement relating to such intellectual property with Cendant and its affiliates in connection with the parties entering into the loyalty and reward agreements. Affinion Loyalty, LLC sublicenses such intellectual property to Cendant on a non-exclusive basis but will only provide access to such intellectual property either directly or indirectly through the escrow agent in the event that TLS (1) becomes bankrupt or insolvent, (2) commits a material, uncured breach of a loyalty and reward agreement, or (3) transfers or assigns its intellectual property in such a way as to prevent it from performing its obligations under any agreement relating to Cendant’s loyalty and rewards programs. Upon access to the escrowed materials, Cendant will be able to use the escrowed materials for a limited term and for only those purposes for which TLS was using it to provide the services under the loyalty and reward agreements prior to the release of the escrowed materials to Cendant.

Platform Service Agreement. On October 17, 2005, we entered into a platform service agreement with Travel Distribution Services Group, Inc. (“TDS”), under which through March 31, 2007, TDS reimbursed the Company for each travel booking fee placed utilizing a third party’s travel service platform in excess of a specified threshold, plus reimbursed the Company for platform license fees paid to the third party in excess of a specified threshold. In addition, we have the option to use the to-be-developed Orbitz travel membership club platform, if and when developed by TDS, to obtain services related to such platform for our travel membership clubs, by paying TDS a fee per itinerary. The agreement will expire on December 31, 2010 if we elect to use such platform by December 31, 2007. However, it will expire on December 31, 2007 if TDS has not developed such platform or we have not elected to use such platform by such date. The revenue related to this agreement was $0.8 million for the year ended December 31, 2006 and $0.4 million for the six months ended June 30, 2007. There were no expenses related to the agreement for the year ended December 31, 2006 or the six months ended June 30, 2007.

The Company entered into a fulfillment and supplier relations services agreement with TDS, to use the TDS travel agent tool for booking multiple packages such as airfare and hotel. Pursuant to this agreement, the Company pays TDS a flat fee each year during the term of the agreement and the Company earns referral fees based on the number of travel related segments booked. The agreement will expire on December 31, 2010. The revenue for such services was $0.2 million for the year ended December 31, 2006 and $0.3 million for the six months ended June 30, 2007. The expense related to the agreement was $2.0 million for the year ended December 31, 2006 and $1.1 million for the six months ended June 30, 2007.

GDS Agreement. On October 17, 2005, our subsidiary, Travelers Advantage Services, Inc. (“TAS”) entered into an agreement, pursuant to which TAS agreed to exclusively use the GDS of Galileo, a subsidiary of Cendant, to make air, hotel or car rental bookings. Pursuant to this agreement, TAS will pay Galileo a flat fee that decreases in each year during the term of the agreement and Galileo will pay TAS a fee per travel booking. The agreement expires on December 31, 2011, subject to automatic one-year renewal periods, unless either party elects upon six months’ prior written notice not to renew the agreement. The revenue for such services was $2.6 million for the year ended December 31, 2006 and $1.2 million for the six months ended June 30, 2007. The expense for such services was $3.5 million for the year ended December 31, 2006 and $1.5 million for the six months ended June 30, 2007.

Other Operational Support Agreements. On October 17, 2005, certain of our subsidiaries entered into an agreement whereby they have agreed to identify Avis and Budget (each a subsidiary of Cendant) as the primary preferred providers of car rental services to their customers (subject to certain exceptions). Our subsidiaries receive commissions and royalty fees on certain qualifying rentals. The agreement expires on December 31, 2007, subject to automatic one-year renewal periods, unless either party elects upon six months’ prior written notice not to renew the agreement. The revenue for such services was $1.8 million for the year ended December 31, 2006 and $0.8 million for the six months ended June 30, 2007.

On October 17, 2005, Affinion International (formerly known as CIMS) entered into an agreement pursuant to which Affinion International will continue to use RCI Europe as its exclusive provider of travel services for the benefit of Affinion International’s members in the U.K., Germany, Switzerland, Austria, Italy, Belgium, Luxembourg, Ireland and the Netherlands. Pursuant to this agreement, RCI has a right of first refusal to offer travel services in other countries where Affinion International’s members are located. Affinion International will indemnify RCI in the event its profit margin under this arrangement falls below 1.31%. The agreement expires ten years from its effective date, subject to either party’s right to terminate the agreement on or after the third anniversary of its effective date, upon one year’s prior written notice or at any time in certain other specified circumstances (either in whole or in part). The expense for such services was $5.8 million for the year ended December 31, 2006 and $3.0 million for the six months ended June 30, 2007.

Pursuant to that certain Asset Purchase Agreement, dated January 1, 2005, entered into by Cendant Travel Inc. (“CTI”) and our subsidiary, Travel Advantages Services, Inc. (“TAS”), CTI sold and transferred substantially all of the assets and liabilities of CTI to TAS. In connection with such agreement, TDS also entered into a Transition Services Agreement with us. On October 17, 2005, we entered into an Amended and Restated Transition Services Agreement, pursuant to which we will provide certain information technology related services to TDS and CTI until December 31, 2006. These services will be provided by us at cost. There was no revenue for the year ended December 31, 2006 or for the six months ended June 30, 2007.

Shared Facilities Agreements. On October 17, 2005, certain of our subsidiaries entered into agreements to continue cost-sharing arrangements with Cendant and/or its subsidiaries relating to office space and customer contact centers. These agreements have expiration dates and financial terms that are generally consistent with the terms of the existing related inter-company arrangements. The expense for such services was $0.8 million for the year ended December 31, 2006 and there was no expense for the six months ended June 30, 2007. The revenue for such services was $1.7 million for the year ended December 31, 2006 and $0.5 million for the six months ended June 30, 2007.

Profit-Sharing Agreements. On October 17, 2005, Affinion Group entered into agreements to continue its profit-sharing arrangements with Fairtide Insurance Limited, a subsidiary of Cendant. Affinion International and certain of our subsidiaries market certain insurance programs and Fairtide provides reinsurance for the related insurance policies which are provided by a third-party insurer. Pursuant to these agreements, Fairtide will pay Affinion Group 40-50% of the net profits that it receives on the net premiums under such insurance policies. These agreements were scheduled to expire on December 31, 2006, or earlier as the parties agree or when Fairtide’s related reinsurance agreements with the related third-party insurer expire but have been extended until November 1, 2007. The revenue for such services was $0.3 million for the year ended December 31, 2006 and $0.2 million for the six months ended June 30, 2007.

Related Party Transactions Since January 1, 2006

Prior to entering into an employment agreement with Mr. Thomas A. Williams on November 8, 2006, Affinion Group entered into a consulting letter agreement with Mr. Williams dated as of October 30, 2006. Under the consulting agreement, Mr. Williams advised Affinion Group on financial and investor relations matters, reporting directly to Mr. Lipman. Mr. Williams received $10,000 per month as compensation for his consulting services, plus reasonable expenses. The consulting agreement terminated on December 31, 2006. For a description of the employment agreement we entered into with Mr. Williams, see “Management—Executive Compensation—Employment Agreements.”

During 2006 Apollo acquired one of our vendors, SourceCorp Incorporated, that provides document and information services to us. The fees incurred for these services for the year ended December 31, 2006 and the six months ended June 30, 2007 were $0.5 million and $0.6 million, respectively.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its written charter, our audit committee must review and approve all related-party transactions, which includes any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC. For a discussion of the composition and responsibilities of our Audit Committee, see “Management—Audit Committee.” In determining whether to approve a related party transaction, the audit committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Affinion Group Credit Facility

General

In connection with the closing of the 2005 Transactions, on October 17, 2005, Affinion Group, as borrower, and we entered into a $960 million senior secured credit facility, consisting of a revolving credit facility and a term loan facility, with Credit Suisse, Cayman Islands Branch, as administrative agent, Deutsche Bank Securities, Inc. (“DBSI”), as syndication agent, Bank of America Bridge LLC and BNP Paribas Securities Corp., as co-documentation agents, and other lenders. The credit facility was further amended on December 22, 2006 and June 1, 2007. The key terms of the credit facility are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related credit agreement and security agreements, copies of which have been filed as an exhibit to the registration statement, of which this prospectus forms a part.

The credit facility provides for a six-year, subject to adjustment as described below, $100 million revolving credit facility, which includes:

•	a letter of credit subfacility; and

•	a swingline loan subfacility.

Affinion Group may use the revolving credit facility for, among other things, its and its respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments.

The credit facility also provides for a seven-year, subject to adjustment as described below, $860 million term loan facility. The term loan facility financed a portion of the 2005 Transactions.

The credit facility permits Affinion Group to obtain up to the greater of $175 million and an amount equal to Adjusted EBITDA for the most recent four-quarter period then ended for which financial statements are available of additional credit facilities from lenders reasonably satisfactory to the administrative agent and Affinion Group, without the consent of the existing lenders under the credit facility.

Scheduled Amortization Payments and Mandatory Prepayments

The term loan facility provides for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date. The amounts of the quarterly amortization payments are reduced by certain prepayments.

In addition, the credit facility requires Affinion Group to prepay outstanding term loans, with:

•

100% of the net cash proceeds of asset sales and dispositions in excess of an amount per transaction and in the aggregate per year, subject to customary reinvestment provisions; provided that, if Affinion Group’s senior secured bank leverage ratio is less than or equal to 2.0:1.0, no payments will be required;

•

50% of its excess cash flow beginning on July 1, 2006 (reducing to 25% if Affinion Group’s senior secured bank leverage ratio is less than or equal to 2.5:1.0 and to 0% if Affinion Group’s senior secured bank leverage ratio is less than or equal to 1.75:1.0); and

•

100% of the net cash proceeds received from issuances of debt, subject to certain exclusions including certain debt permitted to be incurred under the senior credit facilities; provided that, if Affinion Group’s senior secured bank leverage ratio is less than or equal to 2.0:1.0, no payments will be required.

Voluntary Prepayments and Reduction and Termination of Commitments

Affinion Group may permanently reduce the revolving loan commitments under the credit facility at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any and provided that the commitments may not be reduced below the aggregate outstanding amount of revolving loans and letters of credit. The term loans may be prepaid without penalty or premium, except if Affinion Group prepays the term loans in connection with a refinancing to reduce interest rates prior to March 1, 2008, a prepayment premium of 1.00% of the aggregate principal amount of term loans being prepaid will apply. In addition, Affinion Group is able to terminate the credit facility upon prior written notice, and, in some cases, is able to revoke such notice. Upon termination, Affinion Group will be required to repay all obligations outstanding under the credit facility and to satisfy all outstanding letter of credit obligations.

Interest and Applicable Margins

The interest rate with respect to the term loan under the credit facility is based on, at Affinion Group’s option, (a) adjusted LIBOR plus 2.50% or (b) the higher of (i) Credit Suisse’s prime rate and (ii) the Federal Funds Effective Rate plus 0.5% (“ABR”), in each case plus 1.50%. These applicable margins are subject to reduction by 0.25% if Affinion Group’s corporate family rating is at least B+ from S&P and B1 from Moody’s.

The interest rates with respect to revolving loans under the credit facility are, at Affinion Group’s option, adjusted LIBOR plus 2.75% or ABR plus 1.75%. These applicable margins are subject to reduction on a quarterly basis by up to 0.75% if Affinion Group’s senior secured bank leverage ratio is equal to or less than certain ratios. Additionally, all overdue amounts owing under the credit facility bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0% or at the senior secured bank ABR plus the applicable margin plus an additional 2.0% if no rate is otherwise applicable thereto.

Affinion Group has the option of requesting that loans be made as LIBOR loans, converting any part of outstanding ABR loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loan to an ABR loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, interest is payable in arrears at the end of each applicable interest period, but in any event at least every three (3) months. With respect to ABR loans, interest is payable on the last business day of each fiscal quarter. In each case, calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime ABR rate, and loans in any jurisdiction where the relevant interbank market practice is to use a 365 or 366 day year) and actual days elapsed.

Guarantees and Collateral

Affinion Group’s obligations under the credit facility are, and we expect that its obligations under any interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof will be, guaranteed by us and by each of Affinion Group’s existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions.

The credit facility is secured to the extent legally permissible by substantially all the assets of (1) Affinion Group Holdings, Inc., which consists of a perfected first-priority pledge of all Affinion Group’s capital stock and (2) Affinion Group and the subsidiary guarantors, including but not limited to: (a) a first-priority pledge of substantially all capital stock held by Affinion Group or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Affinion Group and each subsidiary guarantor, subject to certain exceptions.

Covenants

The credit facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the credit facility include, among other things, limitations (all of which are subject to certain exceptions) on Affinion Group’s (and in certain cases, the Affinion Group Holdings, Inc.’s) ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase its capital stock;

•	prepay, redeem or repurchase certain of its subordinated indebtedness;

•	make loans or investments (including acquisitions);

•

incur additional indebtedness, except that Affinion Group may incur, among other things, (1) subordinated indebtedness so long as its senior secured bank leverage ratio is not greater than 2.0 to 1.0 and certain other restrictions and (2) other indebtedness so long as its senior secured bank leverage ratio is not greater than 2.0 to 1.0 and subject to certain other restrictions;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt;

•	restrict dividends from its subsidiaries;

•	change its business or the business of its subsidiaries;

•	merge or enter into acquisitions;

•	sell assets; and

•	enter into transactions with our affiliates.

The credit facility requires Affinion Group to comply with the following financial maintenance covenants:

•	a maximum ratio of total debt to Adjusted EBITDA; and

•	a minimum ratio of Adjusted EBITDA to cash interest expense.

Events of Default

The events of default under the credit facility include, among others, nonpayment, material misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the credit agreement governing the credit facility) and cross-events of defaults and acceleration on material indebtedness.

Affinion Credit Facility

On January 31, 2007, we entered into a five-year $350 million unsecured term loan facility with Deutsche Bank Trust Company Americas, as administrative agent, Banc of America Securities LLC, as syndication agent, and other lenders. The key terms of the credit facility are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related credit agreement, copies of which have been filed as an exhibit to the registration statement of which this prospectus forms a part.

The senior unsecured term loan bear interest at an initial rate of LIBOR, as defined, plus 6.25%. The senior unsecured term loan matures on March 1, 2012. The interest rate is subject to additional increases over time and further increases if, in lieu of paying cash interest, the interest is paid by us by adding such interest to the principal amount of the loans. Prior to September 1, 2008, we may prepay some or all of the loan at 100% of the principal amount and thereafter may prepay some or all of the loan at a premium, upon giving 30 days to 60 days written notice. In the event of a Change in Control, as defined, the lenders have the right to require us to prepay some or all of the loan at a prepayment price of 101% and in the event of an Asset Sale, as defined, we are required (subject to certain conditions) to offer to prepay the loans at 100% of the principal amount. The senior unsecured term loan contains restrictive covenants related primarily to our and Affinion Group’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. As of June 30, 2007, the aggregate principal amount outstanding of our senior unsecured term loan was $350.0 million.

Indentures relating to Affinion Group’s 10 1/8% Senior Notes due 2013 and 11 1/2% Senior Subordinated Notes due 2015

On October 17, 2005, Affinion Group issued $270.0 million in aggregate principal amount of 10 1/8% Senior Notes due 2013 under an indenture, dated as of October 17, 2005, among Affinion Group, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee. On May 3, 2006, Affinion Group issued an additional $34.0 million in aggregate principal amount of 10 1/8% Senior Notes due 2013. On April 26, 2006, Affinion Group issued $355.5 million in aggregate principal amount of 11 1 /2% Senior Subordinated Notes due 2015 under an indenture, dated as of April 26, 2006, among Affinion Group, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee. We refer to the 10 1/8% Senior Notes and the 11 1/2% Senior Subordinated Notes collectively as the “Notes.” The Notes have been registered under the Securities Act.

The 10 1/8% Senior Notes will mature on October 15, 2013. Interest on the 10 1/8% Senior Notes is payable on April 15 and October 15 of each year. The 11 1/2% Senior Subordinated Notes will mature on October 15, 2015. Interest on the 11 1/2% Senior Subordinated Notes is payable on April 15 and October 15 of each year.

The key terms of the Notes and the indentures governing the Notes are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related Indentures, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Guarantees

The 10 1/8% Senior Notes are guaranteed on an unsecured senior basis, and the 11 1/2% Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of Affinion Group’s existing and future U.S. subsidiaries that is a guarantor under the Affinion Group Credit Facility or that guarantees certain other indebtedness in the future, subject to certain exceptions.

Optional redemption

On and after October 15, 2009, we may redeem the 10 1/8% Senior Notes, and on and after October 15, 2010, we may redeem the 11 1/2% Senior Subordinated Notes, in each case, at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth in the applicable table below:

10 1/8% Senior Notes

Period	Redemption Price
2009	105.063%
2010	102.531%
2011 and thereafter	100.000%

11 1/2% Senior Subordinated Notes

Period	Redemption Price
2010	105.750%
2011	103.833%
2012	101.917%
2013 and thereafter	100.000%

In addition, we may redeem up to 35% of the aggregate principal amount of the 10 1/8% Senior Notes and up to 35% of the aggregate principal amount of the 11 1/2% Senior Subordinated Notes at any time on or prior to October 15, 2008 using net proceeds from certain equity offerings at redemption prices of 110.125% and 111.50%, respectively.

Change of Control

Upon the occurrence of a change of control, as defined in each of the indentures, each holder of the Notes has the right to require us to repurchase some or all of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The indentures governing the Notes contain covenants that, among other things, limit Affinion Group’s ability and the ability of its restricted subsidiaries to:

•	incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•	incur debt that is junior to senior indebtedness and senior to the 11 1/2% Senior Subordinated Notes;

•	pay dividends or make distributions to its stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of certain of its subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the Notes.

These covenants are subject to a number of important exceptions and qualifications.

Events of Default

The indentures also provide for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws as each will be in effect as of the consummation of this offering, and of specific provisions of Delaware law. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law (“DGCL”).

General

Pursuant to our amended and restated certificate of incorporation, our capital stock will consist of total 360,000,000 authorized shares, of which 350,000,000 shares, $0.01 par value per share, will be designated as “common stock” and 10,000,000 shares, $0.01 par value per share, will be designated as “preferred stock.” Immediately following the completion of this offering, we will have 92,228,725 shares of common stock outstanding (92,813,084 shares if the underwriters’ over-allotment option is exercised in full). There will be no shares of preferred stock outstanding immediately following this offering.

Common Stock

Voting Rights. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters. The common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable, and the shares of our common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, shares of preferred stock will be issuable from time to time, in one or more series, with the designations of the series, the voting rights (if any) of the shares of the series, the powers, preferences and relative, participation, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof as our board of directors from time to time may adopt by resolution, subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series. All shares of any one series of preferred stock will be identical.

Series A Redeemable Exchangeable Preferred Stock

The authorized number of shares of Series A Redeemable Exchangeable Preferred Stock (the “Series A preferred stock”) is 125,000, of which 29,893 are outstanding as of the date of this prospectus. The outstanding Series A preferred stock was issued by us for $1,000 per share (the “Face Amount”) and ranks prior to our common stock and any other class of our capital stock ranking junior to the Series A preferred stock with respect to our dividends, liquidation, dissolution and winding up. Apollo Investment Fund V, L.P. and its affiliate, Affinion Group Holdings B, LLC, currently hold 18,683.13 shares, and Wyndham holds 11,209.87 shares of Series A preferred stock with a face amount of approximately $29,893,000. The key terms of the Series A preferred stock are described below. All shares of Series A preferred stock will be redeemed with the proceeds of this offering and will no longer be outstanding. Upon redemption, we will file a certificate of elimination with the Delaware Secretary of State eliminating the Series A preferred stock from our certificate of incorporation.

Dividends. The holders of outstanding shares of Series A preferred stock are entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, with respect to each share of Series A preferred stock, quarterly preferred dividends at a rate of 8.5% per annum of the Face Amount. Dividends may be paid, at our option, either in cash or by delivering to the record holders of Series A preferred stock additional shares of Series A preferred stock (and fractional shares to the extent applicable) having an aggregate Face Amount equal to the amount of the dividend to be paid on the applicable dividend payment date.

Liquidation. Upon a liquidation or winding up of us in a single transaction or series of transactions, the holders of Series A preferred stock will be entitled to be paid, out of our assets available for distribution to its stockholders, whether from capital, surplus or earnings (“Available Assets”), an amount equal to the Face Amount plus all accrued and unpaid dividends on each share, if any (in the aggregate, the “Liquidation Preference Amount”), before any distribution is made on any other class of our stock ranking junior to the Series A preferred stock with respect to a liquidation or winding up, including our common stock. If the Available Assets are insufficient to pay the holders of the Series A preferred stock the full Liquidation Preference Amount, the holders of the Series A preferred stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

Redemption. On October 17, 2017 (the “Maturity Date”), we are required to redeem all the Series A preferred stock then outstanding for an amount equal to the Liquidation Preference Amount. At any time prior to October 17, 2012, we have the option of redeeming, in whole or in part, the outstanding shares of Series A preferred stock at a price equal to the then current Liquidation Preference Amount upon giving 20 days to 60 days written notice. In the case of a redemption of less than all the shares of Series A preferred stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as reasonably determined by us to be equitable.

Upon a “change of control (as defined in the Affinion Credit Facility),” each holder of Series A preferred stock has the right, at such holder’s election, to receive on the date the change of control occurs for all (but not less than all) of such holder’s Series A preferred stock an amount equal to the then applicable Liquidation Preference Amount.

In addition, if Apollo sells its common stock to an entity not affiliated with Apollo and such sale does not result in a “change of control,” we are required to redeem the Series A preferred stock in a number and for a price to be determined, in part, by the aggregate consideration received by Apollo in any such sale.

Notwithstanding the foregoing, we will not be required to redeem the Series A preferred stock at any time such redemption is either prohibited by law or is prohibited by, or would be a default under, the terms of our credit facility.

Exchange. We have the option to exchange the Series A preferred stock for our debt securities so long as the economic and legal rights of such securities are at least as favorable to the holders as the Series A preferred stock. The exchange rate will be $1.00 principal amount of exchange debentures for each $1.00 Liquidation Preference Amount of Series A preferred stock.

No Voting Rights. Except as specifically set forth in the Delaware General Corporation Law, the holders of Series A preferred stock are not entitled to any voting rights with respect to any matters voted upon by stockholders, provided, however, the consent of the holders of at least two-thirds of the outstanding shares of Series A preferred stock is required for any action which: (1) amends the rights of the Series A preferred stock in a manner adverse to the holders thereof; (2) changes the authorized number of shares of Series A preferred stock; (3) creates, by reclassification or otherwise, any new class or series of shares having rights, preferences or privileges on parity with or senior to the Series A preferred stock either as to dividends or to distributions upon a Liquidation Event; or (4) amends, alters or repeals (by merger, consolidation or otherwise) any provisions of our amended certificate of incorporation so as to materially adversely affect holders of the outstanding shares of Series A preferred stock.

No Preemptive Rights. No holder of shares of Series A preferred stock has by virtue of such ownership any preemptive or subscription rights in respect of any of our securities that may be issued.

Warrants

At September 20, 2007, Apollo Investment Fund V, L.P. and its affiliate, Affinion Group Holdings B, LLC, held warrants to purchase 2,773,231 shares, and Wyndham Worldwide Corporation held warrants to purchase 1,663,939 shares of our common stock, subject to customary anti-dilution adjustments. As a result of a special dividend on its common stock we distributed in January 2007, the warrants became exercisable at an exercise price of $10.38 per share. The warrants will expire 30 days after notice is received by the warrantholders from us that Apollo and its affiliates have achieved certain specified investment returns. As a result of this offering and the proceeds received from Apollo therefrom, the expiration of the warrants may be triggered. The warrants were recently amended to provide the holder with the right to elect a cashless exercise.

Composition of Board of Directors; Election and Removal of Directors

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors. We intend to avail ourselves of the “controlled company” exception under the NYSE rules which exempts us from certain of the requirements, including that we have a majority of independent directors on our board of directors and that we have compensation and nominating committees composed entirely of independent directors. We will, however, remain subject to the requirement that we have an audit committee composed entirely of independent members. Upon the closing of this offering, it is anticipated that we will have nine directors. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of our board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Our amended and restated certificate of incorporation will provide that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. In addition, neither our amended and restated certificate of incorporation nor our amended and restated bylaws will provide for cumulative voting in the election of directors.

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation will not make an exception to this rule. In addition, our amended and restated certificate of incorporation and bylaws provide that, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

Special Meetings of Stockholders

Our amended and restated bylaws will provide that special meetings of the stockholders may be called only by the board of directors, the chairman, the president, the record holders of at least a majority of the issued and outstanding shares of common stock or by Apollo so long as it or its affiliates owns at least ten percent of the then issued and outstanding shares of common stock.

Section 203 of the DGCL

In our amended and restated certificate of incorporation, we will elect not to be subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in the manner prescribed therein. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock.

Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws That May Have an Anti-Takeover Effect

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation will contain provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. See “—Preferred Stock.”

Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by the amended and restated certificate of incorporation. Our amended and restated bylaws precludes stockholder action by written consent after the date on which Apollo and its affiliates cease to beneficially own, in the aggregate, at least 50.1% in voting power of all outstanding shares of our stock entitled to vote generally in the election of directors.

Classified Board; Number of Directors

Our amended and restated certificate of incorporation will provide that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible and the number of directors on our board may be fixed only by the majority of our board of directors, as described above in “—Composition of Board of Directors; Election and Removal of Directors.”

Removal of Directors, Vacancies

Our stockholders will be able to remove directors only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by a majority of our board of directors.

No Cumulative Voting

Neither our amended and restated certificate of incorporation nor our amended and restated bylaws will provide that stockholders do not have the right to cumulative votes in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws will provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Our amended and restated bylaws will also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Delaware Takeover Statute

All the foregoing proposed provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These same provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Corporate Opportunity

Our amended and restated certificate of incorporation will provide that no director of us who is also an officer, director, employee, managing director or other affiliate of Apollo will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Apollo instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director or other affiliate has directed to Apollo.

Amendment of Our Bylaws

Our amended and restated bylaws will provide that they can be amended by the vote of the holders of a majority of the shares then entitled to vote or by the stockholders’ written consent pursuant to the bylaws or by the vote of a majority of the board of directors or by the directors’ written consent pursuant to provisions of the bylaws.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation will provide that no director will be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our amended and restated certificate of incorporation will provide that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We may, by action of our board of directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

The right to be indemnified will include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.

Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

We have applied to list our common stock on the NYSE under the trading symbol “AFI.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. See “Risk Factors—Risks Related to an Investment in Our Common Stock and this Offering—Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.”

Upon completion of this offering, 92,228,725 shares of our common stock will be outstanding, excluding shares reserved at June 30, 2007 for issuance upon exercise of options that have been granted under our stock option plans (622,889 of which were exercisable at such date) and excluding warrants to purchase 4,437,170 shares of common stock. Of these shares, the 32,500,000 shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by an affiliate of ours as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining 59,728,725 shares of our common stock outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned its, his or her shares of our common stock for at least one year from the date such securities were acquired from us or an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then-outstanding shares of our common stock (approximately 922,287 shares of our common stock immediately after this offering) and the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us. Under Rule 144, however, a person who has held restricted securities for a minimum of two years from the later of the date of such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of our common stock without regard to the volume, manner-of-sale and the other limitations contained in Rule 144. The foregoing summary of Rule 144 is not intended to be a complete discussion thereof.

Commencing 90 days after the date of this prospectus, approximately 56,953,700 shares of outstanding restricted securities will be eligible for sale under Rule 144 subject to applicable volume limitations, manner of sale and notice requirements.

Following the completion of this offering, we intend to file a registration statement on Form S-8 with the SEC to register 14,543,329 shares of our common stock reserved for issuance or sale under our stock option plans and stock award plan. As of the date of this prospectus, there were outstanding options to purchase a total of 4,543,329 shares of our common stock. Shares of our common stock issuable upon the exercise of options granted or to be granted under our plans will be freely tradable without restriction under the Securities Act, unless such shares are held by an affiliate of ours.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any such shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Morgan Stanley, on behalf of the underwriters, for a period of 180 days after the date of this prospectus, subject to specified exceptions.

Our officers, directors and all significant stockholders have agreed, subject to specified exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, shares of our common stock or any securities convertible into or exchangeable or exercisable for any such securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Morgan Stanley on behalf of the underwriters for a period of 180 days after the date of this prospectus.

The 180-day restricted period described in the two preceding paragraphs will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

We have granted Parent LLC and our other securityholders demand and/or incidental registration rights. See “Certain Relationships and Related Party Transactions—Ancillary Agreements to the Purchase Agreement.”

Prior to this offering, there has been no established market for our common stock, and no predictions can be made about the effect, if any, that market sales of shares of our common stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, common stock in the public market may have an adverse effect on the market price for the common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Circular 230 Notice

The tax discussion contained in this document is not given in the form of a covered opinion within the meaning of Circular 230 issued by the U.S. Secretary of the Treasury. Thus, we are required to inform you that you cannot rely upon any advice contained in this document for the purpose of avoiding U.S. federal tax penalties. The tax discussion contained in this document was written to support the promotion or marketing of the transactions or matters described in this document. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The following is a summary of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (defined below), but does not purport to be a complete analysis of all the potential tax consequences. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder (the “Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. This summary is limited to the tax consequences to those persons who hold common stock as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, or persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary. No assurance can be given that the statements and conclusions made herein will be respected by the IRS or, if challenged, by a court.

This summary is for general information only. Non-U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income taxation and other tax consequences to them of the purchase, ownership and disposition of our common stock, as well as the application of state, local and non-U.S. income and other tax laws.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock (other than a partnership) that for U.S. federal income tax consequences is not: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) a valid election to be treated as a U.S. person is in effect with respect to such trust.

If a Non-U.S. Holder is a partner in a partnership, or an entity treated as a partnership for U.S. federal income tax purposes that holds common stock, the Non-U.S. Holder’s tax treatment generally will depend upon the Non-U.S. Holder’s tax status and upon the activities of the partnership. If you are a partner in a partnership which holds common stock, you should consult your tax advisor.

Distributions on Our Common Stock

Any distributions on our common stock paid to Non-U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a Non-U.S. Holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the U.S. federal income tax treatment described below in “Disposition of Our Common Stock.” Dividends paid to a Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with a properly executed:

1. IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, a reduction in withholding under a tax treaty (a “Treaty Exemption”), or

2. IRS Form W-8ECI (or successor form) stating that a dividend paid on common stock is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Exemption to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If dividends are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if required by an applicable treaty, attributable to a U.S. permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if such Non-U.S. Holder is a foreign corporation and dividends are effectively connected with its U.S. trade or business (and, if required by applicable treaty, attributable to a U.S. permanent establishment), such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (unless reduced by treaty) in respect of such effectively-connected income.

Disposition of Our Common Stock

A Non-U.S. Holder will not be subject to U.S. federal income tax on income realized on the sale, exchange or other disposition of our common stock unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; (b) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base); or (c) we are, or have been at any time during the five-year period preceding such disposition (or, if shorter, the Non-U.S. Holder’s holding period), a “United States real property holding corporation” (“USRPHC”).

We believe that we currently are not, and do not anticipate becoming, a USRPHC. Even if we were to become a USRPHC at any time during the applicable testing period, however, any gain recognized on the disposition of our common stock by a Non-U.S. Holder that did not own (directly or constructively) more than five percent of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is considered “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each Non-U.S. Holder certain information including the Non-U.S. Holder’s name, address and taxpayer identification number, the aggregate amount of dividends paid to that Non-U.S. Holder during the calendar year and the amount of tax withheld, if any.

Backup withholding tax is imposed on dividends and certain other types of payments to certain U.S. persons (currently at a rate of 28%). Backup withholding tax will not apply to payments of dividends on common stock or proceeds from the sale of common stock payable to a Non-U.S. Holder if the certification described above in “Distributions on Our Common Stock” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to payments of dividends even if an exemption from backup withholding is established. Copies of any information returns reporting the payment of dividends to a Non-U.S. Holder and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund, or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders are urged to consult their own tax advisors regarding their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
UBS Securities LLC

Total	32,500,000

The underwriters and the representatives are collectively referred to as the “underwriters.” The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The underwriters have an option, exercisable for 30 days from the date of this prospectus, to purchase up to 4,875,000 additional shares of our common stock from the selling stockholders at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional              shares of common stock.

	Per Share	No Exercise	Full Exercise

Public offering price	$	$	$

Underwriting discounts and commissions to be paid by:	$	$	$

Us	$	$	$

The selling stockholders	$	$	$

Proceeds, before expenses, to us	$	$	$

Proceeds, before expenses, to selling stockholders	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            . The selling stockholders will not pay any offering expenses (other than the underwriting discounts and commissions).

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We have applied to list our common stock on the NYSE under the trading symbol “AFI.”

We, the selling stockholders and all directors and officers and all holders of our outstanding stock and stock options have agreed that, without the prior written consent of Morgan Stanley on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•	publicly announce the intention to do any of the foregoing;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

(1)	the sale of shares to the underwriters;

(2)	(a) the issuance by us of shares of common stock upon the exercise of an option or the conversion of a security outstanding on the date of this prospectus of which the underwriter has been advised in writing; or (b) the issuance by us of shares of common stock upon the exercise of warrants outstanding on the date of this prospectus which are described herein and any transfer of shares of common stock by a selling stockholder to us upon the cashless exercise of such warrants;

(3)	transactions by selling stockholder relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

(4)	transfers by a selling stockholder of shares of common stock of any securities convertible into common stock as a bona fide gift;

(5)	distribution by a selling stockholder of shares of common stock or any security convertible into common stock to partners, members or stockholders of the selling stockholders;

6)	the issuance of 4,500,000 shares of common stock (or options, warrants or convertible securities in respect thereof) in connection with a bona fide merger or acquisition transaction, provided that the shares of common stock (or such options, warrants and convertible securities so issued) are subject to the terms of a lock-up letter (having provisions that are substantially the same as the provisions of the lock-up letter entered into by us, the selling stockholders and all directors and officers and all holders of our outstanding stock and stock options pursuant to this offering); or

(7)	the filing by us with the Securities and Exchange Commission of any registration statement on Form S-8;

provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the restricted period referred to above and provided further that in the case of any transfer or distribution pursuant to clause (4) or (5) above, each owner or distributor shall enter into a written agreement accepting the restrictions set forth above as if it were a selling stockholder.

The 180 day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180 day restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed share program below.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Our two largest affinity partners, JPMorgan Chase and Bank of America, accounted for 16.0% and 12.9%, respectively, of total revenues for the year ended December 31, 2006, and an affiliate of Citigroup was our third largest client for the year ended December 31, 2006. Bank of America, N.A. acted as an initial lender under our unsecured term loan facility, and Banc of America Securities LLC acted as the joint lead arranger, book-running manager and syndication agent under this facility. In addition, Bank of America, N.A. serves as documentation agent under our revolving credit facility and term loan.

Deutsche Bank Securities Inc. (“DBSI”) and Banc of America Securities LLC (“BAS”) are the joint lead arrangers and joint bookrunning managers under the Affinion Credit Facility. Deutsche Bank Trust Company Americas, an affiliate of DBSI, and BAS are lenders under the Affinion Credit Facility, which will be fully repaid with a portion of the net proceeds from this offering.

Credit Suisse Securities (USA) LLC (“Credit Suisse”) and DBSI are the joint lead arrangers and joint bookrunning managers under the Affinion Group Credit Facility. DBSI is also the syndication agent, and Credit Suisse, Cayman Islands Branch, an affiliate of Credit Suisse, is the administrative agent, under the Affinion Group Credit Facility. Banc of America, N.A. and Banc of America Bridge LLC, both affiliates of BAS, are documentation agents under the Affinion Group Credit Facility. In addition, Credit Suisse, Cayman Islands Branch, Deutsche Bank AG New York Branch, an affiliate of DBSI, and Bank of America, N.A. are lenders under the Affinion Group Credit Facility, which will be partially repaid with a portion of the net proceeds of this offering.

As described in “Use of Proceeds,” pursuant to our consulting agreement with Apollo we will pay them the termination fee of $10 million. The Financial Industry Regulatory Authority has deemed this payment to constitute underwriting compensation in connection with this offering.

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses.

As described in “Use of Proceeds,” some of the net proceeds of this offering may be used to pay down borrowings under the Affinion Credit Facility. Because more than 10% of the proceeds of this offering, not including underwriting compensation, may be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with National Association of Securities Dealers (“NASD”) Conduct Rule 2710(h). Pursuant to that rule, the price of the common shares can be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD Conduct Rule 2720(b)(15), which has participated in the preparation of the prospectus and performed its usual standard of due diligence with respect to the prospectus. Morgan Stanley has agreed to act as qualified independent underwriter for this offering and to perform a due diligence investigation and review and participate in the preparation of the prospectus. We have agreed to indemnify Morgan Stanley against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Pricing of the Offering

Prior to this offering, there was no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors that were considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved up to five percent of the shares of common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to our employees and certain business associates and other parties related to us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), an officer to the public of any shares which are the subject of the offering contemplated by this prospectus (the “Shares”) may not be made in that Relevant Member State, except that an offer of Shares to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Morgan Stanley for any such offers, or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the Publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter represents and warrants that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to us;

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Akin Gump Strauss Hauer & Feld LLP will pass upon for us the validity of the shares of our common stock offered hereby. The underwriters have been represented by Shearman & Sterling LLP.

EXPERTS

The consolidated financial statements of Affinion Group Holdings, Inc. as of December 31, 2006 and 2005, and for the period from October 17, 2005 (commencement of operations) to December 31, 2005, and the combined financial statements of Cendant Marketing Services Division (the “Predecessor”) for the periods from January 1, 2005 to October 16, 2005, and for the year ended December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Predecessor being a division of Cendant Corporation through October 17, 2005 and following the sale of the Predecessor to the Company it continued to enter into transactions with Cendant Corporation) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 100 Connecticut Avenue, Norwalk, CT 06850 or telephoning us at (203) 956-1000.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Securities Exchange Act and, in accordance with the Securities Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and current reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

GLOSSARY

Affinity Marketing

Marketing of programs or services through a third-party channel utilizing its customer base and brand name.

Attrition Rates

Percentage of customers who cancel their membership, package benefits or insurance policy in a given period.

Bounty

Refers to up-front marketing payments we make to our affinity partners as compensation to utilize their brand names, customer contacts and billing vehicles (credit or debit card, checking account, mortgage or other type of billing arrangement).

Click-through

The opportunity for an online visitor to be transferred to a web location by clicking their mouse on an advertisement.

Customer Service Marketing (CSM)

Upsell programs occurring in affinity marketing partners’ contact centers.

Direct Marketing

Any direct communication to a consumer or business that is designed to generate a response in the form of an order, a request for further information and/or a visit to a store for a specific product or service.

Enhanced Checking

Package benefits embedded in a customer’s checking or share draft accounts.

Fee Income

Income for financial institutions generated from the sale of non-interest income products and services.

Point-of-Sale Marketing

Face-to-face solicitation by a customer service representative physically located in a branch office.

Media

Distribution vehicles of solicitations such as direct mail, telemarketing, and the Internet.

Membership

A product that offers members access to a variety of discounts on purchases and other value-added benefits, such as credit monitoring and identity-theft resolution in return for paying a monthly or annual fee.

Package

A collection of benefits, including insurance, that are added to a checking account or credit card account to be offered to customers of our affinity partners.

Solo Direct Mail

Stand-alone mailings that market our programs and services.

Statement inserts

A marketing mailing inserted with financial institution affinity partner’s monthly account statements.

Transfer Plus

Permission-based live operator call transfer program.

Voice Response Unit (VRU)

Automated credit card activation technology fully scripted by us to solicit additional members.

G-1

INDEX TO FINANCIAL STATEMENTS

Condensed Consolidated Financial Statements of Affinion Group Holdings, Inc. (the “Company”) (unaudited):

Unaudited Condensed Consolidated Balance Sheets of the Company as of June 30, 2007 and December 31, 2006	F-2

Unaudited Condensed Consolidated Statements of Operations of the Company for the six months ended June 30, 2007 and 2006	F-3

Unaudited Condensed Consolidated Statements of Cash Flows of the Company for the six months ended June 30, 2007 and 2006	F-4

Notes to Unaudited Condensed Consolidated Financial Statements	F-5

Audited Consolidated Financial Statements of the Company and Audited Combined Financial Statements of Cendant Marketing Services Division (the “Predecessor”):

Report of Independent Registered Public Accounting Firm	F-21

Consolidated Balance Sheets of the Company as of December 31, 2006 and 2005	F-22

Consolidated Statements of Operations of the Company for the year ended December 31, 2006 and for the period from October 17, 2005 to December 31, 2005, and Combined Statements of Operations of the Predecessor for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004

F-23

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) of the Company for the year ended December 31, 2006 and for the period from October 17, 2005 to December 31, 2005, and Combined Statements of Changes in Combined Equity of the Predecessor for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004

F-24

Consolidated Statements of Cash Flows of the Company for the year ended December 31, 2006 and for the period from October 17, 2005 to December 31, 2005, and Combined Statements of Cash Flows of the Predecessor for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004

F-25

Notes to Consolidated and Combined Financial Statements	F-26

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2007 AND DECEMBER 31, 2006

(In millions, except share amounts)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$30.8	$84.7
Restricted cash	31.3	28.8
Receivables (net of allowance for doubtful accounts of $1.6 and $2.4, respectively)	71.6	70.7
Receivables from related parties	11.4	15.5
Profit-sharing receivables from insurance carriers	60.7	59.5
Prepaid commissions	61.5	72.5
Income taxes receivable	—	3.2
Other current assets	39.8	39.4

Total current assets	307.1	374.3
Property and equipment, net	92.8	100.0
Contract rights and list fees, net	71.6	62.0
Goodwill	300.8	300.0
Other intangibles, net	876.1	1,005.5
Other non-current assets	57.2	48.1

Total assets	$1,705.6	$1,889.9

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$50.2	$50.2
Accounts payable and accrued expenses	269.7	279.4
Payables to related parties	4.3	10.0
Deferred revenue	258.5	272.3
Deferred income taxes	10.8	11.5
Income taxes payable	1.2	—

Total current liabilities	594.7	623.4
Long-term debt	1,655.3	1,358.2
Deferred income taxes	9.3	20.2
Deferred revenue	39.4	27.7
Mandatorily redeemable preferred stock	25.1	97.4
Other long-term liabilities	67.0	44.5

Total liabilities	2,390.8	2,171.4

Minority interests	0.3	0.6

Commitments and contingencies (Note 6)

Stockholders’ Equity (Deficit):
Common stock $0.01 par value, 105,000,000 shares authorized, and 59,895,885 and 59,780,385 shares, respectively, issued and 59,728,725 and 59,668,035 shares, respectively, outstanding	0.6	0.6
Additional paid-in capital	47.2	286.2
Warrants	16.7	16.7
Accumulated deficit	(757.8)	(591.7)
Accumulated other comprehensive income	8.6	6.7
Treasury stock, at cost	(0.8)	(0.6)

Total stockholders’ equity (deficit)	(685.5)	(282.1)

Total liabilities and stockholders’ equity (deficit)	$1,705.6	$1,889.9

See notes to the unaudited condensed consolidated financial statements.

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(In millions except per share amounts)

	For the Six Months Ended
	June 30, 2007	June 30, 2006
Net revenues	$653.8	$510.2

Expenses:
Marketing and commissions	303.6	273.6
Operating costs	171.6	157.2
General and administrative	63.7	55.4
Depreciation and amortization	159.2	208.2

Total expenses	698.1	694.4

Loss from operations	(44.3)	(184.2)
Interest income	2.7	2.9
Interest expense	(89.8)	(81.3)
Loss on redemption of preferred stock	(31.0)	—

Loss before income taxes and minority interests	(162.4)	(262.6)
Income tax (expense) benefit	(2.7)	(0.4)
Minority interests, net of tax	(0.1)	(0.2)

Net loss	$(165.2)	$(263.2)

Weighted average common shares outstanding:
Basic	59.7	59.8

Diluted	59.7	59.8

Net loss per common share:
Basic	$(2.77)	$(4.40)

Diluted	$(2.77)	$(4.40)

See notes to the unaudited condensed consolidated financial statements.

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(In millions)

	For the Six Months Ended
	June 30, 2007	June 30, 2006
Operating Activities
Net loss	$(165.2)	$(263.2)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	159.2	208.2
Amortization of favorable and unfavorable contracts	(1.5)	—
Amortization of debt discount and financing costs	3.9	12.9
Preferred stock dividend and accretion	2.7	6.9
Loss on redemption of preferred stock	31.0	—
Unrealized gain on interest rate swap	(1.0)	(5.4)
Stock-based compensation	1.3	5.0
Deferred income taxes	(4.1)	(7.3)
Net change in assets and liabilities:
Restricted cash	(2.3)	(1.7)
Receivables	(0.2)	(8.0)
Receivables from related parties	4.3	(3.5)
Profit-sharing receivables from insurance carriers	(1.2)	12.5
Prepaid commissions	11.0	(27.6)
Other current assets	(0.3)	0.3
Contract rights and list fees	(0.8)	(5.7)
Other non-current assets	(3.0)	(8.3)
Accounts payable and accrued expenses	(10.4)	(24.5)
Payables to related parties	(6.2)	1.3
Deferred revenue	(2.9)	134.0
Income taxes receivable and payable	5.1	0.3
Other long-term liabilities	(2.2)	(2.5)
Minority interests and other, net	(0.5)	0.4

Net cash provided by operating activities	16.7	24.1

Investing Activities
Capital expenditures	(11.4)	(11.1)
Acquisition-related payment, net of cash acquired	(0.7)	—
Restricted cash	—	2.1

Net cash used in investing activities	(12.1)	(9.0)

Financing Activities
Proceeds from borrowing	346.5	385.7
Debt issuance costs	(8.1)	(10.7)
Principal payments on borrowings	(50.1)	(423.9)
Proceeds from sale of common stock	0.3	0.3
Special dividends to equity holders	(240.5)	—
Redemption of preferred stock	(106.0)	—
Purchase of treasury stock	(0.3)	—
Distribution to minority shareholder of a subsidiary	(0.4)	—

Net cash used in financing activities	(58.6)	(48.6)

Effect of changes in exchange rates on cash and cash equivalents	0.1	2.2

Net decrease in cash and cash equivalents	(53.9)	(31.3)
Cash and cash equivalents, beginning of period	84.7	113.8

Cash and cash equivalents, end of period	$30.8	$82.5

Supplemental Disclosure of Cash Flow Information:
Interest payments	$66.3	$67.5
Income tax payments	$3.3	$4.9

See notes to the unaudited condensed consolidated financial statements.

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

1. Basis of Presentation and Business Description

Basis of Presentation—On October 17, 2005, Cendant Corporation (“Cendant”) completed the sale of the Cendant Marketing Services Division (the “Predecessor”) to Affinion Group, Inc. (“Affinion”), a wholly-owned subsidiary of Affinion Group Holdings, Inc. (the “Company” or “Affinion Holdings”) and an affiliate of Apollo Management V, L.P. (“Apollo”), pursuant to a purchase agreement dated July 26, 2005 for approximately $1.8 billion (the “2005 Transactions”). The purchase price consisted of approximately $1.7 billion of cash, net of estimated closing adjustments, plus $125.0 million face value of newly issued preferred stock (fair value of $80.4 million) of the Company, and a warrant (fair value of $16.7 million) that is exercisable into 4,437,170 shares of common stock of the Company, and $38.1 million of transaction-related costs. Pursuant to the purchase agreement, Affinion acquired all of the outstanding capital stock and membership interests of the Predecessor, as well as substantially all of the Predecessor’s assets and liabilities.

All references to Cendant refer to Cendant Corporation, which changed its name to Avis Budget Group in August 2006, and its consolidated subsidiaries, particularly in context of its business and operations prior to, and in connection with, the Company’s separation from Cendant.

The Predecessor was a combined reporting entity that was comprised of the assets and liabilities used in managing and operating the marketing services businesses of Cendant. The entities that comprise the Predecessor included Affinion Group, LLC (formerly known as Cendant Marketing Group, LLC) (“AGLLC”), Affinion Membership Services Holdings Subsidiary LLC (formerly known as Cendant Membership Services Holdings Subsidiary LLC), Trilegiant Corporation (“Trilegiant”), TRL Group, Inc. (“TRL Group”), Affinion Benefits Group, Inc. (formerly known as Progeny Marketing Innovations Inc.), Affinion Loyalty Group, Inc. (formerly known as Trilegiant Loyalty Solutions, Inc.) (“TLS”), Cendant Travel, Inc. (“CTI”), Affinion International Holdings Limited (formerly known as Cendant International Holdings Limited) (“Affinion International”) and related companies. All of the entities that comprised the Predecessor were acquired by Affinion, an affiliate of Apollo, on October 17, 2005.

The accompanying unaudited condensed consolidated financial statements include the accounts and transactions of the Company. In presenting these unaudited condensed consolidated financial statements, management makes estimates and assumptions that affect reported amounts of assets and liabilities and related disclosures, and disclosure of contingent assets and liabilities, at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Estimates, by their nature, are based on judgments and available information at the time. As such, actual results could differ from those estimates. In management’s opinion, the unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary for a fair presentation of interim results reported. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), including the guidance of Rule 10.01 of Regulation S-X for interim financial statements required to be filed with the U.S. Securities and Exchange Commission (the “SEC”). As permitted under such rules, certain notes and other financial information normally required by GAAP have been condensed or omitted; however, the unaudited condensed consolidated financial statements do include such notes and financial information sufficient so as to make the interim information presented not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes as of December 31, 2006 and 2005, and for the year ended December 31, 2006 and for the period from October 17, 2005 (commencement of operations) to December 31, 2005, and the combined financial statements of the Predecessor for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004, included herein.

Business Description—The Company is a leading global provider of comprehensive marketing services and loyalty programs to many of the largest and most respected companies in the world. The Company partners with these leading companies to develop customized marketing programs that provide valuable products and services to their end customers using its creative design and product development capabilities. These products and services enable the Company’s marketing partners to strengthen their customer relationships, as well as generate significant incremental revenue, generally in the form of commission payments. The Company has substantial expertise in deploying various types of media, such as direct mail and the Internet, and bundling unique benefits to offer valuable products and services to the end customers of its marketing partners on a highly targeted basis. The Company provides credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty programs, various checking account and credit card enhancement services and other products and services. The Company believes it is a market leader in each of its product areas and that its portfolio of products and services is the broadest in the industry. Its scale, combined with its nearly 35 years of experience, unique proprietary database, proven marketing techniques and strong marketing partner relationships, position it to perform well and grow in a variety of market conditions.

•	Affinion North America. Affinion North America comprises the Company’s Membership, Insurance and Package, and Loyalty product operations in North America.

•

Membership Products. The Company designs, implements and markets membership programs that provide members with access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement as well as personal protection benefits and value-added services including credit monitoring and identity-theft resolution services.

•	Insurance and Package Products. The Company markets AD&D and other insurance programs and designs and provides checking account enhancement programs to financial institutions.

•

Loyalty Products. The Company designs, implements and administers points-based loyalty programs for financial, travel, auto and other companies. The Company also provides enhancement benefits to major financial institutions in connection with their credit and debit card programs.

•

Affinion International. Affinion International comprises the Company’s Membership, Package and Loyalty product operations outside North America. The Company expects to leverage its current Western European operational platform to expand its range of products and services, develop new affinity partner relationships in various industries and grow its geographical footprint.

Recently Issued Accounting Pronouncements

In June 2006, the FASB issued Statement of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 as of January 1, 2007 and increased its tax reserves for uncertain tax positions included in other long-term liabilities by $9.4 million, decreased its long-term deferred income taxes by $7.9 million, decreased its income tax payable by $0.6 million and increased its January 1, 2007 accumulated deficit by $0.9 million. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. There was no recognition of additional penalties and interest required as a result of the adoption of FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, with earlier application encouraged. The Company is currently evaluating the potential impact that the adoption of SFAS 157 will have on its consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and other items at fair value. The fair value option permits entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected would be recognized in earnings at each subsequent reporting date. Generally, the fair value option may be applied instrument by instrument and is irrevocable unless a new election date occurs. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided that the entity also elects to apply the provisions of SFAS 157. The Company is currently evaluating the potential impact that the adoption of SFAS 159 will have on its consolidated financial position, results of operations or cash flows.

2. Intangible Assets

Intangible assets consisted of:

	June 30, 2007
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Member relationships	$761.3	$(319.4)	$441.9
Affinity relationships	577.9	(208.0)	369.9
Proprietary databases and systems	54.2	(29.8)	24.4
Trademarks and tradenames	25.6	(2.9)	22.7
Patents and technology	25.0	(7.8)	17.2

	$1,444.0	$(567.9)	$876.1

	December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Member relationships	$761.1	$(242.9)	$518.2
Affinity relationships	576.0	(161.7)	414.3
Proprietary databases and systems	52.0	(20.9)	31.1
Trademarks and tradenames	25.5	(2.1)	23.4
Patents and technology	25.0	(6.5)	18.5

	$1,439.6	$(434.1)	$1,005.5

Amortization expense relating to intangible assets was as follows:

	For the Six Months Ended
	June 30, 2007	June 30, 2006
Member relationships	$76.5	$105.6
Affinity relationships	45.6	67.6
Proprietary databases and systems	8.8	8.6
Trademarks and tradenames	0.8	0.8
Patents and technology	1.3	5.5

Total	$133.0	$188.1

Based on the Company’s amortizable intangible assets as of June 30, 2007, the Company expects the related amortization expense for 2007 and the four succeeding fiscal years to be $253.9 million in 2007, $194.7 million in 2008, $144.5 million in 2009, $119.8 million in 2010 and $103.5 million in 2011.

Goodwill attributed to each of the Company’s reporting segments is as follows:

	June 30, 2007	December 31, 2006
Membership products	$231.1	$231.1
Insurance and package products	58.3	58.3
International products	11.4	10.6

	$300.8	$300.0

The changes in the Company’s carrying amount of goodwill in 2007 are due to changes in foreign currency exchange rates.

3. Contract Renewal Rights and List Fees

Contract rights and list fees consisted of:

	June 30, 2007			December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Contract rights	$71.3	$(9.6)	$61.7	$54.7	$(1.8)	$52.9
List fees	12.2	(2.3)	9.9	10.3	(1.2)	9.1

	$83.5	$(11.9)	$71.6	$65.0	$(3.0)	$62.0

Amortization expense for the six months ended June 30, 2007 was $8.8 million, of which $1.1 million is included in marketing expense and $7.7 million is included in depreciation and amortization expense in the unaudited condensed consolidated statement of operations. Amortization expense for the six months ended June 30, 2006 was $0.8 million of which $0.5 million is included in marketing expense and $0.3 million is included in depreciation and amortization expense in the unaudited condensed consolidated statement of operations. Based on the Company’s contract rights and list fees as of June 30, 2007, the Company expects the related amortization expense for 2007 and the four succeeding years to be approximately $20.0 million in 2007, $20.2 million in 2008, $16.3 million in 2009, $11.8 million in 2010 and $9.4 million in 2011.

4. Long-Term Debt

Long-term debt consisted of:

	June 30, 2007	December 31, 2006
Term loan due 2012	$705.0	$755.0
10 1/8% senior notes due 2013, net of unamortized discount of $1.8 and $2.0, respectively, with an effective interest rate of 10.285%	302.2	302.0
11 1/2% senior subordinated notes due 2015, net of unamortized discount of $4.4 and $4.7, respectively, with an effective interest rate of 11.75%	351.1	350.8
Senior unsecured term loan due 2012, net of unamortized discount of $3.2, with an effective interest rate of 11.93%	346.8	—
Capital lease obligations	0.4	0.6

Total debt	1,705.5	1,408.4
Less: current portion of long-term debt	(50.2)	(50.2)

Long-term debt	$1,655.3	$1,358.2

On October 17, 2005, Affinion, as borrower, entered into a senior secured credit facility (“Affinion Credit Facility”). The Affinion Credit Facility is comprised of a term loan that initially totaled $860.0 million due in 2012 and a $100.0 million revolving credit facility terminating in 2011. The revolving credit facility includes letter of credit and swingline sub-facilities.

The Affinion Credit Facility is secured by all of the outstanding stock of Affinion held by Affinion Holdings and by substantially all of the assets of Affinion, subject to certain exceptions. Through June 30, 2007, Affinion made seven voluntary principal prepayments of the term loan aggregating $155.0 million and, therefore, all of Affinion’s mandatory quarterly repayment obligations have been satisfied. The Affinion Credit Facility permits Affinion to obtain additional borrowing capacity up to the greater of $175.0 million and an amount equal to Adjusted EBITDA, as set forth in the agreement governing the Affinion Credit Facility, for the most recent four-quarter period. Effective January 4, 2007, the Affinion Credit Facility was amended to decrease the interest rate on the term loan facility by 25 basis points, initially, and to provide for an additional 25 basis point decrease if the corporate family rating of Affinion Group reached B1 or higher by Moody’s and B+ or higher by S&P. The amendment also modified the definition of change of control. The revolving credit facility carries a commitment fee of 0.5% on the unused amount. As of June 30, 2007 and December 31, 2006, no borrowings were outstanding under the revolving credit facility. As of June 30, 2007, Affinion has $98.5 million available for borrowing under the Affinion Credit Facility.

On October 17, 2005, Affinion issued senior notes (“Senior Notes”), with a face value of $270.0 million, for net proceeds of $266.4 million. The Senior Notes bear interest at 10 1/8% per annum, payable semi-annually on April 15 and October 15 of each year. The Senior Notes mature on October 15, 2013. The Senior Notes are senior unsecured obligations and rank equally in right of payment with Affinion’s existing and future senior obligations and senior to Affinion’s existing and future senior subordinated indebtedness. The Senior Notes are guaranteed by certain subsidiaries of Affinion. The Senior Notes contain restrictive covenants related primarily to Affinion’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies.

On May 3, 2006, Affinion issued an additional $34.0 million aggregate principal amount of 10 1/8% senior notes due 2013 (the “Senior Notes”). These Senior Notes were issued as additional notes under the Senior Notes indenture dated October 17, 2005 and, together with the $270.0 million of Senior Notes originally issued under such indenture, are treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

On April 26, 2006, Affinion issued $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes due October 15, 2015 (the “Senior Subordinated Notes”). The interest on the Senior Subordinated Notes is payable semi-annually. The Senior Subordinated Notes are unsecured obligations of Affinion and rank junior in right of payment to Affinion’s existing and future senior obligations and senior to Affinion’s future subordinated obligations. The Senior Subordinated Notes are guaranteed by the same subsidiaries of Affinion that guarantee the Affinion Credit Facility and the Senior Notes. The Senior Subordinated Notes contain restrictive covenants related primarily to Affinion’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies.

On September 13, 2006, Affinion completed a registered exchange offer and exchanged all of the then outstanding 10 1/8% Senior Notes due 2013 and all of the then outstanding 11 1/2% Senior Subordinated Notes due 2015 into a like amount of 10 1/8% Senior Notes due 2013 and 11 1/2% Senior Subordinated Notes due 2015, respectively, that have been registered under the Securities Act of 1933, as amended.

On January 31, 2007, the Company entered into a five-year $350.0 million senior unsecured term loan facility (the “Senior Unsecured Term Loan”) with certain banks at an initial interest rate of LIBOR, as defined in the Senior Unsecured Term Loan, plus 6.25%. The Senior Unsecured Term Loan matures on March 1, 2012. The interest rate is subject to additional increases over time and further increases if, in lieu of paying cash interest, the interest is paid by the Company by adding such interest to the principal amount of the loans. After August 31, 2007 and prior to September 1, 2008, the Company may prepay some or all of the loan at 100% of the principal amount and thereafter may prepay some or all of the loan at a premium until September 1, 2010, at which time the Company may prepay the Senior Unsecured Term Loan at 100% of the principal amount of the loan. In the event of a Change in Control, as defined in the Senior Unsecured Term Loan, the lenders have the right to require the Company to prepay some or all of the loan at a prepayment price of 101% and in the event of an Asset Sale, as defined in the Senior Unsecured Term Loan, the Company is required to offer to prepay the loans at 100% of the principal amount. The Senior Unsecured Term Loan contains restrictive covenants related primarily to the Company’s and Affinion’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. The Company used the net proceeds of $346.5 million to pay a special dividend on its common stock of $240.5 million and to redeem 95,107 shares of preferred stock at a cost of $106.0 million.

Through June 30, 2007, Affinion had made seven voluntary principal prepayments of the term loan under the Affinion Credit Facility aggregating $155.0 million. Additionally, Affinion made a $25.0 million principal prepayment on August 13, 2007 and we may elect to make additional prepayments if it is beneficial to do so.

Based on management’s expectations of Affinion’s ability to voluntarily prepay principal during the next twelve months under its term loan, $50.0 million of the term loan has been classified as current portion of long-term debt on the June 30, 2007 unaudited condensed consolidated balance sheet.

5. Income Taxes

The Company’s effective income tax rate for the six months ended June 30, 2007 was (1.7)%. This rate differs from the U.S. statutory rate of 35% primarily due to the effects of certain state income taxes, foreign taxes, and valuation allowances required with respect to the increase in certain net deferred tax assets.

The Company’s effective income tax rate for the six months ended June 30, 2006 was (0.2)%. This rate differs from the U.S. federal statutory rate of 35% primarily due to the effects of certain state income taxes, foreign taxes, and valuation allowances required with respect to the increase in certain net deferred tax assets. Additionally, valuation allowances relating to certain state net deferred tax assets of approximately $1.5 million were reversed in the first quarter of 2006.

The Company adopted FIN 48 as of January 1, 2007 and increased its tax reserves for uncertain tax positions included in other long-term liabilities by $9.4 million, decreased its long-term deferred income taxes by

$7.9 million, decreased its income tax payable by $0.6 million and increased its January 1, 2007 accumulated deficit by $0.9 million. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. There was no recognition of additional penalties and interest required as a result of the adoption of FIN 48.

The Company’s income tax returns are periodically examined by various tax authorities. In connection with these examinations, certain tax authorities, including the Internal Revenue Service, may raise issues and impose additional assessments. The Company regularly evaluates the likelihood of additional assessments resulting from these examinations and establishes liabilities, through the provision for income taxes, for potential amounts that may result therefrom. The recognition of uncertain tax benefits are not expected to have a material impact on the Company’s effective tax rate or results of operations. Tax years which are open to domestic examination include Federal, state and local. For significant foreign jurisdictions, tax years in Germany and the United Kingdom remain open. The period for which both domestic and foreign tax years are open is based on local laws for each jurisdiction which have not been extended beyond applicable statutes. The Company does not believe that it is reasonably possible that the total amount of unrecognized tax benefits will change significantly within the next 12 months. Any income tax liabilities or refunds relating to periods prior to October 17, 2005 are the responsibility of Cendant.

6. Commitments and Contingencies

Litigation

The Company is involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters.

The Company is also a party to a number of lawsuits which were brought against it or its affiliates, each of which alleges to be a class action in nature and each of which alleges that the Company violated certain federal or state consumer protection statutes (certain of which are described below). The Company intends to vigorously defend itself against these lawsuits.

On August 9, 2005, a class action suit (the “August 2005 Suit”) was filed against Trilegiant in the U.S. District Court for the Northern District of California, San Francisco Division. The claim asserts violations of the Electronic Funds Transfer Act and various California consumer protection statutes. The suit seeks unspecified actual damages, statutory damages, attorneys’ fees, costs and injunctive relief.

On January 28, 2005, a class action complaint (the “January 2005 Suit”) was filed against The Bon, Inc., FACS Group, Inc., and Trilegiant in the Superior Court of Washington, Spokane County. The claim asserts violations of various consumer protection statutes. The Company filed a motion to compel arbitration, which was denied by the court. The Company appealed the court’s decision, and the case has been stayed until the appellate court has ruled on the motion to compel arbitration.

On November 12, 2002, a class action complaint (the “November 2002 Class Action”) was filed against Sears, Roebuck & Co., Sears National Bank, Cendant Membership Services, Inc., and Allstate Insurance Company in the Circuit Court of Alabama for Greene County alleging, among other things, breach of contract, unjust enrichment, breach of duty of good faith and fair dealing and violations of the Illinois consumer fraud and deceptive practices act. The case was removed to the U.S. District Court for the Northern District of Alabama but was remanded to the Circuit Court of Alabama for Greene County.

On November 15, 2001, a class action complaint (the “2001 Class Action”) was filed in Madison County, Illinois against Trilegiant alleging violations of state consumer protection statutes in connection with the sale of certain membership programs. Motions to dismiss were denied and certification of a class of consumers has been granted; the exact size of the certified class is not known at this time.

The Company believes that the amount accrued for the above matters is adequate, and the reasonably possible loss beyond the amounts accrued, while not estimatable, will not have a material adverse effect on its financial condition, results of operations, or cash flows based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that accruals are adequate and it intends to vigorously defend itself against such matters, unfavorable resolution could occur, which could have a material adverse effect on financial condition, results of operations or cash flows.

Subject to certain limitations, Cendant has agreed to indemnify the Company for actual losses, damages, liabilities, claims, costs and expenses and taxes incurred in connection with certain of the matters described above. Cendant’s indemnification obligations have been assumed by Wyndham and Realogy as successors to various segments of Cendant’s business. See Note 9—Related Party Transactions for a summary of the terms of the indemnification agreements.

Surety Bonds and Letters of Credit

In the ordinary course of business, the Company is required to provide surety bonds to various state authorities in order to operate its membership, insurance and travel agency programs. Cendant had previously guaranteed the surety bonds issued on behalf of the Predecessor. As of June 30, 2007, the Company provided guarantees for surety bonds totaling approximately $10.8 million and issued letters of credit totaling $1.8 million.

7. Stockholders’ Equity

At December 31, 2006, the Company had issued 59,780,385 shares of common stock and had 112,350 shares held in treasury. During the six months ended June 30, 2007, the Company issued an additional 115,500 shares of common stock, increasing the number of shares issued to 59,895,885, and acquired an additional 54,810 treasury shares, increasing the number of shares held in treasury to 167,160 shares.

On January 31, 2007, the Company declared a special dividend payable to holders of shares of its common stock, including holders of shares of restricted stock, of $240.5 million, or approximately $4.03 per share of common stock. Because the Company had an accumulated deficit when the special dividend was declared, such dividend was charged as a reduction of capital in excess of par value. In conjunction with the special dividend, the Company redeemed 95,107 shares, or approximately 76.1%, of the outstanding preferred stock at its face amount plus accrued and unpaid dividends. The preferred stock, which entitles its holder to receive dividends of 8.5% per annum (payable at the Company’s option, either in cash or in kind) and ranks senior to shares of all other classes or series of stock with respect to rights upon a liquidation or sale of the Company, was initially recorded at its fair value at issuance (see Note 1—Basis of Presentation and Business Description) of $80.4 million and was being accreted to its face amount over the term of the preferred stock. As a result of the redemption of the preferred stock in January 2007, a loss of $31.0 million was recognized in the first quarter of 2007, representing the difference between the redemption price of the initial face amount plus accrued and unpaid dividends and the Company’s carrying amount of the preferred stock at the redemption date.

Subsequent Events—On September 21, 2007, the Company’s Board of Directors approved a 2.1-for-1 stock split of its common stock. As a result, stockholders of record received 1.1 additional shares for each share held as of September 21, 2007. The par value of the Company’s common stock remains $0.01 per share. The share and per share amounts have been restated to reflect the stock split.

8. Stock-Based Compensation

In connection with the closing of the 2005 Transactions on October 17, 2005, the Company adopted the 2005 Stock Incentive Plan (the “Plan”). The Plan authorizes the Board of Directors (the “Board”) to grant non-qualified, non-assignable stock options and rights to purchase shares of common stock to directors and employees of, and consultants to, the Company and its subsidiaries. Options granted under the Plan have an exercise price no less than the fair market value of a share of the underlying common stock on the date of grant.

Stock awards have a purchase price determined by the Board. The Board was authorized to grant up to 4.3 million shares of its common stock under the Plan over a ten year period. In January 2007, the Board adopted an amendment to the Plan increasing the number of shares issuable under the Plan to 4.9 million shares. As of June 30, 2007, there were 0.2 million shares available for future grants.

Stock Options

Stock options granted to employees during the six months ended June 30, 2007 are comprised of three tranches with the following terms:

	Tranche A	Tranche B	Tranche C
Exercise price	$4.80	$4.80	$4.80
Vesting	Ratably over 5 years *	100% after 8 years **	100% after 8 years **
Term of Option	10 years	10 years	10 years

*	In the event of a sale of the Company, vesting for tranche A occurs 18 months after the date of sale.
**	Tranche B and C vesting would be accelerated upon specified realized returns to Apollo.

The fair value of each option award during the six months ended June 30, 2007 is estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions noted in the following table. Expected volatilities are based on historical volatilities of comparable companies. The expected term of the options granted represents the period of time that options are expected to be outstanding.

	Tranche A	Tranche B	Tranche C
Expected volatility	43%	47%	48%
Expected life (in years)	6.50	8.43	8.72
Risk-free interest rate	4.40%	4.46%	4.46%
Dividend yield	—%	—%	—%

A summary of option activity relating to options granted to employees is presented below (number of options in thousands):

	Tranche A	Tranche B	Tranche C	Board of Directors
Outstanding at January 1, 2007	2,059	1,029	1,029	276
Granted	29	15	15	—
Exercised	—	—	—	—
Forfeited or expired	(42)	(21)	(21)	—

Outstanding at March 31, 2007	2,046	1,023	1,023	276
Granted	103	51	51	—
Exercised	—	—	—	—
Forfeited or expired	(7)	(3)	(3)	—

Outstanding at June 30, 2007	2,142	1,071	1,071	276

Vested or expected to vest at June 30, 2007	2,142	1,071	1,071	276

Exercisable at June 30, 2007	347	—	—	276

Weighted average remaining contractual term (years)	8.6	8.6	8.6	9.2
Weighted average grant date fair value per option	$2.38	$2.84	$2.91	$2.63

Based on the estimated fair values of options granted, stock-based compensation expense for the six months ended June 30, 2007 totaled $0.9 million. Based on the estimated fair values of options granted, stock-based compensation for the six months ended June 30, 2006 totaled $0.8 million. As of June 30, 2007, there was $8.6 million of unrecognized compensation cost related to the remaining vesting period of options granted under the Plan. This cost will be recorded in future periods as stock-based compensation expense over a weighted average period of approximately 2.5 years.

In January 2007, the Company declared a special dividend on its common stock. As a result of the special dividend, in accordance with the Affinion Group Holdings Inc. 2005 Stock Incentive Plan, the Company modified the outstanding stock options to make the option holders whole. The modifications were effected through a distribution to option holders of $5.2 million and an adjustment of the exercise price of the outstanding options to $1.43. The distribution to option holders was recognized by the Company as compensation expense in the first quarter of 2007.

Restricted Stock

In connection with the 2005 Transactions, the Chief Executive Officer was granted 105,000 shares of restricted stock at a purchase price of $0.01 per share. This award was scheduled to vest 100% after five years of service or earlier upon a change of control of the Company. In March 2007, the Board accelerated the vesting date to April 2, 2007. The fair value of this award was estimated to be $0.5 million, based upon the grant date fair value per common share of $10.00 and the remaining unamortized compensation expense was recognized in general and administrative expense by the Company as compensation expense in the first quarter of 2007.

In January 2007, the Board granted 21,000 shares of restricted stock with a purchase price of $0.01 per share to the Company’s Chief Financial Officer. This award vests 100% upon the earlier of three years of service or a change in control of the Company. The fair value of the award is estimated to be $0.2 million, based upon the estimated fair value per share of common stock and is being amortized on a straight-line basis to general and administrative expense over the service period.

In May 2007, the Board granted 42,000 shares of restricted stock with a purchase price of $0.01 per share to Affinion International’s Chief Financial Officer. This award vests 100% upon the earlier of three years of service or a change in control of the Company. The fair value of the award is estimated to be $0.4 million, based upon the estimated fair value per share of common stock and is being amortized on a straight-line basis to general and administrative expense over the service period.

A summary of restricted stock activity for the six months ended June 30, 2007 is presented below (number of shares of restricted stock in thousands):

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Outstanding restricted unvested awards at January 1, 2007	105	$4.76
Granted	21	9.52
Vested	(105)	4.76
Forfeited	—	—

Outstanding restricted unvested awards at March 31, 2007	21	9.52
Granted	42	9.52
Vested	—	—
Forfeited	—	—

Outstanding restricted unvested awards at June 30, 2007	63	$9.52

Weighted average remaining contractual term (in years)	2.8

Based on the estimated fair values of restricted stock granted, stock-based compensation expense for the six months ended June 30, 2007 totaled $0.4 million. Based on the estimated fair values of restricted stock granted, stock-based compensation expense for the six months ended June 30, 2006 totaled $0.1 million. As of June 30,

2007, there was $0.6 million of unrecognized compensation cost related to the remaining vesting period of restricted stock granted under the Plan. This cost will be recorded in future periods as stock-based compensation expense over a weighted average period of approximately 1.4 years.

9. Related Party Transactions

Post-Closing Relationships with Cendant

Cendant has agreed to indemnify the Company, Affinion and the Company’s affiliates (collectively the “indemnified parties”) for breaches of representations, warranties and covenants made by Cendant, as well as for other specified matters, certain of which are described below. Affinion and the Company have agreed to indemnify Cendant for breaches of representations, warranties and covenants made in the purchase agreement, as well as for certain other specified matters. Generally, all parties’ indemnification obligations with respect to breaches of representations and warranties (except with respect to the matters described below) (i) are subject to a $0.1 million occurrence threshold, (ii) are not effective until the aggregate amount of losses suffered by the indemnified party exceeds $15.0 million (and then only for the amount of losses exceeding $15.0 million) and (iii) are limited to $275.1 million of recovery. Generally, subject to certain exceptions of greater duration, the parties’ indemnification obligations with respect to representations and warranties survived until April 15, 2007 with indemnification obligations related to covenants surviving until the applicable covenant has been fully performed.

In connection with the purchase agreement, Cendant agreed to specific indemnification obligations with respect to the matters described below.

Excluded Litigation. Cendant has agreed to fully indemnify the indemnified parties with respect to any pending or future litigation, arbitration, or other proceeding relating to accounting irregularities in the former CUC International, Inc. announced on April 15, 1998.

Certain Litigation and Compliance with Law Matters. Cendant has agreed to indemnify the indemnified parties up to specified amounts for: (a) breaches of its representations and warranties with respect to legal proceedings that (1) occur after the date of the purchase agreement, (2) relate to facts and circumstances related to the business of AGLLC or Affinion International and (3) constitute a breach or violation of its compliance with law representations and warranties, (b) breaches of its representations and warranties with respect to compliance with laws to the extent related to the business of AGLLC or Affinion International and (c) the August 2005 Suit and the January 2002 Class Action (as defined in the Company’s audited financial statements for the year ended December 31, 2006 included herein).

Cendant, Affinion and the Company have agreed that losses up to $15.0 million incurred with respect to these matters will be borne solely by the Company and losses in excess of $15.0 million will be shared by the parties in accordance with agreed upon allocations. The Company has the right at all times to control litigation related to shared losses and Cendant has consultation rights with respect to such litigation.

Other Litigation. Cendant has agreed to indemnify the Company for specified amounts with respect to losses incurred in connection with the 2001 Class Action. Until September 30, 2006, Cendant had the right to control and settle this litigation, subject to certain consultation and other specified limitations. Subsequent to September 30, 2006, the Company has the right to control and settle this litigation, subject to certain consultation and other specified limitations.

The Company will retain all liability with respect to the November 2002 Class Action and will not be indemnified by Cendant for losses related thereto.

As publicly announced, as part of a plan to split into four independent companies, Cendant has (i) distributed the equity interests it previously held in its hospitality services business (“Wyndham”) and its real estate services business (“Realogy”) to Cendant stockholders and (ii) sold its travel services business

(“Travelport”) to a third party. Cendant continues as a publicly traded company which owns the vehicle rental business (“Avis/Budget,” together with Wyndham and Realogy, the “Cendant Entities”). Subject to certain exceptions, Wyndham and Realogy have agreed to share Cendant’s contingent and other liabilities (including its indemnity obligations to the Company described above and other liabilities to the Company in connection with the 2005 Transactions) in specified percentages. If any Cendant Entity defaults in its payment, when due, of any such liabilities, the remaining Cendant Entities are required to pay an equal portion of the amounts in default.

In connection with the 2005 Transactions, the Company entered into a master transition services agreement with certain subsidiaries of Cendant, pursuant to which the Cendant subsidiaries will provide certain services to the Company at cost for different periods of time generally not exceeding two years from the closing of the 2005 Transactions. These services include financial systems support, treasury function services, information technology and telecommunications services, including help desk services. The expense for such services was $0.7 million and $1.7 million for the six months ended June 30, 2007 and 2006, respectively, and is included in operating costs in the accompanying unaudited condensed consolidated statements of operations.

The Company also entered into agreements pursuant to which the Company will continue to have cost-sharing arrangements with Cendant and/or its subsidiaries relating to office space and customer contact centers. These agreements have expiration dates and financial terms that are generally consistent with the terms of the related intercompany arrangements prior to the 2005 Transactions. The expense incurred for such services was $0.6 million for the six months ended June 30, 2006 and is included in operating costs in the accompanying unaudited condensed consolidated statements of operations. There was no expense incurred for the six months ended June 30, 2007. The revenue earned for such services was $0.5 million and $0.6 million for the six months ended June 30, 2007 and 2006, respectively, and is included in net revenues in the accompanying unaudited condensed consolidated statements of operations.

In connection with the 2005 Transactions, the Company granted to Cendant a non-exclusive license to its portfolio of patents relating to online award redemption programs through December 31, 2006. The license included the exclusive right to enforce patents against third parties within the field of i) online sales, marketing and distribution of travel services and products and ii) servicing certain airlines. Cendant paid royalty fees for the exclusive right totaling $11.25 million, payable in five quarterly installments of $2.25 million that began in November 2005 and ended in November 2006. The total amount included in net revenues in the accompanying unaudited condensed consolidated statements of operations for such services, net of purchase accounting related to the 2005 Transactions, was $4.7 million for the six months ended June 30, 2006. There were no such revenues earned in 2007.

Historically, the Company had arrangements with Cendant and its subsidiaries relating to, among other things, the marketing of certain membership programs and related data management, administration of loyalty and rewards programs, operations support (travel agency support and software licensing) and profit sharing arrangements related to the marketing of certain insurance programs. In connection with the 2005 Transactions, these agreements were terminated and the Company entered into new agreements with Cendant and its subsidiaries that require the parties to provide services similar to those provided prior to the 2005 Transactions. The revenue earned for such services was less than $0.1 million for the six months ended June 30, 2006 and is included in net revenues costs in the accompanying unaudited condensed consolidated statements of operations. There were no revenues earned for the six months ended June 30, 2007. The expense incurred for such services was $0.2 million for both the six months ended June 30, 2007 and 2006 and is included in operating costs in the accompanying unaudited condensed consolidated statements of operations.

The new marketing agreements permit the Company to continue to solicit customers of certain Cendant subsidiaries for the Company’s membership programs through various direct marketing methods. The marketing agreements generally provide for a minimum amount of marketing volume or a specified quantity of customer data to be allotted to the relevant party. The payment terms of the marketing agreements provide for either (1) a fee for each call transferred, (2) a bounty payment for each user that enrolls in one of the Company’s membership programs, or (3) a percentage of net membership revenues. These agreements generally expire in

December 2010 and are generally terminable by the applicable Cendant party following December 31, 2007, upon six months written notice to the Company. In the event that a Cendant subsidiary terminates an agreement prior to December 31, 2010, then the Cendant subsidiary is required to pay a termination fee based on the projected marketing revenues that would have been generated from such agreement had the marketing agreement been in place through December 31, 2010. The expense incurred for such services was $5.1 million for both the six months ended June 30, 2007 and 2006 and is included in marketing and commissions expense in the accompanying unaudited condensed consolidated statements of operations.

Under the loyalty and rewards program administration agreements, the Company will continue to administer loyalty programs for certain Cendant subsidiaries. The agreements provide for the Company to earn fees for the following services: an initial fee to implement a new loyalty program, a program administration fee, a redemption fee related to redeemed rewards and a booking fee related to travel bookings by loyalty program members. The loyalty and reward program agreements expire on December 31, 2009. The total amounts included in net revenues in the accompanying unaudited condensed consolidated statements of operations for such services was $5.9 million and $5.6 million for the six months ended June 30, 2007 and 2006, respectively. In connection with these agreements, the Company formed Affinion Loyalty, LLC (“Loyalty”), a special-purpose, bankruptcy-remote subsidiary which is a wholly-owned subsidiary of Affinion Loyalty Group, Inc. (formerly known as Trilegiant Loyalty Solutions, Inc.) (“TLS”). Pursuant to the loyalty agreements, TLS has provided a copy of the object code, source code and related documentation of certain of its intellectual property to Loyalty under a non-exclusive limited license. Loyalty entered into an escrow agreement relating to such intellectual property with Cendant and its affiliates in connection with the parties entering into the loyalty and reward agreements. Loyalty sub-licenses such intellectual property to Cendant on a non-exclusive basis but will only provide access to such intellectual property either directly or indirectly through the escrow agent in the event that TLS (1) becomes bankrupt or insolvent, (2) commits a material, uncured breach of a loyalty and reward agreement, or (3) transfers or assigns its intellectual property in such a way as to prevent it from performing its obligations under any agreement relating to Cendant’s loyalty and rewards programs. Upon access to the escrowed materials, Cendant will be able to use the escrowed materials for a limited term and for only those purposes for which TLS was using it to provide the services under the loyalty and reward agreements prior to the release of the escrowed materials to Cendant.

The Company entered into a platform services agreement with Travel Distribution Services Group, Inc. (“TDS”), a subsidiary of Cendant, under which, through June 30, 2007, TDS reimbursed the Company for each travel booking fee placed utilizing a third party’s travel service platform in excess of a specified threshold plus reimbursed the Company for platform license fees paid to the third party in excess of a specified threshold. In addition, the Company has the option to use the to-be-developed Orbitz travel membership club platform, if and when developed by TDS, to obtain services related to such platform for the Company’s travel membership clubs by paying TDS a fee per itinerary. The agreement will expire on December 31, 2010 if the Company elects to use such platform by December 31, 2007. However, it will expire on December 31, 2007 if TDS has not developed such platform or the Company has elected not to use such platform by such date. The expense reimbursement for such services was $0.4 million and $0.3 million for the six months ended June 30, 2007 and 2006, respectively, and is included in operating costs in the accompanying unaudited condensed consolidated statements of operations.

The Company entered into a fulfillment and supplier relations services agreement with TDS to use the TDS travel agent tool for booking multiple packages such as airfare and hotel. Pursuant to this agreement, the Company pays TDS a flat fee each year during the term of the agreement and the Company earns referral fees based on the number of travel-related segments booked. The agreement will expire on December 31, 2010. The revenue earned for such services was $0.3 million and $0.1 million for the six months ended June 30, 2007 and 2006, respectively, and is included in net revenues in the accompanying unaudited condensed consolidated statements of operations. The expense incurred for such services was $1.1 million and $0.9 million for the six months ended June 30, 2007 and 2006, respectively, and is included in operating costs in the accompanying unaudited condensed consolidated statements of operations.

The Company entered into an agreement pursuant to which it agreed to exclusively use the global distribution system (“GDS”), an on-line booking system, of Galileo, then a subsidiary of Cendant, to make air, hotel or car rental bookings. Pursuant to this agreement, the Company will pay Galileo a flat fee that decreases each year during the term of the agreement and Galileo will pay the Company a fee per travel booking. The agreement will expire on December 31, 2011, subject to automatic one year renewal periods, unless either party elects upon six months’ prior written notice not to renew the agreement. The revenue earned for such services was $1.2 million and $1.5 million for the six months ended June 30, 2007 and 2006, respectively, and is included in net revenues in the accompanying unaudited condensed consolidated statements of operations. The expense incurred for such services was $1.5 million and $1.7 million for the six months ended June 30, 2007 and 2006, respectively, and is included in operating costs in the accompanying unaudited condensed consolidated statements of operations.

The Company entered into an agreement which identifies Avis and Budget (each a former subsidiary of Cendant) as the primary preferred providers of car rental services to its customers (subject to certain exceptions). The Company will receive commissions and royalty fees on certain qualifying rentals. The agreement will expire on December 31, 2007, subject to automatic one year renewal periods, unless either party elects upon six months’ prior written notice not to renew the agreement. The total amount included in net revenues in the accompanying unaudited condensed consolidated statements of operations for such services was $0.8 million and $1.0 million for the six months ended June 30, 2007 and 2006, respectively.

Affinion International entered into an agreement pursuant to which it agreed to continue to use RCI Europe as its exclusive provider of travel services for the benefit of Affinion International members in the U.K., Germany, Switzerland, Austria, Italy, Belgium, Luxembourg, Ireland and the Netherlands. Pursuant to this agreement, RCI will have a right of first refusal to offer travel services in other countries where Affinion International members are located. Affinion International will indemnify RCI in the event its profit margin under this arrangement falls below 1.31%. The agreement will expire ten years from its effective date, subject to either party’s right to terminate the agreement on or after the third anniversary of its effective date, upon one year’s prior written notice or at any time in certain other specified circumstances (either in whole or in part). The expense for such services was $3.0 million and $2.5 million for the six months ended June 30, 2007 and 2006, respectively, and is included in operating costs in the accompanying unaudited condensed consolidated statements of operations.

The Company entered into agreements pursuant to which it will continue to have profit-sharing arrangements with Fairtide Insurance Limited (“Fairtide”), a subsidiary of Cendant. AIH and certain of the Company’s subsidiaries market certain insurance programs and Fairtide provides reinsurance for the related insurance policies which are provided by a third-party insurer. Pursuant to these agreements, Fairtide will pay the Company 40% to 50% of the net profits that it receives on the net premiums under such insurance policies. These agreements were scheduled to expire on December 31, 2006, or earlier as the parties agree or when Fairtide’s related reinsurance agreements with the related third-party insurer expire but have been extended until November 1, 2007. The total amount included in net revenues in the accompanying unaudited condensed consolidated statements of operations for such services was $0.2 million for both the six months ended June 30, 2007 and 2006.

The Company earns referral fees for hotel stays and travel packages. The amount included in net revenues in the accompanying unaudited condensed consolidated statements of operations for such services was $0.4 million and $0.3 million for the six months ended June 30, 2007 and 2006, respectively.

Apollo Agreements

Apollo entered into a consulting agreement with the Company for the provision of certain structuring and advisory services. The consulting agreement will also allow Apollo and its affiliates to provide certain advisory services for a period of twelve years or until Apollo owns less than 5% of the beneficial economic interests of the Company, whichever is earlier. The agreement may be terminated earlier by mutual consent. The Company is required to pay Apollo an annual fee of $2.0 million for these services commencing in 2006. The amounts expensed related to this consulting agreement were $1.0 million for both the six months ended June 30, 2007 and 2006 and are included in general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations. If a transaction is consummated involving a change of control or an initial public offering, then, in lieu of the annual consulting fee and subject to certain qualifications, Apollo may elect to receive a lump sum payment equal to the present value of all consulting fees payable through the end of the term of the consulting agreement.

In addition, the Company will be required to pay Apollo a transaction fee if it engages in any merger, acquisition or similar transaction. The Company will also indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the consulting agreement.

In July 2006, Apollo acquired one of the Company’s vendors, SourceCorp Incorporated, that provides document and information services to the Company. The fees incurred for these services for the six months ended June 30, 2007 were $0.6 million and are included in operating expenses in the accompanying unaudited condensed consolidated statements of operations.

10. Segment Information

Management evaluates the operating results of each of its reportable segments based upon revenue and “Segment EBITDA,” which is defined as income from operations before depreciation and amortization. The presentation of Segment EBITDA may not be comparable to similarly titled measures used by other companies.

The Segment EBITDA of the Company’s four operating segments does not include general corporate expenses. General corporate expenses include costs and expenses that are of a general corporate nature or managed on a corporate basis, including primarily stock-based compensation expense and consulting fees paid to Apollo. In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” general corporate expenses have been excluded from the presentation of the Segment EBITDA for the Company’s four operating segments because they are not reported to the chief operating decision maker for purposes of allocating resources among operating segments or assessing operating segment performance. The accounting policies of the reporting segments are the same as those described in Note 2—Summary of Significant Accounting Policies in the Company’s audited financial statements for the year ended December 31, 2006 included herein.

	Net Revenues for the Six Months Ended		Segment EBITDA for the Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Affinion North America
Membership products	$342.5	$225.9	$38.0	$(36.3)
Insurance and package products	186.6	179.9	70.9	52.9
Loyalty products	26.2	35.3	6.3	10.4
Eliminations	(2.4)	(3.3)	—	—

Total North America	552.9	437.8	115.2	27.0
Affinion International
International products	100.9	72.4	8.1	(1.1)

Total products	653.8	510.2	123.3	25.9
Corporate	—	—	(8.4)	(1.9)

Total	$653.8	$510.2	$114.9	$24.0

Provided below is a reconciliation of Segment EBITDA to loss from operations:

	For the Six Months Ended
	June 30, 2007	June 30, 2006
Segment EBITDA	$114.9	$24.0
Depreciation and amortization	(159.2)	(208.2)

Loss from operations	$(44.3)	$(184.2)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Affinion Group Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Affinion Group Holdings, Inc. (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2006 and for the period from October 17, 2005 (commencement of operations) to December 31, 2005. We have also audited the combined statements of operations, changes in combined equity and cash flows of Cendant Marketing Services Division (the “Predecessor”) for the period from January 1, 2005 to October 16, 2005, and for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Neither the Company nor the Predecessor is required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s or the Predecessor’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2006 and 2005, the consolidated results of the Company’s operations and cash flows for the year ended December 31, 2006 and for the period from October 17, 2005 to December 31, 2005 and the combined results of the Predecessor’s operations and cash flows for the period from January 1, 2005 to October 16, 2005, and for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 and Note 20 to the consolidated and combined financial statements, through October 16, 2005 the Predecessor was a division of Cendant Corporation and following the sale of the Predecessor to the Company, it continued to enter into transactions with Cendant Corporation.

/s/ Deloitte & Touche LLP

Stamford, CT

June 25, 2007 (September 21, 2007 as to the effects

of the stock split as discussed in Note 13)

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$84.7	$113.8
Restricted cash	28.8	28.2
Receivables (net of allowance for doubtful accounts of $2.4 and $2.8, respectively)	70.7	61.5
Receivables from related parties	15.5	14.0
Profit-sharing receivables from insurance carriers	59.5	62.7
Prepaid commissions	72.5	40.7
Income taxes receivable	3.2	—
Other current assets	39.4	39.0

Total current assets	374.3	359.9
Property and equipment, net	100.0	107.7
Contract rights and list fees, net	62.0	1.8
Goodwill	300.0	366.2
Other intangibles, net	1,005.5	1,317.8
Other non-current assets	48.1	47.3

Total assets	$1,889.9	$2,200.7

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$50.2	$20.4
Accounts payable and accrued expenses	279.4	274.8
Payables to related parties	10.0	3.1
Deferred revenue	272.3	148.6
Deferred income taxes	11.5	2.5
Income taxes payable	—	0.8

Total current liabilities	623.4	450.2
Long-term debt	1,358.2	1,470.6
Deferred income taxes	20.2	27.8
Deferred revenue	27.7	7.6
Mandatorily redeemable preferred stock	97.4	83.2
Other long-term liabilities	44.5	7.8

Total liabilities	2,171.4	2,047.2

Minority interests	0.6	0.1

Commitments and contingencies
Stockholders’ Equity (Deficit):
Common stock, $0.01 par value, 105,000,000 shares authorized, and 59,780,385 and 59,717,385 shares, respectively, issued and 59,668,035 and 59,717,385 shares, respectively, outstanding	0.6	0.6
Additional paid-in capital	286.2	277.1
Warrants	16.7	16.7
Accumulated deficit	(591.7)	(139.1)
Accumulated other comprehensive income (loss)	6.7	(1.9)
Treasury stock, at cost	(0.6)	—

Total stockholders’ equity (deficit)	(282.1)	153.4

Total liabilities and stockholders’ equity (deficit)	$1,889.9	$2,200.7

See notes to the consolidated and combined financial statements.

AFFINION GROUP HOLDINGS, INC. AND THE PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Net revenues	$1,137.7	$134.9	$1,063.8	$1,530.9

Expenses:
Marketing and commissions	580.9	87.1	515.0	665.3
Operating costs	326.1	48.7	315.0	383.3
General and administrative	107.1	20.2	134.5	185.0
Gain on sale of assets	—	—	(4.7)	(23.9)
Goodwill impairment	15.5	—	—	—
Depreciation and amortization	396.8	84.5	32.3	43.9

Total expenses	1,426.4	240.5	992.1	1,253.6

Income (loss) from operations	(288.7)	(105.6)	71.7	277.3
Interest income	5.7	1.3	1.9	1.7
Interest expense	(163.0)	(34.7)	(0.5)	(7.3)
Other income (expense), net	—	—	5.9	0.1

Income (loss) before income taxes and minority interests	(446.0)	(139.0)	79.0	271.8
Income tax (expense) benefit	(6.3)	—	(28.9)	104.5
Minority interests, net of tax	(0.3)	(0.1)	—	0.1

Net income (loss)	$(452.6)	$(139.1)	$50.1	$376.4

Weighted average common shares outstanding:
Basic	59.7	59.5

Diluted	59.7	59.5

Net loss per common share:
Basic	$(7.58)	$(2.34)

Diluted	$(7.58)	$(2.34)

See notes to the consolidated and combined financial statements.

AFFINION GROUP HOLDINGS, INC. AND THE PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN

STOCKHOLDERS’/COMBINED EQUITY (DEFICIT)

(In millions)

	Common Stock and Additional Paid-in Capital	Cendant’s Equity in Division	Warrant	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
The Predecessor
Balance, January 1, 2004		$119.0			$(3.4)		$115.6
Comprehensive income:
Net income		376.4			—		376.4
Currency translation adjustment		—			1.5		1.5

Total comprehensive income							377.9
Capital contribution		2.5			—		2.5
Return of capital		(92.3)			—		(92.3)
Advances to Cendant, net		(100.5)			—		(100.5)
Dividend		(9.6)			—		(9.6)

Balance, December 31, 2004		295.5			(1.9)		293.6
Comprehensive income:
Net income		50.1			—		50.1
Currency translation adjustment		—			1.9		1.9

Total comprehensive income							52.0
Capital contribution		5.5			—		5.5
Return of capital		(0.2)			—		(0.2)
Capital transfer		(12.7)			—		(12.7)
Advances from Cendant, net		25.2			—		25.2

Balance, October 16, 2005		$363.4			$—		$363.4

The Company
Comprehensive loss:
Net loss	$—		$—	$(139.1)	$—	$—	$(139.1)
Currency translation adjustment	—		—	—	(1.9)	—	(1.9)

Total comprehensive loss							(141.0)
Sale of common stock	275.0		—	—	—	—	275.0
Issuance of warrant	—		16.7	—	—	—	16.7
Common stock issued as share-based compensation and sold to management	0.7		—	—	—	—	0.7
Amortization of share-based compensation	2.0		—	—	—	—	2.0

Balance, December 31, 2005	277.7		16.7	(139.1)	(1.9)	—	153.4
Comprehensive loss:
Net loss	—		—	(452.6)	—	—	(452.6)
Currency translation adjustment	—		—	—	8.6	—	8.6

Total comprehensive loss							(444.0)
Common stock issued as share-based compensation	0.3		—	—	—	—	0.3
Amortization of share-based compensation	8.8		—	—	—	—	8.8
Purchase of treasury stock	—		—	—	—	(0.6)	(0.6)

Balance, December 31, 2006	$286.8		$16.7	$(591.7)	$6.7	$(0.6)	$(282.1)

See notes to the consolidated and combined financial statements.

AFFINION GROUP HOLDINGS, INC. AND THE PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(In millions)

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Operating Activities
Net income (loss)	$(452.6)	$(139.1)	$50.1	$376.4
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	396.8	84.5	32.3	43.9
Amortization of favorable and unfavorable contracts	3.1	—	—	—
Goodwill impairment	15.5	—	—	—
Amortization of debt discount and financing costs	15.9	3.7	—	—
Preferred stock dividend and accretion	14.2	2.8	—	—
Unrealized (gain) loss on interest rate swap	(1.7)	0.8	—	—
Amortization of share-based compensation	8.9	2.0	—	—
Gain on sale of assets	—	—	(4.7)	(23.9)
(Gain) loss on disposal of property and equipment	—	(0.1)	1.9	2.1
Unrealized (gain) loss on Cendant stock	—	—	0.1	(0.4)
Deferred income taxes	3.4	(1.3)	25.9	(74.2)
Net change in assets and liabilities:
Restricted cash	(2.0)	8.6	(10.4)	4.2
Receivables	(6.0)	9.4	17.0	(8.7)
Receivables from related parties	(1.5)	(14.0)	—	—
Profit-sharing receivables from insurance carriers	9.0	(2.1)	(1.8)	13.5
Prepaid commissions	(39.7)	(32.2)	25.9	36.1
Other current assets	0.6	(8.1)	19.4	(4.0)
Deferred acquisition costs	—	—	4.9	(9.2)
Contract rights and list fees	(9.6)	(1.7)	(0.1)	5.0
Other non-current assets	(3.4)	3.1	4.6	8.9
Accounts payable and accrued expenses	(4.7)	(5.9)	13.8	2.2
Payables to related parties	5.2	3.1	—	—
Deferred revenue	165.6	116.6	(61.5)	(119.7)
Income taxes receivable and payable	(5.1)	0.8	(11.1)	12.9
Other long-term liabilities	(4.8)	(0.3)	(0.2)	(6.5)
Minority interests and other, net	0.3	0.2	0.4	2.5

Net cash provided by operating activities	107.4	30.8	106.5	261.1

Investing Activities
Capital expenditures	(29.1)	(9.0)	(24.0)	(25.8)
Acquisition-related payments, net of cash acquired	—	(1,629.0)	(15.7)	(21.4)
Acquisition of intangible asset	(17.4)	—	—	—
Restricted cash	2.1	(2.1)	0.2	5.3
Proceeds from sale of assets	—	—	—	32.5
Proceeds from sale of investments	—	—	—	7.1

Net cash used in investing activities	(44.4)	(1,640.1)	(39.5)	(2.3)

Financing Activities
Proceeds from borrowings	385.7	1,510.0	—	2.0
Deferred financing costs	(10.9)	(42.0)	—	—
Principal payments on borrowings	(469.0)	(20.1)	(0.5)	(18.8)
Proceeds (payments) for Cendant credit agreement	—	—	(30.0)	30.0
Decrease (increase) in advances to Cendant, net	—	—	7.1	(268.4)
Distributions to minority shareholder	—	—	—	(1.0)
Issuance of common stock	0.3	275.7	—	—
Purchase of treasury stock	(0.6)	—	—	—
Payment of dividend	—	—	—	(45.3)

Net cash provided by (used in) financing activities	(94.5)	1,723.6	(23.4)	(301.5)

Effect of changes in exchange rates on cash and cash equivalents	2.4	(0.5)	(1.9)	2.0

Net increase (decrease) in cash and cash equivalents	(29.1)	113.8	41.7	(40.7)
Cash and cash equivalents, beginning of period	113.8	—	22.5	63.2

Cash and cash equivalents, end of period	$84.7	$113.8	$64.2	$22.5

Supplemental Disclosure of Cash Flow Information:
Interest payments	$133.7	$5.4	$0.3	$6.4
Income tax payments	$7.4	$0.9	$27.1	$12.6

See notes to the consolidated and combined financial statements.

AFFINION GROUP HOLDINGS, INC. AND THE PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

1. Basis of Presentation and Business Description

Basis of Presentation—On October 17, 2005, Cendant Corporation (“Cendant”) completed the sale of the Cendant Marketing Services Division (the “Predecessor”) to Affinion Group, Inc. (“Affinion”), a wholly-owned subsidiary of Affinion Group Holdings, Inc. (the “Company” or “Affinion Holdings”) and an affiliate of Apollo Management V, L.P. (“Apollo”), pursuant to a purchase agreement dated July 26, 2005 for approximately $1.8 billion (the “2005 Transactions”). The purchase price consisted of approximately $1.7 billion of cash, net of estimated closing adjustments, plus $125.0 million face value of newly issued preferred stock (fair value of $80.4 million) of the Company and a warrant (fair value of $16.7 million) that is exercisable into 4,437,170 shares of common stock of the Company, and $38.1 million of transaction related costs (see Note 4—Acquisitions for allocation of purchase price to net assets acquired). On October 14, 2005, the Predecessor acquired all of the outstanding shares of common stock of TRL Group, Inc. (“TRL Group”) not owned by the Predecessor for approximately $15.7 million and the credit agreement provided by Cendant to TRL Group (see Note 11—Long-term Debt Due to Cendant) was terminated. Pursuant to the purchase agreement, Affinion acquired all of the outstanding capital stock and membership interests of the Predecessor, as well as substantially all of the Predecessor’s assets and liabilities. Effective September 30, 2005, the Predecessor transferred assets and liabilities, including related deferred income taxes, totaling $48.6 million and $123.3 million, respectively, to Cendant via non-cash transfer (see Note 7—Other Current Assets, Note 8—Property and Equipment, net and Note 14—Income Taxes).

All references to Cendant refer to Cendant Corporation which changed its name to Avis Budget Group in August 2006, and its consolidated subsidiaries, particularly in context of its business and operations prior to, and in connection with, the Company’s separation from Cendant.

The Predecessor was a combined reporting entity that was comprised of the assets and liabilities used in managing and operating the marketing services businesses of Cendant. The entities that comprise the Predecessor included Affinion Group, LLC (formerly Cendant Marketing Group, LLC) (“AGLLC”), Affinion Membership Services Holdings Subsidiary LLC (formerly Cendant Membership Services Holdings Subsidiary LLC) (“AMS”), Trilegiant Corporation (“Trilegiant”), TRL Group, Inc. (“TRL Group”), Affinion Benefits Group, Inc. (formerly known as Progeny Marketing Innovations Inc.) (“Progeny”), Affinion Loyalty Group, Inc. (formerly known as Trilegiant Loyalty Solutions, Inc.) (“TLS”), Cendant Travel, Inc. (“CTI”), Affinion International Holdings Limited (formerly known as Cendant International Holdings Limited) (“Affinion International”) and related companies. All of the entities that comprised the Predecessor were acquired by Affinion, an affiliate of Apollo, on October 17, 2005.

The accompanying consolidated financial statements include the accounts and transactions of the Company, while the accompanying combined financial statements include the accounts and transactions of the Predecessor, as well as entities in which the Predecessor directly or indirectly had a controlling financial interest. For more detailed information regarding the Company’s and Predecessor’s consolidation and combination policies, refer to Note 2—Summary of Significant Accounting Policies.

Business Description—The Company is a leading global provider of comprehensive marketing services and loyalty programs to many of the largest and most respected companies in the world. The Company partners with these leading companies to develop customized marketing programs that provide valuable products and services to their end customers using its creative design and product development capabilities. These products and services enable the Company’s marketing partners to strengthen their customer relationships, as well as generate significant incremental revenue, generally in the form of commission payments. The Company has substantial expertise in deploying various types of media, such as direct mail and the Internet, and bundling unique benefits to offer valuable products and services to the end customers of its marketing partners on a highly targeted basis. The Company provides credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty programs, various checking account and credit card enhancement services and other products and services. The Company believes it is a market leader in each of its product areas and that its portfolio of products and services is the broadest in the industry. The Company’s scale, combined with its nearly 35 years of experience, unique proprietary database, proven marketing techniques and strong marketing partner relationships, position it to perform well and grow in a variety of market conditions.

•	Affinion North America. Affinion North America comprises the Company’s Membership, Insurance and Package, and Loyalty product operations in North America.

•

Membership Products. The Company designs, implements and markets membership programs that provide members with access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement as well as personal protection benefits and value-added services including credit monitoring and identity-theft resolution services.

•	Insurance and Package Products. The Company markets AD&D and other insurance programs and designs and provides checking account enhancement programs to financial institutions.

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Loyalty Products. The Company designs, implements and administers points-based loyalty programs for financial, travel, auto and other companies. The Company also provides enhancement benefits to major financial institutions in connection with their credit and debit card programs.

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Affinion International. Affinion International comprises the Company’s Membership, Package and Loyalty product operations outside North America. The Company expects to leverage its current Western European operational platform to expand its range of products and services, develop new affinity partner relationships in various industries and grow its geographical footprint.

2. Summary of Significant Accounting Policies

Consolidation and Combination Policies—The consolidated financial statements include the accounts of Affinion Group Holdings, Inc. and its wholly-owned and majority-owned subsidiaries where control exists and variable interest entities (VIEs) in which the Company is the primary beneficiary. The equity method of accounting is used for joint ventures and investments in associated companies over which the Company has significant influence, but does not have effective control. Significant influence is generally deemed to exist when the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method is appropriate. The combined financial statements include the accounts of AGLLC, AMS, Trilegiant, TRL Group, Progeny, TLS, CTI, Affinion International and related companies. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All significant intercompany balances and transactions have been eliminated.

Variable Interest Entities—In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 addressed the consolidation of VIEs, including special purpose entities (“SPEs”), that are not controlled through voting interests or in which the equity investors do not bear the residual economic risks and rewards. The provisions of FIN 46 were effective immediately for transactions entered into by the Predecessor subsequent to January 31, 2003 and became effective for all other transactions as of July 1, 2003. However, in October 2003, the FASB permitted companies to defer the July 1, 2003 effective date to December 31, 2003, in whole or in part. In December 2003, the FASB issued FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”), which superseded FIN 46.

FIN 46R requires a VIE to be consolidated by a company if that company is obligated to absorb a majority of the risk of loss from the VIE’s activities, is entitled to receive a majority of the VIE’s residual returns, or both (the company required to consolidate is called the “primary beneficiary”). In general, a VIE is a corporation, partnership, limited liability corporation, trust or any other legal structure used to conduct activities or hold assets that either (i) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (ii) has a group of equity owners that are unable to make significant decisions about its activities, or (iii) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. FIN 46R also requires deconsolidation of a VIE if a company is not the primary beneficiary of the VIE. It also requires disclosures about VIEs that a company does not consolidate, but in which it has a significant variable interest, and about any potential VIE when a company is unable to obtain the information necessary to determine whether an entity is a VIE or whether the company is the primary beneficiary.

In connection with the implementation of FIN 46R, AMS consolidated TRL Group (formerly known as Trilegiant Corporation) effective January 1, 2002 by retroactively restating the combined financial statements to include the financial position, results of operations and cash flows of TRL Group for all periods presented. On October 15, 2005, AMS acquired all of the equity interests in TRL that it did not already own. See Note 18— TRL Group, Inc. for more information regarding TRL Group.

Stock-Based Compensation—The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS No. 123R”) as of the commencement of its operations on October 17, 2005. SFAS No. 123R eliminates the alternative to measure stock-based compensation awards using the intrinsic value approach permitted by APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). For employee stock awards effective after October 17, 2005, the Company recognizes compensation expense, net of estimated forfeitures, over the requisite service period, which is the period during which the employee is required to provide services in exchange for the award. The requisite service period is often the vesting period. Stock compensation expense of the Company is included in general and administrative expense in the accompanying consolidated statements of operations.

On January 1, 2003, the Predecessor (in conjunction with Cendant’s adoption) adopted the fair value method of accounting for stock-based compensation provisions of SFAS No. 123. The Predecessor also adopted SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” in its entirety on January 1, 2003, which amended SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting provisions. As a result, since January 1, 2003 the Predecessor expensed all employee stock awards over their respective vesting periods based upon the fair value of the award on the date of grant. Stock compensation expense of the Predecessor is included in general and administrative expense in the accompanying combined statements of operations. As Cendant elected to use the prospective transition method, Cendant has allocated expense to the Predecessor only for employee stock awards that were granted or modified subsequent to December 31, 2002.

The following table illustrates the effect on net income for the year ended December 31, 2004 as if the fair value based method had been applied to all employee stock awards granted by Cendant to the employees of the Predecessor:

2004
Reported net income	$376.4
Add: Stock-based employee compensation included in reported net income, net of tax	2.8
Less: Total stock-based employee compensation expense determined under the fair value method for all awards, net of tax	(3.0)

Pro forma net income	$376.2

As of January 1, 2005, the Predecessor commenced recording compensation expense for all outstanding employee awards; accordingly, pro forma information is not presented for any period subsequent to December 31, 2004.

Employee awards granted by TRL Group are excluded from the above pro forma information since TRL Group recorded compensation expense under the fair value method for all periods presented.

Revenue Recognition

Membership—For retail memberships, annual full-money-back (“FMB”), annual pro rata and monthly memberships are offered, each of which is generally marketed with a free trial period. Membership revenue is not recognized until the trial period has expired, membership fees have been collected and the membership fees become non-refundable. Although payment is received from members at the beginning of an FMB membership, the memberships are cancelable for a full refund at any time during the membership period. Accordingly, FMB revenue is deferred and recognized at the end of the membership term when it is no longer subject to refund. Annual pro rata fees (related to memberships that are cancelable for a pro rata refund) are recognized ratably over the membership term as membership revenue is earned and no longer subject to refund. Monthly membership revenue is recognized when earned and no longer subject to refund.

For wholesale memberships, affinity partners are provided with programs and services and, in many cases, the affinity partners market those programs and services to their customer bases. Monthly or annual fees are received from the affinity partners based on the number of members who purchase these programs from the affinity partners and revenue is recognized as the monthly fees are earned.

Insurance—Commission revenue is recognized based on premiums earned by the insurance carriers that issue the policies. Premiums are typically paid either monthly or quarterly and revenue is recognized ratably over the underlying policy coverage period. There are also revenue and profit-sharing arrangements with the insurance carriers which issue the underlying insurance policies. Commission revenue from insurance programs is reported net of insurance costs totaling approximately $163.7 million in 2006, $145.4 million for the period January 1, 2005 to October 16, 2005, $26.7 million for the period October 17, 2005 to December 31, 2005, and $276.6 million in 2004. Under a typical arrangement, commission revenue of approximately 60% of the gross premiums collected on behalf of the insurance carrier is initially retained and approximately 40% is remitted to the insurance carrier. No less frequently than annually, a profit-sharing settlement analysis is prepared which is based on the premiums paid to the insurance carriers less claims experience incurred to date, estimated claims incurred but not reported, reinsurance costs and carrier administrative fees. An accrual is made monthly for the expected share of this excess or shortfall based on the claims experience to date, including an estimate for claims incurred but not reported. The profit share excess is reflected in profit-sharing receivables from insurance carriers on the accompanying consolidated balance sheets. Historically, the claims experience has not resulted in a shortfall.

Package—One-time fees from affinity partners are earned upon the implementation of a package program and monthly fees are earned based on the number of customers enrolled in such program. Typically, a one-time implementation fee to design a package program for an affinity partner is charged and is recognized as revenue over the applicable contract term. Following program design, the affinity partner may also pay a one-time fee for each new member to cover initial enrollment costs. The one-time fee for enrollment is recognized as revenue over the contract term and the associated enrollment costs are expensed as incurred. The affinity partner collects revenue each month from its customers and pays a per participant monthly fee for the benefits and services. These monthly fees are recognized as revenue as the fees are earned. Strategic consultation, pricing and profitability consultation, competitive analysis and implementation assistance are provided and revenue is recorded at the time the services are performed.

Loyalty—Loyalty Solutions programs generate revenue from three primary product lines: loyalty, protection and convenience. Generally, loyalty revenue consists of an implementation fee on initial program set-up that is recognized over the contract term, with cash received upon completion of agreed-upon milestones, a monthly per member administrative fee and redemption fees that are recognized as incurred. Loyalty redemption revenue is reported net of the pass through of fulfillment costs of $111.2 million in 2006, $89.2 million for the period from January 1, 2005 to October 16, 2005, $24.3 million for the period from October 17, 2005 to December 31, 2005, and $92.4 million in 2004. Protection and convenience programs are sold to affinity partners on a wholesale basis; the partner generally provides the enhancements (e.g. credit card enhancements) to their customers and a monthly fee is received from the affinity partner based on the number of affinity partner customers who have access to the enhancement program. Affinity partners also purchase incentives (such as gift cards) and revenue is recognized upon the delivery of the incentives to the affinity partner.

Other—Other revenue primarily includes travel reservation services, royalties, co-operative advertising and shopping program revenues. Travel reservation service fee revenue is recognized when the traveler’s reservation or booking is made and secured by a credit card, net of estimated future cancellations and no shows. Royalty revenue is recognized monthly when earned and no longer subject to refund. See Note 18—TRL Group, Inc. for information related to this relationship, which was terminated in 2004. Cooperative advertising revenue is earned from vendors that include advertising of their products and services in the membership program catalogues. Cooperative advertising revenue is recognized upon the distribution of the related travel or shopping catalogue to members. In connection with the shopping membership program, the Company operates a retail merchandising service that offers a variety of consumer products at a discount to members. Shopping program revenue is recorded net of merchandise product costs as the Company acts as an agent between the member and third party merchandise vendor. Shopping program revenue is recorded upon the shipment of the merchandise by the vendor to the member.

Deferred Revenue—In addition to the items described above, deferred revenue includes the liability that the Company established at October 17, 2005 for the estimated refund obligation of $39.7 million, the balance of which was $1.0 million and $27.2 million at December 31, 2006 and 2005, respectively.

Marketing Expense

Membership—Marketing expense to acquire new members is recognized when incurred, which is generally prior to both the trial period and recognition of revenue for membership programs.

Insurance—Marketing expense to acquire new insurance business is recognized by the Company when incurred. Costs which vary with, and are directly related to, acquiring new insurance business were previously deferred by the Predecessor as deferred acquisition costs to the extent such costs were deemed recoverable from future cash flows. Deferred acquisition costs consisted primarily of direct marketing expenses including creative development, database modeling, printing, postage, new account kits and outbound telemarketing costs. These costs were amortized as marketing expense over a 12-year period using a declining balance method generally in proportion to the related insurance revenue, which were based on attrition rates associated with the approximate rate that insurance revenue collected from customers declines over time. Amortization of deferred acquisition costs commenced upon recognition of the related insurance revenue. In October 2004, the Predecessor performed its periodic review of amortization expense and attrition rates and in connection with the results of that review, the Predecessor prospectively accelerated the amortization of its deferred acquisition costs to earlier periods in the 12-year life resulting in additional marketing expense totaling $5.5 million in the fourth quarter of 2004. The Predecessor also wrote-off $3.9 million of deferred acquisition costs that were deemed unrecoverable in 2004. Immediately following the 2005 Transactions, the Company began expensing these costs as they are incurred.

Payments are made to affinity partners or third parties associated with acquiring rights to their existing block of insurance customers (contract rights) and for the renewal of existing contracts that provide the Company and provided the Predecessor primarily with the right to retain billing rights for renewal of existing customers’ insurance policies and the ability to perform future marketing (list fees). These payments are deferred on the accompanying consolidated balance sheets with contract rights amortized to amortization expense and list fees amortized as marketing expense over the initial and renewal term of the contract, as applicable, using an accelerated method of amortization for contractual terms longer than five years and the straight line method of amortization for contractual terms of five years or less. Since contract rights are considered acquisitions of intangible assets, the related amortization is recorded as amortization expense. Since list fees primarily grant the rights to perform future marketing, the related amortization is charged to marketing expense. The amortization methods employed generally approximate the expected pattern of net insurance revenue earned over the applicable contractual terms.

Package—Marketing costs associated with affinity partners’ in-branch programs are expensed as such programs are implemented. These costs include the printing of brochures, banners, posters, other in-branch collateral marketing materials, training materials, new account kits, member mailings and statement inserts. The Company and its Predecessor perform a variety of direct mail campaigns where they incur all associated marketing costs and, in return, receive a greater share of the revenue generated (the “Package Marketing Campaigns”). For these Package Marketing Campaigns, the marketing expense is recognized when incurred which is generally prior to the recognition of monthly revenue.

Commission Expense

Membership—Membership commissions represent payments to affinity partners, generally based on a percentage of revenue from the marketing of programs to such affinity partners’ customers. Commissions are generally paid for each initial and renewal membership following the collection of membership fees from the customer. Commission payments are deferred on the accompanying consolidated balances sheets as prepaid commissions and are expensed over the applicable membership period in the same manner as the related retail membership revenue is recognized.

Insurance—Insurance administrative fees represent payments made to bank affinity partners, generally based on a fee per insured or a percentage of the revenue earned from the marketing of insurance programs to such affinity partners’ customers. Administrative fees are paid for new and renewal insurance premiums received. Additionally, for certain channels and clients, commissions are paid to brokers. Administrative fees are included with commission expense on the accompanying consolidated and combined statements of operations and are recognized ratably over the underlying insurance policy coverage period.

Package—Package commissions represent payments made to bank associations and brokers who provide support for the related programs. These commissions are based on a percentage of revenue and are expensed as the related revenue is recognized.

Income Taxes

The income tax provision (benefit) is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. Deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the income tax provision (benefit) or to goodwill if related to allowances established prior to the 2005 Transactions, while increases to the valuation allowance result in additional provision. The realization of deferred tax assets is primarily dependent on estimated future taxable income. As of December 31, 2006 and 2005, the Company has recorded a full valuation allowance for its U.S. deferred tax assets.

The Predecessor, excluding TRL Group and Affinion International, was included in the consolidated federal income tax return filed by Cendant. In addition, the Predecessor, excluding TRL Group and Affinion International, filed unitary and consolidated state income tax returns with Cendant in jurisdictions where required. The provision for income taxes on the accompanying combined statements of operations was computed as if the Predecessor filed its federal and state income tax returns on a stand-alone basis. Since Cendant maintained less than an 80% ownership interest in TRL Group, TRL Group was not included in Cendant’s consolidated federal and state income tax returns and filed separate tax returns. Affinion International and its subsidiaries filed income tax returns in countries in which they operated.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

Restricted cash amounts relate primarily to insurance premiums collected from members that are held pending remittance to third-party insurance carriers. These amounts are not available for general operations under state insurance laws or under the terms of the agreements with the carriers that underwrite and issue insurance policies to the members. Changes in such amounts are included in operating cash flows in the consolidated and combined statements of cash flows. Restricted cash also includes amounts to collateralize certain bonds and letters of credit issued on the Company’s behalf and amounts held in escrow. Changes in such amounts are included in investing cash flows in the consolidated and combined statements of cash flows.

Derivative Instruments

In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Instruments”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, the Company records all derivative instruments on the balance sheet at fair value. Changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met. Changes in the fair value of derivatives that are designated as fair value hedges, along with the gain or loss on the hedged item, are recognized in the current period earnings in the consolidated statement of operations. For derivative instruments that designated as cash flow hedges, the effective portion of changes in the fair value of derivative instruments is initially recorded in other comprehensive income (loss) and subsequently reclassified into earnings when the hedged transaction affects earnings. Any ineffective portion of changes in the fair value of cash flow hedges is immediately recognized in earnings.

The Company uses derivative financial instruments to manage its interest rate risk. The Company entered into an interest rate swap in December 2005 (see Note 21—Financial Instruments). The interest rate swap is recorded at fair value. The interest rate swap is not designated as a hedging instrument and therefore changes in its fair value are recognized currently in earnings. The Company does not use derivative instruments for speculative purposes.

The Predecessor used certain derivative instruments as part of its overall strategy to manage its exposure to market risks associated with fluctuations in foreign currency exchange rates.

Property and Equipment

Property and equipment are stated at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements and computer equipment under capital leases is determined using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. Useful lives are from 2 to 15 years for leasehold improvements, from 3 to 10 years for capitalized software, from 3 to 5 years for computer equipment and 3 to 7 years for furniture, fixtures and equipment.

Internally-Developed Software

Internally developed software is accounted for in accordance with Statement of Position No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the related software.

Goodwill and Identifiable Intangible Assets

Goodwill represents the excess of acquisition costs over the fair value of the net assets acquired. Goodwill has been assigned to the Company’s reporting units and is tested for impairment at least annually based on financial data relating to the reporting unit to which it has been assigned. The Company’s reporting units are comprised of the four reportable operating segments—Membership Products, Insurance and Package Products, Loyalty Products and International Products. The Company evaluates the recoverability of the carrying value of each reporting unit’s goodwill as of December 1, or sooner if events occur or circumstances change, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Goodwill is tested for impairment by comparing the carrying value of each reporting unit to its fair value. The Company and its Predecessor determine the fair value of their reporting units utilizing discounted cash flows and incorporate assumptions that they believe marketplace participants would utilize. If the carrying amount of the reporting unit is greater than its fair value, a comparison of the reporting unit’s implied goodwill is compared to the carrying amount of the goodwill to determine the amount of the impairment, if any. Any impairment is recognized in earnings in the period in which the impairment is determined. See Note 5—Intangible Assets.

The Company’s intangible assets as of December 31, 2006 and 2005 consist primarily of intangible assets with finite useful lives acquired by the Company in the 2005 Transactions and are recorded at their respective fair values in accordance with SFAS No. 141, “Business Combinations”. The Predecessor’s intangible assets included member and affinity relationships that were referred to as customer relationships and package customer rights, respectively. These assets are amortized as follows:

Intangible Asset	Amortization Method	The Company’s Estimated Useful Lives	The Predecessor’s Estimated Useful Lives
Member relationships	Declining balance	7 years	20 years
Affinity relationships	Declining balance	10 years	4 –15 years
Proprietary databases and systems	Straight line	3 years	—
Trademarks and tradenames	Straight line	15 years	—
License agreement	Straight line	—	2 years
Patents and technology	Declining balance	12 years	12 years

In addition, the Predecessor entered into arrangements with its affinity partners, typically financial institutions, to serve as agent and third party administrator for the marketing of insurance to customers of the affinity partners. The cost of such arrangements was capitalized as contract rights and list fees and amortized to marketing and commissions expense. The value of such relationships was considered in the Company’s valuation of member and affinity relationships in purchase accounting.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the carrying amount of its long-lived assets when events and circumstances indicate that an evaluation is warranted. For long-lived assets held and used by the Company, an impairment loss is recognized only if the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an asset is determined to be impaired, the loss is measured based on the difference between the fair value of the long-lived asset and its carrying amount.

Self-Insurance Reserves

At December 31, 2006 and 2005, included in accounts payable and accrued expenses on the consolidated balance sheets are liabilities of $3.1 million and $3.7 million, respectively, primarily related to health and welfare programs provided to employees in North America. Such compensation programs are self-insured. The required liability of such benefits is estimated based on actual claims outstanding and the estimated costs of claims incurred but not reported as of the balance sheet date.

Foreign Currency Translation

Assets and liabilities of non-U.S.-dollar functional currency foreign operations are translated at exchange rates as of the balance sheet dates. Revenues and expenses of non-U.S.-dollar functional currency foreign operations are translated at average exchange rates during the periods presented. Translation adjustments resulting from the process of translating the non-U.S.-dollar functional currency foreign operation financial statements into U.S. dollars are included in accumulated other comprehensive income (loss). Gains or losses resulting from foreign currency transactions are included in the consolidated and combined statements of operations and were not significant for any periods presented.

Earnings (Loss) per Common Share

The computation of basic earnings (loss) per common share is based on the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is based on the weighted-average number of common and common share equivalents outstanding. For the period from October 17, 2005 to December 31, 2005 and the year ended December 31, 2006, the computation of diluted earnings (loss) per share equals the basic calculation since the assumed exercise of the warrants and outstanding stock options would have been antidilutive due to losses from continuing operations. The weighted-average shares outstanding for the period from October 17, 2005 to December 31, 2005 and for the year ended December 31, 2006 were 59.5 million and 59.7 million, respectively.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Examples of such estimates include accounting for profit-sharing receivables from insurance carriers, accruals and income tax valuation allowances, estimated fair values of assets and liabilities acquired in business combinations, estimated fair values of financial instruments, and, for the Predecessor, deferred acquisition costs.

Concentration

The Company generally derives more than half of its net revenues from members and end customers through approximately 10 of the Company’s affinity partners. For the year ended December 31, 2006 and 2005 (on a pro forma basis), the Company derived approximately 64% and 59%, respectively, of its net revenues from members and end customers through marketing and servicing agreements with 10 of its affinity partners, and its two largest affinity partners accounted for 16.0% and 12.9% of consolidated net revenues for the year ended December 31, 2006. Many of these key affinity partner relationships are governed by agreements that may be terminated without cause by the affinity partners upon notice of as few as 90 days without penalty. Some of these agreements may be terminated by the Company’s affinity partners upon notice of as few as 30 days without penalty. Moreover, under many of these agreements, the affinity partners may cease or reduce their marketing of the Company’s services without terminating or breaching agreements with the Company. A loss of key affinity partners, a cessation or reduction in their marketing of the Company’s services, or a decline in their businesses could have a material adverse effect on the Company’s future revenue.

Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts is as follows:

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Balance at beginning of period	$2.8	$2.5	$2.9	$2.7
Provision charged to expense	0.1	0.5	0.3	0.6
Write-offs	(0.5)	(0.2)	(0.7)	(0.4)

Balance at end of period	$2.4	$2.8	$2.5	$2.9

Supplemental Disclosure of Cash Flow Information

In connection with the 2005 Transactions, in 2005 the Company issued $125.0 million face value of newly issued preferred stock (fair value of $80.4 million) and a warrant (fair value of $16.7 million) that is exercisable into 4,437,170 shares of common stock of the Company upon the earlier of four years or the achievement by Apollo of certain investment return hurdles. During 2006, the Company recognized a long-term liability of $35.1 million for the deferred purchase price of the acquisition of contract rights. In addition, in 2006 goodwill was reduced by $45.7 million in connection with finalization of the purchase price allocation. Significant adjustments of goodwill in 2006 related to an increase in intangible assets of $34.0 million, a decrease in deferred revenue of $23.7 million, an increase in other long-term liabilities of $14.3 million, a decrease in prepaid commissions of $8.1 million, an increase in other current assets of $6.0 million, and an increase in profit-sharing receivables of $5.8 million. At December 31, 2006, the Company had accruals of $1.2 million related to the acquisition of property and equipment.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20, “Accounting Changes” and Statement of Financial Accounting Standards No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for and reporting of a change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. The provisions of SFAS 154 are effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Effective January 1, 2006, the Company adopted SFAS 154, with no impact on the Company’s consolidated financial position, results of operations or cash flows.

In June 2006, the FASB issued Statement of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, with earlier application encouraged. The Company adopted FIN 48 as of January 1, 2007 and increased its tax reserves for uncertain tax positions included in other long-term liabilities by $9.4 million, decreased its long-term deferred income taxes by $7.9 million, decreased its income tax payable by $0.6 million and increased its January 1, 2007 accumulated deficit by $0.9 million. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. There was no recognition of additional penalties and interest required as a result of the adoption of FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, with earlier application encouraged. The Company is currently evaluating the potential impact that the adoption of SFAS 157 will have on its consolidated financial position, results of operations or cash flows.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and other items at fair value. The fair value option permits entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected would be recognized in earnings at each subsequent reporting date. Generally, the fair value option may be applied instrument by instrument and is irrevocable unless a new election date occurs. SFAS 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided that the entity also elects to apply the provisions of SFAS 157. The Company is currently evaluating the potential impact that the adoption of SFAS 159 will have on its consolidated financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB 108 requires companies to quantify misstatements using both a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB 108 is effective for the first annual period ending after November 15, 2006. The adoption of SAB 108 for the year ended December 31, 2006 did not have any impact on the Company’s consolidated financial position, results of operations or cash flows.

3. Sale of Assets

In June 2003, the Predecessor ceased the marketing and sale of long term care insurance policies. The Company continues to derive revenue from commissions based on premiums received pursuant to agreements with the insurance carriers that issued the policies the Predecessor sold and the Company continues to provide customer service and related services to the existing block of insurance policies and policyholders. Additionally, on December 30, 2004, the Predecessor sold 78% of its long-term care commission rights. Proceeds from the sale, net of related transaction costs, totaled approximately $32.5 million and resulted in a gain of approximately $28.1 million, of which $23.9 million was recorded on the accompanying combined statement of operations for the year ended December 31, 2004. Approximately $4.2 million of the deferred gain, along with the release of $0.5 million of indemnification liabilities recorded upon the closing of the sale for which the uncertainties associated with those liabilities have been resolved, were recognized in the accompanying combined statement of operations for the period from January 1, 2005 to October 16, 2005. See Note 15—Commitments and Contingencies—Other Guarantees related to indemnification provisions related to the sale.

4. Acquisitions

As disclosed in Note 1—Basis of Presentation and Business Description, on October 17, 2005, Cendant completed the sale of the Predecessor to Affinion Group, Inc. pursuant to a purchase agreement dated July 26, 2005 for approximately $1.8 billion (see Note 10—Long-Term Debt for summary of debt incurred related to the 2005 Transactions). The allocation of the purchase price is based on the fair value of assets acquired and liabilities assumed, including post-closing relationships with Cendant, available information and management assumptions.

The allocation of purchase price is as follows:

Amount
Cash consideration paid to Cendant (a)	$1,657.0
Affinion Holdings’ preferred stock issued to Cendant, at estimated fair value	80.4
Affinion Holdings’ warrant issued to Cendant, at estimated fair value	16.7
Transaction costs and expenses (b)	38.1

Total purchase price	1,792.2
Less: Historical value of assets acquired in excess of liabilities assumed	363.4
Less: Fair value adjustments	1,113.5

Excess of purchase price over fair value of net assets acquired	$315.3

The fair value adjustments included in the allocation of the purchase price above consisted of:

Amount
Allocation of purchase price to identifiable intangible assets (c)	$1,430.0
Fair value adjustments to:
Assets acquired (d)	(622.7)
Liabilities assumed (e)	306.2

Total fair value adjustments	$1,113.5

(a)	Reflects the contractual cash purchase price of $1,750.0 million reduced by adjustments of $93.0 million.
(b)	Includes $20.0 million paid to Apollo for structuring and advisory services related to the 2005 Transactions.
(c)	Represents $760.0 million and $568.0 million of member and affinity relationships intangibles, respectively; $52.0 million of proprietary databases and systems; $25.0 million of trademarks and tradenames; and $25.0 million of patents and technology.
(d)	Represents the following adjustments to the October 16, 2005 carrying values of the Predecessor’s assets: property and equipment of $19.3 million; prepaid commissions of $(111.4) million; deferred acquisition costs of $(182.2) million; contract rights and list fees of $(39.1) million; Predecessor’s goodwill and intangibles of $(300.4) million; deferred taxes of $(18.0) million; and other assets of $9.1 million.
(e)	Represents the following adjustments to the October 16, 2005 carrying values of the Predecessor’s liabilities: deferred revenue of $379.7 million; reserve for cancellations of $15.6 million; accounts payable and accrued expenses of $(56.9) million; unfavorable contracts of $(14.3) million; and other liabilities of $(17.9) million.

See Note 20—Related Party Transactions for indemnifications agreed to by Cendant related to the 2005 Transactions.

The unaudited pro forma consolidated financial information provided below is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been reported had the 2005 Transactions been completed at the beginning of each period presented and should not be taken as representative of results that may occur in the future.

	Pro Forma Results for the Years Ended December 31,
	2005	2004
	(Unaudited)
Net revenues	$1,198.7	$1,530.8
Loss from operations	(285.6)	(82.2)
Net loss	(445.6)	(265.6)

The unaudited pro forma loss from operations and net loss does not give effect to transaction bonuses of $18.2 million and the accelerated stock charge of $6.7 million related to Cendant RSUs and stock options recorded by the Predecessor during the period from January 1, 2005 to October 16, 2005. The pro forma loss from operations and net loss for the years ended December 31, 2005 and 2004 includes depreciation and amortization expense of $407.4 million and $405.3 million, respectively, including $366.2 million related to the amortization associated with the acquired identifiable intangible assets. The pro forma loss from operations and net loss for the years ended December 31, 2005 and 2004 include interest expense of $150.9 million related to the 2005 Transactions. The 2005 Transactions’ related debt included the following: i) $860.0 million term loan under a $960.0 million senior secured credit facility; ii) $270.0 million senior notes offering (proceeds of $266.4 million, net of discount); and iii) approximately $383.6 million unsecured senior subordinated bridge loan facility. The senior secured credit facility, the senior notes and the unsecured senior subordinated bridge loan facility are guaranteed by certain of the Company’s U.S. subsidiaries.

On October 14, 2005, AMS acquired the stock of TRL Group previously held by management of TRL Group, Inc. for $15.7 million, all of which was accounted for as intangibles by the Predecessor. Prior to this transaction, AMS held approximately 45% (on a fully diluted basis) of the common stock of TRL Group. As a result of this acquisition, TRL Group became a wholly owned subsidiary of AMS as of October 14, 2005.

Effective January 1, 2005, the Predecessor acquired certain assets and liabilities from CTI. The assets and liabilities were transferred at their current net book value of approximately $17.1 million. In addition, the Predecessor paid a fee associated with certain transition services provided by CTI of approximately $1.8 million. The assets and liabilities acquired comprise a full-service travel agency dedicated primarily to servicing membership customers. The Company continues to provide travel agency services to customers of certain Cendant subsidiaries.

CTI also provided fulfillment and other operational support to various subsidiaries of Cendant’s Travel Distribution Services Segment. CTI’s fulfillment operations were not transferred to the Predecessor in connection with the January 1, 2005 transaction. CTI’s fulfillment activities as well as the travel reservation operations that were transferred to the Predecessor were accounted for as one business by CTI through December 31, 2004. Since the assets and liabilities acquired were from an entity under common control, the transaction was accounted for in a manner similar to a pooling of interests. Control of the CTI fulfillment operations remained with Cendant. Accordingly, a capital transfer was recorded to transfer the CTI fulfillment operations to Cendant as of January 1, 2005. Revenue associated with CTI’s fulfillment operations was not significant during 2004. Income from operations related to CTI’s fulfillment operations was approximately $0.5 million for the year ended December 31, 2004.

On January 30, 2004, the Predecessor acquired TLS and other affiliated companies, wholly-owned subsidiaries of TRL Group, for approximately $20.0 million in cash. TLS offers wholesale loyalty enhancement services primarily to loyalty program providers.

5. Intangible Assets

Intangible assets consisted of:

	December 31, 2006			December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Member relationships	$761.1	$(242.9)	$518.2	$759.8	$(43.9)	$715.9
Affinity relationships	576.0	(161.7)	414.3	537.4	(28.0)	509.4
Proprietary databases and systems	52.0	(20.9)	31.1	52.0	(3.6)	48.4
Trademarks and tradenames	25.5	(2.1)	23.4	24.9	(0.4)	24.5
Patents and technology	25.0	(6.5)	18.5	20.0	(0.4)	19.6

	$1,439.6	$(434.1)	$1,005.5	$1,394.1	$(76.3)	$1,317.8

Amortization expense relating to intangible assets was as follows:

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Member relationships	$198.7	$43.9	$0.9	$1.1
Affinity relationships	132.2	28.0	1.2	1.8
Proprietary databases and systems	17.3	3.6	—	—
Trademarks and tradenames	1.7	0.4	—	—
License agreement	—	—	—	1.1
Patents and technology	6.2	0.4	0.5	0.6

Total	$356.1	$76.3	$2.6	$4.6

Based on the Company’s amortizable intangible assets as of December 31, 2006, the Company expects the related amortization expense for the five succeeding fiscal years to be approximately $253.2 million in 2007, $193.8 million in 2008, $143.6 million in 2009, $119.4 million in 2010 and $103.3 million in 2011.

The changes in the Company’s carrying amount of goodwill for 2006 and for the period from October 17, 2005 to December 31, 2005 are as follows:

	Balance at January 1, 2006	Changes in Goodwill	Subtotal	Goodwill Impairment	Currency Translation	Balance at December 31, 2006	Goodwill Acquired on October 17, 2005 and Balance at December 31, 2005
Membership products	$233.0	$(1.9)	$231.1	$—	$—	$231.1	$233.0
Insurance and package products	93.1	(34.8)	58.3	—	—	58.3	93.1
Loyalty products	26.5	(11.0)	15.5	(15.5)	—	—	26.5
International products	13.6	(3.2)	10.4	—	0.2	10.6	13.6

Total	$366.2	$(50.9)	$315.3	$(15.5)	$0.2	$300.0	$366.2

The changes in goodwill during 2006 were the result of the Company’s completion of the purchase price allocation. The decrease in goodwill attributed to membership products of $1.9 million is primarily due to a $15.6 million reduction in the reserve for cancellations as of the acquisition date and a $12.4 million increase in the liability established for unfavorable contracts acquired. The decrease in goodwill attributed to insurance and package products is primarily due to an increase in the acquisition date estimated fair value of acquired affinity relationships. The decrease in goodwill attributed to loyalty products is due to an increase in the acquisition date estimated fair value of acquired patents of $11.0 million and the subsequent impairment of the remaining goodwill of $15.5 million. The impairment results primarily from the reduction of projected future cash flows of loyalty products principally due to the loss of a major program during the fourth quarter of 2006. The decrease in goodwill attributed to international products is primarily due to an adjustment of deferred tax assets as of the acquisition date.

The changes in the Predecessor’s carrying amount of goodwill for the period from January 1, 2005 to October 16, 2005 are as follows:

	Balance at January 1, 2005	Currency Translation	Balance at October 16, 2005
Membership products	$189.4	$—	$189.4
Insurance and package products	12.3	—	12.3
Loyalty products	4.5	—	4.5
International products	48.1	(1.4)	46.7

Total	$254.3	$(1.4)	$252.9

6. Contract Rights and List Fees

Contract rights and list fees consisted of:

	December 31, 2006			December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Contract rights	$54.7	$(1.8)	$52.9	$—	$—	$—
List fees	10.3	(1.2)	9.1	1.8	—	1.8

Total	$65.0	$(3.0)	$62.0	$1.8	$—	$1.8

During 2006, the Company acquired the servicing rights for a membership program and the members of such program from a major bank. The Company paid GBP 8.1 million ($16.0 million) at closing and is obligated to pay a percentage of future renewal revenues (including a guaranteed minimum amount) to the seller. The total purchase price of GBP 26.8 million ($52.5 million), including the estimated present value of the future payments, has been included in contract rights and list fees and will be amortized on an accelerated basis over the estimated life of the contract rights to approximate the expected pattern of the underlying future revenues.

Amortization expense for the year ended December 31, 2006 was $3.3 million, of which $1.4 million is included in marketing expense and $1.9 million is included in depreciation and amortization expense in the consolidated statement of operations for the year ended December 31, 2006. Based on the Company’s contract rights and list fees as of December 31, 2006, the Company expects the related amortization expense for the five succeeding fiscal years to be approximately $16.8 million in 2007, $15.0 million in 2008, $12.1 million in 2009, $8.8 million in 2010 and $7.0 million in 2011.

7. Other Current Assets

Other current assets consisted of:

	December 31,
	2006	2005
Prepaid membership materials	$8.5	$11.8
Prepaid insurance costs	7.3	6.6
Other receivables	6.0	6.1
Prepaid merchant fees	3.4	0.7
Other	14.2	13.8

Total	$39.4	$39.0

8. Property and Equipment, Net

Property and equipment, net, consisted of:

	December 31,
	2006	2005
Leasehold improvements	$10.5	$9.5
Capitalized software	63.5	62.2
Computer equipment ($1.0 million in 2006 and 2005, respectively, under capital leases)	41.9	21.1
Furniture, fixtures and equipment	9.4	5.6
Projects in progress	20.7	17.5

	146.0	115.9
Less: Accumulated depreciation and amortization	(46.0)	(8.2)

Total	$100.0	$107.7

Depreciation and amortization expense on property and equipment totaled $38.8 million for the year ended December 31, 2006, $8.2 million for the period from October 17, 2005 to December 31, 2005, $29.7 million for the period from January 1, 2005 to October 16, 2005, and $39.3 million in 2004.

In the fourth quarter of 2004 and the first quarter of 2005, the Predecessor recorded non-cash pretax impairment losses of approximately $1.3 million and $1.5 million respectively, related to a building held for sale. The pretax impairment losses are included in general and administrative expense on the accompanying combined statements of operations. The transfer of the building from property and equipment to property held for sale was excluded from the combined statements of cash flows as a non-cash transaction. During the third quarter of 2005, the building was transferred to Cendant.

9. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of:

	December 31,
	2006	2005
Accounts payable	$74.9	$75.8
Accrued product costs	41.7	68.0
Accrued payroll and related costs	34.2	28.9
Accrued interest	22.7	21.9
Accrued legal and professional fees	23.3	19.0
Accrued commissions	9.8	9.4
Accrued sales tax	8.3	4.1
Other	64.5	47.7

Total	$279.4	$274.8

Employee retention bonuses totaling $14.3 million granted in connection with the 2005 Transactions were accrued and recognized ratably as compensation expense by the Company through the future contractual payment dates since these payments were contingent upon the employee being in the employ of the Company at the payment date. Such compensation expense included in general and administrative expenses for the year ended December 31, 2006 and for the period from October 17, 2005 to December 31, 2005 was $10.5 million and $3.8 million, respectively. Certain employees have elected to receive their bonus amounts in stock of the Company. Employee retention bonus payments were made during the fourth quarter of 2006.

10. Long-Term Debt

Long-term debt consisted of:

	December 31,
	2006	2005
Term loan due 2012	$755.0	$840.0
10 1/8% senior notes due 2013, net of unamortized discount of $2.0 and $3.6, respectively, with an effective interest rate of 10.285%	302.0	266.4
11 1/2% senior subordinated notes due 2015, net of unamortized discount of $4.7, with an effective interest rate of 11.75%	350.8	—
Senior subordinated bridge loan facility	—	383.6
Capital lease obligations	0.6	1.0

Total debt	1,408.4	1,491.0
Less: current portion of long-term debt	(50.2)	(20.4)

Long-term debt	$1,358.2	$1,470.6

On October 17, 2005, Affinion, as borrower, entered into a senior secured credit facility (“Affinion Credit Facility”). The Affinion Credit Facility is comprised of a term loan that initially totaled $860.0 million due in 2012 and a $100.0 million revolving credit facility terminating in 2011. The revolving credit facility includes letter of credit and swingline sub-facilities. The term loan provides, at Affinion’s option, for interest rates of a) adjusted LIBOR plus 2.75% or b) the higher of i) Credit Suisse, Cayman Island Branch’s prime rate and ii) the Federal Funds Effective Rate plus 0.5% (“ABR”), in each case plus 1.75%. As of December 31, 2006 and 2005, the interest rates on the term loan were 8.10% and 7.10% respectively. The revolving credit facility provides, at Affinion’s option, for interest rates of adjusted LIBOR plus 2.75% or ABR plus 1.75% subject to downward adjustment based on Affinion’s senior secured bank leverage ratio, as set forth in the agreement governing the Affinion Credit Facility. Effective January 4, 2007, the Affinion Credit Facility was amended to decrease the interest rate on the term loan facility by 25 basis points and to provide for an additional 25 basis point decrease upon achievement of certain credit rating thresholds. The Affinion Credit Facility is secured by all of the outstanding stock of Affinion held by Affinion Holdings and by substantially all of the assets of Affinion, subject to certain exceptions. The term loan requires quarterly repayments totaling $8.6 million per annum with the balance payable at maturity in September 2012 subject to reductions for certain prepayments. Through December 21, 2006, Affinion made five voluntary principal prepayments of the term loan aggregating $105.0 million and, therefore, all of Affinion’s mandatory quarterly repayment obligations have been satisfied. On March 22, 2007, Affinion made an additional $25.0 million voluntary prepayment of the term loan. The Affinion Credit Facility generally requires Affinion to prepay the outstanding term loan with proceeds from certain asset dispositions that are not reinvested, a portion of excess cash flow beginning in July 2006 and the net cash proceeds from certain debt issued in the future, as set forth in the agreement governing the Affinion Credit Facility. The Affinion Credit Facility also permits Affinion to obtain additional borrowing capacity up to the greater of $175.0 million and an amount equal to Adjusted EBITDA, as set forth in the agreement governing the Affinion Credit Facility, for the most recent four-quarter period. The revolving credit facility carries a commitment fee of 0.5% on the unused amount. As of December 31, 2006 and 2005, no amounts had been drawn down under the revolving credit facility.

On October 17, 2005, Affinion issued senior notes (“Senior Notes”), with a face value of $270.0 million, for net proceeds of $266.4 million. The Senior Notes bear interest at 10 1/8% per annum, payable semi-annually on April 15 and October 15 of each year. The Senior Notes mature on October 15, 2013. Affinion may redeem all or part of the Senior Notes at any time on or after October 15, 2009 at redemption prices (generally at a premium) set forth in the indenture governing the Senior Notes. The Senior Notes are senior unsecured obligations and rank equally in right of payment with Affinion’s existing and future senior obligations and senior to Affinion’s existing and future senior subordinated indebtedness and are guaranteed by certain subsidiaries of Affinion. The Senior Notes contain restrictive covenants related primarily to Affinion’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies.

On April 26, 2006, Affinion issued $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes due October 15, 2015 (the “Senior Subordinated Notes”) and applied the gross proceeds of $350.5 million to repay $349.5 million of outstanding borrowings under its $383.6 million senior subordinated loan facility (the “Bridge Loan”), plus accrued interest, and used cash on hand to pay fees and expenses associated with such issuance.

On May 3, 2006, Affinion issued an additional $34.0 million aggregate principal amount of Senior Notes at a premium and applied the proceeds, together with cash on hand, to repay the remaining $34.1 million of outstanding borrowings under its Bridge Loan, plus accrued interest, and to pay fees and expenses associated with such issuance. These Senior Notes were issued as additional notes under the Senior Notes indenture dated October 17, 2005 and, together with the $270.0 million of Senior Notes originally issued under such indenture, are treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The Senior Subordinated Notes bear interest at 11 1/2% per annum, payable semi-annually on April 15 and October 15 of each year. The Senior Subordinated Notes mature on October 15, 2015. Affinion may redeem some or all of the Senior Subordinated Notes at any time on or after October 15, 2010 at the redemption prices (generally at a premium) set forth in the indenture governing the Senior Subordinated Notes. In addition, on or before October 15, 2008, Affinion may redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes with the net proceeds of certain equity offerings, provided that at least 65% of the aggregate principal amount of the Senior Subordinated Notes initially issued remain outstanding immediately after such redemption. The Senior Subordinated Notes are unsecured obligations of Affinion and rank junior in right of payment to Affinion’s existing and future senior obligations and senior to Affinion’s future subordinated indebtedness. The Senior Subordinated Notes are guaranteed by the same subsidiaries of Affinion that guarantee the Affinion Credit Facility and the Senior Notes.

The $383.6 million Bridge Loan was scheduled to mature on October 17, 2006, with any outstanding borrowings at the maturity date automatically converting to unsecured term loans, due in April 2014. Further, a 2.5% fee would have been due on October 17, 2006 for any outstanding principal balance remaining on the Bridge Loan. The Bridge Loan had an annual interest rate of 11.0% through April 2006, increasing to 11.5% through July 2006, and increasing to a 12% capped interest rate through maturity. At any time after October 17, 2006, lenders had the option to exchange the outstanding unsecured term loans for senior subordinated exchange notes. At any time following February 1, 2006 and ending on the earlier of i) April 17, 2007 and ii) the date on which 100% of the unsecured term loans had been exchanged for senior subordinated exchange notes, Affinion may have been required by its lenders to execute a securities offering, subject to certain conditions. The proceeds from such securities offering would have been required to be used to repay the Bridge Loan. In the event Affinion breached its obligations to execute a securities offering, the Bridge Loan would have been subject to a cash interest rate cap of 12.35% and a total interest rate cap of 13.50%. The Bridge Loan was subordinated in right of payment to the Affinion Credit Facility and the Senior Notes.

On September 13, 2006, Affinion completed a registered exchange offer and exchanged all of the then outstanding 10 1/8% Senior Notes due 2013 and all of the then outstanding 11 1/2% Senior Subordinated Notes due

2015 into a like principal amount of 10 1/8% Senior Notes due 2013 and 11 1/2% Senior Subordinated Notes due 2015, respectively, that have been registered under the Securities Act of 1933, as amended.

Based on management’s expectations of the Company’s ability to voluntarily prepay principal during the next twelve months under Affinion’s term loan, $50.0 million has been classified as Current portion of long-term debt on the December 31, 2006 consolidated balance sheet.

As of December 31, 2006, Affinion has $98.5 million available for borrowing under the Affinion Credit Facility.

The Affinion Credit Facility, the Senior Notes and the Senior Subordinated Notes all contain restrictive covenants related primarily to Affinion’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. Affinion and its subsidiaries may pay dividends of up to $35.0 million in the aggregate provided that no default or event of default has occurred or is continuing, or would result from the dividend. Payment of additional dividends requires the satisfaction of various conditions, including meeting defined leverage ratios and a defined fixed charge coverage ratio, and the total dividend paid does not exceed a calculated amount of defined available free cash flow. The covenants in the Affinion Credit Facility also require compliance with a consolidated leverage ratio and an interest coverage ratio. Affinion was in compliance with the covenants referred to above as of December 31, 2006. Payment under each of the debt agreements may be accelerated in the event of a default. Events of default include the failure to pay principal and interest when due, covenant defaults (unless cured within applicable grace periods, if any), events of bankruptcy and, for the Affinion Credit Facility, a material breach of representation or warranty and a change of control.

Debt issuance costs related to the various debt instruments are being amortized to interest expense over the term of the applicable debt issue using the effective interest rate method. The unamortized debt issuance costs totaled $34.1 million and $38.4 million as of December 31, 2006 and 2005, respectively, and are included in other non-current assets on the consolidated balance sheets. The debt discounts and premiums are also being amortized to interest expense over the term of the applicable debt issue using the effective interest rate method.

Capital Lease Obligations—The Company leases, and its Predecessor leased, certain equipment under capital leases expiring in 2009. During 2006 and 2005, no capital lease obligations were incurred.

The aggregate maturities of debt as of December 31, 2006 are as follows:

2007	$0.2
2008	0.2
2009	0.2
2010	—
2011	—
Thereafter	1,407.8

$1,408.4

Subsequent Events—On January 31, 2007, the Company entered into a five-year $350.0 million senior unsecured term loan facility (the “Senior Unsecured Term Loan”) with certain banks at an initial interest rate of LIBOR, as defined, plus 6.25%. The Senior Unsecured Term Loan matures on March 1, 2012. The interest rate is subject to additional increases over time and further increases if, in lieu of paying cash interest, the interest is paid by the Company by adding such interest to the principal amount of the loans. Prior to September 1, 2008, the Company may prepay some or all of the loan at 100% of the principal amount and thereafter may prepay some or all of the loan at a premium. In the event of a Change in Control, as defined, the lenders have the right to require the Company to prepay some or all of the loan at a prepayment price of 101% and in the event of an Asset Sale, as defined, the Company is required to offer to prepay the loans at 100% of the principal amount. The

Senior Unsecured Term Loan contains restrictive covenants related primarily to the Company’s and Affinion’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. The Company used the net proceeds of $346.5 million to pay a special dividend on its common stock of $240.5 million and to redeem 95,107 shares of preferred stock at a cost of $106.0 million.

11. Long-Term Debt Due to Cendant

On January 30, 2004, the Predecessor entered into a revolving loan facility that provided for borrowings up to $30.0 million by TRL Group through February 1, 2005 and then reducing to $10.0 million thereafter. The credit agreement was terminated on October 14, 2005. Interest expense incurred for the period from January 1, 2005 to October 16, 2005 was $0.2 million and for the year ended December 31, 2004 was $0.8 million.

12. Minority Interests

At December 31, 2006 and 2005, minority interest was comprised of a 50% minority share in Cims South Africa (Proprietary) Limited (“Cims South Africa”).

In August 2003, the Predecessor acquired a 50% ownership interest in Cims South Africa for $2.6 million and began consolidating Cims South Africa at that time. The minority shareholder holds 50% of the outstanding common shares of Cims South Africa and profits and losses are allocated in proportion to each shareholder’s ownership interest.

No distributions were made to the minority shareholder in 2006 or 2005. Distributions made to minority shareholders totaled $1.0 million for the year ended December 31, 2004.

At December 31, 2004, in addition to the 50% minority interest share in Cims South Africa, minority interests comprised: (i) a 20% and 30% minority shares in Kabushiki Kaishi TH Shopping, formerly Cendant Japan Co. Ltd (“Cims Japan”); and (ii) approximately 55% (on a fully diluted basis) of equity of TRL Group which the Predecessor did not own at that date (see Note 4—Acquisitions and Note 18—TRL Group, Inc. for further information related to the consolidation of TRL Group).

Prior to its dissolution, the minority shareholders held 50% of the common shares of Cims Japan and profits and losses were allocated in proportion to each shareholder’s ownership interest. No distributions were made to the minority shareholders during 2005 and 2004. During 2004, the losses of Cims Japan exceeded the minority shareholders’ investments and, at that point, the Predecessor began recording 100% of the losses associated with the operations of Cims Japan. In November 2004, Cims Japan sold its shopping catalogue mail order business and certain assets and liabilities for approximately $0.2 million. The purchaser assumed all liabilities associated with the existing members of the business, including future servicing of the members. Substantially all employees of Cims Japan were terminated as of December 31, 2004.

During 2005, Cims Japan submitted a plan approved by its creditors and shareholders for the orderly dissolution of the entity as required under Japanese regulations, which was approved by the Tokyo District Court on July 5, 2005. In September 2005, Cims Japan completed payments to its creditors under the approved plan. Substantially all of the amounts due to the minority shareholders (approximately $2.2 million) and Cendant (approximately $2.9 million) were forgiven in connection with the plan. As a result of the forgiveness of debt and the dissolution of the entity, Cims Japan recognized other income totaling $5.9 million in the third quarter of 2005. This entity was legally dissolved on February 14, 2006.

13. Stockholders’ Equity

At December 31, 2005, common stock and additional paid-in capital included $275.0 million received upon the issuance of 57.8 million shares of common stock in connection with the 2005 Transactions, a restricted stock grant to the Company’s Chief Executive Officer of 105,000 shares of common stock valued at $0.5 million and the purchase by management of 1,862,385 shares of common stock valued at $8.9 million. During 2006, an additional 63,000 shares valued at $0.3 million were purchased by management and the Company acquired 112,350 treasury shares at a cost of $0.6 million. For the year ended December 31, 2006 and the period from October 17, 2005 to December 31, 2005, $6.6 million and $1.7 million, respectively, of stock-based compensation expense was recognized in the consolidated statements of operations related to the shares purchased by management.

In connection with the 2005 Transactions, the Company issued a warrant (fair value of $16.7 million) that is exercisable into 4,437,170 shares of common stock of the Company. The warrant was exercisable upon the earlier of four years, the achievement by Apollo of certain investment return hurdles, or the record date or effective date of a dividend or distribution on the Company’s common stock. On January 31, 2007, the Company declared a special dividend payable to holders of shares of its common stock, including holders of restricted stock, of $240.5 million, or approximately $4.03 per share of common stock. In conjunction with the special dividend, the Company redeemed 95,107 shares, or approximately 76.1%, of the outstanding preferred stock at its face amount plus accrued and unpaid dividends. As a result of the special dividend on its common stock, the warrant became exercisable at an exercise price of $10.38 per common share.

Cendant incurred certain overhead costs that were allocated to the Predecessor pursuant to the tax sharing agreement between Cendant and its subsidiaries. The allocation of such costs are reflected as contributions of capital in the accompanying combined financial statements and totaled $5.5 million for the period from January 1, 2005 to October 16, 2005 and $2.5 million for the year ended December 31, 2004.

Tax accruals established by the Predecessor are indemnified by Cendant pursuant to the tax sharing agreement between Cendant and its subsidiaries. During 2004, certain tax related matters were resolved resulting in tax benefits totaling $92.3 million (see Note 14—Income Taxes). The tax benefits associated with these resolutions were transferred to Cendant in 2004 and treated as returns of capital by the Predecessor.

During 2004, Affinion International declared and paid a dividend totaling $9.6 million to its parent company, RCI Europe Limited (a wholly-owned subsidiary of Cendant).

Subsequent Events—On September 21, 2007, the Company’s Board of Directors approved a 2.1-for-1 stock split of its common stock. As a result, stockholders of record received 1.1 additional shares for each share held as of September 21, 2007. The par value of the Company’s common stock remains $0.01 per share. The share and per share amounts have been restated to reflect the stock split.

14. Income Taxes

The income tax (expense) benefit consisted of the following:

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Current:
Federal	$—	$—	$(0.5)	$53.7
State	(1.0)	0.2	(0.1)	1.9
Foreign	(1.9)	(1.5)	(2.4)	(25.3)

	(2.9)	(1.3)	(3.0)	30.3

Deferred:
Federal	(6.4)	(1.6)	(21.8)	44.8
State	0.2	(0.3)	(4.1)	22.1
Foreign	2.8	3.2	—	7.3

	(3.4)	1.3	(25.9)	74.2

	$(6.3)	$—	$(28.9)	$104.5

Pre-tax income (loss) for domestic and foreign operations before minority interests consisted of the following:

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Domestic	$(412.8)	$(132.9)	$70.1	$215.2
Foreign	(33.2)	(6.1)	8.9	56.6

Pre-tax income (loss)	$(446.0)	$(139.0)	$79.0	$271.8

Deferred income tax assets and liabilities consisted of the following:

	December 31,
	2006	2005
Current deferred income tax assets:
Accrued expenses and deferred revenue	$42.7	$4.6
Prepaid expenses	1.7	3.1
Provision for doubtful accounts	0.4	—
Other	1.2	0.2

Current deferred income tax assets	46.0	7.9
Current deferred income tax liabilities:
Profit-sharing receivables from insurance carriers	(25.0)	—
Accrued expenses	(6.9)	(0.2)
Deferred revenue	(2.5)	(6.8)
Prepaid expenses	(23.1)	—

Current deferred income tax liabilities	(57.5)	(7.0)
Valuation allowance	—	(3.4)

Current net deferred income tax liability	$(11.5)	$(2.5)

Non-current deferred income tax assets:
Net operating loss carryforwards	$93.1	$33.2
State net operating loss carryforwards	4.8	3.6
Depreciation and amortization	200.4	37.7
Other	1.0	1.0
Foreign tax credits	4.5	1.4

Non-current deferred income tax assets	303.8	76.9
Non-current deferred income tax liabilities:
Deferred revenue	(0.6)	(2.5)
Other	(0.4)	(0.1)
Depreciation and amortization	(86.0)	(40.0)

Non-current deferred income tax liabilities	(87.0)	(42.6)
Valuation allowance	(237.0)	(62.1)

Non-current net deferred income tax liability	$(20.2)	$(27.8)

For federal and state income tax purposes the 2005 Transactions are treated as a purchase of assets and an assumption of liabilities at fair market value. Certain liabilities recognized for financial statement reporting purposes are not recognized for federal and state income tax purposes with respect to the 2005 Transactions and give rise to future income tax deductions. Therefore, the differences between the values allocated to the assets and liabilities under purchase accounting and the tax bases of the respective assets and liabilities give rise to a net deferred tax asset of approximately $3.6 million as of October 17, 2005. A valuation allowance of approximately $3.3 million was recognized in purchase accounting since it is more likely than not that these net deferred tax assets will not be realized. Goodwill arising from the 2005 Transactions will be deductible for tax purposes.

For foreign income tax purposes the 2005 Transactions have no effect on the tax basis of the underlying assets and liabilities. Therefore, a deferred tax liability was established in purchase accounting of approximately $32.4 million to reflect the difference between the preliminary values allocated to the assets and liabilities for financial reporting purposes with respect to the foreign entities and the related local income tax values of such assets and liabilities.

As of December 31, 2006, the Company had federal net operating loss carryforwards of approximately $240.8 million (which will expire in 2025 through 2026) and foreign tax credit carryovers of approximately $4.5 million (which will expire in 2015 through 2016). The Company has state net operating loss carryforwards of approximately $100.4 million which expire, depending on the jurisdiction, between 2010 and 2026. Since it is more likely than not that these assets will not be realized, a full valuation allowance has been recognized with respect to these carryforwards and credits. The Company also has net operating loss carryforwards in foreign jurisdictions. These net operating losses total approximately $29.9 million. The Company has concluded that a valuation allowance relating to approximately $27.3 million of these net operating losses is required due to the uncertainty as to their realization. The carrying value of the Company’s valuation allowance against all its deferred tax assets at December 31, 2006 totaled $237.0 million.

As of December 31, 2005, the Company had federal net operating loss carryforwards of approximately $77.5 million (which expire in 2025) and foreign tax credit carryovers of approximately $1.4 million (which expire in 2015). The Company has state net operating loss carryforwards of approximately $77.2 million which expire, depending on the jurisdiction, between 2010 and 2025. Since it is more likely than not that these assets will not be realized, a full valuation allowance has been recognized with respect to these carryforwards and credits. The Company also has net operating loss carryforwards in foreign jurisdictions. These net operating losses total approximately $19.5 million. The Company has concluded that a valuation allowance relating to approximately $16.9 million of these net operating losses is required due to the uncertainty as to their realization. The carrying value of the Company’s valuation allowance against all its deferred tax assets at December 31, 2005 totaled $65.5 million.

In the third quarter of 2005, deferred income taxes were reduced by approximately $36.0 million for the transfer of deferred income taxes associated with certain assets and liabilities retained by Cendant in connection with the 2005 Transactions.

No provision has been made for the accumulated and undistributed earnings of the foreign subsidiaries of the Company. With the exception of all South African subsidiaries and one U.K. subsidiary, foreign taxable income is recognized currently for federal and state income tax purposes since such operations are recognized in entities disregarded for federal and state income tax purposes. As of December 31, 2006, there are $3.0 million of accumulated and undistributed earnings of the South African and U.K. subsidiaries.

In March 2005, Cendant implemented a foreign tax restructuring and changed its permanent reinvestment assertion under APB No. 23, “Accounting for Income Taxes—Special Areas,” with respect to the foreign subsidiaries of Affinion International. As a result of no longer being permanently reinvested, the Predecessor recorded a tax charge of approximately $28.5 million in the period from January 1, 2005 to October 16, 2005 related to certain previously unrecorded deferred tax liabilities consistent with Cendant’s change in assertion. This charge was offset by a tax benefit resulting from the establishment of deferred tax assets during the first quarter of 2005 for the difference between the tax and book basis of the net assets of foreign subsidiaries. The Predecessor also utilized net operating loss carryforwards related to the current U.S. tax liabilities established in connection with the Affinion International’s foreign tax restructuring.

No provision had been made for U.S. Federal deferred income taxes on approximately $77.3 million of accumulated and undistributed earnings of Affinion International’s foreign subsidiaries at December 31, 2004 since it was the intention of Cendant’s management to reinvest the undistributed earnings indefinitely in those foreign operations.

The effective income tax rate differs from the U.S. federal statutory rate as follows:

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefits	2.6	3.9	2.2	2.0
Change in valuation allowance and other	(39.9)	(41.3)	—	(41.9)
Taxes on foreign operations at rates different than U.S. federal rates	0.2	1.4	2.9	(0.7)
Taxes on repatriated foreign income	—	—	(3.1)	—
Deduction for foreign taxes	—	—	(0.6)	—
Resolution of prior years’ tax examination issues	—	—	—	(32.9)
Foreign tax credits	0.7	1.0	—	—
Non-deductible expenses	—	—	0.1	0.1

	(1.4)%	—%	36.5%	(38.4)%

An appropriate valuation allowance at December 31, 2006 and 2005 has been recognized with respect to the net deferred tax assets and liabilities, except deferred tax liabilities relating to intangibles with indefinite lives.

The Predecessor’s and Cendant’s income tax returns are periodically examined by various tax authorities. The Predecessor and Cendant are currently under audit by several tax authorities. In connection with these and future examinations, certain tax authorities, including the Internal Revenue Service, may raise issues and impose additional assessments. The Company regularly evaluates the likelihood of additional assessments resulting from these examinations and establishes liabilities through the provision for income taxes for potential amounts that may result from such examinations. Any tax liabilities established by the Predecessor were indemnified by Cendant pursuant to the tax sharing agreement between Cendant and its subsidiaries. Once a tax liability was established through October 16, 2005, the corresponding tax liability was transferred to Cendant via an adjustment to combined equity. The Company’s tax liabilities are adjusted as information becomes available or when an event requiring a change to the tax liabilities occurs. During the year ended December 31, 2004, certain tax related liabilities were adjusted based on currently available information resulting in a tax benefit totaling $92.3 million. The tax benefits associated with these tax liability reductions were transferred to Cendant and treated as a return of capital by the Predecessor. The tax liabilities established were transferred to Cendant and treated as capital contributions by the Predecessor.

15. Commitments and Contingencies

Leases

The Company has noncancelable operating leases covering various facilities and equipment. Rent expense, net of sublease receipts, totaled $14.3 million for the year ended December 31, 2006, $3.2 million for the period from October 17, 2005 to December 31, 2005, $14.6 million for the period from January 1, 2005 to October 16, 2005 and $21.7 million for the year ended December 31, 2004.

Future minimum lease payments required under non-cancelable operating leases, net of sublease receipts, as of December 31, 2006 are as follows:

2007	$11.9
2008	11.5
2009	7.9
2010	7.1
2011	5.2
Thereafter	9.2

Future minimum lease payments	$52.8

Litigation

The Company is involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. The Company and its affiliate are also parties to a number of class action lawsuits, each of which alleges violations of certain federal and/ or state consumer protection statutes.

In April 2002, the Predecessor filed and served a complaint against American Bankers Insurance Company of Florida and certain affiliates (“Fortis”) relating to Fortis’ breach of the parties’ exclusive agreement to jointly market insurance programs underwritten by Fortis. Fortis counterclaimed alleging breach of contract, breach of fiduciary duty, fraudulent inducement and breach of covenant of good faith and fair dealing. In May 2005, the Chancery Court of Tennessee found a total judgment in the amount of $16.5 million, including prejudgment interest, in favor of the Predecessor and a total judgment in the amount of $75.8 million, including prejudgment interest, in favor of Fortis. As a result of the verdict and final judgment entered, a charge of $73.7 million was recorded in the Predecessor’s 2004 combined statement of operations. As part of the 2005 Transactions, Cendant retained this liability. In January 2007, Cendant settled the matter with Fortis. The Company has been indemnified for any liability with respect to this matter.

From 2001 through early 2005, the Florida State Attorney General (“Florida AG”) investigated whether the Predecessor’s sales practices were fully in compliance with Florida’s laws and regulations. On March 7, 2005, the Predecessor entered into a settlement agreement with the Florida AG’s office. Pursuant to this settlement, the Predecessor agreed to pay $0.4 million to the Florida AG’s office to cover the state’s cost of the investigation. The Predecessor also agreed, among other things, to make refunds to Florida consumers who complained to the Florida AG’s office during the course of the investigation and for a period of six months thereafter and to make certain settlement disclosures in connection with the marketing to Florida consumers.

Beginning in November 2003, the Predecessor received inquiries from numerous state attorney generals relating to the marketing of its membership programs. In July 2005, the Attorney Generals of California and Connecticut filed suit against the Predecessor, and the Attorney General of Maine filed a notice of its intention to sue (collectively, the “AG Matters”), alleging that deceptive marketing practices were used in connection with the offering of membership services. In December 2006, the Company reached a settlement with California, Connecticut, Maine and other states resolving the lawsuits filed by California and Connecticut as well as the inquiries by other state attorney generals described above. Pursuant to the settlement, the Company agreed to pay $12.5 million to cover the costs of the states’ investigation and for consumer restitution. Cendant has agreed to indemnify the Company for a portion of the settlement, which indemnification obligation has been assumed by Wyndham and Realogy as successors to various segments of Cendant’s business.

The Company is also a party to a number of lawsuits which were brought against it or its affiliates, each of which alleges to be a class action in nature and each of which alleges that the Company violated certain federal or state consumer protection statutes (certain of which are described below). The Company intends to vigorously defend itself against these lawsuits.

On August 9, 2005, a class action suit (the “August 2005 Suit”) was filed against Trilegiant in the U.S. District Court for the Northern District of California, San Francisco Division. The claim asserts violations of the Electronic Funds Transfer Act and various California consumer protection statutes. The suit seeks unspecified actual damages, statutory damages, attorneys’ fees, costs and injunctive relief.

On January 28, 2005, a class action complaint (the “January 2005 Suit”) was filed against The Bon, Inc., FACS Group, Inc., and Trilegiant in the Superior Court of Washington, Spokane County. The claim asserts violations of various consumer protection statutes. The Company filed a motion to compel arbitration, which was denied by the court. The Company appealed the court’s decision, and the case has been stayed until the appellate court has ruled on the motion to compel arbitration.

On November 12, 2002, a class action complaint (the “November 2002 Class Action”) was filed against Sears, Roebuck & Co., Sears National Bank, Cendant Membership Services, Inc., and Allstate Insurance Company in the Circuit Court of Alabama for Greene County alleging, among other things, breach of contract, unjust enrichment, breach of duty of good faith and fair dealing and violations of the Illinois consumer fraud and deceptive practices act. The case was removed to the U.S. District Court for the Northern District of Alabama but was remanded to the Circuit Court of Alabama for Greene County.

On January 24, 2002, a class action complaint (the “January 2002 Class Action”) was filed against Trilegiant in the U.S. District Court for the Northern District of Alabama Western Division (the “Alabama Court”) alleging that Trilegiant violated the Credit Repair Organizations Act (“CROA”) in connection with its Creditline product. On November 18, 2005, the court preliminarily approved the terms of a class-wide settlement of this case. Pursuant to the terms of the settlement, Trilegiant has provided notice to the class members via first class mail advising them of the terms of the settlement. All class members have released their claims against Trilegiant under the settlement. All class members wanting to receive benefits under the settlement were required to return a claim form post-marked by February 16, 2006 and had the option of choosing a no-cost annual membership in one of three membership programs offered by Trilegiant. In lieu of a membership program, class members could elect to receive a cash payment. The total cash payments that Trilegiant has offered to make to the class is capped at $0.5 million. On March 13, 2006 the Alabama Court signed the final order approving the terms of the settlement. The judgment became final on April 12, 2006.

On November 15, 2001, a class action complaint (the “2001 Class Action”) was filed in Madison County, Illinois against Trilegiant alleging violations of state consumer protection statutes in connection with the sale of certain membership programs. Motions to dismiss were denied and certification of a class of consumers has been granted; the exact size of the certified class is not known at this time.

The Company believes that the amount accrued for the above matters is adequate (see Note 9—Accounts Payable and Accrued Expenses—Accrued Legal and Professional Fees), and the reasonably possible loss beyond the amounts accrued, while not estimatable, will not have a material adverse effect on its financial condition, results of operations, or cash flows based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that accruals are adequate and it intends to vigorously defend itself against such matters, unfavorable resolution could occur, which could have a material adverse effect on financial condition, results of operations or cash flows.

Subject to certain limitations, Cendant has agreed to indemnify the Company for actual losses, damages, liabilities, claims, costs and expenses and taxes incurred in connection with certain of the matters described above. See Note 20—Related Party Transactions for a summary of the terms of the indemnification agreements.

Other Commitments

In the ordinary course of business, the Company enters into purchase agreements for its marketing and membership program support and travel services. The commitments covered by these agreements as of December 31, 2006 totaled approximately $48.5 million for 2007, $29.6 million for 2008, $24.3 million for 2009, $15.4 million for 2010, $11.0 million for 2011 and $12.4 million thereafter.

Other Guarantees

In connection with the sale of 78% of its long-term preferred care commission rights (see Note 3—Sale of Assets), the sale agreements contained indemnities whereby the Predecessor and Cendant are responsible for indemnifying the buyer for any losses incurred by the buyer as a result of any breach by the Predecessor of any representation, warranty or covenant made by the Predecessor and Cendant within the sale agreements. Effective September 30, 2005, the Predecessor transferred this liability to Cendant via a non-cash transfer pursuant to the purchase agreement from the 2005 Transactions.

Surety Bonds and Letters of Credit

In the ordinary course of business, the Company is, and its Predecessor was, required to provide surety bonds to various state authorities in order to operate its membership, insurance and travel agency programs. Cendant had previously guaranteed the surety bonds issued on behalf of the Predecessor. As of December 31, 2006, the Company provided guarantees for surety bonds totaling approximately $9.8 million and issued letters of credit totaling $1.8 million.

16. Stock-Based Compensation

Company Program

In connection with the closing of the 2005 Transactions on October 17, 2005, the Company adopted the 2005 Stock Incentive Plan (the “Plan”). The Plan authorizes the Board of Directors (the “Board”) of the Company to grant non-qualified, non-assignable stock options and rights to purchase shares of common stock to directors and employees of, and consultants to, the Company and its subsidiaries. The Board is authorized to grant up to 4.3 million shares of its common stock under the Plan over a ten year period. Options granted under the Plan have an exercise price no less than the fair market value of a share of the underlying common stock on the date of grant. Stock awards have a purchase price determined by the Board. As of December 31, 2006, there were no shares available for future grant. On January 30, 2007, the Board adopted an amendment to the Plan to formally document the aggregate increase of 0.2 million shares previously authorized during 2006 and further increase the number of shares of common stock issuable under the Plan by 0.4 million to an aggregate of 4.9 million shares.

The Company adopted Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS No. 123R”) as of the commencement of its operations on October 17, 2005. In accordance with SFAS No. 123R, for employee stock awards, the Company recognizes compensation expense, net of estimated forfeitures, over the requisite service period, which is the period during which the employee is required to provide services in exchange for the award.

Stock Options

During 2006 and the period from October 17, 2005 to December 31, 2005, 1.9 million and 3.2 million stock options, respectively, were granted to employees with an exercise price of $4.76, equal to the estimated fair market value of a share of the underlying common stock on the date of grant. Stock options granted to employees are comprised of three tranches with the following terms:

	Tranche A	Tranche B	Tranche C
Exercise price	$4.76	$4.76	$4.76
Vesting period	Ratably over 5 years *	100% after 8 years **	100% after 8 years **
Option term	10 years	10 years	10 years

*	In the event of a sale of the Company, vesting for tranche A occurs 18 months after the date of sale.
**	Vesting for tranches B and C is accelerated upon the achievement of certain investment returns by Apollo.

During 2006, the Company granted 0.3 million stock options to members of the Board of Directors with an exercise price of $4.76, equal to the estimated fair value of a share of the underlying common stock on the date of grant. These options were fully vested as of the date of grant. There were no stock option grants to members of the Board of Directors for the period from October 17, 2005 to December 31, 2005.

The fair value of each option award during 2005 and 2006 is estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions noted in the following table. Expected volatilities are based on historical volatilities of comparable companies. The expected term of the options granted represents the period of time that options are expected to be outstanding.

	Tranche A	Tranche B	Tranche C
Expected volatility	43%	47%	48%
Expected life (in years)	6.50	8.43	8.72
Risk-free interest rate	4.40%	4.46%	4.46%
Dividend yield	—%	—%	—%

A summary of option activity is presented below (number of options in thousands):

	Tranche A	Tranche B	Tranche C	Board of Directors
Granted	1,604	802	802	—
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—

Outstanding options at December 31, 2005	1,604	802	802	—
Granted	803	401	401	276
Exercised	—	—	—	—
Forfeited or expired	(348)	(174)	(174)	—

Outstanding options at December 31, 2006	2,059	1,029	1,029	276

Vested or expected to vest at December 31, 2006	2,059	1,029	1,029	276

Exercisable options at December 31, 2006	313	—	—	276

Weighted average remaining contractual term (in years)	9.0	9.0	9.0	9.7
Weighted average grant date fair value per option	$2.38	$2.84	$2.91	$2.63

The Company uses the Black-Scholes option-pricing model to determine the compensation expense related to the stock options. The Company has elected to recognize compensation cost for awards with only a service condition that have a graded vesting schedule (tranche A) on a straight-line basis over the requisite service period for the entire award. Based on the estimated fair values of options granted, stock compensation expense for the year ended December 31, 2006 and for the period from October 17, 2005 to December 31, 2005 totaled $2.3 million and $0.3 million, respectively.

As of December 31, 2006, there was $9.0 million of unrecognized compensation cost related to unvested stock options granted under the Plan, which will be recognized over a weighted average period of approximately 2.7 years.

Subsequent Events—In January 2007, the Company declared a special dividend on its common stock. As a result of the special dividend, in accordance with the Affinion Group Holdings Inc. 2005 Stock Incentive Plan, the Company modified the outstanding stock options to make the option holders whole. The modifications were effected through a distribution to option holders of $5.2 million and an adjustment of the exercise price of the outstanding options to $1.43. The distribution to option holders will be recognized as compensation expense by the Company in 2007.

Restricted Stock

In connection with the 2005 Transactions, the Board granted 50,000 shares of restricted stock with a purchase price of $0.01 per share to the Company’s Chief Executive Officer. The award vests 100% upon the earlier of five years of service or a change in control of the Company. The fair value of the award is $0.5 million, based upon the estimated fair value per share of common stock of $10.00, and is being amortized on a straight-line basis to general and administrative expense over the service period. Stock compensation expense relating to restricted stock for the year ended December 31, 2006 and for the period from October 17, 2005 to December 31, 2005 was $0.1 million and less than $0.1 million, respectively.

A summary of restricted stock activity is presented below (number of shares of restricted stock in thousands):

Granted	105
Vested	—
Forfeited	—

Outstanding restricted unvested awards at December 31, 2005	105
Granted	—
Vested	—
Forfeited	—

Outstanding restricted unvested awards at December 31, 2006	105

Weighted average remaining contractual term (in years)	3.8
Weighted average grant date fair value per restricted share	$4.76

As of December 31, 2006, there was $0.4 million of unrecognized compensation cost related to restricted stock granted under the Plan, which will be recognized over a weighted average period of approximately 3.8 years.

Subsequent Events—In January 2007, the Board granted 21,000 shares of restricted stock with a purchase price of $0.01 per share to the Company’s Chief Financial Officer. This award vests 100% upon the earlier of three years of service or a change in control of the Company. The fair value of the award is estimated to be $0.2 million, based upon the estimated fair value per share of common stock, and will be amortized on a straight-line basis to general and administrative expense over the service period.

In March 2007, the Board accelerated the vesting of the 105,000 shares of restricted stock granted to the Company’s Chief Executive Officer to April 2, 2007. As a result, the remaining unrecognized compensation expense related to this grant will be recognized in the first quarter of 2007.

Cendant Programs

Cendant granted stock options, stock appreciation rights, restricted shares and restricted stock units (“RSUs”) to employees of the Predecessor. Beginning in 2003, Cendant changed the method by which it provides stock-based compensation to its employees by significantly reducing the number of stock options granted and instead issuing RSUs as a form of compensation.

In connection with the 2005 Transactions, the Predecessor recorded an expense of $6.7 million during the period from January 1, 2005 to October 16, 2005 related to the accelerated vesting of Cendant RSUs and stock options.

Stock Options

Employee stock options granted by Cendant generally had a ten-year term and those granted prior to 2004 vested ratably over periods ranging from two to five years. In 2004, Cendant adopted performance and time vesting criteria for stock option grants. The pre-determined performance criteria determined the number of options that would ultimately vest and were based on the growth of Cendant’s earnings and cash flows over the vesting period of the respective award. The number of options that would ultimately vest ranged from 0% to 200% of the base award. Vesting occurred over a four year period, but could not exceed 25% of the base awards in each of the three years following the grant date. Cendant’s policy was to grant options with exercise prices at then-current fair market value. The activity of Cendant’s stock option plans related to the Predecessor’s employees consisted of the following (number of options in thousands):

	The Predecessor
	Period from January 1 to October 16, 2005		Year Ended December 31, 2004
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Beginning balance	2,513	$16.54	6,328	$17.73
Granted at fair market value (a)	118	*	55	23.12
Exercised	(1,037)	15.88	(3,617)	18.58
Forfeited	(31)	20.22	(253)	18.49

Ending balance	1,563	$16.05	2,513	$16.54

(a)	Reflects the maximum number of options assuming achievement of all performance and time vesting criteria.
*	As a result of a spin-off transaction involving another Cendant subsidiary, incremental stock options were granted and the exercise price of each outstanding stock option was reduced.

The Predecessor was allocated compensation expense by Cendant related to the issuance of stock options to its employees over the vesting period of the award and based on the estimated number of options that Cendant believed it would ultimately provide. During 2004, pre-tax compensation expense recorded by the Predecessor related to the stock options issued subsequent to January 1, 2003 was de minimus. See Note 2—Summary of Significant Accounting Policies for the effect on net income had the Predecessor elected to recognize and measure compensation expense for all stock options granted to its employees based on the fair value method.

The weighted-average grant-date fair value of Cendant common stock options granted during the year ended December 31, 2004 was $6.90. The fair values of these stock options are estimated on the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions.

Dividend yield	1.5%
Expected volatility	30.0%
Risk-free interest rate	4.0%
Expected holding period (years)	5.5%

Restricted Stock Units—Each RSU granted by Cendant entitled the employee to receive one share of Cendant common stock upon vesting. RSUs granted in the first quarter of 2004 vested ratably over three or four year periods. In June 2004, performance and time vesting criteria for RSU grants were adopted. The predetermined performance criteria determined the number of RSUs that would ultimately vest and were based on the growth of Cendant’s earnings and cash flows over the vesting period of the respective award. The number of RSUs that ultimately vested ranged from 0% to 200% of the base award. Vesting occurred over a four year period, but could not exceed 25% of the base award in each of the three years following the grant date.

The annual activity of Cendant’s RSU plans related to the employees of the Predecessor consisted of (number of RSUs in thousands):

	The Predecessor
	Period from January 1 to October 16, 2005		Year Ended December 31, 2004
	Number of RSU’s	Weighted Average Grant Price	Number of RSU’s	Weighted Average Grant Price
Balance at beginning of period	760	$22.51	336	$13.68
Granted at fair market value (a)	32	*	616	23.87
Vested	(723)	21.09	(75)	13.69
Canceled	(69)	19.67	(117)	15.94

Balance at end of period	—	—	760	$22.51

(a)	Reflects the maximum number of RSUs assuming achievement of all performance and time vesting criteria.
*	As a result of a spin-off transaction involving another Cendant subsidiary, the closing price of Cendant common stock was adjusted downward. In order to provide an equitable adjustment to holders of its RSUs, incremental RSUs were granted to achieve a balance of RSUs outstanding subsequent to the spin-off for each RSU outstanding prior to the spin-off.

The Predecessor allocated compensation expense for such RSUs on a basis consistent with the related vesting period. The Predecessor recorded pre-tax compensation expense of $3.3 million for the period from January 1, 2005 to October 16, 2005 and $4.4 million for the year ended December 31, 2004 in connection with these RSUs.

As a result of Cendant’s spin-off of its subsidiary, PHH Corporation on January 31, 2005, the closing price of Cendant common stock was adjusted downward by $1.10 on January 31, 2005. In order to provide an equitable adjustment to holders of its RSUs, Cendant granted incremental RSUs to achieve a balance of 1.0477 RSUs outstanding subsequent to the spin-off for each RSU outstanding prior to the spin-off. Additionally, Cendant granted incremental options to achieve a balance of 1.04249 options outstanding subsequent to the spin-off for each option outstanding prior to the spin-off. The exercise price of each option was also adjusted downward by a proportionate value.

TRL Group Programs

Stock Appreciation Rights

TRL Group maintained a stock equity incentive plan, which was designed to provide benefits to officers and key employees through awards of stock appreciation rights (“SARs”). The stock equity incentive plan was assumed by the Predecessor in connection with the January 2004 transaction described in Note 18—TRL Group, Inc.

TRL Group granted 2.0 million SARs with an exercise price of $20.11 on July 6, 2001 that were scheduled to vest on July 6, 2004. TRL Group granted an additional 0.5 million SARs on June 30, 2003, which immediately vested with an exercise price of $20.11. The unvested SARs were accelerated and vested in February 2004. Each holder of the vested SARs was entitled to receive cash equal to the amount by which the market price of Cendant’s common stock at the vesting date exceeded the $20.11 exercise price of the award. In February 2004, the Predecessor funded the settlement of the vested SARs with the net proceeds of a call option of $6.0 million, resulting in a realized loss totaling approximately $0.4 million. The annual activity of the Predecessor’s stock appreciation rights plan consisted of (number of stock appreciation rights in thousands):

The Predecessor
Balance at January 1, 2004	1,728
Granted	167
Vested	—
Canceled	(1,895)

Balance at December 31, 2004	—

Due to the increase in the fair value of the SARs, compensation expense recognized in the combined statement of operations for the year ended December 31, 2004 was increased by $1.1 million. The compensation expense recognized in the combined statement of operations for the period from January 1, 2005 to October 16, 2005 was de minimus.

Restricted Stock

On July 2, 2001, the TRL Group awarded certain employees restricted shares of Cendant stock, which vested on various dates through October 2005. The restricted stock plan was assumed by the Predecessor in connection with the January 2004 TRL Group transactions disclosed in Note 18—TRL Group, Inc. Upon vesting, the equivalent number of Cendant common stock shares was required to be distributed to beneficiaries. The annual activity of the Predecessor’s restricted stock plan consisted of (number of restricted stock awards in thousands):

	The Predecessor
	Period from January 1 to October 16, 2005	Year Ended December 31, 2004
Balance at beginning of period	4	24
Granted	—	—
Vested	—	(19)
Canceled	—	(1)

Balance at end of period	4	4

The fair value and carrying value of the outstanding unvested restricted stock awards at December 31, 2004 was $0.3 million. The compensation expense related to these shares of restricted stock was $0.1 million for the year ended December 31, 2004. There was no compensation expense related to these shares of restricted stock recognized for the period from January 1, 2005 to October 16, 2005.

17. Employee Benefit Plans

Long-Term Cash Incentive Program

TRL Group maintained a long-term cash incentive plan to provide cash incentives to selected employees who achieve certain performance goals. The long-term incentive plan was assumed by the Predecessor in connection with the January 30, 2004 TRL Group transaction disclosed in Note 18—TRL Group, Inc. The awards were earned over a two and one-half year term from July 2, 2001 through December 31, 2003. Fifty percent of the cash incentive awards earned was paid to employees in August 2004 with the remaining fifty percent paid in August 2005.

Retirement Plans

The Company sponsors a domestic defined contribution savings plan that provides certain eligible employees an opportunity to accumulate funds for retirement. Under the domestic 401(k) defined contribution plan, the Company matches, and its Predecessor matched, the contributions of participating employees based on 100% of the first 6% of the participating employee’s contributions up to 6% of the participating employee’s salary. The Company also sponsors certain other international defined contribution retirement plans that are customary in each local country. Under these local country defined contribution plans, the Company contributes between 6% and 10% of each participating employee’s salary or as otherwise provided by the plan. The Company recorded aggregate defined contribution plan expense of $5.8 million for the year ended December 31, 2006 and $1.2 million for the period from October 17, 2005 to December 31, 2005. The Predecessor recorded aggregate defined contribution plan expense of $4.8 million for the period from January 1, 2005 to October 16, 2005 and $6.0 million for the year ended December 31, 2004.

The Company and its Predecessor also sponsor certain other international defined benefit retirement plans that are customary in each local country, including a multi-employer plan in one country. Under these local country defined benefit pension plans, benefits are based on a percentage of an employee’s final average salary or as otherwise described by the plan. The plans are not material, individually or in the aggregate, to the consolidated financial statements.

18. TRL Group, Inc.

On January 30, 2004, Trilegiant Corporation changed its legal name to TRL Group, Inc.

From July 2, 2001 to January 30, 2004, TRL Group operated membership-based clubs and programs and other incentive-based loyalty programs through an outsourcing arrangement with AMS whereby AMS licensed TRL Group the right to market programs to new members utilizing certain assets of AMS’ individual membership business. Accordingly, AMS collected membership fees from, and was obligated to provide services to, members of its individual membership business that existed as of July 2, 2001, including their renewals, and TRL Group provided fulfillment services for these members in exchange for a servicing fee paid by AMS. Furthermore, TRL Group collected the membership fees from, and was obligated to provide membership benefits to, any members who joined the membership-based clubs and programs and all other incentive programs subsequent to July 2, 2001 and recognized the related revenue and expenses. Accordingly, similar to Cendant’s franchise businesses, AMS received a royalty from TRL Group on all revenue generated by TRL Group’s new members (those who joined TRL Group’s clubs as a result of TRL Group’s marketing efforts occurring between July 2001 and January 2004). The assets licensed to TRL Group included various tradenames, trademarks, logos, service marks and other intellectual property relating to its membership business.

During 2003, Cendant performed a strategic review of the TRL Group membership business, AMS’ existing membership business and Progeny’s domestic insurance and package marketing business. Upon completion of such review, Cendant concluded that it could achieve certain revenue and expense synergies by combining the domestic insurance and package marketing business with the new-member marketing performed by TRL Group. Additionally, as a result of the adoption of FIN 46R, the Company has reflected the consolidation of TRL Group’s results in the combined financial statements since January 1, 2002 even though it did not have managerial control of the entity. Therefore, in an effort to achieve the revenue and expense synergies identified in Cendant’s strategic review and to obtain managerial control over an entity whose results were being consolidated, AMS and TRL Group agreed to amend their contractual relationship by terminating the contractual rights, intellectual property license and third party administrator arrangements that AMS had previously entered into with TRL Group in 2001.

In connection with this new relationship, AMS (i) terminated leases of AMS assets by TRL Group, (ii) terminated the original third party administration agreement, (iii) entered into a new third party administration agreement whereby AMS performs fulfillment services for TRL Group, (iv) leased certain TRL Group fixed assets from TRL Group, (v) offered employment to substantially all of TRL Group’s employees and (vi) entered into other incidental agreements. These contracts have terms that management believes are reasonable from an economic standpoint and consistent with what management would expect from similar arrangements with non-affiliated parties. None of these agreements had an impact on the Predecessor’s combined financial statements as the Predecessor continued to consolidate TRL Group subsequent to this transaction. In connection with the transaction, the parties agreed to liquidate and dissolve TRL Group in an orderly fashion when and if the number of TRL Group members decreases below 1.3 million, provided that such dissolution may not occur prior to January 2007. AMS paid $13.0 million in cash on January 30, 2004 for the contract termination, regained exclusive access to the various tradenames, trademarks, logos, service marks and other intellectual property that it had previously licensed to TRL Group for its use in marketing to new members and now has managerial control of TRL Group through its majority representation on the TRL Group board of directors. TRL Group serviced and collected membership fees from its members to whom it marketed through January 29, 2004, including their renewals. AMS provides fulfillment services (including collecting cash, paying commissions, processing refunds, providing membership services and benefits and maintaining specified service level standards) for TRL Group’s members in exchange for a servicing fee. TRL Group no longer has the ability to market to new members; rather, the Company now markets to new members under the Trilegiant tradename. Immediately following consummation of this transaction, AMS owned approximately 43% of TRL Group on a fully diluted basis and, as of December 31, 2004, AMS’ equity ownership interest in TRL Group approximated 45% on a fully diluted basis. On October 15, 2005, AMS acquired all of the equity interests in TRL that it did not already own.

On January 30, 2004, TRL Group had net deferred tax assets of approximately $121.5 million, which were mainly comprised of net operating loss carryforwards expiring in years 2021, 2022 and 2023. These deferred tax assets were fully reserved for by TRL Group through a valuation allowance, as TRL Group had not been able to demonstrate future profitability due to the large marketing expenditures it incurred (new member marketing has historically been TRL Group’s single largest expenditure). However, given the fact that TRL Group would no longer incur marketing expenses (as they no longer have the ability to market to new members as a result of this transaction), TRL Group determined that it was more likely than not that it would generate sufficient taxable income (as it would continue to recognize revenue from TRL Group’s existing membership base in the form of renewals and the lapsing of the refund privilege period) to utilize its net operating loss carryforwards within the statutory periods. Accordingly, TRL Group reversed the entire valuation allowance of $121.5 million in January 2004, which resulted in a reduction to the consolidated tax provision during 2004 of $121.5 million, with a corresponding increase in combined net income. The $13.0 million cash payment the Predecessor made to TRL Group was also recorded as a component of its income tax provision line on the combined statement of operations for 2004 and partially offsets the $121.5 million reversal of TRL Group’s valuation allowance.

During 2004, TRL Group contributed revenues of $484.1 million and expenses of $287.6 million (on a stand-alone basis before eliminations of intercompany entries in consolidation). Reflected within such amounts is $33.8 million of revenue recorded during third quarter 2004 relating to the early termination of a contractual relationship with a third party marketing partner, originally expected to extend beyond 2005. TRL Group had provided services for this marketing partner in 2002 in exchange for royalties related to the success of the marketing program. TRL Group and the marketing partner disputed certain aspects of the marketing agreement and a settlement was reached in September 2004 that provided for early termination of the agreement.

19. Mandatorily Redeemable Preferred Stock

In connection with the 2005 Transactions, the Company issued 125,000 shares of Series A Redeemable Exchangeable Preferred Stock to Cendant. Each share of the $0.01 par value preferred stock has a face amount of $1,000 and entitles its holder to receive dividends of 8.5% per annum, which amount may be paid, at the

Company’s option, in cash or by increasing the face amount of each outstanding share. The shares rank senior to the Company’s common stock, other series of preferred stock and any other class or series of stock of the Company. In the event of a change in control, each holder of the preferred stock has the right to cause the Company to redeem all of the holder’s preferred stock at its face amount plus accrued and unpaid dividends. In addition, upon a change in control, the Company may redeem all of the preferred stock at 101% of its face amount plus accrued and unpaid dividends. In the event of a disposition of equity securities by Apollo, the payment of a cash dividend or other distribution on its equity securities or certain other transactions, the Company is required to redeem a portion of the preferred stock such that the relative investment between Apollo and the preferred stock holder is maintained. At the option of the Company, the Series A Redeemable Exchangeable Preferred Stock may be exchanged for debt securities of the Company. If not redeemed or exchanged prior to maturity, the preferred stock matures in October 2017.

20. Related Party Transactions

Post-Closing Relationships with Cendant

Cendant has agreed to indemnify the Company, Affinion and the Company’s affiliates (collectively the “indemnified parties”) for breaches of representations, warranties and covenants made by Cendant, as well as for other specified matters, certain of which are described below. The Company and Affinion have agreed to indemnify Cendant for breaches of representations, warranties and covenants made in the purchase agreement, as well as for certain other specified matters. Generally, all parties’ indemnification obligations with respect to breaches of representations and warranties (except with respect to the matters described below) (i) are subject to a $0.1 million occurrence threshold, (ii) are not effective until the aggregate amount of losses suffered by the indemnified party exceeds $15.0 million (and then only for the amount of losses exceeding $15.0 million) and (iii) are limited to $275.1 million of recovery. Generally, subject to certain exceptions of greater duration, the parties’ indemnification obligations with respect to representations and warranties will survive until April 15, 2007 with indemnification obligations related to covenants surviving until the applicable covenant has been fully performed.

In connection with the purchase agreement, Cendant agreed to specific indemnification obligations with respect to the matters described below.

Excluded Litigation—Cendant has agreed to fully indemnify the indemnified parties with respect to any pending or future litigation, arbitration, or other proceeding relating to the facts and circumstances of Fortis and the accounting irregularities in the former CUC International, Inc. announced on April 15, 1998.

Certain Litigation and Compliance with Law Matters- Cendant has agreed to indemnify the indemnified parties up to specified amounts for: (a) breaches of its representations and warranties with respect to legal proceedings that (1) occur after the date of the purchase agreement, (2) relate to facts and circumstances related to the business of AGLLC or Affinion Internationaland (3) constitute a breach or violation of its compliance with law representations and warranties, (b) breaches of its representations and warranties with respect to compliance with laws to the extent related to the business of AGLLC or Affinion International and (c) the August 2005 Suit and the January 2002 Class Action.

Cendant, Affinion and the Company have agreed that losses up to $15 million incurred with respect to these matters will be borne solely by the Company and losses in excess of $15 million will be shared by the parties in accordance with agreed upon allocations. The Company has the right at all times to control litigation related to shared losses and Cendant has consultation rights with respect to such litigation.

Other Litigation—Cendant has agreed to indemnify the Company for specified amounts with respect to losses incurred in connection with the 2001 Class Action. Until September 30, 2006, Cendant had the right to control and settle this litigation, subject to certain consultation and other specified limitations. Subsequent to September 30, 2006, the Company has the right to control and settle this litigation, subject to certain consultation and other specified limitations.

Cendant has agreed to indemnify the Company for specified amounts with respect to losses incurred in connection with the AG Matters. The Company had the right to control and settle this litigation at all times, subject to certain consultation and other specified limitations. In December 2006, the Company reached a settlement with California, Connecticut, Maine and other states resolving the lawsuits filed by California and Connecticut as well as the inquiries by other state attorney generals.

The Company will retain all liability with respect to the November 2002 Class Action and will not be indemnified by Cendant for losses related thereto.

As publicly announced, as part of a plan to split into four independent companies, Cendant has (i) distributed the equity interests it previously held in its hospitality services business (“Wyndham”) and its real estate services business (“Realogy”) to Cendant stockholders and (ii) sold its travel services business (“Travelport”) to a third party. Cendant continues as a publicly traded company which owns the vehicle rental business (“Avis/Budget,” together with Wyndham and Realogy, the “Cendant Entities”). Subject to certain exceptions, Wyndham and Realogy have agreed to share Cendant’s contingent and other liabilities (including its indemnity obligations to the Company described above and other liabilities to the Company in connection with the 2005 Transactions) in specified percentages. If any Cendant Entity defaults in its payment, when due, of any such liabilities, the remaining Cendant Entities are required to pay an equal portion of the amounts in default.

In connection with the 2005 Transactions, the Company entered into a master transition services agreement with certain subsidiaries of Cendant, pursuant to which the Cendant subsidiaries will provide certain services to the Company at cost for different periods of time generally not exceeding two years from the closing of the 2005 Transactions. These services include financial systems support, treasury function services, information technology and telecommunications services, including help desk services. The expense for such services was $3.0 million for the year ended December 31, 2006 and $0.4 million for the period from October 17, 2005 to December 31, 2005 and is included in operating costs in the consolidated statements of operations.

The Company also entered into agreements pursuant to which the Company will continue to have cost-sharing arrangements with Cendant and/or its subsidiaries relating to office space and customer contact centers. These agreements have expiration dates and financial terms that are generally consistent with the terms of the related intercompany arrangements prior to the 2005 Transactions. The expense incurred for such services was $0.8 million for the year ended December 31, 2006 and $0.6 million for the period from October 17, 2005 to December 31, 2005 and is included in operating costs in the consolidated statement of operations. The revenue earned for such services was $1.7 million for the year ended December 31, 2006 and $0.1 million for the period from October 17, 2005 to December 31, 2005 and is included in net revenues in the consolidated statements of operations.

In connection with the 2005 Transactions, the Company granted to Cendant a non-exclusive license to its portfolio of patents relating to online award redemption programs through December 31, 2006. The license included the exclusive right to enforce patents against third parties within the field of i) online sales, marketing and distribution of travel services and products and ii) servicing certain airlines. Cendant was required to pay royalty fees for the exclusive right totaling $11.25 million, payable in five quarterly installments of $2.25 million that began in November 2005 and ended in November 2006. The total amount included in net revenues in the accompanying consolidated statement of operations for such services, net of purchase accounting adjustments related to the 2005 Transactions, was $3.3 million for the year ended December 31, 2006 and $1.9 million for the period from October 17, 2005 to December 31, 2005.

Historically, the Company had arrangements with Cendant and its subsidiaries relating to, among other things, the marketing of certain membership programs and related data management, administration of loyalty and rewards programs, operations support (travel agency support and software licensing) and profit sharing arrangements related to the marketing of certain insurance programs. In connection with the 2005 Transactions, these agreements were terminated and the Company entered into new agreements with Cendant and its subsidiaries that require the parties to provide services similar to those provided prior to the 2005 Transactions. The revenue earned for such services was $0.1 million for the year ended December 31, 2006 and is included in net revenues in the consolidated statements of operations. The revenue earned for the period from October 17, 2005 to December 31, 2005 was de minimus. The expense incurred for such services was $0.5 million for the year ended December 31, 2006 and $0.1 million for the period from October 17, 2005 to December 31, 2005 and is included in operating costs in the consolidated statement of operations.

The new marketing agreements permit the Company to continue to solicit customers of certain Cendant subsidiaries for our membership programs through various direct marketing methods. The marketing agreements generally provide for a minimum amount of marketing volume or a specified quantity of customer data to be allotted to the relevant party. The payment terms of the marketing agreements provide for either i) a fee for each call transferred, ii) a bounty payment for each user that enrolls in one of the Company’s membership programs or iii) a percentage of net membership revenues. These agreements generally expire in December 2010 and are generally terminable by the applicable Cendant party following December 31, 2007 upon six months written notice to the Company. In the event that a Cendant subsidiary terminates an agreement prior to December 31, 2010, the Cendant subsidiary is required to pay a termination fee based on the projected marketing revenues that would have been generated from such agreement had the marketing agreement been in place through December 31, 2010. The expense for such services was $12.7 million for the year ended December 31, 2006 and $1.4 million for the period from October 17, 2005 to December 31, 2005 and is included in marketing and commissions expense in the accompanying consolidated statements of operations.

Under the loyalty and rewards program administration agreements, the Company will continue to administer loyalty programs for certain Cendant subsidiaries. The agreement provides for the Company to earn fees for the following services: an initial fee to implement a new loyalty program, a program administration fee, a redemption fee related to redeemed rewards and a booking fee related to travel bookings by loyalty program members. The loyalty and reward program agreements expire on December 31, 2009. The total amount included in net revenues in the consolidated statement of operations for such services was $11.4 million for the year ended December 31, 2006 and $2.6 million for the period from October 17, 2005 to December 31, 2005. In connection with these agreements, the Company formed Affinion Loyalty, LLC (“Loyalty”), a special-purpose, bankruptcy-remote subsidiary which is a wholly-owned subsidiary of TLS. Pursuant to the loyalty agreements, TLS has provided a copy of the object code, source code and related documentation of certain of its intellectual property to Loyalty under a non-exclusive limited license. Loyalty entered into an escrow agreement relating to such intellectual property with Cendant and its affiliates in connection with the parties entering into the loyalty and reward agreements. Loyalty sub-licenses such intellectual property to Cendant on a non-exclusive basis but will only provide access to such intellectual property either directly or indirectly through the escrow agent in the event that TLS (i) becomes bankrupt or insolvent, (ii) commits a material, uncured breach of a loyalty and reward agreement, or (iii) transfers or assigns its intellectual property in such a way as to prevent it from performing its obligations under any agreement relating to Cendant’s loyalty and rewards programs. Upon access to the escrowed materials, Cendant will be able to use the escrowed materials for a limited term and for only those purposes for which TLS was using it to provide the services under the loyalty and reward agreements prior to the release of the escrowed materials to Cendant.

The Company entered into a platform services agreement with Travel Distribution Services Group, Inc. (“TDS”), a subsidiary of Cendant, under which, through March 31, 2007, TDS will reimburse the Company for each travel booking fee placed utilizing a third party’s travel service platform in excess of a specified threshold plus reimburse the Company for platform license fees paid to the third party in excess of a specified threshold. In addition, the Company has the option to use the to-be-developed Orbitz travel membership club platform, if and when developed by TDS, to obtain services related to such platform for the Company’s travel membership clubs by paying TDS a fee per itinerary. The agreement will expire on December 31, 2010 if the Company elects to use such platform by December 31, 2007. However, it will expire on December 31, 2007 if TDS has not developed such platform or the Company has elected not to use such platform by such date. The revenue earned for such services was $0.8 million for the year ended December 31, 2006 and is included in net revenues in the consolidated statements of operations. There was no revenue earned for these services for the period from October 17, 2005 to December 31, 2005. There were no expenses incurred related to the agreement for the year ended December 31, 2006 or for the period from October 17, 2005 to December 31, 2005.

The Company entered into a fulfillment and supplier relations services agreement with TDS to use the TDS travel agent tool for booking multiple packages such as airfare and hotel. Pursuant to this agreement, the Company pays TDS a flat fee each year during the term of the agreement and the Company earns referral fees based on the number of travel related segments booked. The agreement will expire on December 31, 2010. The revenue earned for such services was $0.2 million for the years ended December 31, 2006 and is included in net revenues in the consolidated statement of operations. The expense incurred for such services was $2.0 million for the year ended December 31, 2006 and is included in general and administrative expense in the consolidated statement of operations. There were no expenses related to this agreement for the period from October 17, 2005 to December 31, 2005.

The Company entered into an agreement pursuant to which it agreed to exclusively use the global distribution system (“GDS”), an on-line booking system, of Galileo, a subsidiary of Cendant, to make air, hotel or car rental bookings. Pursuant to this agreement, the Company will pay Galileo a flat fee that decreases each year during the term of the agreement and Galileo will pay the Company a fee per travel booking. The agreement will expire on December 31, 2011, subject to automatic one year renewal periods, unless either party elects upon six months’ prior written notice not to renew the agreement. The revenue earned for such services was $2.6 million for the year ended December 31, 2006 and is included in net revenues in the consolidated statements of operations. There were no revenues earned for these services for the period from October 17, 2005 to December 31, 2005. The expense incurred for such services was $3.5 million for the year ended December 31, 2006 and is included in operating costs in the consolidated statement of operations. There were no expenses incurred related to the agreement for the period from October 17, 2005 to December 31, 2005.

The Company entered into an agreement which identifies Avis and Budget (each a subsidiary of Cendant) as the primary preferred providers of car rental services to its customers (subject to certain exceptions). The Company will receive commissions and royalty fees on certain qualifying rentals. The agreement will expire on December 31, 2007, subject to automatic one year renewal periods, unless either party elects upon six months’ prior written notice not to renew the agreement. The total amount included in net revenues in the consolidated statements of operations for such services was $1.8 million for the year ended December 31, 2006 and $0.6 million for the period from October 17, 2005 to December 31, 2005.

Affinion International entered into an agreement pursuant to which it agreed to continue to use RCI Europe as its exclusive provider of travel services for the benefit of Affinion International members in the U.K., Germany, Switzerland, Austria, Italy, Belgium, Luxembourg, Ireland and the Netherlands. Pursuant to this agreement, RCI will have a right of first refusal to offer travel services in other countries where Affinion International members are located. Affinion International will indemnify RCI in the event its profit margin under this arrangement falls below 1.31%. The agreement will expire ten years from its effective date, subject to either party’s right to terminate the agreement on or after the third anniversary of its effective date, upon one year’s prior written notice or at any time in certain other specified circumstances (either in whole or in part). The expense for such services was $5.8 million for the year ended December 31, 2006 and $0.4 million for the period from October 17, 2005 to December 31, 2005 and is included in general and administrative expense in the consolidated statements of operations.

Pursuant to an asset purchase agreement dated January 1, 2005, entered into by CTI and its subsidiary, Travel Advantages Services, Inc. (“TAS”), CTI sold and transferred substantially all of the assets and liabilities of CTI to TAS. In connection with such agreement, the Company also entered into a transition services agreement with TDS. In connection with the closing of the 2005 Transactions, the Company entered into an Amended and Restated Transition Services Agreement, pursuant to which it provided certain information technology related services to TDS and CTI until December 31, 2006. These services were provided by the Company at cost. The total amount included in net revenues in the consolidated statement of operations for such services was $0.1 million for the period from October 17, 2005 to December 31, 2005. There were no revenues included in the consolidated statement of operations for the year ended December 31, 2006.

The Company entered into agreements pursuant to which it will continue to have profit-sharing arrangements with Fairtide Insurance Limited (“Fairtide”), a subsidiary of Cendant. AIH and certain of the Company’s subsidiaries market certain insurance programs and Fairtide provides reinsurance for the related insurance policies which are provided by a third-party insurer. Pursuant to these agreements, Fairtide will pay the Company 40% to 50% of the net profits that it receives on the net premiums under such insurance policies. These agreements were scheduled to expire on December 31, 2006, or earlier as the parties agree or when Fairtide’s related reinsurance agreements with the related third-party insurer expire. The total amount included in net revenues in the consolidated statements of operations for such services was $0.3 million for the year ended December 31, 2006 and $0.1 million for the period from October 17, 2005 to December 31, 2005.

The Company earns referral fees for hotel stays and travel packages. The amount included in net revenues in the consolidated statements of operations for such services was $0.8 million for the year ended December 31, 2006 and $0.4 million for the period from October 17, 2005 through December 31, 2005.

Apollo Agreements

Consulting Agreement—Apollo entered into a consulting agreement with the Company for the provision of certain structuring and advisory services. The consulting agreement will also allow Apollo and its affiliates to provide certain advisory services for the period of twelve years or until Apollo owns less than 5% of the beneficial economic interests of the Company whichever is earlier. The agreement may be terminated earlier by mutual consent. The Company will pay Apollo an annual fee of $2.0 million for these services commencing in 2006. If a transaction is consummated involving a change of control or an initial public offering, then, in lieu of the annual consulting fee and subject to certain qualifications, Apollo may elect to receive a lump sum payment equal to the present value of all consulting fees payable through the end of the term of the consulting agreement.

In addition, the Company will be required to pay Apollo a transaction fee if it engages in any merger, acquisition or similar transaction. The Company will also indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the consulting agreement.

During 2006 Apollo acquired one of the Company’s vendors, SourceCorp Incorporated, that provided document and information services to the Company. The fees incurred for these services in 2006 were $0.5 million, and are included in operating expenses in the consolidated statement of operations.

Predecessor Related Party Agreements with Cendant

Corporate Related Functions—The Predecessor was allocated general corporate overhead expenses from Cendant for corporate-related functions, as well as directly attributable expenses. Cendant allocated corporate overhead based on a percentage of forecasted revenues and allocated other expenses that directly benefited the Predecessor based on actual utilization of the services. The Predecessor believes the assumptions and methodologies underlying the allocations of general corporate overhead and direct expenses from Cendant are reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for management to estimate for all historical periods presented, the actual level of expenses that might have been incurred had the Predecessor been operating as an independent company. Corporate expense allocations include executive management, finance, legal, insurance, information technology, telecommunications, call centers and real estate usage. Allocated overhead expenses as well as direct charges for the corporate-related functions totaled approximately $27.2 million and $32.4 million for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004, respectively.

Loyalty Programs—TLS administers loyalty programs for several of Cendant’s subsidiaries. The agreements provide for set-up fees, quarterly program management fees and program development fees. TLS earned loyalty revenues under these programs totaling $10.5 million and $11.6 million for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004, respectively.

Marketing Programs—The Predecessor marketed membership programs to customers of certain Cendant subsidiaries and franchisees. The Predecessor incurred fees paid to the Cendant subsidiaries based on i) the number of telephonic and online opportunities transferred to the Predecessor and the number of successful solicitations resulting from the transfers, or ii) a percentage of the membership revenues earned by Predecessor resulting from the successful solicitations transferred. The fees paid totaled $6.2 million for the period from January 1, 2005 to October 16, 2005 and $3.9 million in 2004, and are included in marketing and commissions expense on the combined statements of operations.

Travel Programs—CTI provided travel reservation services to certain Cendant subsidiaries’ customers and earned service fees totaling $0.4 million and $2.5 million for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004, respectively. Service fees earned are generally based on a fee per travel item booked reduced for cancellations and are included in net revenues on the combined statements of operations. CTI’s fulfillment and other operational support activities were provided by Cendant. Fulfillment fees charged to the Predecessor totaled $0.8 million for the period January 1, 2005 to October 16, 2005 and were included in operating costs on the combined statement of operations.

The Predecessor earned fees from a Cendant subsidiary for the placement of airline, car rental and hotel reservations using the subsidiary’s travel reservation system. The fees earned are based on the number of travel related segments placed by the Predecessor. Travel segment fees earned totaled $4.4 million for the year ended December 31, 2004 and are included in net revenues on the combined statement of operations. There were no such fees earned for the period from January 1, 2005 to October 16, 2005.

The Predecessor earned commissions from several of Cendant’s subsidiaries for the booking of car rentals on behalf of the travelers that the Predecessor services. Commissions earned are based on a percentage of the car rental revenues earned by the Cendant subsidiaries. Commissions earned totaled $1.1 million and $2.0 million for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004, respectively, and are included in net revenues on the combined statements of operations.

Other Services—The Predecessor provided road and tow services to a Cendant subsidiary’s customers and earned fees totaling $0.3 million and $2.9 million for the period from January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004, respectively. The road and tow fees are included in net revenues on the combined statements of operations. The Predecessor insured certain membership program benefits through third party insurance companies and a subsidiary of Cendant provided reinsurance for such programs. The differential between claims experience and reinsurance premiums is shared between the Predecessor and the Cendant subsidiary. Profit-sharing revenue totaled approximately $0.5 million and $0.8 million for the period January 1, 2005 to October 16, 2005 and for the year ended December 31, 2004, respectively, and is included in net revenues on the combined statements of operations. The Predecessor also provides list processing services to certain Cendant subsidiaries. List processing fees totaled $0.1 million for the period from January 1, 2005 to October 16, 2005 and $0.7 million for the year ended December 31, 2004, respectively, and are included in net revenues on the combined statements of operations.

21. Financial Instruments

Risk Management

Following is a description of the Company’s and the Predecessor’s risk management policies.

Foreign Currency Risk

The Predecessor used foreign currency forward contracts to manage exposure to changes in foreign currency exchange rates associated with its foreign currency denominated payables, receivables and forecasted earnings of foreign subsidiaries. The Predecessor primarily hedged its foreign currency exposure to the British pound and Euro. The majority of forward contracts utilized did not qualify for hedge accounting treatment under SFAS No. 133. The fluctuations in the value of these forward contracts did, however, largely offset the impact of changes in the value of the underlying risk that they were intended to economically hedge. The impact of these forward contracts was not material to the Predecessor’s results of operations or financial position. The Company currently does not utilize foreign currency forward contracts as it does not consider its foreign currency risk to be material.

Interest Rate Swap

The Company entered into an interest rate swap as of December 14, 2005. This swap converts a notional amount of the Company’s floating rate credit facility into a fixed rate obligation. The notional amount of the swap is $300.0 million and reduces in accordance with a contractual amortization schedule through December 31, 2010 when the swap terminates. The purpose of the swap is to maintain the Company’s fixed/variable ratio within policy guidelines. The interest rate swap is recorded at fair value, either as an asset or liability. Changes in the fair value of the swap, which is not designated as a hedging instrument, are recognized currently in earnings in the consolidated statements of operations.

As disclosed in Note 2—Summary of Significant Accounting Policies, as a matter of policy, the Company does not use, nor did its Predecessor use, derivatives for trading or speculative purposes.

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity for the Company’s long-term debt.

	2007	2008	2009	2010	2011	2010 and Thereafter	Total	Fair Value At December 31, 2006
Fixed rate debt	$0.2	$0.2	$0.2	—	—	$659.5	$660.1	$698.8
Average interest rate	11.08%	11.08%	11.08%	11.08%	11.08%	11.08%
Variable rate debt	50.0	—	—	—	—	705.0	755.0	755.0
Average interest rate (a)	7.87%	7.87%	7.87%	7.87%	7.87%	7.87%
Variable to fixed—Interest rate swap (b)								0.9
Average pay rate	4.84%	4.86%	4.93%	4.97%
Average receive rate	5.24%	4.88%	4.86%	4.96%

(a)	Average interest rate is based on rates in effect at December 31, 2006, adjusted for a 25 basis points decrease in rate, effective January 4, 2007.
(b)	The fair value of the interest rate swap is included in other non-current assets at December 31, 2006.

Credit Risk and Exposure

Financial instruments that potentially subject the Company and subjected its Predecessor to concentrations of credit risk consist primarily of receivables, profit-sharing receivables from insurance carriers and prepaid commissions. Such risk was managed by evaluating the financial position and creditworthiness of such counterparties. As of December 31, 2006, there were no significant concentrations of credit risk. Receivables and profit-sharing receivables from insurance carriers are from various marketing, insurance and business partners and the Company maintains an allowance for losses, based upon expected collectibility. Commission advances are periodically evaluated as to recovery.

Fair Value

The Company determines, and its Predecessor determined, the fair value of financial instruments as follows:

a.	Cash and Cash Equivalents, Restricted Cash, Receivables, Profit-Sharing Receivables from Insurance Carriers and Accounts Payable—Carrying amounts approximate fair value at December 31, 2006 and 2005 due to the short-term maturities of these assets and liabilities.

b.	Investments—At December 31, 2006 and 2005, the carrying amounts of investments, which are included in other current assets on the consolidated balance sheet, approximate fair value, which is based on quoted market prices or other available market information.

c.	Long-Term Debt—The Company’s estimated fair value of its long-term fixed-rate debt at December 31, 2006 and 2005 is based upon available information for debt having similar terms and risks. The carrying amount of the Company’s variable-rate debt approximates its fair value at December 31, 2006 and 2005 due to the variable interest rate which fluctuates with the market.

22. Segment Information

Management evaluates the operating results of each of its reportable segments based upon several factors, of which the primary factors are revenue and “Segment EBITDA,” which the Company defines as income from operations before depreciation and amortization. The presentation of Segment EBITDA may not be comparable to similarly titled measures used by other companies.

The Segment EBITDA of the Company’s four operating segments does not include general corporate expenses or goodwill impairment. General corporate expenses include costs and expenses that are of a general corporate nature or managed on a corporate basis, including primarily stock-based compensation expense and consulting fees paid to Apollo. Goodwill impairment represents a charge recorded to reduce the goodwill previously ascribed to the Company’s Loyalty business. In accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” these items have excluded from the presentation of the Segment EBITDA for the Company’s four operating segments because they are not reported to the chief operating decision maker for purposes of allocating resources among operating segments or assessing operating segment performance. The accounting policies of the reporting segments are the same as those described in Note 2—Summary of Significant Accounting Policies.

Net Revenues

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Affinion North America
Membership products	$549.8	$55.0	$600.9	$835.9
Insurance and package products	366.0	40.5	276.8	391.7
Loyalty products	66.7	15.8	41.3	46.1
Eliminations	(6.7)	(1.5)	(7.0)	(6.8)

Total North America	975.8	109.8	912.0	1,266.9
Affinion International
International products	161.9	25.1	151.8	264.0

Total	$1,137.7	$134.9	$1,063.8	$1,530.9

(a)	Inter-segment net revenues were not significant to the net revenues of any one segment.

Segment EBITDA

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Affinion North America
Membership products	$(8.3)	$(21.0)	$27.8	$176.6
Insurance and package products	118.7	(5.6)	60.8	69.8	(a)
Loyalty products	19.3	6.1	8.4	13.8

Total North America	129.7	(20.5)	97.0	260.2
Affinion International
International products	(1.1)	(0.3)	7.0	61.0

Total products	128.6	(20.8)	104.0	321.2
Corporate	(5.0)	(0.3)	—	—
Goodwill impairment	(15.5)	—	—	—

Total	$108.1	$(21.1)	$104.0	$321.2

(a)	Includes a charge totaling $73.7 million related to the Fortis judgment (see Note 15—Commitments and Contingencies).

Provided below is a reconciliation of Segment EBITDA to income from operations.

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Segment EBITDA	$108.1	$(21.1)	$104.0	$321.2
Depreciation and amortization	(396.8)	(84.5)	(32.3)	(43.9)

Income (loss) from operations	$(288.7)	$(105.6)	$71.7	$277.3

Depreciation and Amortization

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Membership products	$244.6	$55.0	$16.6	$23.6
Insurance and package products	110.1	21.9	7.0	9.1
Loyalty products	13.5	1.8	3.5	4.0
International products	28.6	5.8	5.2	7.2

Total	$396.8	$84.5	$32.3	$43.9

Segment Assets	The Company
	December 31, 2006	December 31, 2005
Membership products	$865.0	$1,038.6
Insurance and package products	644.9	779.1
Loyalty products	100.9	136.9
International products	243.5	182.2

Total products	1,854.3	2,136.8
Corporate	35.6	63.9

Total	$1,889.9	$2,200.7

Capital Expenditures

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
Membership products	$16.9	$4.8	$8.7	$15.9
Insurance and package products	2.3	0.3	1.2	3.8
Loyalty products	4.0	3.0	10.2	1.9
International products	5.9	0.9	3.9	4.2

Total	$29.1	$9.0	$24.0	$25.8

The geographic segment information provided below is classified based on the geographic location of the Company’s subsidiaries.

Net Revenues

	The Company		The Predecessor
	Year Ended December 31, 2006	Period from October 17, 2005 to December 31, 2005	Period from January 1, 2005 to October 16, 2005	Year Ended December 31, 2004
United States	$975.8	$109.8	$912.0	$1,266.9
United Kingdom	73.6	7.3	72.7	162.5
Other	88.3	17.8	79.1	101.5

Total	$1,137.7	$134.9	$1,063.8	$1,530.9

Total Assets

	The Company
	December 31, 2006	December 31, 2005
United States	$1,646.4	$2,018.5
United Kingdom	132.6	112.0
Other	110.9	70.2

Total	$1,889.9	$2,200.7

23. Selected Quarterly Financial Data (Unaudited)

Provided below is unaudited selected quarterly financial data for 2006 and 2005:

	The Company 2006
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenues	$245.9	$264.3	$291.4	$336.1

Segment EBITDA	$7.5	$16.4	$45.0	$39.2
Depreciation and amortization	(101.7)	(106.5)	(106.7)	(81.9)

Loss from operations	$(94.2)	$(90.1)	$(61.7)	$(42.7)

Net loss	$(129.7)	$(133.6)	$(102.4)	$(86.9)

	The Predecessor 2005					The Company 2005
	First Quarter	Second Quarter	Third Quarter	October 1 – October 16		October 17 – December 31
Net revenues	$337.5	$333.7	$340.7	$51.9		$134.9

Segment EBITDA	$31.5	$42.9	$59.8	$(30.2	)(a)	$(21.1)
Depreciation and amortization	(10.4)	(10.4)	(9.6)	(1.9)		(84.5)

Income (loss) from operations	$21.1	$32.5	$50.2	$(32.1)		$(105.6)

Net income (loss)	$13.1	$19.6	$38.2	$(20.8	)(a)	$(139.1)

(a)	Includes $18.2 million of bonus payments to certain employees, a $6.7 million charge related to the accelerated vesting of Cendant RSUs and stock options in connection with the closing of the 2005 Transactions, and a $10.3 million charge for litigation matters.

* * * *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Affinion Group Holdings, Inc. (the “Registrant”) in connection with the issuance and distribution of the securities being registered. All amounts are estimates except the SEC registration, the National Association of Securities Dealers, Inc. and the NYSE filing fees.

SEC Registration fee filing fee	$18,420
NASD filing fee	64,038
NYSE listing fee	250,000
Transfer agent’s fee	20,000
Printing and engraving expenses	400,000
Legal and accounting fees and expenses	2,245,000
Miscellaneous	2,542

Total	$3,000,000

Item 14: Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 14, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative or otherwise. Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each Delaware Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). The Registrant may, in its discretion, similarly indemnify its employees and agents. The Registrant’s Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Registrant will indemnify any and all of its officers, directors, employees and agents. In addition, the Registrant’s organizational documents relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

The Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers of the Registrant and its subsidiaries in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant or its subsidiaries.

Item 15. Recent Sales of Unregistered Securities

Set forth below in chronological order is certain information regarding securities issued by the Registrant during the past three years in transactions that were not registered under the Securities Act of 1933, as amended (the “Securities Act”), including the consideration, if any, received by the Registrant for such issuances.

(a) Item 1

1. On July 26, 2005 Affinion Group Holdings, Inc., Affinion Group, Inc. and Cendant Corporation entered into a purchase agreement. Pursuant to the purchase agreement, on October 17, 2005, Affinion Group, Inc. purchased from Cendant Corporation all of the equity interests of Affinion Group, LLC (“AGLLC”) and all of the share capital of Affinion International Holdings Limited (“AIH”) for a total purchase price of $1.8 billion, consisting of cash and the following issuances:

•

Affinion Group Holdings, Inc. issued a warrant to purchase up to 2,112,937 shares of its common stock to Cendant Corporation as a portion of the purchase price (without separate consideration) of AGLLC and AIH; and

•	Affinion Group Holdings, Inc. issued 125,000 shares of Series A Preferred Stock to Cendant Corporation as a portion of the purchase price (without separate consideration) of AGLLC and AIH.

In addition, in connection with the purchase agreement Affinion Group Holdings, Inc. issued 27,500,000 shares of common stock to Affinion Group Holdings, LLC for an aggregate purchase price of $275,000,000.

On October 17, 2005, Affinion Group Holdings, Inc. also issued 622,500 shares of common stock to certain key employees for an aggregate purchase price of $6,225,000 and issued 50,000 restricted shares of common stock to a certain key employee for an aggregate purchase price of $500.

2. On November 16, 2005, Affinion Group Holdings, Inc. issued 264,350 shares of common stock to certain management investors for an aggregate purchase price of $2,643,500.

3. On January 2, 2006, Affinion Group Holdings, Inc. issued 25,000 shares of common stock to a certain key employee for an aggregate purchase price of $250,000.

4. On January 20, 2006, Affinion Group Holdings, Inc. issued 5,000 shares of common stock to a certain key employee for an aggregate purchase price of $50,000.

5. On January 1, 2007, Affinion Group Holdings, Inc. issued 10,000 restricted shares of common stock to a certain key employee for an aggregate purchase price of $100.

6. On March 12, 2007, Affinion Group Holdings, Inc. issued 25,000 shares of common stock to a certain employee for the aggregate purchase price of $251,750.

7. On May 31, 2007, Affinion Group Holdings, Inc. issued 20,000 restricted shares of common stock to a certain key employee for an aggregate purchase price of $200.

Each of the above-described transactions was exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a transaction not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either Affinion Group Holdings, Inc. or any person acting on its behalf; the securities sold are subject to transfer restrictions; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent, registration or pursuant to an exemption therefrom. The share and price information discussed above does not give effect to the 2.1 for 1 stock split of the Registrant’s common stock that was effective on September 21, 2007 or adjustments to the exercise price of stock options as a result of the January 2007 dividend.

(b) Item 2

1. On October 17, 2005, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 1,200,350 shares of its common stock for an aggregate exercise price of $12,003,500.

2. On November 16, 2005, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 327,400 shares of its common stock for an aggregate exercise price of $3,274,000.

3. On January 2, 2006, Affinion Group Holdings, Inc. granted stock options to a certain key employee to purchase 280,000 shares of common stock for an aggregate exercise price of $2,800,000.

4. On January 20, 2006, Affinion Group Holdings, Inc. granted a stock option to a certain key employee to purchase 12,500 shares of its common stock for an aggregate exercise price of $125,000.

5. On March 2, 2006, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 78,000 shares of its common stock for an aggregate exercise price of $780,000.

6. On March 29, 2006, Affinion Group Holdings, Inc. granted stock options to a certain key employee to purchase 12,500 shares of its common stock for an aggregate exercise price of $125,000.

7. On April 1, 2006, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 35,000 shares of its common stock for an aggregate exercise price of $350,000.

8. On June 1, 2006, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 87,800 shares of its common stock for an aggregate exercise price of $878,000.

9. On July 21, 2006, Affinion Group Holdings, Inc. granted stock options to certain key employees and non-employee directors to purchase 77,000 shares of its common stock for an aggregate exercise price of $770,000.

10. On October 16, 2006, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 28,500 shares of its common stock for an aggregate exercise price of $285,000.

11. On October 30, 2006, Affinion Group Holdings, Inc. granted stock options to certain key employees and non-employee directors to purchase 256,500 shares of its common stock for an aggregate exercise price of $2,565,000.

12. In November 2006, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 11,500 shares of its common stock for an aggregate exercise price of $115,000.

13. On November 21, 2006, Affinion Group Holdings, Inc. granted stock options to certain non-employee directors to purchase 26,250 shares of common stock for an aggregate exercise price of $262,500.

14. On February 20, 2007, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 28,000 shares of its common stock for an aggregate exercise price of $281,960.

15. On May 29, 2007, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 78,000 shares of its common stock for an aggregate exercise price of $785,460.

16. On June 6, 2007, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 20,000 shares of its common stock for an aggregate exercise price of $201,400.

The Company granted the above options for no cash consideration. Each of the above issuances of options to employees, officers and directors were exempt from registration pursuant to Rule 701 under the Securities Act. The aggregate sales price of the securities sold above, in reliance on Rule 701, during any consecutive 12 month period did not exceed 15% of the total assets of Affinion Group Holdings, Inc., measured as of the most recent balance sheet date. With respect to each transaction listed above, no general solicitation was made by either Affinion Group Holdings, Inc. or any person acting on its behalf; the securities sold are subject to transfer restrictions; each of the recipients is an employee, director or officer of the Company or its majority owned subsidiaries under Rule 701; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent, registration or pursuant to an exemption therefrom. The share and price information discussed above does not give effect to the proposed 2.1 for 1 stock split of the Registrant’s common stock that was effective on September 21, 2007 or adjustments to the exercise price of stock options as a result of the January 2007 dividend.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are filed as part of this Registration Statement on Form S-1 or, where indicated, were previously filed and are hereby incorporated by reference:

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

2.1†	Purchase Agreement, dated as of July 26, 2005, by and among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.), as amended by Amendment No. 1 thereto, dated as of October 17, 2005, among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.) (incorporated by reference to Exhibit 2.1 to Affinion Group, Inc.’s Registration Statement on Form S-4, filed with the SEC on May 8, 2006, File No. 333-133895).

3.1*	Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc. filed with the Delaware Secretary of State on September 27, 2005.

3.2*	By-laws of Affinion Group Holdings, Inc.

3.3*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc. filed with the Delaware Secretary of State on September 21, 2007.

3.4*	Form of Second Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc.

3.5*	Form of Amended and Restated By-laws of Affinion Group Holdings, Inc.

4.1*	Form of Common Stock Certificate of Affinion Group Holdings, Inc.

4.2

Indenture, dated as of October 17, 2005 governing the 10 1/8% Senior Notes due 2013, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.3	Indenture, dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.4	Form of 10 1/8% Senior Note due 2013 (included in the Indenture filed as Exhibit 4.1 to this Registration Statement) (incorporated by reference to Exhibit 25.1 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.5	Form of 11 1/2% Senior Subordinated Note due 2015 (included in the Indenture filed as Exhibit 4.2 to this Registration Statement) (incorporated by reference to Exhibit 25.2 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1	Credit Agreement, dated as of October 17, 2005, among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group, Inc., the Lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent for the Lenders, Deutsche Bank Securities Inc., as syndication agent and Bank of America, N.A. and BNP Paribas Securities Corp., as documentation agents (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.2	Amendment No. 1 to the Credit Agreement dated as of December 22, 2006 among Affinion Group, Inc., the lenders and Credit Suisse, Cayman Island Branch (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on January 9, 2007).

Exhibit No.	Description

10.3	Amendment No. 2 to the Credit Agreement, dated as of June 1, 2007, to the Credit Agreement (as amended from time to time), dated as of October 17, 2005, among Affinion Group Holdings, Inc., Affinion Group, Inc., the Lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent for the Lenders, Deutsche Bank Securities Inc., as syndication agent and Bank of America, N.A. and BNP Paribas Securities Corp., as documentation agents (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on June 5, 2007).

10.4	Guarantee and Collateral Agreement, dated and effective as of October 17, 2005, among Affinion Group Holdings, Inc., Affinion Group, Inc., each Subsidiary of the Borrower identified therein and Credit Suisse, Cayman Islands Branch, as administrative agent (incorporated by reference to Exhibit 10.3 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.5*	Credit Agreement, dated as of January 31, 2007, among Affinion Group Holdings, Inc., the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent and Banc of America Securities LLC, as syndication agent.

10.6	Management Investor Rights Agreement, dated as of October 17, 2005 among Affinion Group Holdings, Inc., Affinion Group Holdings, LLC, and the holders that are parties thereto (incorporated by reference to Exhibit 10.4 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.7	Consulting Agreement, dated as of October 17, 2005, between Affinion Group, Inc., a Delaware corporation, and Apollo Management V, L.P., a Delaware limited partnership (incorporated by reference to Exhibit 10.5 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.8	Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated as of October 17, 2005 (incorporated by reference to Exhibit 10.6 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.9	First Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated December 4, 2006 (incorporated by reference to Exhibit 10.8 to Annual Report on Affinion Group, Inc.’s Current Report on Form 10-K filed with the SEC on March 27, 2007).

10.10	Second Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated January 30, 2007. (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on February 1, 2007).

10.11	Restricted Stock Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit 10.7 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.12	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit 10.8 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.13	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Optionee (with Optionee signatories being Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit 10.9 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.14	Option Agreement, dated as of January 2, 2006, between Affinion Group Holdings, Inc. and Maureen E. O’Connell (incorporated by reference to Exhibit 10.10 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

Exhibit No.	Description
10.15	Retention Letter Agreement by and between Officer and Cendant Marketing Services Division as amended through June 28, 2005 (assumed by Affinion Group, Inc.) (as modified by the Subscription Agreement, dated as of October 17, 2005) (with Officer signatories being Lipman, Rusin, Siegel, among others) (incorporated by reference to Exhibit 10.11 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.16	Retention Letter Agreement by and between Robert Rooney and Cendant Marketing Services Division as amended through June 28, 2005 (assumed by Affinion Group, Inc.) (as modified by the Subscription Agreement, dated as of October 17, 2005) (incorporated by reference to Exhibit 10.12 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.17	Severance Agreement, dated May 29, 2002, by and between Todd H. Siegel and Trilegiant Corporation (assumed by Affinion Group, Inc.) (incorporated by reference to Exhibit 10.13 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.18	Severance Agreement, dated November 9, 2004, by and between Thomas J. Rusin and Trilegiant Corporation (assumed by Affinion Group, Inc.) (incorporated by reference to Exhibit 10.14 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.19	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Investor (with Investor signatories being Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit 10.15 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.20	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit 10.16 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.21	Subscription Agreement, dated as of January 2, 2006, between Affinion Group Holdings, Inc. and Maureen E. O’Connell (incorporated by reference to Exhibit 10.17 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.22	Supplemental Bonus Letter by and between Officer and Cendant Marketing Services Division dated September 28, 2005 (assumed by Affinion Group, Inc.) (with Officer signatories being Lipman, Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit 10.18 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.23	Employment Agreement, dated as of October 17, 2005, between Affinion Group, Inc., and Nathaniel J. Lipman (incorporated by reference to Exhibit 10.19 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.24	Employment Agreement, dated as of June 15, 2005, by and between Affinion Group, LLC (f/k/a Cendant Marketing Group LLC), Affinion International Holdings Limited (f/k/a Cendant International Holdings Limited), and Robert Rooney (incorporated by reference to Exhibit 10.20 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.25	Amendment to Employment Agreement dated as of August 28, 2006, between Affinion Group, Inc., Affinion International Holdings Limited and Robert Rooney (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on August 29, 2006).
10.26	Amendment No. 2 to Employment Agreement, dated as of June 1, 2007, to the Employment Agreement, dated as of June 15, 2005, by and between Affinion Group, LLC (f/k/a Cendant Marketing Group LLC), Affinion International Holdings Limited (f/k/a Cendant International Holdings Limited), and Robert Rooney (incorporated by reference to Exhibit 10.4 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on June 5, 2007).
10.27	Employment Agreement, dated as of December 1, 2005, by and between Affinion Group, Inc. and Maureen E. O’Connell (incorporated by reference to Exhibit 10.22 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

Exhibit No.	Description
10.28	Patent License Agreement, dated as of October 17, 2005, between CD Intellectual Property Holdings, LLC and Trilegiant Loyalty Solutions, Inc., (incorporated by reference to Exhibit 10.23 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.29	Separation Agreement, dated as of July 5, 2006 between Affinion Group, Inc., Affinion Group Holdings, Inc. and Maureen E. O’Connell. (Incorporated herein by reference to Exhibit 10.1 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on July 11, 2006).
10.30	Employment Agreement, dated as of November 8, 2006, by and between Affinion Group, Inc. and Thomas A. Williams (incorporated by reference to Exhibit 10.28 to Affinion Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 27, 2007).
10.31	Amendment to Employment Agreement, dated as of February 21, 2007 (incorporated by reference to Exhibit 10.32 to Affinion Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 27, 2007).
10.32	Amendment No. 2 to Employment Agreement, dated as of June 1, 2007, to the Employment Agreement, dated as of November 8, 2006, by and between Affinion Group, Inc. and Thomas A. Williams (incorporated by reference to Exhibit 10.5 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on June 5, 2007).
10.33	Employment Agreement, dated as of June 1, 2007, by and between Affinion Group, Inc. and Thomas Rusin (incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on June 5, 2007).
10.34	Employment Agreement, dated as of June 1, 2007, by and between Affinion Group, Inc. and Todd Siegel (incorporated by reference to Exhibit 10.3 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on June 5, 2007) .
10.35	Restricted Stock Agreement, dated as of November 8, 2006, by and between Affinion Group, Inc. and Thomas A. Williams (incorporated by reference to Exhibit 10.29 to Affinion Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 27, 2007).
10.36	Option Agreement, dated as of November 8, 2006, by and between Affinion Group, Inc. and Thomas A. Williams (incorporated by reference to Exhibit No. 10.30 to Affinion Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 27, 2007).
10.37	Subscription Agreement, dated as of November 8, 2006, by and between Affinion Group, Inc. and Thomas A. Williams (incorporated by reference to Exhibit 10.31 to Affinion Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 27, 2007).
10.38*	Employment Agreement, dated June 15, 2004 (revised July 30, 2004), by and between Cendant Corporation and Steven Upshaw.
10.39*	Form of Termination Agreement by and between Affinion Group, Inc. and Apollo Management V, L.P.
10.40*	Securityholder Rights Agreement, dated as of October 17, 2005, among Affinion Group Holdings, Inc., Affinion Group Holdings, LLC and Cendant Corporation.
10.41*	Registration Rights Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Affinion Group Holdings, LLC.
10.42*	Form of 2007 Stock Award Plan.
21.1*	Subsidiaries of Affinion Group Holdings, Inc.
23.1	Consent of Deloitte & Touche LLP (filed herewith).
23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1*	Powers of Attorney of Directors and Officers (included on the signature page of the original Registration Statement).
24.2*	Power of Attorney of Rich Srednicki.

*	Previously filed.
†	The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. Affinion Group Holdings, Inc. agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.

(b) Financial Statement Schedules

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable or the information is included in the consolidated financial statements, and have therefore been omitted.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes the following:

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(3)(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on the 9th day of October, 2007.

AFFINION GROUP HOLDINGS, INC.

By:	/S/ NATHANIEL J. LIPMAN
Nathaniel J. Lipman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ NATHANIEL J. LIPMAN Nathaniel J. Lipman	President, Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2007

/S/ THOMAS A. WILLIAMS Thomas A. Williams	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 9, 2007

/S/ BRIAN J. DICK Brian J. Dick	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 9, 2007

* Robert B. Hedges, Jr.	Director	October 9, 2007

* Marc E. Becker	Director	October 9, 2007

* Stan Parker	Director	October 9, 2007

* Eric L. Press	Director	October 9, 2007

* Eric L. Zinterhofer	Director	October 9, 2007

* Matthew H. Nord	Director	October 9, 2007

* Kenneth Vecchione	Director	October 9, 2007

S-1

	Signature	Title	Date

	* Richard Srednicki	Director	October 9, 2007

*By:	/S/ THOMAS A. WILLIAMS Thomas A. Williams Attorney-in-Fact

S-2

EXHIBITS

Exhibit No.	Description
1.1	Form of Underwriting Agreement.
2.1†	Purchase Agreement, dated as of July 26, 2005, by and among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.), as amended by Amendment No. 1 thereto, dated as of October 17, 2005, among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.) (incorporated by reference to Exhibit 2.1 to Affinion Group, Inc.’s Registration Statement on Form S-4, filed with the SEC on May 8, 2006, File No. 333-133895).
3.1*	Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc. filed with the Delaware Secretary of State on September 27, 2005.
3.2*	By-laws of Affinion Group Holdings, Inc.

3.3*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc., filed with the Delaware Secretary of State on September 21, 2007.
3.4*	Form of Second Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc.
3.5*	Form of Amended and Restated By-laws of Affinion Group Holdings, Inc.
4.1*	Form of Common Stock Certificate of Affinion Group Holdings, Inc.
4.2

Indenture, dated as of October 17, 2005 governing the 10 1/8% Senior Notes due 2013, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.3	Indenture, dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.2 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
4.4	Form of 10 1/8% Senior Note due 2013 (included in the Indenture filed as Exhibit 4.1 to this Registration Statement) (incorporated by reference to Exhibit 25.1 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
4.5	Form of 11 1/2% Senior Subordinated Note due 2015 (included in the Indenture filed as Exhibit 4.2 to this Registration Statement) (incorporated by reference to Exhibit 25.2 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.
10.1	Credit Agreement, dated as of October 17, 2005, among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group, Inc., the Lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent for the Lenders, Deutsche Bank Securities Inc., as syndication agent and Bank of America, N.A. and BNP Paribas Securities Corp., as documentation agents (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.2	Amendment No. 1 to the Credit Agreement dated as of December 22, 2006 among Affinion Group, Inc., the lenders and Credit Suisse, Cayman Island Branch (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on January 9, 2007).
10.3	Amendment No. 2 to the Credit Agreement, dated as of June 1, 2007, to the Credit Agreement (as amended from time to time), dated as of October 17, 2005, among Affinion Group Holdings, Inc., Affinion Group, Inc., the Lenders from time to time party thereto, Credit Suisse, Cayman Islands Branch, as administrative agent for the Lenders, Deutsche Bank Securities Inc., as syndication agent and Bank of America, N.A. and BNP Paribas Securities Corp., as documentation agents (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on June 5, 2007) .

EXH.-1

Exhibit No.	Description
10.4	Guarantee and Collateral Agreement, dated and effective as of October 17, 2005, among Affinion Group Holdings, Inc., Affinion Group, Inc., each Subsidiary of the Borrower identified therein and Credit Suisse, Cayman Islands Branch, as administrative agent (incorporated by reference to Exhibit 10.3 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.5*	Credit Agreement, dated as of January 31, 2007, among Affinion Group Holdings, Inc., the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent and Banc of America Securities LLC, as syndication agent.
10.6	Management Investor Rights Agreement, dated as of October 17, 2005 among Affinion Group Holdings, Inc., Affinion Group Holdings, LLC, and the holders that are parties thereto (incorporated by reference to Exhibit 10.4 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.7	Consulting Agreement, dated as of October 17, 2005, between Affinion Group, Inc., a Delaware corporation, and Apollo Management V, L.P., a Delaware limited partnership (incorporated by reference to Exhibit 10.5 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.8	Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated as of October 17, 2005 (incorporated by reference to Exhibit 10.6 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.9	First Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated December 4, 2006 (incorporated by reference to Exhibit 10.8 to Annual Report on Affinion Group, Inc.’s Current Report on Form 10-K filed with the SEC on March 27, 2007).
10.10	Second Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated January 30, 2007. (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on February 1, 2007).
10.11	Restricted Stock Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit 10.7 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.12	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit 10.8 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.13	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Optionee (with Optionee signatories being Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit 10.9 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.14	Option Agreement, dated as of January 2, 2006, between Affinion Group Holdings, Inc. and Maureen E. O’Connell (incorporated by reference to Exhibit 10.10 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.15	Retention Letter Agreement by and between Officer and Cendant Marketing Services Division as amended through June 28, 2005 (assumed by Affinion Group, Inc.) (as modified by the Subscription Agreement, dated as of October 17, 2005) (with Officer signatories being Lipman, Rusin, Siegel, among others) (incorporated by reference to Exhibit 10.11 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.16	Retention Letter Agreement by and between Robert Rooney and Cendant Marketing Services Division as amended through June 28, 2005 (assumed by Affinion Group, Inc.) (as modified by the Subscription Agreement, dated as of October 17, 2005) (incorporated by reference to Exhibit 10.12 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

EXH.-2

Exhibit No.	Description
10.17	Severance Agreement, dated May 29, 2002, by and between Todd H. Siegel and Trilegiant Corporation (assumed by Affinion Group, Inc.) (incorporated by reference to Exhibit 10.13 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.18	Severance Agreement, dated November 9, 2004, by and between Thomas J. Rusin and Trilegiant Corporation (assumed by Affinion Group, Inc.) (incorporated by reference to Exhibit 10.14 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.19	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Investor (with Investor signatories being Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit 10.15 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.20	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit 10.16 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.21	Subscription Agreement, dated as of January 2, 2006, between Affinion Group Holdings, Inc. and Maureen E. O’Connell (incorporated by reference to Exhibit 10.17 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.22	Supplemental Bonus Letter by and between Officer and Cendant Marketing Services Division dated September 28, 2005 (assumed by Affinion Group, Inc.) (with Officer signatories being Lipman, Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit 10.18 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.23	Employment Agreement, dated as of October 17, 2005, between Affinion Group, Inc., and Nathaniel J. Lipman (incorporated by reference to Exhibit 10.19 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.24	Employment Agreement, dated as of June 15, 2005, by and between Affinion Group, LLC (f/k/a Cendant Marketing Group LLC), Affinion International Holdings Limited (f/k/a Cendant International Holdings Limited), and Robert Rooney (incorporated by reference to Exhibit 10.20 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.25	Amendment to Employment Agreement dated as of August 28, 2006, between Affinion Group, Inc., Affinion International Holdings Limited and Robert Rooney (incorporated by reference to Exhibit 10.1 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on August 29, 2006).
10.26	Amendment No. 2 to Employment Agreement, dated as of June 1, 2007, to the Employment Agreement, dated as of June 15, 2005, by and between Affinion Group, LLC (f/k/a Cendant Marketing Group LLC), Affinion International Holdings Limited (f/k/a Cendant International Holdings Limited), and Robert Rooney (incorporated by reference to Exhibit 10.4 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on June 5, 2007).
10.27	Employment Agreement, dated as of December 1, 2005, by and between Affinion Group, Inc. and Maureen E. O’Connell (incorporated by reference to Exhibit 10.22 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.28	Patent License Agreement, dated as of October 17, 2005, between CD Intellectual Property Holdings, LLC and Trilegiant Loyalty Solutions, Inc., (incorporated by reference to Exhibit 10.23 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).
10.29	Separation Agreement, dated as of July 5, 2006 between Affinion Group, Inc., Affinion Group Holdings, Inc. and Maureen E. O’Connell. (Incorporated herein by reference to Exhibit 10.1 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on July 11, 2006).

EXH.-3

Exhibit No.	Description
10.30	Employment Agreement, dated as of November 8, 2006, by and between Affinion Group, Inc. and Thomas A. Williams (incorporated by reference to Exhibit 10.28 to Affinion Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 27, 2007).
10.31	Amendment to Employment Agreement, dated as of February 21, 2007 (incorporated by reference to Exhibit 10.32 to Affinion Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 27, 2007).
10.32	Amendment No. 2 to Employment Agreement, dated as of June 1, 2007, to the Employment Agreement, dated as of November 8, 2006, by and between Affinion Group, Inc. and Thomas A. Williams (incorporated by reference to Exhibit 10.5 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on June 5, 2007).
10.33	Employment Agreement, dated as of June 1, 2007, by and between Affinion Group, Inc. and Thomas Rusin (incorporated by reference to Exhibit 10.2 to Form 8-K filed with the SEC on June 5, 2007).
10.34	Employment Agreement, dated as of June 1, 2007, by and between Affinion Group, Inc. and Todd Siegel (incorporated by reference to Exhibit 10.3 to Affinion Group, Inc.’s Current Report on Form 8-K filed with the SEC on June 5, 2007) .
10.35	Restricted Stock Agreement, dated as of November 8, 2006, by and between Affinion Group, Inc. and Thomas A. Williams (incorporated by reference to Exhibit 10.29 to Affinion Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 27, 2007).
10.36	Option Agreement, dated as of November 8, 2006, by and between Affinion Group, Inc. and Thomas A. Williams (incorporated by reference to Exhibit No. 10.30 to Affinion Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 27, 2007).
10.37	Subscription Agreement, dated as of November 8, 2006, by and between Affinion Group, Inc. and Thomas A. Williams (incorporated by reference to Exhibit 10.31 to Affinion Group, Inc.’s Annual Report on Form 10-K filed with the SEC on March 27, 2007).
10.38*	Employment Agreement, dated June 15, 2004 (revised July 30, 2004), by and between Cendant Corporation and Steven Upshaw.
10.39*	Form of Termination Agreement by and between Affinion Group, Inc. and Apollo Management V, L.P.
10.40*	Securityholder Rights Agreement, dated as of October 17, 2005, among Affinion Group Holdings, Inc., Affinion Group Holdings, LLC and Cendant Corporation.
10.41*	Registration Rights Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Affinion Group Holdings, LLC.
10.42*	Form of 2007 Stock Award Plan.
21.1*	Subsidiaries of Affinion Group Holdings, Inc.
23.1	Consent of Deloitte & Touche LLP (filed herewith).
23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
24.1*	Powers of Attorney of Directors and Officers (included on the signature page of the original Registration Statement).
24.2*	Power of Attorney of Rich Srednicki.

*	Previously filed.
†	The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. Affinion Group Holdings, Inc. agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.

EXH.-4